Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-187931
through 333-187931-01

PROSPECTUS

Truven Health Analytics Inc.

Offer to Exchange

$327,150,000 aggregate principal amount of 10.625% Senior Notes due 2020 that have been registered under the Securities Act of 1933

for any and all outstanding unregistered 10.625% Senior Notes due 2020

Offer for any and all outstanding 10.625% Senior Notes due 2020, in the aggregate principal amount of $327,150,000 (which we refer to as the “Old Notes”) that were issued in a private offering on June 6, 2012, in exchange for up to $327,150,000 in aggregate principal amount of 10.625% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended (which we refer to as the “Exchange Notes” and, together with the Old Notes, the “Notes”). We are offering to exchange the Exchange Notes for the Old Notes to satisfy our obligations contained in the registration rights agreement that we entered into in connection with the issuance of the Old Notes. We will not receive any proceeds from the exchange offer, and issuance of the Exchange Notes will not result in any increase in our outstanding debt.

Terms of the Exchange Offer

•	Expires 5:00 p.m., New York City time, July 26, 2013, unless extended.

•	You may withdraw tendered outstanding Old Notes any time before the expiration or termination of the exchange offer.

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Not subject to any condition other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and customary conditions.

•	We can amend or terminate the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of Old Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Terms of the Exchange Notes

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The Exchange Notes will be general senior unsecured obligations and will rank equally in right of payment with all of our existing and future indebtedness that is not expressly subordinated thereto, senior in right of payment to any existing and future indebtedness that is expressly subordinated in right of payment thereto and effectively junior to our existing and future secured indebtedness, including our existing senior secured credit facility, to the extent of the value of the collateral securing such indebtedness.

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The Exchange Notes will be fully, jointly, severally and unconditionally guaranteed on a senior unsecured basis by Truven Holding Corp., our parent company, and our wholly-owned direct and indirect subsidiaries that guarantee any of our other indebtedness or the indebtedness of any other guarantor, all of which we refer to in this prospectus as the “Guarantors.”

•	The Exchange Notes will mature on June 1, 2020.

•	The Exchange Notes will accrue interest at a rate per annum equal to 10.625% and will be payable semi-annually on each June 1 and December 1.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Exchange Notes.”

•	If we experience certain changes of control, we must offer to purchase the Exchange Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest and Additional Interest, if any.

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The terms of the Exchange Notes are substantially identical to those of the outstanding Old Notes, except the transfer restrictions and certain registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the exchange offer, see “Risk Factors” in this prospectus.

There is no established trading market for the Old Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation through any automated trading system.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resales of the Exchange Notes. A broker-dealer may use this prospectus, as supplemented or amended, in connection with resales of any Exchange Notes acquired in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2013

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker-dealer who acquired Old Notes as a result of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the date the exchange offer registration statement becomes effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or issuing of the Exchange Notes.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E in the Securities Exchange Act of 1934 (the “Exchange Act”), including statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements identify prospective information and can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. By their nature, forward-looking statements involve risks, uncertainties and changes in circumstance that are difficult to predict, because they relate to events and depend on circumstances that may or may not occur in the future. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. The matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

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We are highly dependent on customers and, in many cases, their insurance carriers, as well as third-party vendors, to supply us with data necessary for the delivery of our solutions and services and any deterioration in our key sources of data would adversely affect our business.

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We receive, process, store, use and transmit individually identifiable health information and other sensitive data, which subjects us to governmental regulation and other legal obligations related to privacy and security, and any actual or perceived failure to comply with such obligations could harm our business.

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If our security measures are breached, or if the systems our customers use to gain access to our solutions are compromised, customers may curtail their use of our offerings or stop their use of our offerings entirely.

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Failure of our customers to obtain proper permissions or provide us with accurate and appropriate data may result in claims against us or may limit or prevent our use of data, which could harm our business.

•	Certain of our activities present the potential for identity theft or similar illegal behavior by our employees or contractors with respect to third parties.

•	Government regulation creates risks and challenges with respect to our compliance efforts and our business strategies.

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Customer contracts with governmental agencies, or which are funded by government programs, impose strict compliance burdens on us, may give rise to conflicts with some of our other important businesses, and are subject to termination and delays in funding.

•	Inaccuracies in the solutions and services that we deliver to our customers could have an adverse effect on our reputation and business and expose us to liability.

•	Failures, delays, or interruptions in the operation of our computer and communications systems or the failure to implement system enhancements may harm our business.

•	If we are unable to retain our existing customers, our business, financial condition and results of operations could suffer.

•	A prolonged economic downturn could have a material adverse effect on our business, financial condition and results of operations.

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Content innovation and technological developments could render our solutions and services obsolete or uncompetitive and we may not be able to develop new content innovations and technology necessary for our business to remain competitive, or to do so efficiently.

•	Our business is subject to significant or potentially significant competition that is likely to intensify in the future.

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Our business could be harmed if we are no longer able to license or integrate third party technologies, or to the extent any problems arise with the functionality or successful integration of any software or other technologies licensed to us by third party vendors.

•	Client procurement strategies could put additional pressure on the pricing of our information services, thereby leading to decreased earnings.

•	The protection of our intellectual property requires substantial resources.

•	Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling certain solutions.

•	We are, and may become, involved in litigation that could harm the value of our business.

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Our success depends in part on our ability to identify, recruit and retain skilled management, including our executive officers, and technical personnel. If we fail to recruit and retain suitable candidates or if our relationship with our employees changes or deteriorates, there could be an adverse effect on our business.

•	Following the completion of the exchange offer, we will be subject to SEC reporting requirements for which our accounting and other management systems and resources may not be adequately prepared.

•	We may incur increased ongoing costs as a result of being obligated to file reports with the SEC and our management will be required to devote substantial time to new compliance initiatives.

•	Failure to successfully complete or integrate acquisitions into our existing operations could have an adverse impact on our business, financial condition and results of operations.

•	We may experience difficulties operating as a standalone company.

•	To the extent the availability of free or relatively inexpensive information increases, the demand for some of our solutions may decrease.

•	Our foreign operations expose us to political, economic, regulatory and other risks, which could adversely impact our financial results.

•	As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from some disclosure requirements.

•	Our Predecessor’s historical financial information may not be representative of our results as a standalone company or indicative of our future financial performance.

•	Rebranding may have an adverse impact on our business.

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Following the consummation of the Transactions, we no longer receive financial support from Thomson Reuters or have access to its assets or borrowing power. We may not be able to raise additional funds when needed for our business or to exploit opportunities.

•	Following the consummation of the Transactions, we are controlled by the Sponsor, whose interest as equity holder may conflict with yours as a creditor.

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If we do not remediate material weaknesses in our internal control over financial reporting or are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

•	Other factors that are described in “Risk Factors” in this prospectus.

The preceding factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

MARKET, RANKING, INDUSTRY DATA AND FORECASTS

This prospectus includes market share, ranking, industry data and forecasts that we obtained from industry publications, surveys, public filings and internal company sources. As noted in this prospectus, the Centers for Medicare and Medicaid Services (“CMS”), the Kaiser Family Foundation, Atlantic Information Services, Inc., Health Affairs, the Office of the National Coordinator for Health Information Technology, the Healthcare Financial Management Association, Med Ad News and Billian Publishing were the primary sources for third-party industry data and forecasts. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus. We cannot guarantee the accuracy or completeness of such information contained in this prospectus.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Some of the trademarks we own or have the right to use include Advantage Suite, MarketScan, CareDiscovery, 100 Top Hospitals and Micromedex. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

BASIS OF PRESENTATION

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	the term “Holdings LLC” refer to VCPH Holdings LLC, a Delaware limited liability company;

•	the term “Truven Holding” refer to Truven Holding Corp., a Delaware corporation that is directly owned by Holdings LLC;

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the term “TRHI” refer to Thomson Reuters (Healthcare) Inc., a Delaware corporation, which, upon consummation of the Merger, became a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding) and subsequently changed its name to Truven Health Analytics Inc.;

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the terms “Thomson Reuters Healthcare” and “our Predecessor” refer to TRHI, together with certain other assets and liabilities of the Thomson Reuters Healthcare business prior to and including the date of the closing of the Acquisition on June 6, 2012;

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the term “Wolverine” refer to Wolverine Healthcare Analytics, Inc., a Delaware corporation and an affiliate of The Veritas Capital Fund IV, L.P., a private equity fund managed by Veritas Capital, which was formed on May 16, 2012 as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding) and, upon consummation of the Acquisition, merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding) and subsequently changing its name to Truven Health Analytics Inc.;

•	the terms “Truven” and the “Issuer” refer to Truven Health Analytics Inc., a Delaware corporation and a direct wholly-owned subsidiary of Truven Holding;

•	the terms “our company,” “us,” “we” and “our” refer to Truven Holding and Truven, together with their subsidiaries;

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the term “Acquisition” refer to the acquisition by Wolverine of 100% of the equity interests of TRHI and certain assets and liabilities of the Thomson Reuters Healthcare business, pursuant to the Stock and Asset Purchase Agreement, dated as of April 23, 2012, which VCPH Holding Corp. (now known as Truven Holding) entered into with the Stock Seller and the Asset Seller and subsequently assigned to Wolverine on May 24, 2012, and which closed on June 6, 2012;

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the term “Merger” refer to the merger upon the closing of the Acquisition, whereby Wolverine (which was formed solely for the purpose of completing the Acquisition) merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding) and subsequently changing its name to Truven Health Analytics Inc.;

•	the term “Stock Seller” refer to Thomson Reuters U.S. Inc.;

•	the term “initial purchasers” refer to the initial purchasers of the Old Notes;

•	the terms “Sponsor” and “Veritas Capital” refer to Veritas Capital Fund Management, L.L.C.;

•	the term “Asset Seller” refer to Thomson Reuters Global Resources;

•	the terms “Thomson Reuters” and the “Predecessor Parent” refer to Thomson Reuters Corporation;

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the term “Stock and Asset Purchase Agreement” refer to the Stock and Asset Purchase Agreement among VCPH Holding Corp., the Stock Seller and the Asset Seller, dated as of April 23, 2012, which VCPH Holding Corp. assigned to Wolverine on May 24, 2012;

•	the term “Predecessor period” refer to all periods prior to and including the date of the closing of the Acquisition on June 6, 2012; and

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the term “Successor period” refer to all periods from inception of Truven Holding (April 20, 2012 onwards), which includes all periods of Truven after the closing of the Acquisition on June 6, 2012, and references to the term “Successor” refer to Truven Holding, on a consolidated basis with its subsidiaries.

In connection with the Merger, Truven succeeded to the obligations of Wolverine under the credit agreement that governs our Senior Credit Facility and under the indenture that governs the Notes.

Data in this prospectus presented on a pro forma basis gives pro forma effect to the Transactions, as set forth under the heading “The Transactions.” See “Unaudited pro forma combined financial information” for an explanation of the pro forma adjustments contained in the unaudited pro forma combined financial information.

PRESENTATION OF FINANCIAL INFORMATION

As more fully described in this prospectus, on April 23, 2012, VCPH Holding Corp. (now known as Truven Holding) entered into a Stock and Asset Purchase Agreement with the Stock Seller and the Asset Seller, which VCPH Holding Corp. assigned to Wolverine on May 24, 2012. Pursuant to the Stock and Asset Purchase Agreement, Wolverine acquired 100% of the equity interests of TRHI and certain assets and liabilities of the Thomson Reuters Healthcare business. Following the Merger, these assets and liabilities are now held by Truven (formerly TRHI), which remains a direct wholly-owned subsidiary of Truven Holding, which was formed on April 20, 2012 by Veritas Capital for the purpose of consummating the Acquisition and has had no operations from inception. In this prospectus, we refer to this acquisition as the “Acquisition.” Our Predecessor’s financial statements included in this prospectus have been prepared on a carve-out basis using the historical basis of Thomson Reuters in the assets and liabilities, the historical results of the operations of the Thomson Reuters Healthcare business and the fiscal year end of Thomson Reuters of December 31 of each year. Our Predecessor’s combined financial statements have been derived from the consolidated financial statements and accounting records of Thomson Reuters, principally from statements and records representing the Thomson Reuters Healthcare business when it was operated as a division of Thomson Reuters. The Successor’s audited consolidated financial statements for the period from inception of Truven Holding (April 20, 2012 onwards) represent the consolidated financial position of Truven Holding and its subsidiaries, which includes all periods of Truven after the closing of the Acquisition on June 6, 2012. Both our Predecessor’s and Successor’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). References in this prospectus to “fiscal year” or “fiscal” refer to our fiscal year ending on December 31 in each calendar year.

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company” as defined in the recently enacted Jumpstart Our Business Startups Act (“JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” See “Risk Factors—Risks related to our business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from some disclosure requirements.”

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We could remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

SUMMARY

This summary highlights certain information about our business and about this exchange offer. This is a summary of information contained elsewhere in this prospectus, is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and this exchange offer, you should read this entire prospectus, including the section entitled “Risk Factors,” along with our financial statements and the related notes included elsewhere in this prospectus.

Company overview

We provide healthcare data and analytics solutions and services to key constituents in the U.S. healthcare system, including federal government agencies, state government agencies, employers and health plans, hospitals, clinicians and pharmaceutical companies. We are one of the largest independent healthcare data and analytics solutions and services providers. In a changing healthcare environment with increasing pressures for lower costs and higher performance, our solutions and services empower our customers to make decisions to improve the cost, performance and quality of healthcare through data and data analytics.

We integrate our significant content assets with expert designed methodologies and analytics into solution platforms that are designed to help our clients make better decisions, analyze data more effectively and deliver healthcare more efficiently and with higher quality.

Our solutions address various areas of industry needs, including:

•	Cost and risk management

•	Clinical and operational performance improvement

•	Care management

Business overview

We create value for our clients by integrating and leveraging our extensive content assets with our deep industry domain expertise and analytics. We deploy these capabilities across solution and service platforms that meet the needs of different industry customer channels.

Our technology and data operations have been built over 30 years to harmonize disparate data streams through our rigorous and efficient data processing capacity. We process updates on a daily basis for databases with over 500 terabytes of data containing 40 billion data records on 170 million de-identified patient lives and review over 500,000 articles from over 10,000 journals every year. We continually refresh and transform this large and complex quantity of data into coherent and actionable information that enables our downstream analytics.

The major solution platforms and services we provide for our clients include population health and cost analysis solutions; hospital performance management solutions; patient care solutions; research solutions; and payment integrity and compliance solutions. In each solution area, we augment our value proposition with highly tailored services offered either as an integral part of a recurring contract or as a separate but often repeated service engagement.

Our Segments

We operate and manage our business under three reportable segments. Each segment offers distinct integrated products and services related to data analytics and solution platforms to customers or groups of similar customers that are subject to different pricing, process and marketing strategies. The Company’s business segments, which primarily operate in the United States, are as follows:

Payer – The Payer segment provides information and solutions to various customer channels, such as employers/health plans, pharmaceutical companies, federal government, and state government, to improve the cost and quality of healthcare. These solutions focus on care and risk management, which enhance benefit design, medical cost trend management, disease management, network design and quality management processes in healthcare payer and purchasing organizations.

Hospitals – The Hospitals segment provides data, analytics, solutions and value added services to healthcare providers. These solutions benchmark customer data and evaluate the customer’s performance against peer organizations. Typical benchmarks include costs, operational efficiencies, clinical performance and re-admissions.

Clinicians – The Clinicians segment delivers high value content, solutions and sophisticated decision support tools primarily to hospitals and health systems for use by nurses, physicians and pharmacists. These solutions and tools are aimed at improving patient care, reducing medication errors and enhancing disease and condition management.

Our competitive strengths

We believe we are distinguished by the following competitive strengths:

•	A leading independent healthcare data and analytics solutions and services provider

•	Significant barriers to entry as a result of our difficult to replicate data assets coupled with 30 years of experience and domain expertise

•	High revenue visibility and cash flow generation driven by a subscription-based business model

•	Diversified, blue chip customer base

•	Experienced management team with long company tenure

Our business strategy

Our strategy is to grow our business as a leading provider of healthcare data and analytics to our customer channels within our segments by expanding and deepening our client relationships and expanding our products and services offerings.

The Transactions

Stock and Asset Purchase Agreement

On April 23, 2012, VCPH Holding Corp. (now known as Truven Holding) entered into the Stock and Asset Purchase Agreement with the Stock Seller and the Asset Seller, which VCPH Holding Corp. assigned to Wolverine on May 24, 2012. Pursuant to the Stock and Asset Purchase Agreement, Wolverine acquired 100% of the equity interests of Thomson Reuters (Healthcare) Inc. and certain other assets and liabilities of the Thomson Reuters Healthcare business. Following the Merger, these assets and liabilities acquired are now held by Truven (formerly TRHI), which remains a direct wholly-owned subsidiary of Truven Holding. The acquired assets include certain intellectual property, causes of action and claims and other incidental assets. The acquired liabilities include certain claims and legal proceedings, compensation and benefits and other liabilities in existence at the closing of the Acquisition. There were no pre-closing or post-closing purchase price adjustments.

Merger

Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding). TRHI subsequently changed its name to Truven Health Analytics Inc. In this prospectus, we refer to this merger as the “Merger.” In connection with the Merger, Truven (formerly TRHI) succeeded to the obligations of Wolverine under the credit agreement that governs the Senior Credit Facility (as defined below) and under the indenture that governs the Notes.

Financing

We financed the Acquisition and paid related costs and expenses associated with the Acquisition and the financing as follows:

•	$464.4 million in common equity contributed by entities affiliated with the Sponsor and certain co-investors;

•	$527.6 million principal amount of borrowings under the Term Loan Facility described below; and

•	$327.2 million principal amount of Old Notes.

In connection with the offering of the Old Notes and the Acquisition, we and VCPH Holding Corp. (now known as Truven Holding) entered into a senior secured credit facility (the “Senior Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC as arrangers and the several lenders party thereto. As amended on April 26, 2013, the Senior Credit Facility consists of (i) a $535.0 million term loan facility with a seven-year maturity (the “Term Loan Facility”) and (ii) a $50.0 million revolving credit facility with a five-year maturity (the “Revolving Credit Facility”). See “The Transactions” for further information regarding the Transactions, and see “Description of Senior Credit Facility” for a description of the Senior Credit Facility.

We refer to the Acquisition and the related transactions, including the Merger, the offer and sale of the Old Notes, the borrowings under our Senior Credit Facility and the equity investments described above as the “Transactions.” All references to “the closing of the Acquisition” and to “the closing of the Transactions” refer to the closing of the Acquisition and the related transactions on June 6, 2012.

Corporate structure

The chart below illustrates our basic corporate and debt structure.

*	66% of issued shares (66 shares) have been pledged to JPMorgan Chase Bank, N.A. as Administrative Agent under the Senior Credit Facility.
**	0.1% (or 10 shares) owned by Drushanthi Ganeshan, a Director employee.
***	As amended on April 26, 2013.

Equity sponsor

Veritas Capital is a leading private equity firm that specializes in making investments in companies that provide products and services to government and commercial customers around the world, including healthcare, technology, education, energy, defense, infrastructure, national security and aerospace. Veritas Capital, through its private equity funds, has made 21 platform investments. In addition to Truven, Veritas Capital’s current portfolio companies include Aeroflex Incorporated, CRGT, Inc., Excelitas Technologies Corp., KeyPoint Government Solutions, Inc., The SI Organization, Inc. and CPI International, Inc.

Corporate history and information

As the healthcare business unit of Thomson Reuters, our Predecessor, Thomson Reuters Healthcare was managed both separately and in conjunction with the Thomson Reuters Scientific segment during the 10 years preceding the Acquisition. Effective June 30, 2011 following the announcement by Thomson Reuters of its intention to dispose of the Thomson Reuters Healthcare business, until the closing of the Acquisition on June 6, 2012, it operated as a separate unit within Thomson Reuters. Veritas Capital announced that its newly formed subsidiary, VCPH Holding Corp. (now known as Truven Holding), had entered into an agreement to acquire 100% of the equity interests of TRHI and certain assets and liabilities of Thomson Reuters Healthcare on April 23, 2012. VCPH Holding Corp. assigned the agreement to Wolverine on May 24, 2012. Upon closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding). TRHI subsequently changed its name to Truven Health Analytics Inc.

Truven Health Analytics Inc. is a Delaware corporation. Our principal executive offices are located at 777 E. Eisenhower Parkway, Ann Arbor, Michigan 48108. Our telephone number at that address is (734) 913-3000. Our corporate website address is www.truvenhealth.com. The website and the information contained on the website do not constitute a part of this prospectus. You should rely only on the information contained in this prospectus.

We operate in a competitive and rapidly changing environment. You should consider carefully all of the information contained in this prospectus and, in particular, you should evaluate the specific risk factors set forth in the “Risk Factors” section of this prospectus, which describes the risk factors related to the exchange offer and our business and organization structure in evaluating the exchange offer and making a decision whether to participate.

The Exchange Offer

On June 6, 2012, we sold, through a private placement exempt from the registration requirements of the Securities Act, $327,150,000 of our 10.625% Senior Notes due 2020, all of which are eligible to be exchanged for Exchange Notes. We refer to these notes as “Old Notes” in this prospectus.

Simultaneously with the private placement, we entered into a Registration Rights Agreement, dated June 6, 2012 (the “Registration Rights Agreement”), with the initial purchasers of the Old Notes. Under the Registration Rights Agreement, we are required to use commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) enabling the holders of the Old Notes to exchange their Old Notes for Exchange Notes with identical terms, other than with respect to limitations on transfer and registration rights, and use commercially reasonable efforts to complete the exchange offer not later than 60 days after the date on which the exchange offer registration statement is declared effective by the SEC. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings “—Summary of Exchange Offer,” “The Exchange Offer” and “Description of Exchange Notes” for further information regarding the Exchange Notes.

We did not file the exchange offer registration statement for the Old Notes by March 3, 2013 and consequently have been required to pay additional interest on the Old Notes beginning on March 4, 2013, pursuant to the Registration Rights Agreement. We paid a total of $197,653 in additional interest on the June 1, 2013 interest payment date. Once the exchange offer is completed, the interest rate on any remaining outstanding Old Notes and the new Exchange Notes will revert to 10.625%.

We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to some exceptions. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

Securities Offered	$327,150,000 aggregate principal amount of 10.625% Senior Notes due 2020.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. This exchange offer is being made pursuant to the Registration Rights Agreement, which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes, subject to some exceptions.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

•	the Exchange Notes will be registered under the Securities Act and will not have any legends restricting their transfer;

•	the Exchange Notes will bear a different CUSIP number than the Old Notes;

•	the Exchange Notes will not contain the registration rights and additional interest provisions contained in the outstanding Old Notes; and

•	interest on the Exchange Notes will accrue from the last interest date on which interest was paid on the Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the same indenture that governs the Old Notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire 5:00 p.m., New York City time, on July 26, 2013, or a later time if we choose to extend the exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an “affiliate” of ours, as defined in Rule 405 under the Securities Act; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Each broker-dealer acquiring Exchange Notes for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus, as supplemented or amended, in connection with resales of Exchange Notes acquired in the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions on the Exchange Offer.”

Procedures for Tendering Old Notes held in the Form of Book-Entry Interests	The Old Notes were issued as global book-entry notes and were deposited upon issuance with The Bank of New York Mellon Trust Company, N.A., as custodian for the global securities representing the uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depository Trust Company (“DTC”). Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them on your behalf. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your outstanding Old Notes must be tendered in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations	The exchange offer will not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders whose Old Notes are ineligible to be exchanged in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Failure to Exchange” and “The Exchange Offer—Shelf Registration.”

Description of Exchange Notes

Issuer	Truven Health Analytics Inc., a Delaware corporation

Securities offered	$327,150,000 aggregate principal amount of 10.625% Senior Notes due 2020.

Maturity date	June 1, 2020.

Interest rate	10.625% per year.

Interest payment dates	June 1 and December 1, commencing December 1, 2012. Interest will accrue from the last interest date on which interest was paid on the Old Notes.

Optional redemption	The Exchange Notes will be redeemable at our option, in whole or in part, at any time on or after June 1, 2016, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest thereon, to but excluding the date of redemption.

At any time prior to June 1, 2015, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes with the cash proceeds of certain equity offerings at a redemption price of 110.625% of the aggregate principal amount of the Exchange Notes, together with accrued and unpaid interest thereon, to but excluding the date of redemption, subject to certain conditions.

At any time prior to June 1, 2016, we may also redeem some or all of the Exchange Notes at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed, together with accrued and unpaid interest, to but excluding the date of redemption, plus a “make-whole premium.”

Change of control offer	Upon the occurrence of specific kinds of changes of control, we will make an offer to repurchase all of the Exchange Notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, to, but excluding, the repurchase date. See “Description of exchange notes—Repurchase at the option of holders—Change of control.”

Asset disposition offer

Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the Exchange Notes (and potentially other indebtedness that is pari passu with the Exchange Notes) at 100% of their principal amount, together with accrued and unpaid interest, to the date fixed for the closing of such offer if such proceeds are not otherwise used within a specified period to reduce or repay certain indebtedness (with a corresponding reduction in commitment, if applicable), to make certain capital expenditures, or to invest in capital assets related to our business or capital stock of a restricted subsidiary (as defined under the heading “Description of exchange notes.”) See “Description of exchange notes—Repurchase at the option of holders—Asset sales.”

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Truven Holding and each of our wholly-owned direct and indirect subsidiaries that is a borrower under or that guarantees our obligations under our Senior Credit Facility or that guarantees our indebtedness or indebtedness of any other guarantor (collectively, the “guarantors”). Under certain circumstances, the subsidiary guarantors may be released from their guarantees without the consent of the holders of the Exchange Notes. See “Description of exchange notes—Guarantees.”

As of March 31, 2013, our non-guarantor subsidiaries represented less than 3% of our operating revenues, net income and total assets.

Ranking	The Exchange Notes and the guarantees will be our and the guarantors’ general senior unsecured obligations and will:

•	rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness (including the Senior Credit Facility);

•	be effectively subordinated to any of our and the guarantors’ existing and future secured debt (including the Senior Credit Facility), to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of any of our subsidiaries that does not guarantee the Exchange Notes.

Covenants	We will issue the Exchange Notes under the indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture, among other things, limits our ability and the ability of restricted subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans, investments and acquisitions;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting any restricted subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of Exchange Notes.”

No established trading market	The Exchange Notes are new issues of securities with no established trading market. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or included in any automated quotation system. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer.

Risk factors	In evaluating an investment in the Exchange Notes, prospective investors should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the Exchange Notes.

Summary historical financial and other data

The following table sets forth our summary historical financial and other data for the periods and at the dates indicated:

The term Predecessor period refers to all periods related to the Thomson Reuters Healthcare business (the Predecessor) prior to and including the date of the closing of the Acquisition on June 6, 2012. We have derived the statement of operations and cash flow data for the fiscal years ended December 31, 2011 and 2010 and for the period from January 1 to June 6, 2012, and the balance sheet data as of December 31, 2011 from our Predecessor’s audited combined financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2010 has been derived from our Predecessor’s audited combined financial statements not included in this prospectus. We have derived the statement of operations and cash flow data for the three month period ended March 31, 2012 and the balance sheet data as of March 31, 2012 from our unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus.

The term Successor period refers to all periods from inception of Truven Holding (April 20, 2012 onwards), which includes all periods of Truven after the closing of the Acquisition on June 6, 2012. Following the Acquisition and the related Merger, Truven (formerly TRHI) owns certain other assets and liabilities of the Thomson Reuters Healthcare business and is a direct wholly-owned subsidiary of Truven Holding (the Successor). We have derived the balance sheet data as of December 31, 2012 and the statement of operations and cash flow data for the period from April 20, 2012 to December 31, 2012 from Successor’s audited consolidated financial statements included elsewhere in this prospectus, which represent the consolidated financial position of Truven Holding and its subsidiaries. We have derived the statement of comprehensive income (loss) and cash flow data for the three month period ended March 31, 2013 and the balance sheet data as of March 31, 2013 from our unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus, which represent the consolidated results of operations and financial position of Truven Holding and its subsidiaries as of March 31, 2013. The summary historical financial and other data included below and elsewhere in this prospectus are not necessarily indicative of future results. The summary financial data presented below has been derived from financial statements that have been prepared in accordance with GAAP and should be read with the information included under the headings “Risk Factors,” “Capitalization,” “Unaudited pro forma combined financial information,” “Management’s discussion and analysis of financial condition and results of operations” and with our audited consolidated and combined financial statements as of December 31, 2012, and unaudited interim condensed consolidated and combined financial statements as of March 31, 2013 and the related notes thereto, included elsewhere in this prospectus.

	Predecessor			Successor	Predecessor	Successor
(Dollars In thousands)	Year ended December 31, 2010	Year ended December 31, 2011	Period from January 1 to June 6,	Period from inception (April 20, 2012) to December 31, 2012 (Successor)	Three months ended March 31, 2012	Three months ended March 31, 2013
	(unaudited)		(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:
Revenues, net	$450,008	$483,207	$208,998	$241,786	$120,148	$112,890
Cost of revenues, excluding depreciation and amortization(a)	(226,176)	(238,291)	(108,760)	(137,063)	(62,316)	(65,340)
Selling and marketing, excluding depreciation and amortization(b)	(55,148)	(53,991)	(25,559)	(30,482)	(14,314)	(13,115)
General and administrative, excluding depreciation and amortization(c)	(40,715)	(53,008)	(30,821)	(18,013)	(14,394)	(11,134)
Allocation of costs from Predecessor Parent and affiliates(d)	(33,358)	(34,496)	(10,003)	—	(7,453)	—
Depreciation	(13,418)	(14,851)	(6,805)	(6,700)	(3,552)	(4,580)
Amortization of developed technology and content	(23,660)	(24,208)	(12,460)	(15,470)	(5,873)	(7,718)
Amortization of other identifiable intangible assets(e)	(20,112)	(19,691)	(8,226)	(19,527)	(4,765)	(8,615)
Other operating expenses(f)	(1,995)	(20,002)	(18,803)	(49,622)	(7,003)	(12,865)

Total operating costs and expenses	(414,582)	(458,538)	(221,437)	(276,877)	(119,670)	(123,367)

Operating (loss) income	35,426	24,669	(12,439)	(35,091)	478	(10,477)
Interest income from Predecessor Parent(g)	156	134	—	—	(2)	—
Net interest income (expense)(h)	60	(63)	3	(49,014)	46	(17,567)
Unrealized foreign exchange loss					—	(12)

(Loss) Income before income taxes	35,642	24,740	(12,436)	(84,105)	522	(28,056)

Benefit from (Provision for) income taxes	(13,989)	(9,859)	4,803	29,993	(229)	10,426

Net (loss) income	$21,653	$14,881	$(7,633)	$(54,112)	$293	$(17,630)

Cash flow data:
Net cash provided by operating activities	$97,684	$85,017	$17,806	$27,352	14,520	17,268
Net cash used in investing activities	(43,925)	(40,521)	(10,285)	(1,281,130)	(9,513)	(19,378)
Net cash provided by (used in) financing activities	(55,227)	(44,659)	(7,513)	1,277,125	(5,004)	631
Other financial data:
Capital expenditures(i)	(40,058)	(40,521)	(10,285)	(31,270)	(9,513)	(19,378)
Ratio of earnings to fixed charges(j)	14.4x	11.1x	—	—	1.8x	—

	Predecessor		Successor	Successor
	As of December 31,		As of December 31,	As of March 31,
	2010	2011	2012	2013
	(unaudited)		(unaudited)	(unaudited)
Balance sheet data (at end of period):
Cash and cash equivalents	$233	$70	$23,347	$21,836
Working capital deficit(k)	(75,444)	(75,481)	(86,036)	(110,455)
Total assets	800,611	590,875	1,597,082	1,566,784
Long-term debt, net of original issue discount(l)	—	—	837,972	837,194
Total equity	568,089	354,299	419,252	404,907

(a)	Includes all personnel and other costs of revenue, including but not limited to, client support, client operations, product management, royalties, allocation of technology support costs administered by Thomson Reuters relating to market data and professional service costs.
(b)	Includes all personnel and other costs related to sales and marketing, including but not limited to, sales and marketing staff, commissions and marketing events.
(c)	Includes all personnel and other costs related to general administration as well as costs shared across the organization, including but not limited to technology, finance and strategy.
(d)	As described in Note 18 to the financial statements for the 2012 periods and Note 8 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus, our Predecessor historically engaged in related party transactions with Thomson Reuters relative to certain support services, including among others, finance, accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management.
(e)	Includes amortization of definite-lived trade names, database content, publishing rights and acquired customer relationship assets.
(f)	Includes related disposal costs incurred as part of the Acquisition process (comprised of audit services, accounting and consulting services and legal fees), severance and retention bonuses relating to the Acquisition, costs relating to other acquisition activities in the Predecessor period (such as legal fees and due diligence costs) and other costs which represent severance, consulting expenses and technology expenses as part of certain restructuring activities. Refer to Note 14 to the financial statements for the 2012 periods and Note 5 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus.
(g)	Prior to the Acquisition, certain of our Predecessor’s cash management transactions with Thomson Reuters were subject to written loan agreements specifying repayment terms and interest payments, under which Thomson Reuters was required to pay interest to our Predecessor equal to the average monthly rate earned by Thomson Reuters on its cash investments held with its primary U.S. banker. Interest on these notes is reflected in “Interest income from Predecessor Parent” in our Predecessor’s combined statement of operations. These loan agreements were satisfied upon completion of the Acquisition.
(h)	Interest earned or incurred related to third-party transactions.
(i)	Includes capitalized software and capitalized hardware, other equipment related costs, as well as other property costs.
(j)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. The term “fixed charges” means the sum of the following: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) loss on early extinguishment of debt representing write-off of unamortized debt issue cost, original issue discount and call premium fees. The ratio of earnings to fixed charges is computed by dividing earnings (loss) from operations plus fixed charges by fixed charges.
(k)	Working capital is defined as current assets excluding cash and cash equivalents minus current liabilities.
(l)	Total debt includes current and non-current portion, net of original issue discount of $13.6 million and $14.2 million as of March 31, 2013 and December 31, 2012, respectively.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to participate in the exchange offer. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In such case, you may lose all or part of your original investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed or implied in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks related to the exchange offer and the Exchange Notes

Holders of Old Notes who fail to exchange their Old Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. In addition, if there are only a small number of Old Notes outstanding, there may not be a very liquid market in those Old Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. For further information regarding the consequences of not tendering your Old Notes in the exchange offer, see the discussion below under the caption “The Exchange Offer—Consequences of Failure to Exchange.”

If an active trading market does not develop for the Exchange Notes, you may not be able to resell them.

The Exchange Notes are a new issue of securities. We do not intend to apply to list the Exchange Notes on any securities exchange or to arrange for quotation on any automated dealer quotation systems. There is no established public trading market for the Exchange Notes, and an active trading market may not develop. If no active trading market develops, you may not be able to resell your Exchange Notes at their fair market value or at all. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and financial condition, the number of holders of Exchange Notes and the market for similar securities. We cannot assure you that the market, if any, for the Exchange Notes will be free from disruptions or that any such disruptions may not adversely affect the prices at which you may sell your Exchange Notes.

The market price of the Exchange Notes may be volatile, which could affect the value of your investment.

It is impossible to predict whether the price of the Exchange Notes will rise or fall. Trading prices of the Exchange Notes will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. General market conditions, including the level of, and fluctuations in, the prices of high yield notes, will also have an impact.

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an Agent’s Message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes Through Brokers and Banks” and “The Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Based on interpretations by the SEC in no-action letters, we believe, with respect to Exchange Notes issued in the exchange offer, that holders who:

•	are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act;

•	acquire their Exchange Notes in the ordinary course of business;

•	do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; and

•	are not broker-dealers,

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and will have to register the Exchange Notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of Exchange Notes acquired in the exchange offer. Holders that are broker-dealers that receive Exchange Notes for their own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that they will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of Exchange Notes they acquire in the exchange offer.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Exchange Notes.

As of March 31, 2013, our total principal indebtedness was approximately $850.8 million and we have undrawn availability under the Revolving Credit Facility of approximately $49.7 million (after giving effect to approximately $0.3 million of outstanding letters of credit, which, while not drawn, reduce the available balance under the Revolving Credit Facility). Of this total amount, approximately $523.7 million is secured indebtedness under our Senior Credit Facility (excluding approximately $0.3 million represented by letters of credit under the Revolving Credit Facility), to which the Exchange Notes are effectively subordinated to the extent of the value of the assets securing such indebtedness. We may also request incremental increases in commitments under the Senior Credit Facility in an aggregate principal amount up to (x) $75.0 million plus (y) up to an additional $75.0 million if the consolidated senior secured leverage ratio is less than or equal to 4.0:1.0, subject to certain conditions.

Subject to the limits contained in the credit agreement that governs our Senior Credit Facility, the indenture that governs the Notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the Exchange Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Exchange Notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Senior Credit Facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture that governs the Notes and the credit agreement that governs our Senior Credit Facility contain restrictive covenants that limit our ability to engage in activities that may be in our long term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the Exchange Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Liquidity and capital resources following the Transactions.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Exchange Notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Our credit agreement that governs our Senior Credit Facility and the indenture that governs the Notes will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Senior Credit Facility” and “Description of Exchange Notes.”

As of the date of this prospectus, we have two foreign subsidiaries, neither of which guarantees our obligations under our Senior Credit Facility or the Exchange Notes. These foreign subsidiaries are insignificant and account for less than 3% of our consolidated revenues, operating income and total assets. Accordingly, as of the date of this prospectus, Truven Holding is the only guarantor. However, in the future, we may choose to acquire or form one or more subsidiaries in connection with the operation of our business that will be a restricted subsidiary. Any such future direct or indirect subsidiary that is a borrower under or that guarantees obligations under our Senior Credit Facility or that guarantees our other indebtedness or indebtedness of any future subsidiary guarantors will guarantee the Exchange Notes. We may also have future subsidiaries that may not be guarantors of the Exchange Notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the Exchange Notes, may be dependent in part on the generation of cash flow by our future subsidiaries, if any, and their ability to make such cash available to us by dividend, debt repayment or otherwise. Unless they are guarantors of the Exchange Notes or our other indebtedness, our subsidiaries will not have any obligation to pay amounts due on the Exchange Notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each such subsidiary will be a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from subsidiaries. While the indenture that governs the Notes, our credit agreement that governs our Senior Credit Facility and certain of our other existing indebtedness will limit the ability of any subsidiary to incur consensual restrictions on its ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the Exchange Notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the Exchange Notes could declare all outstanding principal and interest to be due and payable, the lenders under our Senior Credit Facility could terminate their commitments to loan money and foreclose against the assets securing the Senior Credit Facility and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the Exchange Notes.

Certain of our assets secure our Senior Credit Facility and any such assets may not be available to pay our other indebtedness.

Our Senior Credit Facility is secured by a security interest in substantially all of our tangible and intangible assets, including the stock and the assets of Truven and certain of our future wholly-owned U.S. subsidiaries and a portion of the stock of certain non-U.S. subsidiaries. The furnishing of such security interests with respect to such assets may materially and adversely affect our financial flexibility, including the costs of or ability to raise additional financing.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the indenture that governs the Notes and our credit agreement that governs our Senior Credit Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Exchange Notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of March 31, 2013, our Revolving Credit Facility had unused commitments of approximately $49.7 million (after giving effect to approximately $0.3 million of outstanding letters of credit, which, while not drawn, reduce the available balance under the Revolving Credit Facility). Further, we may request incremental increases in commitments under the Senior Credit Facility in an aggregate principal amount up to (x) $75.0 million plus (y) up to an additional $75.0 million if the consolidated senior secured leverage ratio is less than or equal to 4.0:1.0, subject to certain conditions. All of the borrowings under our Senior Credit Facility are and will be secured indebtedness and, therefore, effectively senior to the Exchange Notes and the guarantees of the Exchange Notes to the extent of the value of the assets securing such debt. If new debt is added to our current debt levels, the related risks that we and the guarantors face could intensify. See “Description of Senior Credit Facility” and “Description of Exchange Notes.”

The terms of the credit agreement that governs our Senior Credit Facility and the indenture that governs the Notes will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture that governs the Notes and the credit agreement that governs our Senior Credit Facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long term best interest, including, among other things, restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans, investments and acquisitions;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into sale-leaseback transactions;

•	enter into certain swap agreements;

•	change our fiscal year;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends and incur liens; and

•	consolidate, merge or sell all or substantially all of our assets.

The covenants in the indenture that governs the Notes are subject to important exceptions and qualifications, which are described under “Description of Exchange Notes.” Certain of these covenants will cease to apply to the Exchange Notes when the Exchange Notes have investment grade ratings from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“Standard & Poor’s”).

In addition, the restrictive covenants in the credit agreement that governs our Senior Credit Facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read the discussion under “Description of Senior Credit Facility” for further information about these covenants.

A breach of the covenants or restrictions under the indenture that governs the Notes or under the credit agreement that governs our Senior Credit Facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross acceleration or cross default provision applies. In addition, an event of default under the credit agreement that governs our Senior Credit Facility would permit the lenders under our Senior Credit

Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our Senior Credit Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Senior Credit Facility are at variable rates of interest with an established LIBOR floor rate of 1.25% and may expose us to interest rate risk. If interest rates were to increase above the floor rate, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. Assuming $50.0 million of the Revolving Credit Facility is drawn, a one percent change in interest rates in excess of the floor established by the Senior Credit Facility would result in a $0.50 million change in annual interest expense on our indebtedness under our Senior Credit Facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The Exchange Notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our Senior Credit Facility and any other secured indebtedness of our company to the extent of the value of the property securing that indebtedness.

The Exchange Notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the Exchange Notes and the guarantees will be effectively subordinated to our and the guarantors’ indebtedness under our Senior Credit Facility to the extent of the value of the assets that secure that indebtedness. As of March 31, 2013, we had approximately $523.7 million of principal indebtedness outstanding under our Term Loan Facility, all of which is effectively senior to the Exchange Notes, and we had approximately $0.3 million in letters of credit outstanding under our Revolving Credit Facility, resulting in total unused availability of approximately $49.7 million under our Revolving Credit Facility. In addition, we may request incremental increases in commitments under the Senior Credit Facility in an aggregate principal amount up to (x) $75.0 million plus (y) up to an additional $75.0 million if the consolidated senior secured leverage ratio is less than or equal to 4.0:1.0, subject to certain conditions. Further, we may incur additional secured debt in the future under the indenture governing the Notes and under the credit agreement that governs our Senior Credit Facility if certain specified conditions are satisfied. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or any subsidiary guarantor, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the Exchange Notes only after all indebtedness under our Senior Credit Facility and such other secured debt has been paid in full. As a result, the holders of the Exchange Notes may receive less ratably than the holders of secured debt in the event of our or any of our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The Exchange Notes will be structurally subordinated to all obligations of subsidiaries that do not become guarantors of the Exchange Notes.

The Exchange Notes will be guaranteed by Truven Holding and by each of our subsequently acquired or organized subsidiaries, if any, that guarantee our Senior Credit Facility or that, in the future, guarantee our other indebtedness or indebtedness of any future subsidiary guarantor. Except for any such future subsidiary guarantors of the Exchange Notes, our subsidiaries, including our two foreign subsidiaries (neither of which is a guarantor of the Exchange Notes or under the Senior Credit Facility) and any other future non-domestic subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Exchange Notes and guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that governs the Notes will, subject to some limitations, permit any non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by such subsidiaries.

As of the date of this prospectus, we have two foreign subsidiaries, neither of which guarantees our obligations under our Senior Credit Facility or the Notes. Moreover, in the future, we may choose to acquire or form one or more subsidiaries in connection with the operation of our business that will be a restricted subsidiary. If any such future direct or indirect subsidiary is not a borrower under our Senior Credit Facility and does not guarantee obligations under our Senior Credit Facility or guarantee our other indebtedness or indebtedness of any future subsidiary guarantors, it will be a non-subsidiary guarantor.

In addition, any subsidiary guarantors will be automatically released from their guarantees upon the occurrence of certain events, including the following:

•	the designation of any future subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any guarantee is released, no holder of the Exchange Notes will have a claim as a creditor against that subsidiary guarantor, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary guarantor will be effectively senior to the claim of any holders of the Exchange Notes. See “Description of Exchange Notes —Guarantees.”

We may not be able to repurchase the Exchange Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Exchange Notes at 101% of their principal amount, together with accrued and unpaid interest to the purchase date. Additionally, under our Senior Credit Facility, a change of control (as defined in the credit agreement governing our Senior Credit Facility) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under our credit agreement and the commitments to lend would terminate, and any of our future debt agreements may contain similar provisions. The source of funds for any purchase of the Exchange Notes and repayment of borrowings under our Senior Credit Facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Exchange Notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the Exchange Notes in that circumstance, we will be in default under the indenture that governs the Notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Exchange Notes may be limited by law. In order to avoid the obligations to repurchase the Exchange Notes and events of default and potential breaches of our credit agreement that governs our Senior Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the Notes, constitute a “change of control” that would require us to repurchase the Exchange Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Exchange Notes. See “Description of Exchange Notes —Repurchase at the option of holders—Change of control.”

The exercise by the holders of Exchange Notes of their right to require us to repurchase the Exchange Notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing Exchange Notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing Exchange Notes. In that case, our failure to purchase tendered Exchange Notes would constitute an event of default under the indenture that governs the Notes, which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of Exchange Notes upon a repurchase may be limited by our then existing financial resources.

Holders of the Exchange Notes may not be able to determine when a change of control giving rise to their right to have the Exchange Notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase its Exchange Notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the Exchange Notes and/or the guarantees thereof, and if that occurs, you may not receive any payments on the Exchange Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of the guarantees of the Exchange Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Exchange Notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the Exchange Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Exchange Notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Exchange Notes or the incurrence of the guarantees;

•	the issuance of the Exchange Notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Exchange Notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Exchange Notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Exchange Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes or that guarantee, could subordinate the Exchange Notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the Exchange Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes. Sufficient funds to repay the Exchange Notes may not be available from other sources, including remaining guarantors, if any. Further, the avoidance of the Exchange Notes could result in an event of default with respect to our and the guarantors’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Exchange Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of Exchange Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Exchange Notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt will have a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Exchange Notes. Credit ratings are not recommendations to purchase, hold or sell the Exchange Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Exchange Notes. Any downgrade by either Moody’s or Standard & Poor’s could increase the interest rate on our Senior Credit Facility or decrease earnings and would likely make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Exchange Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Exchange Notes at a favorable price or at all.

Many of the covenants in the indenture that governs the Notes will not apply during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture that governs the Notes will not apply to us during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur indebtedness and enter into certain other transactions. There can be no assurance that the Exchange Notes will ever be rated investment grade or, if they are rated investment grade, that the Exchange Notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture that governs the Notes. See “Description of Exchange Notes—Certain covenants—Effectiveness of covenants.”

Risks related to our business

We are highly dependent on customers and, in many cases, their insurance carriers, as well as third-party vendors, to supply us with data necessary for the delivery of our solutions and services and any deterioration in our key sources of data would adversely affect our business.

Our solutions and services incorporate data that we obtain from our customers and, with respect to our employer customers, the insurance carriers that service them, as well as data that we purchase from third-party vendors. These data suppliers provide us with a majority of the data that we use for our products and services. Some of our customers have expressed concern about the commercial uses of the data that they contribute to us and insurance carriers are concerned that certain data they supply could be used in ways that disadvantage them. Health insurance carriers generally view certain health plan data as proprietary information and are increasingly asserting control over how the data may be used and to whom it may be provided, even if authorized by the health plan sponsor. The imposition of restrictions or limitations on our use of or access to customer and health plan data could adversely affect our solutions and service offerings, including product functionality, our ability to provide data and corresponding products and services to commercial customers, our ability to develop new product and service offerings and our reputation and brand equity resulting from diminished data access. In addition, we may be unable to find alternative, up to date data sources from third-party vendors on commercially reasonable terms or at all. Third party vendors of data may increase restrictions on our use of data, increase pricing to purchase or license data or refuse altogether to provide us with data. Any significant impairment to the access to data that we currently enjoy, due to increased pricing, the imposition of restrictions and limitations that we consider onerous or the withdrawal of the provision of data to us from key sources, could have a material adverse impact on our business, results of operations or financial condition.

We receive, process, store, use and transmit individually identifiable health information and other sensitive data, which subjects us to governmental regulation and other legal obligations related to privacy and security, and any actual or perceived failure to comply with such obligations could harm our business.

We receive, process, store, use and transmit individually identifiable health information and other sensitive data. There are numerous federal and state laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of individually identifiable health information and other personal information, the scope of which is changing and subject to differing interpretations. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or third parties or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of individually identifiable health information or other sensitive data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us, which could have a material adverse effect on our business, financial condition and results of operations.

If our security measures are breached, or if the systems our customers use to gain access to our solutions are compromised, customers may curtail their use of our offerings or stop their use of our offerings entirely.

Our business involves the storage, use and transmission of individually identifiable health information. Accordingly, security breaches of our or our customers’ computer systems or security measures could expose us to a risk of loss of this information, which could result in potential liability, litigation or government enforcement actions. Like all computer systems, our systems and our customers’ systems are vulnerable to computer viruses, computer malware, software bugs or other technical malfunctions, employee error or malfeasance, break-ins, hacking, phishing attacks, attempts to overload our servers with denial of service or other attacks and similar disruptions from unauthorized use, any of which could lead to interruptions, delays or shutdowns, causing loss of critical data or the unauthorized disclosure or use of personally identifiable or other confidential information. If we experience compromises to our security that result in performance or availability problems with respect to our solutions, data assets or services, or the loss or unauthorized disclosure of individually identifiable health or other confidential information, our customers may lose trust and confidence in us and our solutions and services, and decrease or stop the use of our solutions and services. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our data or our customers’ data. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Any or all of these issues could negatively impact our ability to attract new customers and retain existing customers, subject us to third party liability, fines, require us to expend significant resources to protect against security breaches or damage our reputation and our brand, any of which could diminish our competitive position and have a material adverse effect on our business, results of operations and financial condition.

Failure of our customers to obtain proper permissions or provide us with accurate and appropriate data may result in claims against us or may limit or prevent our use of data, which could harm our business.

We require our customers to provide necessary notices and obtain necessary permissions for the use and disclosure of the information that we receive. If they do not provide necessary notices or obtain necessary permissions, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state or federal privacy or other laws. Such failures by our customers could impair our functions, processes and databases that reflect, contain or are based upon such data. In addition, such failures by our customers could interfere with or prevent creation or use of rules, analyses or other data-driven activities that benefit us. Accordingly, we may be subject to claims or liability for inaccurate data submitted for use or disclosure of information by reason of lack of valid notice or permission. These claims or liabilities could damage our reputation, subject us to unexpected costs and adversely affect our financial condition and operating results.

Certain of our activities present the potential for identity theft or similar illegal behavior by our employees or contractors with respect to third parties.

Our services involve the use and disclosure of personal information that in some cases could be used to impersonate third parties or otherwise improperly gain access to their data or funds. If any of our employees or contractors takes, converts or misuses such information, or we experience a data breach creating a risk of identity theft, we could be liable for damages, and our business reputation could be damaged or destroyed. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of documents or data and, therefore, be subject to civil or criminal liability. Federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. We also may be required to notify individuals affected by any data breaches. Further, a data breach or similar incident could impact the ability of our customers that are creditors to comply with the federal “red flags” rules, which require the implementation of identity theft prevention programs to detect, prevent and mitigate identity theft in connection with customer accounts.

Government regulation creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare industry is highly regulated and subject to changing political, legislative, regulatory and other influences. Many healthcare laws, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) providing federal privacy protections for individually identifiable health information, are complex, and their application to specific services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information solutions that we provide and these laws and regulations are changing or may be applied to our solutions in ways that we do not anticipate. We may also be impacted by non-healthcare laws as a result of some of our solution platforms. We are unable to predict what changes to laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance. We have attempted to structure our operations to comply with legal requirements directly applicable to us and to our customers, but there can be no assurance that our operations will not be challenged or adversely impacted by enforcement initiatives. Any determination by a court or agency that our solutions violate, or cause our customers to violate, applicable laws or regulations could subject us or our customers to civil or criminal penalties. Such a determination could also require us to change or terminate portions of our business, disqualify us from serving customers who are or do business with government entities, or cause us to refund some or all of our service fees or otherwise compensate our customers. In addition, failure to satisfy laws or regulations could adversely affect demand for our solutions and could force us to expend significant capital, research and development and other resources to address the failure. Even an unsuccessful challenge by regulatory authorities or private whistleblowers could result in loss of business, exposure to adverse publicity and injury to our reputation and could adversely affect our ability to retain and attract customers. Laws and regulations impacting our operations include the following:

HIPAA and other privacy and security requirements. There are numerous federal and state laws and regulations related to the privacy and security of personal health information. In particular, regulations promulgated pursuant to HIPAA established national privacy and security standards that limit the use and disclosure of individually identifiable health information and require the implementation of administrative, physical and technological safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. In addition to regulating privacy of individual health information, HIPAA includes several anti-fraud and abuse laws and extends criminal penalties to private healthcare benefit programs. Many of our customers are directly subject to the privacy regulations established under HIPAA (“Privacy Standards”), and the security regulations established under HIPAA (“Security Standards”), and are required to enter into written agreements with us, known as Business Associate agreements, which require us to safeguard individually identifiable health information and restrict how we may use and disclose such information. The Health Information Technology for Economic and Clinical Health Act (“HITECH”), included in the American Recovery and Reinvestment Act of 2009 (“ARRA”), addresses the privacy and security concerns associated with the electronic transmission of health information, in part, through several provisions that strengthen the civil and criminal enforcement of HIPAA, which directly affects our business and increases penalties for noncompliance. Prior to HITECH, the HIPAA Privacy Standards and Security Standards applied to us indirectly as a result of our contractual obligation to our customers. Effective February 2010, ARRA extended the direct application of certain provisions of the Privacy Standards and Security Standards to us when we are functioning as a Business Associate of our customers that are “Covered Entities” under HIPAA. ARRA required the Department of Health and Human Services (“HHS”) to issue regulations implementing HITECH. The Final Rule aligning the HIPAA Privacy Standards, Security Standards and enforcement rules with HITECH’s statutory changes was released at the end of January 2013. Along with changes in breach notification standards, which could lead to more reportable breaches, the rule extends Business Associate status to subcontractors of Business Associates, making us a Business Associate in some contexts where we previously had only contractual liability. We will have to replace a substantial number of our Business Associate agreements to comply with the Final Rule; some by September 2013 and the rest by September 2014. We will also have to execute Business Associate agreements with organizations which are now our subcontractors.

If we are unable to properly protect the privacy and security of health information entrusted to us, we could be found to have breached our contracts with our customers. Further, HIPAA, as amended by ARRA, includes civil and criminal penalties for Covered Entities and Business Associates that violate the Privacy Standards or the Security Standards. ARRA significantly increased the amount of the civil penalties, with penalties of up to $50,000 per violation for a maximum civil penalty of $1.5 million in a calendar year for violations of the same requirement. Recently, the HHS Office for Civil Rights, which enforces the Security Standards and Privacy Standards, appears to have increased its enforcement activities. ARRA also strengthened the enforcement provisions of HIPAA, which may result in further increases in enforcement activity. For example, ARRA requires HHS to conduct periodic compliance audits of Covered Entities and their Business Associates and authorizes state attorneys general to bring civil actions seeking either injunctions or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents.

We have implemented and maintain policies and processes to assist us in complying with the Privacy Standards, the Security Standards and our contractual obligations. We cannot provide assurance regarding how these standards will be interpreted, enforced or applied to our operations.

Data breaches. In recent years, there have been a number of well publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Many states, as well as the federal government through HIPAA, have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals. In many cases, these laws are limited to electronic data, but states are increasingly enacting or considering stricter and broader requirements. Effective August 2009, Covered Entities must report breaches of unsecured individually identifiable health information to affected individuals without unreasonable delay but not to exceed 60 days of discovery of the breach by a Covered Entity or its agents. Notification must also be made to HHS and, in certain circumstances involving large breaches, to the media. Business Associates must report breaches of unsecured individually identifiable health information to Covered Entities within 60 days of discovery of the breach by the Business Associate or its agents. In addition, the Federal Trade Commission has prosecuted some data breach cases as unfair and deceptive acts or practices under the Federal Trade Commission Act. We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with all applicable laws and regulations regarding the protection of this data and properly responding to any security breaches or incidents. Accordingly, data breaches could subject us to certain liabilities. In addition, they could result in a loss of business, exposure to adverse publicity and injury to our reputation, any of which could adversely affect our ability to retain and attract customers.

Other requirements. In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and healthcare provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information. In many cases, these state laws are not preempted by the Privacy Standards and may be subject to interpretation by various courts and other governmental authorities. Further, the U.S. Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

False or fraudulent claim laws. There are numerous federal and state laws that prohibit false or fraudulent claims. False or fraudulent claims include, but are not limited to, billing for services not rendered, failing to refund known overpayments, misrepresenting actual services rendered and improper coding and billing for medically unnecessary items or services. The False Claims Act (“FCA”) and some state false claims laws contain whistleblower provisions that allow private individuals to bring qui tam actions, which are actions on behalf of the government alleging that the defendant has defrauded the government. Whistleblowers, the federal government and some courts have taken the position that entities that have violated other statutes, such as the federal Anti-Kickback Statute prohibiting any person from knowingly and willfully soliciting, receiving or paying any remuneration to induce another person to refer, recommend or arrange the purchase, lease or order of goods or services that are in any way paid for by a federal healthcare program such as Medicare or Medicaid, have been found to violate FCA. We rely on our customers to provide us with accurate and complete information. Errors and the unintended consequences of data manipulations by us or our systems with respect to entry, formatting, preparation or transmission of claim information may be determined or alleged to be in violation of these laws and regulations or could adversely impact the compliance of our customers.

Anti-Kickback and Anti-Bribery Laws. A number of federal and state laws govern patient referrals, financial relationships with physicians and other referral sources and inducements to providers and patients, including restrictions contained in amendments to the Social Security Act, commonly known as the “federal Anti-Kickback Statute.” The federal Anti-Kickback Statute prohibits any person or entity from offering, paying, soliciting or receiving, directly or indirectly, anything of value with the intent of generating referrals of patients covered by Medicare, Medicaid or other federal healthcare programs. Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. Moreover, both federal and state laws forbid bribery and similar behavior. While unlikely, any determination by a state or federal regulatory agency that any of our activities or those of our customers or vendors violate any of these laws could subject us to civil or criminal penalties or could require us to change or terminate some portions of our business, could require us to refund a portion of our service fees, could disqualify us from providing services to customers who are or do business with government programs, any one of which could have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.

Customer contracts with governmental agencies, or which are funded by government programs, impose strict compliance burdens on us, may give rise to conflicts with some of our other important businesses and are subject to termination and delays in funding.

A significant portion of our revenues comes from customers that are governmental agencies or are funded by government programs. Our contracts and subcontracts with these customers may be subject to some or all of the following:

•	termination when appropriated funding for the current fiscal year is exhausted;

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termination for the governmental customer’s convenience, subject to a negotiated settlement for costs incurred and profit on work completed, along with the right to place contracts out for bid before the full contract term, as well as the right to make unilateral changes in contract requirements, subject to negotiated price adjustments;

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compliance and reporting requirements related to, among other things, agency specific policies and regulations, equal employment opportunity, affirmative action for veterans and workers with disabilities and accessibility for the disabled;

•	broad audit rights;

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specialized remedies for breach and default, including setoff rights, retroactive price adjustments and civil or criminal fraud penalties, as well as mandatory administrative dispute resolution procedures instead of state contract law remedies; and

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potential delays or terminations of, or failures to renew, existing U.S. government contracts and subcontracts, as well as the potential delay or reduction in the rate of creation of new contracts, as a result of budget cuts relating to the Budget Control Act of 2011 and the related automatic sequestration process that followed.

In addition, certain violations of federal and state law may subject us to having our contracts terminated and, under certain circumstances, suspension and/or debarment from future government contracts. We are also subject to organizational conflict of interest rules that may affect our eligibility for some government contracts, including rules applicable to all U.S. government contracts, as well as rules applicable to the specific agencies with which we have contracts or with which we may seek to enter into contracts. For example, there has been an increasing focus on payment integrity issues with respect to government programs, and solutions and services that we provide to hospitals may constitute an organizational conflict of interest under our payment integrity contracts. If an organizational conflict of interest cannot be mitigated, then we may be disqualified from certain government contracts.

Inaccuracies in the solutions and services that we deliver to our customers could have an adverse effect on our reputation and business and expose us to liability.

The information solutions and services that we deliver to our customers are becoming increasingly sophisticated. Errors in these solutions and services could cause serious problems for our customers. Some of these risks are heightened as we seek to expand our solutions and service offerings, including various patient safety solutions utilized by clinicians. If problems like these occur, our customers may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under our agreements, a loan or advancement of funds or initiate litigation or other dispute resolution procedures. In addition, we may be subject to claims against us by others affected by any such problems.

Failures, delays, or interruptions in the operation of our computer and communications systems or the failure to implement system enhancements may harm our business.

Our success depends on the efficient and uninterrupted operation of our computer and communications systems and other aspects of our information technology infrastructure. We must meet our customers’ service level expectations and our contractual obligations with respect to the delivery of our information products and services. Failure to do so could subject us to liability, as well as cause us to lose customers. In addition, because of the large amount of data we collect and manage, it is possible that hardware failures and errors in our systems would result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. If problems like these occur, our customers may seek full or partial refunds or credits from us or may seek to terminate their agreements with us, withhold payments due to us, or initiate litigation or other dispute resolution procedures. Also, our business could be harmed if our customers and potential customers believe our service is unreliable.

Data center transition. As part of our disengagement from Thomson Reuters we are required to relocate our data from the current facility in Eagan, Minnesota. We have contracted with a third party data hosting provider to migrate our data to its facilities for hosting. The migration will require temporary interruption in product availability and services to our customers, which could trigger service level penalties, remedies for breach, or contract termination. Further, while we are taking all feasible precautions to protect our data during the migration, the relocation could result in more extensive delays and interruptions, as well as loss of data and equipment, and exposure of data.

Damage or failure of systems and technology environment. A failure at our data centers or of our network or data gathering and dissemination processes could impede the processing of data, delivery of databases and services, client orders and day to day management of our business and could result in the corruption or loss of data. While we have disaster recovery plans for our main data center and our other operations that we believe are appropriate, we currently do not have full backup facilities for all of our operations to provide redundant network capacity in the event of a data center or system failure. Despite any precautions we may take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, malware, break-ins, sabotage, breaches of security, epidemics and similar events at our various computer facilities could result in interruptions in the flow of data to and from our servers.

In addition, any failure by our computer information technology environment to provide our required data communications capacity could result in interruptions in our service. If at any time our data facility providers are unable to satisfy our requirements, we could be required to transfer our operations to an alternative provider of server hosting services. Such a transfer, whether planned or unplanned, could result in significant delays in our ability to deliver our products and services to our clients. Additionally, significant delays in the planned delivery of system enhancements, improvements and inadequate performance of the systems once they are completed could damage our reputation and harm our business.

Long term business disruption. Finally, long term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, epidemics or acts of terrorism (particularly involving cities in which we have offices or maintain our data) could adversely affect our businesses. Although we carry property casualty and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur. The occurrence of any of these events could disrupt our business and operations or harm our brand and reputation, either of which could materially adversely affect our business, results of operations and financial condition.

If we are unable to retain our existing customers, our business, financial condition and results of operations could suffer.

Our success depends substantially upon the retention of our customers, particularly due to our recurring revenue model. Historically, a significant percentage of our revenue has come from ongoing customer relationships. We may not be able to maintain similarly high renewal and/or retention rates in the future, particularly as an independent business. Our success in securing renewals depends upon our clients’ budgetary environment, our reputation and performance and our competitors. Our subscription-based revenues depend in part upon maintaining our customer renewal and retention rates. If we are unable to retain customers at an acceptable rate, our business, results of operations and financial condition could be materially adversely impacted.

A prolonged economic downturn could have a material adverse effect on our business, financial condition and results of operations.

The U.S. economy experienced a significant economic downturn in recent years. While recent indicators suggest improvement in the U.S. and global economy, we cannot predict the duration or extent of any economy recovery. Weak economic conditions may create increased financial pressures on our customers, which could reduce their spending on products and services such as our solutions and/or result in increased competitive pricing pressures. Weak economic conditions may also adversely affect our customers’ credit worthiness, which could result in us incurring increased bad debt expense. If we are not able to timely and appropriately adapt to changes resulting from a weak economic environment, our business, results of operations and financial condition could be materially and adversely affected.

Content innovation and technological developments could render our solutions and services obsolete or uncompetitive and we may not be able to develop new content innovations and technology necessary for our business to remain competitive, or to do so efficiently.

To remain competitive, we must consistently deliver comprehensive and effective data solutions and services to our clients in forms that are easy to use while simultaneously providing clear answers to complex questions, some of which require us to focus on content innovation. In addition, the technologies supporting the industries we serve and our platforms for delivering our solutions and services to our customers are susceptible to rapid changes and in order to be competitive we must consistently develop cost effective technologies for secure and reliable data collection and analysis to accommodate such changes. We may not be able to develop new content innovations or technologies, or enhancements to, updates of or new versions of our technologies, as necessary for our business or we may not do so as quickly or cost effectively as our competition.

Moreover, the introduction of new solutions and services embodying new technologies and the emergence of new industry standards could render existing solutions and services obsolete. Our continued success will depend on our ability to adapt to changing technologies, manage and process ever increasing types and amounts of data and improve the performance, features and reliability of our data solutions and services in response to changing client and industry demands. We may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of our solutions and services. New solutions and services, or enhancements or updates to existing solutions and services, may not adequately meet the requirements of current and prospective customers or achieve any degree of significant market acceptance.

Our business is subject to significant or potentially significant competition that is likely to intensify in the future.

Our future growth and success will be dependent on our ability to successfully compete with other companies that provide similar services in the same markets, some of which may have financial, marketing, technical and other advantages. In addition, some of our existing customers, including some for which we act as a subcontractor, compete with us or may plan to do so or belong to alliances that compete with us or plan to do so, either with respect to the same products and services we provide to them or with respect to some of our other lines of business. The ability of customers or other competitors to replicate our solutions and services may adversely affect the terms and conditions we are able to negotiate in our agreements and our transaction volume with them, which directly relates to our revenues. In addition, we are competing with other vendors to be the first to deliver real time and prospective analytics and the integration of financial and clinical data, and any vendor that exhibits an advantage in any of these areas will be at a distinct competitive advantage. In addition, some of our solutions and services allow health care sponsors and carriers to outsource business processes that have been or could be performed internally and, in order for us to be able to compete, use of our solutions and services must be more efficient for them than use of internal resources. We are also often required to respond to requests for proposals (“RFPs”) to compete for a contract. This requires that we accurately estimate our cost structure for servicing a proposed contract, the time required to establish operations and likely terms of the proposals submitted by competitors. We cannot assure you that we will continue to obtain contracts in response to RFPs or that our proposals will result in profitable contracts. In addition, competitors may protest contracts awarded to us through the RFP process which may cause the award to be delayed or overturned or may require the client to reinitiate the RFP process.

Our business could be harmed if we are no longer able to license or integrate third party technologies, or to the extent any problems arise with the functionality or successful integration of any software or other technologies licensed to us by third party vendors.

We depend upon licenses from third party vendors for some of the technology used in our business intelligence and software tools and the technology platforms upon which these tools operate. We also use third party software to maintain and enhance, among other things, content generation and delivery, and to support our technology infrastructure. These technologies might not continue to be available to us on commercially reasonable terms or at all. Most of these licenses can be renewed only by mutual agreement and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain and maintain any of these licenses could delay our ability to provide services until alternative technology can be identified, licensed and integrated, which may harm our financial condition and results of operations. Some of our third party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us.

Our use of third party technologies exposes us to risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and the generation of revenue from licensed technology sufficient to offset associated procurement and maintenance costs. Because some of our products and services incorporate software developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties’ ability to maintain or enhance their current products and services, to ensure that their products are free of defects or security vulnerabilities, to develop new products and services on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. To the extent any problems arise with the proper functioning or successful integration of any software or other technologies licensed to us by third party vendors, this could prevent our products and services from operating as our customers expect them to, thereby harming our relationships with our customers. If problems like these occur, our customers may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under our agreements, or initiate litigation or other dispute resolution procedures. In addition, we may be subject to claims against us by others affected by any such problems. As a result, our business, financial condition and results of operations could suffer. In addition, if our vendors choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.

Client procurement strategies could put additional pressure on the pricing of our information services, thereby leading to decreased earnings.

Certain of our clients may continue to seek further price concessions from us. This puts pressure on the pricing of our information services, which could limit the amounts we earn. If our competitors offer deep discounts on certain products in an effort to recapture or gain market share or to sell other products, we may then need to lower prices or offer other favorable terms in order to compete successfully. Any such changes would be likely to reduce margins and could adversely affect operating results. If we cannot offset price reductions with a corresponding increase in sales or with lower spending, then the reduced software revenues resulting from lower prices would adversely affect our results.

As is common in high technology industries with rapid technological change, our customers may also require us to continue to add functionality to our products in order to maintain price. Additionally, changes in the pricing model for our products and solutions could require us to implement a new pricing model in order to remain competitive. A change in pricing model could require significant resources in order to transition successfully and could reduce our revenue during such a transition. While we attempt to mitigate the revenue impact of any pricing pressure through effective negotiations and by providing services to individual businesses within particular groups, there can be no assurance as to the degree to which we will be able to do so, which could materially adversely affect our business, results of operations and financial condition.

The protection of our intellectual property requires substantial resources.

The steps we have taken to protect and enforce our proprietary rights and intellectual property may not be adequate. For instance, we may not be able to secure trademark or service mark registrations for marks in the United States or in foreign countries or take similar steps to secure patents for our proprietary applications. Despite our efforts, it may be possible for third parties to reverse engineer or otherwise obtain, copy and use information that we regard as proprietary. Third parties may infringe upon or misappropriate our copyrights, trademarks, service marks and other intellectual property rights, which could have a material and adverse effect on our business, financial condition and results of operations. If we believe a third party has misappropriated our intellectual property, litigation may be necessary to enforce and protect those rights, which would divert management resources, would be expensive and may not effectively protect our intellectual property. If we expand our overseas offerings, the laws of some countries do not protect and enforce proprietary rights to the same extent as the laws of the United States. As a result, if anyone misappropriates our intellectual property, it may have a material adverse effect on our business, results of operations and financial condition.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling certain solutions.

We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products or services that use or contain the infringing intellectual property. We may be unable to develop non-infringing solutions or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our customers if they become subject to third party claims relating to intellectual property that we license or otherwise provide to them, which could be costly.

We are, and may become, involved in litigation that could harm the value of our business.

In the normal course of our business, we are involved in lawsuits, claims, audits and investigations. The outcome of these matters could have a material adverse effect on our business, results of operation or financial condition. In addition, we may become subject to future lawsuits, claims, audits and investigations that could result in substantial costs and divert our attention and resources. For example, we have, and may in the future, become subject to claims relating to unfavorable patient outcomes based on information that we may have made available to clinicians or pharmaceutical customers. There can be no assurances that the outcome of any such litigation if successful will not have a material effect on our business.

Our success depends in part on our ability to identify, recruit and retain skilled management, including our executive officers, and technical personnel. If we fail to recruit and retain suitable candidates or if our relationship with our employees changes or deteriorates, there could be an adverse effect on our business.

Our future success depends upon our continuing ability to identify, attract, hire and retain highly qualified personnel, including skilled technical, management, product and technology and sales and marketing personnel, all of whom are in high demand and are often subject to competing offers. In particular, our executive officers are critical to the management of our business. The loss of any of our executive officers could impair our ability to execute our business plan and growth strategy, reduce revenues, cause us to lose customers or lead to employee morale problems and/or the loss of key employees. Competition for qualified personnel in the healthcare information technology and services industry is intense, and we may not be able to hire or retain a sufficient number of qualified personnel to meet our requirements, or be able to do so at salary, benefit and other compensation costs that are acceptable to us. A loss of a substantial number of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for expansion of our business, could have an adverse effect on our business.

Following the completion of the exchange offer, we will be subject to SEC reporting requirements for which our accounting and other management systems and resources may not be adequately prepared.

After the exchange offer is completed we will be subject to SEC reporting obligations, which include the requirement to file with the SEC all quarterly and annual reports on Forms 10-K and 10-Q, all periodic reports required to be filed on Form 8-K and any other filings required to be made pursuant to the rules and regulations of the SEC. In addition, under the terms of the indenture governing the Notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding, we will file with the SEC (subject to certain exceptions) and furnish or make available to the trustee and holders of the Notes, (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time periods specified in the rules and regulations of the SEC. These reporting and other obligations, along with our reporting obligations under the credit agreement that governs the Senior Credit Facility, will continue to place significant demands on our management, administrative and operational resources, including our accounting resources. In connection with the exchange offer and our status as an SEC reporting company, we have begun to implement and will continue to develop additional financial and management controls, reporting systems and procedures. We have also hired and may continue to hire additional accounting and finance staff. If we are unable to implement new systems, implement additional financial and management controls, reporting systems and procedures or hire additional accounting and finance staff in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired.

We may incur increased ongoing costs as a result of being obligated to file reports with the SEC and our management will be required to devote substantial time to new compliance initiatives.

We will incur legal, accounting and other expenses that our Predecessor did not incur as part of Thomson Reuters, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other SEC rules and regulations. We expect these requirements, rules and regulations to increase substantially our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these requirements, rules and regulations will make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance.

Failure to successfully complete or integrate acquisitions into our existing operations could have an adverse impact on our business, financial condition and results of operations.

We regularly evaluate opportunities for strategic growth through acquisitions. Potential issues associated with these acquisitions could include, among other things, our ability to realize the full extent of the benefits or cost savings that we expect to realize as a result of the completion of the acquisition within the anticipated time frame, or at all; receipt of necessary consents, clearances and approvals in connection with the acquisition; diversion of management’s attention from base strategies and objectives; and, with respect to acquisitions, our ability to successfully combine our businesses with the business of the acquired company in a manner that permits cost savings to be realized, including sales and administrative support activities and information technology systems among our company and the acquired company, motivating, recruiting and retaining executives and key employees, conforming standards, controls, procedures and policies, business cultures and compensation structures among our company and the acquired company, consolidating and streamlining corporate and administrative infrastructures, consolidating sales and marketing operations, retaining existing customers and attracting new customers, identifying and eliminating redundant and underperforming operations and assets, coordinating geographically dispersed organizations, and managing tax costs or inefficiencies associated with integrating our operations following completion of the acquisitions. The process of integrating acquired companies and operations into our operations may result in unforeseen operating difficulties and may require significant financial resources and management’s time and attention that would otherwise be available for the ongoing development or expansion of our existing operations. In addition, acquisitions outside of the United States increase our exposure to risks associated with foreign operations, including fluctuations in foreign exchange rates and compliance with foreign laws and regulations. If an acquisition is not successfully completed or integrated into our existing operations, our business, results of operations and financial condition could be materially adversely impacted.

We may experience difficulties operating as a standalone company.

Our Predecessor historically operated as part of Thomson Reuters, which provided it with many services required for the operation of the business. While Thomson Reuters is contractually obligated to provide us with certain transitional services at specified service levels, we may be unable to obtain the same benefits from these services. Following the expiration of these agreements, or if Thomson Reuters does not or is unable to perform its obligations under these agreements, we will be required to perform these services ourselves or to arrange substitute services from others. If we are unable to implement substitute arrangements in a timely manner, on terms that are favorable to us, or at all, our business, financial condition and results of operations would be adversely affected.

To the extent the availability of free or relatively inexpensive information increases, the demand for some of our solutions may decrease.

Public sources of free or relatively inexpensive information have become increasingly available recently, particularly through the Internet, and this trend is expected to continue. Governmental agencies in particular have increased the amount of information to which they provide free public access. Public sources of free or relatively inexpensive information may enable third parties to create value added, analytically enhanced or authoritative content that may compete with and reduce demand for our solutions. To the extent that customers choose not to obtain solutions from us and instead rely on these alternative new sources, our business and results of operations may be adversely affected.

Our foreign operations expose us to political, economic, regulatory and other risks, which could adversely impact our financial results.

We conduct a portion of our operations through subsidiaries in the United Kingdom and India, including some sales functions and some data service functions. Operating in overseas environments carries risks for our business, including currency exposures, unexpected changes in local government laws and regulations, including those relating to intellectual property, data management, labor and cross-border trade, volatility of an emerging economy, corruption and fraudulent business practices, recruiting and retention of skilled personnel, tax law changes, and other exposures inherent in operating in foreign jurisdictions.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from some disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from some disclosure requirements. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to, among other things:

•	have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•

submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

We may choose to take advantage of these reduced burdens, and if we do, the information that we provide you in our public filings may be different than that of other public companies in which you hold securities. Although we intend to rely on certain exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.

Risks related to our organization and structure

Our Predecessor’s historical financial information may not be representative of our results as a standalone company or indicative of our future financial performance.

Our Predecessor’s historical financial information included in this prospectus has been derived from the consolidated financial statements of Thomson Reuters, which owned our business during each of the periods presented. This financial information relies on assumptions and estimates that relate to the ownership of our business by Thomson Reuters and, as a result, the financial information may not reflect what our results of operations, financial position and cash flows would have been had we been a standalone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future because:

•	costs reflected in this prospectus may differ from the costs we would have incurred had we operated as a standalone entity during the periods presented;

•	our Predecessor’s historical capital structure and reliance on Thomson Reuters for funding will not reflect our capital needs as a standalone entity;

•	we have made certain adjustments and allocations since we did not operate as and were not accounted for as, a single, standalone business for the periods presented; and

•	the information does not reflect certain changes that will occur in our operations as a result of our separation from Thomson Reuters.

Accordingly, our Predecessor’s historical financial statements may not be indicative of our future operating or financial performance or financial position. Transition activities are complicated and may distract the organization from operating the business. Additionally, successful carve-out execution is risky, complex and requires substantial resources and expenditures. Thomson Reuters historically allocated expenses and other centralized operating costs to our Predecessor. The allocated costs included in our Predecessor’s historical financial statements could differ from amounts that would have been incurred by us if we operated on a standalone basis and are not necessarily indicative of costs to be incurred in the future. To the extent that these expenses exceed our estimates, our liquidity and results of operations may be materially adversely affected.

We were required to implement and did implement certain administrative functions by the closing of the Transactions, including executing our own insurance program, treasury and cash management operations, preparing and filing taxes, implementing health and welfare benefits, retirement programs and payroll. While we had, and in some cases continue to have support from Thomson Reuters for substantially all other functions under the terms described under “Certain relationships and related party transactions—Agreements with Thomson Reuters,” we began initiating our transition to a standalone company immediately upon the closing of the Transactions. During this period while we develop our own internal infrastructure, we will incur duplicate costs for certain functions as we develop our capabilities while using services provided to us under the transitional services agreement. We are required to develop and implement our own systems, network infrastructure, order-to-cash management systems, ERP systems, audit and internal controls policies and capabilities, hiring, training and development of personnel and financial reporting, as well as complying with SEC reporting requirements and any reporting requirements under the indenture that governs the Notes and the credit agreement governing the Senior Credit Facility. The implementation and execution of the various infrastructure and administrative functions requires significant time and monetary resources. Further, these transition activities may distract management from promoting and operating the business. Should the transition activities require greater attention, resources and time than currently anticipated, should the transition to a standalone company overrun our expected costs and capital expenditures, and should management be unduly distracted, our operating results may be materially adversely affected. See “Certain relationships and related party transactions.”

Rebranding may have an adverse impact on our business.

As required by the terms of the Stock and Asset Purchase Agreement, we ceased the use of the Thomson Reuters name and transitioned to a new name when TRHI changed its name to Truven Health Analytics Inc. and VCPH

Holdings Corp. changed its name to Truven Holding Corp. after the closing of the Transactions. The adoption of a new brand name may result in market confusion despite our efforts to inform our current and prospective customers of our name and ownership change. In addition, we continue to invest significant resources in our rebranding efforts and there can be no assurance that the new brand will be successful or that our rebranding strategy will timely gain market awareness or acceptance.

Following the consummation of the Transactions, we no longer receive financial support from Thomson Reuters or have access to its assets or borrowing power. We may not be able to raise additional funds when needed for our business or to exploit opportunities.

Prior to the Transactions, our Predecessor’s primary sources of financing were from Thomson Reuters. Following the consummation of the Transactions, Thomson Reuters no longer has an obligation to provide any additional financing to us, and we no longer have access to the borrowing capacity, cash flow or assets of Thomson Reuters. Further, due to the size and scale of Thomson Reuters, our Predecessor indirectly received benefits in select materials purchasing, insurance and other administrative expenses. We may not be able to procure or implement our own administrative and operational functions as effectively as Thomson Reuters due to our much smaller size and scale. Our future liquidity and capital requirements will depend upon numerous factors, some of which are outside our control, including the future development of the markets in which we participate. We may need to raise additional funds to support expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If our capital resources are not sufficient to satisfy our liquidity needs, we may seek to sell additional debt or equity securities or obtain other debt financing. The incurrence of indebtedness would result in increased expenses and could include covenants that would further restrict our operations. We may not be able to obtain additional financing, if required, in amounts or on terms acceptable to us, or at all.

Following the consummation of the Transactions, we are controlled by the Sponsor, whose interest as equity holder may conflict with yours as a creditor.

Following consummation of the Transactions, we are controlled by the Sponsor, through its affiliated private equity funds. The Sponsor controls the election of our directors and thereby has the power to control our affairs and policies, including the appointment of management, the issuance of additional equity and the declaration and payment of dividends if allowed under the terms of the credit agreement governing our Senior Credit Facility, the terms of the indenture governing the Notes and the terms of our other indebtedness outstanding at the time. The Sponsor does not have any liability for any obligations under or relating to the Exchange Notes and their interests may be in conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the Sponsor may pursue strategies that favor equity investors over debt investors. In addition, the Sponsor, through its affiliated private equity funds, may have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in its judgment, could enhance their equity investments, even though such transactions may involve risk to you as a holder of the Exchange Notes. Additionally, the Sponsor, through its affiliated private equity funds, may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. For information concerning our arrangements with the Sponsor, see “Management” and “Certain relationships and related party transactions.”

If we do not remediate material weaknesses in our internal control over financial reporting or are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

In connection with the audits of our financial statements for the 2012 periods, our independent registered public accounting firm identified control deficiencies in our internal control over financial reporting that constituted material weaknesses. A material weakness is defined under the standards issued by the Public Company Accounting Oversight Board as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected and corrected on a timely basis. Specifically, it was determined that material weaknesses exist as follows: (1) we do not maintain effective controls over reconciliation of certain financial statement accounts, (2) we do not maintain effective controls over the accounting for business combinations, (3) we do not maintain effective controls over the accounting for taxes and (4) we do not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of GAAP.

We are currently evaluating our accounting and finance resources as well as the design and operation of our internal control over financial reporting. However, we are in the early phases of our remediation, will not complete our remediation until after the exchange offer is completed, and therefore cannot predict the outcome of our remediation at this time. During the course of the remediation effort, we may identify additional control deficiencies, which could give rise to other material weaknesses, in addition to the material weaknesses described above. Each of the material weaknesses described above could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim consolidated and combined financial statements that would not be prevented or detected. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses described above or avoid potential future material weaknesses. If we are unable to successfully remediate these material weaknesses, it could harm our operating results, cause us to fail to meet our SEC reporting obligations or result in inaccurate financial reporting or material misstatements in our annual or interim financial statements.

We are not currently required to comply with the SEC’s rule implementing Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a company with publicly traded securities, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a company with publicly traded securities, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting and finance staff. Further, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting.

THE TRANSACTIONS

Stock and Asset Purchase Agreement

On April 23, 2012, VCPH Holding Corp. (now known as Truven Holding) entered into the Stock and Asset Purchase Agreement with the Stock Seller and the Asset Seller, which VCPH Holding Corp. assigned to Wolverine on May 24, 2012. Pursuant to the Stock and Asset Purchase Agreement, Wolverine acquired (i) all of the issued and outstanding capital stock of Thomson Reuters (Healthcare) Inc. from the Stock Seller and (ii) certain assets and liabilities of the Asset Seller and its affiliates. Following the Merger, as described below, the assets and liabilities acquired are now held by Truven (formerly TRHI), which remains a direct wholly-owned subsidiary of Truven Holding. The acquired assets include certain intellectual property, causes of action and claims and other incidental assets. The acquired liabilities include certain claims and legal proceedings, compensation and benefits and other liabilities in existence at the closing of the Acquisition. There were no pre-closing or post-closing purchase price adjustments.

Merger

Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding) and subsequently changed its name to Truven Health Analytics Inc. In connection with the Merger, Truven (formerly TRHI) succeeded to the obligations of Wolverine under the credit agreement that governs the Senior Credit Facility and under the indenture that governs the Notes.

Financing

We financed the Acquisition and paid related costs and expenses associated with the Acquisition and the financing, as follows:

•	$464.4 million in common equity contributed by entities affiliated with the Sponsor and certain co-investors;

•	$527.6 million principal amount of borrowings under the Term Loan Facility; and

•	$327.2 million principal amount of Old Notes.

In connection with the offering of the Old Notes and the Acquisition, we and VCPH Holding Corp. (now known as Truven Holding) entered into the Senior Credit Facility with JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding Inc. and UBS Securities LLC as arrangers and the several lenders party thereto. As amended on April 26, 2013, the Senior Credit Facility consists of (i) a $535.0 million Term Loan Facility with a seven-year maturity and (ii) a $50.0 million Revolving Credit Facility with a five-year maturity. We may request incremental term loans and an increase in the commitments in respect of the Senior Credit Facility in an aggregate amount of up to (x) $75.0 million plus (y) up to an additional $75.0 million if the consolidated senior secured leverage ratio is less than or equal to 4.0:1.0, subject to certain conditions. See “Description of Senior Credit Facility” for a description of our Senior Credit Facility.

We refer to the Acquisition and the related transactions, including the Merger, the offer and sale of the Old Notes, the borrowings under our Senior Credit Facility and the equity investments described above as the “Transactions.”

As set forth in the diagram below, following consummation of the Acquisition and the other Transactions, all of our issued and outstanding capital stock is held by Truven Holding. All of Truven Holding’s issued and outstanding capital stock is held by Holdings LLC. Investment entities affiliated with the Sponsor and certain co-investors, through their ownership of Holdings LLC, indirectly own all of our capital stock.

Following consummation of the Transactions, our basic corporate and debt structure is as follows:

*	66% of issued shares (66 shares) have been pledged to JPMorgan Chase Bank, N.A. as Administrative Agent under the Senior Credit Facility.
**	0.1% (or 10 shares) owned by Drushanthi Ganeshan, a Director employee.
***	As amended on April 26, 2013.

Transitional services agreement

We entered into a transitional services agreement with Stock Seller upon the closing of the Acquisition, which covers the provision of office space and services for certain operating areas, including facilities management, human resources, finance and accounting operations (including accounts payable and payroll processing), treasury, sourcing and procurement and IT services, among other services necessary for the conduct of our business. Pursuant to the agreement, Stock Seller and its affiliates are required to perform these services for certain pre-determined periods ranging from 30 days to one year (with the option to extend certain IT services), with most of the services being performed for periods between 90 days and nine months. We have the option to terminate any individual service prior to expiration of the time period for such service upon 30 days’ written notice to Stock Seller. While certain of these services have been fully performed, others are still being performed as provided in the agreement or through extension. In addition to the services specified in the agreement, in the event that we request that certain other services be made available by Stock Seller, Stock Seller will consider such request in good faith, but shall have no obligation to provide any other services to us. We are restricted from reselling, subcontracting, licensing, sublicensing or otherwise transferring any of the services.

Stock Seller is entitled to fees for each of the services it provides pursuant to the transitional services agreement and is entitled to additional fees representing costs associated with any service changes made at our request, as well as any additional costs associated with the termination of the respective services provided. The fees to be paid vary according to the type of service being provided.

Reverse transitional services agreement

We entered into a reverse transitional services agreement with Stock Seller upon the closing of the Acquisition, pursuant to which we provide Stock Seller with office space and facilities management services at several locations in the United States. Pursuant to the agreement, we will provide these services for certain pre-determined periods ranging from one year to approximately 22 months, with all such services to end by March 31, 2014.

We are entitled to fees for each of the services we provide pursuant to the reverse transitional services agreement and we are entitled to additional fees representing costs associated with any service changes made at Stock Seller’s request, as well as any additional costs associated with the termination of the respective services provided. The fees to be paid vary according to the type of service being provided.

India services agreement

We entered into a transitional services agreement with Stock Seller upon the closing of the Acquisition, which covers the provision of services including certain data management, analytics, support, audit and compliance services and software development, among other services. Such services are provided by Stock Seller from its locations in Bangalore, Chennai and Hyderabad, India and were being offered under the agreement for an initial period of up to five months, with a mutual option for a three month extension and further options to extend on a month by month basis if we and Stock Seller so agree. While certain of these services have been fully performed, others have been extended and are still being performed.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown on a combined basis for the Predecessor period and on a consolidated basis for the Successor period. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. The term “fixed charges” means the sum of the following: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) loss on early extinguishment of debt representing write-off of unamortized debt issue cost, original issue discount and call premium fees.

	Predecessor			Successor	Predecessor	Successor
				Period from inception (April 20) to December 31, 2012	Three months ended March 31, 2012	Three months ended March 31, 2013

	Years Ended December 31,		Period from January 1 to June 6, 2012

	2010	2011
($ in millions, except ratios)	(unaudited)		(unaudited)	(unaudited)	(unaudited)	(unaudited)
Earnings
Pre-tax income (loss) from continuing operations	$35,642	$24,740	$(12,436)	$(84,105)	522	(28,056)
Fixed charges	2,659	2,438	1,050	50,578	627	18,267

Earnings	$38,301	$27,178	$(11,386)	$(33,527)	1,149	(9,789)

Fixed Charges
Interest expense	$—	$63	$—	$39,662	2	16,361
Amortization of original issue discounts related to indebtedness	—	—	—	1,102	—	541
Amortization of debt issue costs	—	—	—	1,630	—	665
Unamortized debt issue costs written off	—	—	—	2,405	—	—
Unamortized original issue discount written off	—	—	—	2,705	—	—
October 2012 debt refinancing costs	—	—	—	1,587	—	—
Estimate of interest in rental expense	2,659	2,375	1,050	1,487	625	700

Total fixed charges	$2,659	$2,438	$1,050	$50,578	627	18,267

Ratio of Earnings to Fixed Charges (1)	14.4	11.1	—	—	1.8	—

Additional Pre-Tax Earnings to Achieve 1:1 Ratio	$—	$—	$12,436	$84,105	$—	$28,056

(1)	The ratio of earnings to fixed charges is computed by dividing earnings (loss) from operations plus fixed charges by fixed charges.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes and have agreed to pay the expenses of the exchange offer, other than certain taxes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange, Old Notes in a like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes.” The Old Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our outstanding indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013. You should read the following table in conjunction with the sections of this prospectus entitled “Summary—Summary historical financial and other data,” “Description of Senior Credit Facility” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our audited consolidated and combined financial statements for the 2012 periods, and our unaudited interim condensed consolidated and combined financial statements as of March 31, 2013 and the related notes thereto, included elsewhere in this prospectus.

(Dollars in thousands)	As of March 31, 2013
(unaudited)
Debt:
Credit Facilities(1)(2):
Term Loan Facility	$523,668
Revolving Credit Facility	—
Total secured debt	523,668
10.625% Senior Notes due 2020 (2)	327,150

Total debt	850,818
Total equity	404,907

Total capitalization	$1,255,725

(1)	As of March 31, 2013, the Credit Facilities consisted of (i) the $523.7 million of outstanding principal under the Term Loan Facility with a seven-year maturity and (ii) the $50.0 million Revolving Credit Facility with a five-year maturity, none of which was drawn as of March 31, 2013, although there were approximately $0.3 million of outstanding letters of credit as of March 31, 2013, which, while not drawn, reduce the available balance under the Revolving Credit Facility. As of March 31, 2013, a principal amount of the Term Loan Facility amounting to $3.9 million had been paid down. On April 26, 2013, we entered into the Second Amendment to the Senior Credit Facility, which, among other things, increased the aggregate principal amount of the Term Loan Facility from $523.7 million to $535.0 million. Because the Second Amendment to the Senior Credit Facility was not executed until after the close of the three month period ended March 31, 2013, the disclosure contained in this capitalization table as of March 31, 2013 does not reflect the upsize of the Term Loan Facility. See “Description of Senior Credit Facility.” Represents the outstanding aggregate principal amount of loans.
(2)	Excluding original issue discount on the Credit Facilities. As of March 31, 2013, the remaining unamortized balance of the original issue discount on the Term Loan Facility and Old Notes was $11.7 million and $1.9 million, respectively.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is based on the audited combined statement of operations of our Predecessor (for the period from January 1, 2012 to June 6, 2012) and Successor’s (for the period April 20, 2012 to December 31, 2012) audited consolidated statement of operations, which represent the combined results of operations of Truven Holding and its subsidiaries for the year ended December 31, 2012. The unaudited pro forma combined information reflects our Predecessor’s audited combined financial statements and Successor’s audited consolidated financial statements appearing elsewhere in this registration statement, as adjusted to illustrate the effect of the “Transactions” on our historical results of operations. The pro forma adjustments and certain assumptions underlying these adjustments, using the acquisition method of accounting, are described in the accompanying notes and should be read in conjunction with these unaudited pro forma combined financial statements. The pro forma adjustments are based on valuation estimates, available information and assumptions that we believe are reasonable as of the date of preparation. Our unaudited pro forma combined financial information is not necessarily indicative of what our actual results of operations would have been had the Transactions occurred as of the date or for the periods indicated, nor does it purport to represent our future results of operations.

The pro forma adjustments contained in the unaudited pro forma combined statement of operations for the year ended December 31, 2012 give effect to the Transactions as if they were consummated on January 1, 2012. The unaudited pro forma combined financial information gives effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) expected to have a continuing impact on us.

The unaudited pro forma combined statement of operations for the year ended December 31, 2012, does not include the effects of any future restructuring activities, including severance or other employee related costs that pertain to the combined operations, or other operating efficiencies or inefficiencies, which may result from the Transactions but are either non-recurring or at this point not factually supportable. Furthermore, the unaudited pro forma combined financial statements do not include certain non-recurring expenses, such as (i) for accelerated vesting of employee awards; (ii) other employee benefits costs; and (iii) certain transition costs that we expect to incur through the end of the second fiscal quarter of 2013, as we transition to be a standalone entity.

The unaudited pro forma combined financial information is presented for information purposes only and should be read in conjunction with the information included under the headings “Risk Factors,” “The Transactions,” “Capitalization,” “Selected historical financial and other data,” “Management’s discussion and analysis of financial condition and results of operations” and with our Predecessor’s audited combined financial statements and Successor’s audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Unaudited pro forma combined statement of operations for the year ended December 31, 2012

	Predecessor Historical	Successor Historical	Pro forma adjustments		Pro forma
(In thousands)	January 1, 2012 to June 6, 2012	From inception April 20, 2012 to December 31, 2012	Year ended December 31, 2012		Combined Year ended December 31, 2012
Revenues, net	$208,998	$241,786	$(5,553)	(a)	$445,231
Cost of revenues, excluding depreciation and amortization	(108,760)	(137,063)	—		(245,823)
Selling and marketing, excluding depreciation and amortization	(25,559)	(30,482)	—		(56,041)
General and administrative, excluding depreciation and amortization	(30,821)	(18,013)	—		(48,834)
Allocation of costs from Predecessor Parent and affiliates	(10,003)	—	—		(10,003)
Depreciation	(6,805)	(6,700)	3,392	(b)	(10,113)
Amortization of developed technology and content	(12,460)	(15,470)	2,228	(b)	(25,702)
Amortization of other identifiable intangible assets	(8,226)	(19,527)	(6,118)	(b)	(33,871)
Other operating expenses	(18,803)	(49,622)	55,452	(c)	(12,973)

Total operating costs and expenses	(221,437)	(276,877)	54,954		(443,360)

Operating (loss) income	(12,439)	(35,091)	49,401		1,871
Interest income	3	—	—		3
Interest expense	—	(49,014)	(27,770)	(d)	(76,784)

(Loss) income before taxes	(12,436)	(84,105)	21,631		(74,910)
Benefit from (provision for) income taxes	4,803	29,993	(8,436)	(e)	26,360

Net (loss) income	$(7,633)	$(54,112)	$13,195		$(48,550)

The accompanying notes are an integral part of this unaudited pro forma combined financial information.

Notes to unaudited pro forma combined financial statements

1.	Basis of presentation

The unaudited pro forma combined statement of operations for the year ended December 31, 2012 is based on the audited combined statement of operations of our Predecessor (for the period from January 1, 2012 to June 6, 2012) and Successor’s audited consolidated statement of operations, which represents the combined results of operations of Truven Holding and its subsidiaries (from the date of its formation on April 20, 2012 to December 31, 2012). Prior to June 6, 2012, Truven Holding and its subsidiaries did not conduct operations other than preparation for the Transactions. The unaudited pro forma combined statement of operations for the year ended December 31, 2012 includes pro forma adjustments to give effect to the Transactions as if they occurred on January 1, 2012.

We believe that the assumptions used provide a reasonable basis for presenting the effects directly attributable to the Transactions. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere in this prospectus.

2.	The Transaction

On April 23, 2012, VCPH Holding Corp. (now known as Truven Holding) entered into the Stock and Asset Purchase Agreement with the Stock Seller and the Asset Seller, which VCPH Holding Corp. assigned to Wolverine on May 24, 2012. Pursuant to the Stock and Asset Purchase Agreement, Wolverine acquired 100% of the equity interests of Thomson Reuters (Healthcare) Inc. and certain other assets and liabilities of the Thomson Reuters Healthcare business. Following the Merger, these assets and liabilities acquired are now held by Truven (formerly TRHI), which remains a direct wholly-owned subsidiary of Truven Holding. The acquired assets include certain intellectual property, causes of action and claims and other incidental assets. The acquired liabilities include certain claims and legal proceedings, compensation and benefits and other liabilities in existence at the closing of the Acquisition. There were no pre-closing or post-closing purchase price adjustments. Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding). TRHI subsequently changed its name to Truven Health Analytics Inc. In connection with the Merger, Truven (formerly TRHI) succeeded to the obligations of Wolverine under the credit agreement that governs the Senior Credit Facility (as defined below) and under the indenture that governs the Notes.

We financed the Acquisition cost of $1.25 billion and paid related costs and expenses associated with the Acquisition and the financing as follows:

•	$464.4 million in common equity contributed by entities affiliated with the Sponsor and certain co-investors;

•	$527.6 million principal amount of borrowings under the Term Loan Facility; and

•	$327.2 million principal amount of Old Notes.

The purchase price of $1.25 billion has been allocated based on the final fair values of net assets acquired and liabilities assumed at the date of the Acquisition. Based on the valuation report with the assistance of a third party valuation specialist, adjustments had been made to reflect the fair value of the certain tangible assets, identifiable intangible assets, deferred revenue and their related deferred taxes, resulting in goodwill from the Transaction of $824.9 million. The unaudited pro forma combined statement of operations adjustments as discussed below give effect to the Transactions as if they were consummated on January 1, 2012.

3.	Pro forma adjustments

The following adjustments were made in the preparation of the unaudited pro forma combined statement of operations:

(a)	This adjustment reflects the full year impact of adjustment on deferred revenue that negatively impacted our revenue in 2012. As part of the purchase accounting adjustment, our deferred revenues of $138.7 million from various contracts have been adjusted to their fair value of $80.2 million at the date of the Acquisition. As a result, the deferred revenue on certain contracts has been written off by $58.5 million and had a negative impact on our revenue in 2012 and will continue to negatively impact our revenue over the next four years, with the majority reflected over the 21 months after December 31, 2012. Had the acquisition happened at January 1, 2012, our revenue in 2012 would have been reduced by $49.0 million. The historical results of the Successor period from April 20, 2012 through December 31, 2012 include a reduction in revenue of $43.5 million as a result of the decline in value of deferred revenue. The pro forma adjustment of $5.5 million reflects the incremental negative impact on revenue had the Transaction occurred on January 1, 2012.

(b)	Reflects the incremental change in depreciation and amortization resulting from new fair values established for computer hardware and other property, developed technology and content, and other identifiable intangible assets with finite lives. As part of the purchase price accounting for the Acquisition, management, including the assistance of a third party valuation specialist, has identified the following assessed fair values and estimated useful lives:

(In thousands)	Fair values at Acquisition date	Estimated useful lives
Computer hardware and other property	$24,573	3-7 years
Developed technology and content	159,622	3-10 years

	$184,195

Other identifiable intangible assets:
Trade names	$86,200	15 years
Customers relationships	329,800	11-12 years

	$416,000

To recognize the impact of the Transactions as if they had been completed as of January 1, 2012, depreciation and amortization expense would differ in the unaudited pro forma combined statement of operations for the year ended December 31, 2012, primarily due to incremental depreciation and amortization that should have been recognized during the Predecessor period as follows:

(In thousands)	Developed technology and content	Other identifiable intangible assets	Computer hardware and other property
Pro forma depreciation and/or amortization (Predecessor period)	$10,232	$14,344	$3,413
Historical depreciation and/or amortization (Predecessor period)	12,460	8,226	6,805

Increase (decrease) in depreciation and amortization	$(2,228)	$6,118	$(3,392)

(c)	This adjustment eliminates non-recurring costs directly related to the Transactions, including certain non-recurring audit services, accounting and consulting services and legal fees related to the Predecessor Parent’s disposal of our Predecessor, and severance and retention bonuses to management employees related to the Transactions. The adjustment also includes the portion of the Sponsor’s annual fee that would have been incurred had the Transactions occurred on January 1, 2012. The Sponsor’s fee adjustment reflects the full year impact of $2.5 million of Sponsor’s management fee. Approximately $1.5 million is already reflected in the historical results of the Successor period from April 20, 2012 through December 31, 2012.

(In thousands)	Year ended December 31, 2012
Direct acquisition costs including nonrecurring audit, accounting and consulting fees	$38,569
Severance and retention bonuses	17,925
Sponsor’s fee	(1,042)

Net decrease in expenses	$55,452

(d)	This adjustment reflects (1) the interest expense of the Exchange Notes and the variable rate Term Loan Facility, as calculated below, together with commitment fees on the unused portion of the Revolving Credit Facility and (2) the amortization of capitalized debt issuance costs associated with the issued debt as follows:

(In thousands)	Year ended December 31, 2012
Pro forma interest expense:
Term Loan Facility (i)	$30,338
Exchange Notes (ii)	34,760
Revolving Credit Facility Commitment fees (iii)	250
Amortization of original issue discount (i/iv)	2,143
Amortization of debt issuance costs (i/v)	2,673
Pro forma interest expense	70,164

Historical interest expense	(42,394)

Adjustment to interest expense	$27,770

(i)	The variable interest rate of the Term Loan Facility was assumed at 5.75%, representing the LIBOR floor rate of 1.25% plus the current applicable margin of 4.5% in accordance with the amended credit agreement governing our Senior Credit Facility. As discussed elsewhere in this prospectus, on October 3, 2012, we entered into a first amendment to the Credit Agreement governing our Senior Credit Facility, pursuant to which this applicable margin for all loans was reduced by 1%. As of the time of the amendment, the loans with certain lenders were determined to be extinguished under ASC 470-50, Modification or Extinguishment of debt. We incurred lenders’ fees of $6.7 million in connection with the amendment. The unaudited pro forma combined statement of operations includes adjustments to reflect the reduction in applicable margin starting on January 1, 2012. In addition, the pro forma amortization of the original issue discount and debt issuance costs have been adjusted to reflect the impact of certain original issue discount and debt issuance costs associated with the debt from certain lenders that were determined to have been extinguished and were written off. The related loss on early extinguishment of debt amounting to $6.7 million and included as part of interest expense is reflected in the Successor historical financial statements and no pro forma adjustment has been included herein. As discussed elsewhere in this prospectus, on April 26, 2013, we entered into a second amendment to the Credit Agreement governing our Senior Credit Facility, pursuant to which the applicable margin for all loans was further reduced by 1.25%. The adjustments to the unaudited pro forma combined statement of operations do not reflect this change.

(ii)	The fixed interest rate of 10.625% was used for the Exchange Notes.

(iii)	The commitment fee on the Revolving Credit Facility was based on the applicable fee of 0.5% of the unused balance.

(iv)	The original issue costs discount on Senior Term loan and Exchange Notes is amortized using the effective interest rate method.

(v)	The deferred debt issuance costs are amortized over the term of the related debt.

The underlying one-month LIBOR rate as of December 31, 2012 was 0.21%. Based on a one-year time frame and all other variables remaining constant, a one-eighth of one percent (12.5 basis points) change in the interest rate would have no impact on the interest expense on our Term Loan Facility, as the LIBOR floor of 1.25% applicable to the Term Loan Facility is significantly higher than the prevailing LIBOR rates.

(e)	This adjustment is for income tax expense provided at an estimated statutory rate of 39%. Because the tax rate used for these pro forma financial statements is an estimate, it may vary from the actual effective tax rate in periods subsequent to the Acquisition.

4.	Transition costs

Since the closing of the Transactions on June 6, 2012, we have spent, and through the second fiscal quarter of 2013, we expect to continue to expend, substantial time and monetary resources developing and transitioning to a standalone entity. We expect to incur certain capital expenditures and various expenses to implement our new infrastructure and systems, and other non-recurring costs relating to the transition to operate as a standalone company. Transition costs have been excluded from the adjustments to our unaudited pro forma combined statement of operations.

We entered into a transitional services agreement with Stock Seller upon the closing of the Acquisition, which covers the provision of office space and services for certain operating areas, including facilities management, human resources, finance and accounting operations (including accounts payable and payroll processing), treasury, sourcing and procurement and IT services, among other services necessary for the conduct of our business. There can be no assurance that after the termination of the transitional services agreement we will be able to replace the services of the Stock Seller for the fees charged by the Stock Seller under the transitional services agreement or the costs historically allocated to us, or that the functions assumed by us after the Acquisition or to be outsourced to third parties will not cost significantly in excess of our estimates or that the provision of such services will be performed without interruption or delay due to unanticipated occurrences.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth our selected historical financial and other data for the periods and at the dates indicated:

The term Predecessor period refers to all periods related to the Thomson Reuters Healthcare business (the Predecessor) prior to and including the date of the closing of the Acquisition on June 6, 2012. We have derived the statement of operations and cash flow data for the fiscal years ended December 31, 2011 and 2010 and for the period from January 1 to June 6, 2012, and the balance sheet data as of December 31, 2011 from our Predecessor’s audited combined financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2010 has been derived from our Predecessor’s audited combined financial statements not included in this prospectus. We have derived the statement of operations and cash flow data for the three month period ended March 31, 2012 and the balance sheet data as of March 31, 2012, from our unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus.

The term Successor period refers to all periods from inception of Truven Holding (April 20, 2012 onwards), which includes all periods of Truven after the closing of the Acquisition on June 6, 2012. Following the Acquisition and the related Merger, Truven (formerly TRHI) owns certain other assets and liabilities of the Thomson Reuters Healthcare business and is a direct wholly-owned subsidiary of Truven Holding (the Successor). We have derived the balance sheet data as of December 31, 2012 and the statement of operations and cash flow data for the period from April 20, 2012 to December 31, 2012 from Successor’s audited consolidated financial statements included elsewhere in this prospectus, which represent the consolidated financial position of Truven Holding and its subsidiaries. We have derived the statement of operations and comprehensive income (loss) and cash flow data for the three month period ended March 31, 2013 and the balance sheet data as of March 31, 2013 from our unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus, which represent the consolidated results of operations and financial position of Truven Holding and its subsidiaries as of March 31, 2013. The selected historical financial and other data included below and elsewhere in this prospectus are not necessarily indicative of future results. The selected financial data presented below has been derived from financial statements that have been prepared in accordance with GAAP and should be read with the information included under the headings “Risk Factors,” “Capitalization,” “Unaudited pro forma combined financial information,” “Management’s discussion and analysis of financial condition and results of operations” and with our audited consolidated and combined financial statements as of December 31, 2012, and unaudited interim condensed consolidated and combined financial statements as of March 31, 2013 and the related notes thereto, included elsewhere in this prospectus.

	Predecessor			Successor	Predecessor	Successor
(Dollars In thousands)	Year ended December 31, 2010	Year ended December 31, 2011	Period from January 1 to June 6,	Period from inception (April 20, 2012) to December 31, 2012	Three months ended March 31, 2012	Three months ended March 31, 2013
	(unaudited)		(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:
Revenues, net	$450,008	$483,207	$208,998	$241,786	$120,148	$112,890
Cost of revenues, excluding depreciation and amortization(a)	(226,176)	(238,291)	(108,760)	(137,063)	(62,316)	(65,340)
Selling and marketing, excluding depreciation and amortization(b)	(55,148)	(53,991)	(25,559)	(30,482)	(14,314)	(13,115)
General and administrative, excluding depreciation and amortization(c)	(40,715)	(53,008)	(30,821)	(18,013)	(14,394)	(11,134)
Allocation of costs from Predecessor Parent and affiliates(d)	(33,358)	(34,496)	(10,003)	—	(7,453)	—
Depreciation	(13,418)	(14,851)	(6,805)	(6,700)	(3,552)	(4,580)
Amortization of developed technology and content	(23,660)	(24,208)	(12,460)	(15,470)	(5,873)	(7,718)
Amortization of other identifiable intangible assets(e)	(20,112)	(19,691)	(8,226)	(19,527)	(4,765)	(8,615)
Other operating expenses(f)	(1,995)	(20,002)	(18,803)	(49,622)	(7,003)	(12,865)

Total operating costs and expenses	(414,582)	(458,538)	(221,437)	(276,877)	(119,670)	(123,367)

Operating (loss) income	35,426	24,669	(12,439)	(35,091)	478	(10,477)
Interest income from Predecessor Parent(g)	156	134	—	—	(2)	—
Net interest income (expense)(h)	60	(63)	3	(49,014)	46	(17,567)
Unrealized foreign exchange loss					—	(12)

(Loss) Income before income taxes	35,642	24,740	(12,436)	(84,105)	522	(28,056)

Benefit from (Provision for) income taxes	(13,989)	(9,859)	4,803	29,993	(229)	10,426

Net (loss) income	$21,653	$14,881	$(7,633)	$(54,112)	$293	$(17,630)

Cash flow data:
Net cash provided by operating activities	$97,684	$85,017	$17,806	$27,352	14,520	17,268
Net cash used in investing activities	(43,925)	(40,521)	(10,285)	(1,281,130)	(9,513)	(19,378)
Net cash provided by (used in) financing activities	(55,227)	(44,659)	(7,513)	1,277,125	(5,004)	631
Other financial data:
Capital expenditures(i)	(40,058)	(40,521)	(10,285)	(31,270)	(9,513)	(19,378)
Ratio of earnings to fixed charges(j)	14.4x	11.1x	—	—	1.8x	—

	Predecessor		Successor	Successor
	As of December 31,		As of December 31,	As of March 31,
	2010	2011	2012	2013
	(unaudited)		(unaudited)	(unaudited)
Balance sheet data (at end of period):
Cash and cash equivalents	$233	$70	$23,347	$21,836
Working capital deficit(k)	(75,444)	(75,481)	(86,036)	(110,455)
Total assets	800,611	590,875	1,597,082	1,566,784
Long-term debt, net of original issue discount(l)	—	—	837,972	837,194
Total equity	568,089	354,299	419,252	404,907

(a)	Includes all personnel and other costs of revenue, including but not limited to, client support, client operations, product management, royalties, allocation of technology support costs administered by Thomson Reuters relating to market data and professional service costs.
(b)	Includes all personnel and other costs related to sales and marketing, including but not limited to, sales and marketing staff, commissions and marketing events.
(c)	Includes all personnel and other costs related to general administration as well as costs shared across the organization, including but not limited to technology, finance and strategy.
(d)	As described in Note 18 to the financial statements for the 2012 periods and Note 8 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus, our Predecessor historically engaged in related party transactions with Thomson Reuters relative to certain support services, including among others, finance, accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management.
(e)	Includes amortization of definite-lived trade names, database content, publishing rights and acquired customer relationship assets.
(f)	Includes related disposal costs incurred as part of the Acquisition process (comprised of audit services, accounting and consulting services and legal fees), severance and retention bonuses relating to the Acquisition, costs relating to other acquisition activities in the Predecessor period (such as legal fees and due diligence costs) and other costs which represent severance, consulting expenses and technology expenses as part of certain restructuring activities. Refer to Note 14 to the financial statements for the 2012 periods and Note 5 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus.
(g)	Prior to the Acquisition, certain of our Predecessor’s cash management transactions with Thomson Reuters were subject to written loan agreements specifying repayment terms and interest payments, under which Thomson Reuters was required to pay interest to our Predecessor equal to the average monthly rate earned by Thomson Reuters on its cash investments held with its primary U.S. banker. Interest on these notes is reflected in “Interest income from Predecessor Parent” in our Predecessor’s combined statement of operations. These loan agreements were satisfied upon completion of the Acquisition.
(h)	Interest earned or incurred related to third-party transactions.
(i)	Includes capitalized software and capitalized hardware, other equipment related costs, as well as other property costs.
(j)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. The term “fixed charges” means the sum of the following: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) loss on early extinguishment of debt representing write-off of unamortized debt issue cost, original issue discount and call premium fees. The ratio of earnings to fixed charges is computed by dividing earnings (loss) from operations plus fixed charges by fixed charges.
(k)	Working capital is defined as current assets excluding cash and cash equivalents minus current liabilities.
(l)	Total debt includes current and non-current portion, net of original issue discount of $13.6 million and $14.2 million as of March 31, 2013 and December 31, 2012, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to and including the date of the closing of the Acquisition on June 6, 2012 (the Predecessor period) and periods from inception of Truven Holding (April 20, 2012 onwards), which includes all periods of Truven after the closing of the Acquisition on June 6, 2012 (the Successor period). Accordingly, the discussion and analysis of the Predecessor period does not reflect the significant impact that the Acquisition had on us, including, without limitation, increased leverage, the impact of acquisition accounting and debt service requirements. You should read the following discussion and analysis in conjunction with our audited consolidated and combined financial statements as of December 31, 2012, and unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, and the related notes thereto included elsewhere in this prospectus. The Successor’s audited and unaudited interim condensed consolidated financial statements for the Successor period represent the consolidated financial position and results of operations of Truven Holding and its subsidiaries. This discussion and analysis contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of various factors, including the factors we describe under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus. References to “Predecessor fiscal year” or “Predecessor fiscal” refer to our Predecessor’s fiscal years ending on December 31, 2010 and 2011, and references to “Predecessor fiscal period” refer to Predecessor’s fiscal period from January 1, 2012 to June 6, 2012. References to “Successor fiscal period” refer to Successor’s fiscal periods beginning on April 20, 2012 and ending on December 31, 2012 and beginning January 1, 2013 and ending on March 31, 2013.

Overview

We are a leading provider of healthcare data and analytics solutions and services to key constituents in the U.S. healthcare system, including federal government agencies, state government agencies, employers and health plans, hospitals, clinicians and pharmaceutical companies. Our solutions and services empower our customers to make decisions to improve the cost, performance and quality of healthcare through data and data analytics.

On April 23, 2012, VCPH Holding Corp. (now known as Truven Holding, the “Company”), an affiliate of Veritas Capital (the “Sponsor”), entered into the Stock and Asset Purchase Agreement with Thomson Reuters U.S. Inc. (“TRUSI”) and Thomson Reuters Global Resources, both affiliates of the Thomson Reuters Corporation (“Thomson Reuters”) (“the Stock and Asset Purchase Agreement”), which VCPH Holding Corp. assigned to Wolverine on May 24, 2012. Pursuant to the Stock and Asset Purchase Agreement, on June 6, 2012, Wolverine acquired 100% of the equity interests of Thomson Reuters (Healthcare) Inc. (“TRHI”) and certain other assets and liabilities of the Thomson Reuters Healthcare business (the “Acquisition”). Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding), and subsequently changed its name to Truven Health Analytics Inc. (“Truven”). Following the Merger, the assets and liabilities acquired are now held by Truven (formerly TRHI), which remains a direct wholly-owned subsidiary of Truven Holding. Truven Holding was formed on April 20, 2012 for the purpose of consummating the Acquisition. We financed the Acquisition and paid related costs and expenses associated with the Acquisition and the financing as follows: (i) $464.4 million in common equity was contributed by entities affiliated with the Sponsor and certain co-investors; (ii) $527.6 million principal amount was borrowed under the Term Loan Facility; and (iii) $327.2 million principal amount of Old Notes were issued.

In connection with the offering of the Old Notes and the Acquisition, VCPH Holding Corp. (now known as Truven Holding) and Wolverine entered into the Senior Credit Facility, which consisted of (i) the $527.6 million Term Loan Facility (which has a seven-year maturity) and (ii) the $50.0 million Revolving Credit Facility (which has a five-year maturity). In connection with the Merger, Truven succeeded to the obligations of Wolverine under the credit agreement that governs our Senior Credit Facility and under the indenture that governs the Notes.

Successor—The consolidated financial statements as of December 31, 2012 and for the period from April 20, 2012 through December 31, 2012, along with the condensed interim consolidated financial statement as of March 31, 2013, and for the three month period ended March 31, 2013, include the accounts of Truven Holding from inception and its subsidiaries subsequent to the closing of the Acquisition on June 6, 2012. The consolidated financial statements of the Successor reflect the Acquisition under the acquisition method of accounting, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Predecessor—Prior to June 7, 2012, TRHI (now known as Truven) was a wholly-owned indirect subsidiary of the Stock Seller, and certain of our assets were owned by the Asset Seller. The historical financial information for the three month period ended March 31, 2012, for the period from January 1, 2012 through June 6, 2012, and for the years ended December 31, 2011 and 2010, represents the assets, liabilities, revenues and expenses directly attributed to the Thomson Reuters Healthcare business (the Predecessor) as well as certain allocations by Thomson Reuters.

The combined financial statements of our Predecessor and the consolidated financial statements of the Successor included in this prospectus have been prepared in conformity with generally accepted accounting principles in the Unites States of America (“GAAP”). The combined financial statements of our Predecessor have been derived from the accounting records of Thomson Reuters using historical results of operations and the historical bases of assets and liabilities, adjusted as necessary to conform to GAAP. All significant transactions between our Predecessor and other Thomson Reuters entities are included in our Predecessor’s combined financial statements. Management believes the assumptions underlying our Predecessor’s combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect what our Predecessor’s results of operations, financial position and cash flows would have been had it operated as a standalone company without the shared resources of Thomson Reuters for the periods presented and may not be indicative of our future results of operations, financial position and cash flows. See “Risk Factors—Risks related to our organization and structure.”

Recent Developments

On April 26, 2013, we entered into the Second Amendment to the Senior Credit Facility (referred to as the “April 2013 Refinancing”) with a syndicate of banks and other financial institutions to (i) increase the aggregate principal amount of the Term Loan Facility from $523.7 million to $535.0 million, (ii) reduce the applicable margin by 1.25%, (iii) with respect to the Term Loan Facility, determine the applicable margin in accordance with a pricing grid based on our consolidated total leverage ratio following delivery of financial statements at the end of each fiscal year or quarter, as applicable, after the second quarter of fiscal year 2013 and (iv) extend the 1% repricing call protection from June 6, 2013 to October 26, 2013. There were no other changes in the terms and conditions. Because the Second Amendment to the Senior Credit Facility was executed after the close of the three month period ended March 31, 2013, the disclosure contained herein as of March 31, 2013 does not reflect the charges implemented by the Second Amendment, including the upsize of the Term Loan Facility.

In connection with the April 2013 Refinancing, the Company incurred lenders fees of $6.8 million, which mainly consist of a call premium. We are currently evaluating the impact of the April 2013 Refinancing on our second quarter financial position, comprehensive income (loss) and cash flows.

On June 5, 2013, we entered into the second supplemental indenture (the “Second Supplemental Indenture”), whereby the guarantee release provision in Section 10.2(d)(1)(B) of the Indenture, which allows guarantors to be released from their obligations under the Indenture upon the release or discharge of such guarantor’s guarantee of the Senior Credit Facility or the guarantee which resulted in the creation of the guarantee under the Indenture (subject to certain limitations), was amended to apply only to subsidiary guarantors and not to the Company.

Our Reportable Segments

We operate and manage our business through three reportable segments: The determination of reportable segments was based on the discrete financial information about the operating segment that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in order to allocate resources to the segment and to assess its performance.

The Chief Executive Officer has the authority for resource allocation and assessment of the Company’s performance and is therefore the CODM. The CODM evaluates the performance of the segments based on segment operating income.

The Company’s business segments, which primarily operate in the United States, are as follows:

Payer—The Payer segment provides information and solutions to various customer channels, such as employers/health plans, pharmaceutical companies, federal government, and state government, to improve the cost and quality of healthcare. These solutions focus on care and risk management, which enhance benefit design, medical cost trend management, disease management, network design and quality management processes in healthcare payer and purchasing organizations.

Hospitals—The Hospitals segment provides data, analytics, solutions and value added services to healthcare providers. These solutions benchmark customer data and evaluate the customer’s performance against peer organizations. Typical benchmarks include costs, operational efficiencies, clinical performance and re-admissions.

Clinicians—The Clinicians segment delivers high value content, solutions and sophisticated decision support tools primarily to hospitals and health systems for use by nurses, physicians and pharmacists. These solutions and tools are aimed at improving patient care, reducing medication errors and enhancing disease and condition management.

Standalone company

Before the Acquisition, our Predecessor historically engaged in extensive intercompany transactions with Thomson Reuters and its subsidiaries relative to certain support services, including, among others, finance and accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management. Thomson Reuters allocated costs to our Predecessor for the provision of these services. These amounts are presented within “Allocation of costs from Predecessor Parent and affiliates” in our Predecessor’s combined statement of operations and comprehensive income (loss), except for certain data center costs that are presented in “Cost of revenues, excluding depreciation and amortization.” These amounts are not necessarily representative of the amounts that would have been reflected in the condensed combined financial statements had our Predecessor operated independently of Thomson Reuters.

From January 1, 2009 to June 30, 2011, our Predecessor was combined with the former Scientific segment to form the Healthcare and Science segment of Thomson Reuters, which was managed by a single management team. Effective June 30, 2011, Thomson Reuters began to report our Predecessor separately, following Thomson Reuter’s announcement of its intention to dispose of our Predecessor. Reflecting the manner in which the business was managed in each period, certain shared costs of the combined Healthcare and Science segment incurred prior to June 30, 2011 were allocated to our Predecessor and are reported within “Allocation of costs from Predecessor Parent and affiliates” in our Predecessor’s combined statement of operations. Subsequent to June 30, 2011, a portion of these costs are included within “General and administrative expense, excluding depreciation and amortization” in our Predecessor’s combined statement of operations and comprehensive income (loss). These costs increased from $40.7 million in 2010 to $53.0 million in 2011 due to an increase in the bonus accrual and allocations reflecting costs to effect the separation of Healthcare and Science into two segments.

Under the Transitional Services Agreement that was executed in connection with the Acquisition, the Stock Seller agreed to continue to provide certain services (including, but not limited to, data hosting, management information services support, campus services support, accounts payable, general ledger and payroll systems support, human resources administration support and facilities) for certain pre-determined periods and at pre-determined negotiated rates, as specified therein, depending upon the specific services to be provided. Such fees are, in the aggregate, in line with the allocation and direct costs reflected in our statement of operations and comprehensive income (loss). We are in the process of developing our administrative infrastructure, and most of these functions will be assumed by us or by third parties on our behalf over the next three months. During this period, we will incur duplicate costs for certain functions as we develop our internal capabilities while using services provided to us under the Transitional Services Agreement. We have incurred $17 million in transition services costs under the Transitional Services Agreement from June 7, 2012 through March 31, 2013. We have also incurred $28 million of other costs related to our transition as a standalone company through March 31, 2013, of which $14 million relates to capital expenditures related to data center migration, separating the infrastructure from our Predecessor Parent. We expect to incur an additional $8 million of costs related to technology for the remainder of 2013, comprised of $1 million in capital expenditures to complete the data center migration and separation of certain infrastructure from our Predecessor Parent and $7 million in expenses related to the data center migration and related consulting and professional services to transition to a standalone company.

As a direct result of the Acquisition, we incurred non-recurring costs in the amount of $26.7 million, mostly incurred at the closing of the Acquisition and shortly thereafter. These costs were expensed and include financial advisory fees, commitment fees and legal, accounting and other professional fees. In addition, we incurred underwriting fees of $21.6 million related to the issuance of debt related to the Acquisition, which have been capitalized and amortized over the term of the debt. We expect to expend further time and monetary resources developing and transitioning to a standalone entity through the end of the second fiscal quarter of 2013.

Key Factors Influencing Our Financial Condition, Results of Operations and disclosure requirements

Acquisitions, Substantial Leverage and Other Transaction-Related Effects

Truven was acquired on June 6, 2012. Our results of operations, financial position and cash flows are significantly impacted by the effects of the Acquisition, which was financed primarily through borrowings, including transaction-related debt commitment fees and recurring interest costs. In addition, from time to time, we may refinance our borrowings which also can have a significant impact on the results of our operations.

In accordance with the acquisition method of accounting, following the Acquisition on June 6, 2012, we, with the assistance of a third-party valuation firm, have estimated the fair values of acquired assets and assumed liabilities based on the actual tangible and identifiable intangible assets and liabilities that existed as of June 6, 2012. These fair values were reflected in our balance sheet on the date of the Acquisition. In this process, we applied certain assumptions as inputs to the valuation calculations. These assumptions represent our best estimates based on historic performance of the respective reporting segments, trends within the market place and our consideration of the potential impact of political, economic and social factors that are considered beyond our control. Significant assumptions included within our discounted cash flow valuation include revenue growth rates, operating profit margins, implied rate of return used and terminal growth rates, as discussed below:

•

Revenue growth rates and operating profit margins were determined based upon the historic performance of each reporting segment and our projections of future performance assuming successful execution of our strategic objectives as well as considering trends within the market place.

•

The implied rate of return was calculated based on our projections of future performance and the business enterprise value, which is the total purchase consideration before working capital adjustments.

•	The terminal growth rate was calculated based on our projections of future performance for both the Company and the industry.

The impact of this acquisition accounting results in certain differences between Predecessor and Successor financial statements discussed herein, and thereby affects comparability between such statements.

As of March 31, 2013, the total aggregate principal amount of our indebtedness was $850.8 million, as presented in our statement of financial position, net of unamortized debt issue discounts of $13.6 million. For more information regarding our external borrowings, refer to Note 11 to the financial statements for the 2012 periods and Note 4 to the unaudited interim condensed consolidated and combined financial statements as of

March 31, 2013, included elsewhere in this prospectus. Our future results of operations, including our net financial expenses, will be significantly affected by our substantial indebtedness. The servicing of this indebtedness has had and will continue to have an impact on our cash flows and cash balance. For more information, refer to “Liquidity and Capital Resources.”

Deferred revenue

Our revenues are derived from the sale of subscription data, analytics solutions and services. Our revenues from the sale of subscription data and analytics solutions are typically billed annually in advance and recognized on a straight-line basis over the contract term, which is typically one to three years. As a result, cash collections from customers for subscription data and analytic solutions can be greater than the revenue recognized (which only correspond to those revenues associated with services already rendered). In cases of billings in advance or advanced receipt of payments from customers, we record deferred revenue, a liability that is reduced as revenue is recognized. Our revenues from services are invoiced according to the terms of the contract, typically in arrears (after the corresponding services have been rendered), and recognized over the term of the contract. Contracts for services vary in length from a few months to several years. The carrying value of our deferred revenue as of June 6, 2012 totaled $138.7 million. Following the completion of the Acquisition, we determined, with the assistance of a third-party valuation firm, that the fair value of our deferred revenue should be adjusted to $80.2 million. As a result, deferred revenue on certain contracts of $58.5 million was written off, which negatively impacted our revenue by $43.5 million during the period from the closing of the Transactions on June 6, 2012 through December 31, 2012, and by $4.8 million during the three month period ended March 31, 2013. The write-off will have a future aggregate negative impact of $10.2 million over the next four years, with the majority reflected over the next 18 months.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce reporting requirements for qualifying public companies. We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we may choose to rely on available exemptions under the JOBS Act which includes reduced reporting requirements. See “Risk Factors—Risks related to our business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from some disclosure requirements.”

Critical accounting policies

Our critical accounting policies are those that we believe are most important to the presentation of our financial position and results and that require the most difficult, subjective or complex judgments. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP with no need for the application of judgment. For more information, see Note 2 to the financial statements for the 2012 periods included elsewhere in this prospectus. In certain circumstances, the preparation of our financial statements in conformity with GAAP requires us to use our judgment to make certain estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We believe the assumptions and other considerations used to estimate amounts reflected in our Predecessor’s combined financial statements and Successor’s consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in the financial statements, the resulting changes could have a material adverse effect on our consolidated and combined results of operations and financial condition. We believe the policies described below are our most critical accounting policies.

Accounting for business combinations

We account for business combinations, where the business is acquired from an unrelated third party, under the acquisition method of accounting in accordance with ASC 805, Business Combinations, which requires the acquired assets, including separately identifiable intangible assets, and assumed liabilities to be recorded as of the acquisition date at their respective fair values. Any excess of the purchase price over the fair value of assets, including separately identifiable intangible assets and liabilities acquired, is allocated to goodwill. Goodwill is allocated to the appropriate segments which benefited from the business combination when the goodwill arose.

The allocation of the purchase price to the fair value of acquired assets and liabilities involves assessments of the expected future cash flows associated with individual assets and liabilities and appropriate discount rates as of the date of the acquisition. Where appropriate, we consult with external advisors to assist with the determination of fair value. For non-observable market values, fair value has been determined using accepted valuation principles (e.g., relief from royalty method). Subsequent changes in our assessments may trigger an impairment loss that would be recognized in the statement of comprehensive income (loss).

On June 6, 2012, we acquired 100% of the equity interests of TRHI (now known as Truven) and certain other assets and liabilities of the Thomson Reuters Healthcare business for $1,249.9 million. In respect of this acquisition, we believe that the key areas of subjectivity in relation to the allocation of purchase consideration involve determining the acquisition date fair value of identifiable intangible assets, computer hardware and other property, and developed technology and content, and the measurement of deferred revenue. Management has identified separately identifiable intangible assets in existence as at the date of acquisition. Using market participant assumptions and recognized valuation techniques, values have been determined for these intangible assets. These valuation techniques require various assumptions including future levels of profitability; assumed royalty rates for relief from royalty valuations; and appropriate discount rates to present value of the estimated cash flows. An assessment of useful lives is also required to establish future amortization expense.

Computer hardware and other property have been valued as at the acquisition date using the costs approach based on current replacement and/or reproduction costs of the asset as new, less depreciation attributable to physical, functional and economic factors. Developed technology and content have been valued as at the acquisition date using the royalty method under the income approach to determine the estimated reasonable royalty rates for each reporting unit based on comparable royalty agreements. The royalty rate, net of tax was applied to projected revenues to determine the after-tax royalty cash savings discounted to present value.

Deferred revenue has been valued using the costs build-up approach and is calculated as the cost to fulfill the legal performance obligation plus a reasonable profit margin.

All of these assumptions and the resulting valuations were reviewed and approved by management.

Revenue recognition

We recognize revenue when the (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

Subscription-based products

Subscription-based revenues from sales of products and services that are delivered under a contract over a period of time are recognized on a straight line basis over the term of the subscription. Where applicable, usage fees above a base period fee are recognized as services are delivered. Subscription revenue received or receivable in advance of the delivery of services or publications is included in deferred revenue.

Multiple element arrangements

Our multiple element arrangements are typically comprised of two deliverables: (1) the design, production, testing and installation of the customer’s database and (2) the provision of ongoing data management and support services in conjunction with licensed data and software. Such deliverables are accounted for as separate units of accounting if the following criteria are met:

•

For contracts entered into prior to January 1, 2011, revenue is allocated to a deliverable if vendor-specific objective evidence (“VSOE”) or third party evidence (“TPE”) for that deliverable is available. The amount allocated to each deliverable is then recognized as revenue when delivery has occurred or services have been rendered with respect to that deliverable, provided that all other relevant revenue recognition criteria are met. VSOE generally exists only when we sell the deliverables separately and is the price actually charged by us for that deliverable. For contracts entered into prior to January 1, 2011, we are not able to establish VSOE or TPE for the deliverables in our hosting arrangements. As a result, such deliverables are treated as one unit of accounting, and the revenue is recognized over the ongoing service period.

•

For contracts entered into or materially modified on or after January 1, 2011, revenue is allocated to deliverables based upon the following hierarchy: (i) VSOE, (ii) TPE and (iii) best estimate of selling price (“ESP”). The objective of ESP is to determine the price at which we would offer each unit of accounting to customers if each unit were sold regularly on a standalone basis. We use a cost plus a reasonable margin approach to determine ESP for each deliverable. Revenue related to database production is recognized using a proportional performance model, with reference to labor hours. Revenue related to ongoing services is recognized on a straight line basis over the applicable service period, provided that all other relevant criteria are met. For contracts entered into on or after January 1, 2011, we were able to separate the production of the database installation deliverable and the ongoing services deliverable into two separate units of accounting given that the deliverables have value to the customer on a standalone basis. The revenue is allocated to these units of accounting based upon relative ESP.

Software-related products and services

Certain arrangements include implementation services as well as term licenses to software and other software related elements, such as post contract customer support. Revenues from implementation services associated with installed software arrangements are accounted for separately from software and subscription revenues if VSOE is available for the elements in the arrangement. If the implementation services do not qualify for separate accounting, they are recognized together with the related software and subscription revenues on a straight line basis over the term of service.

Developed technology and content

Certain costs incurred in connection with software to be used internally are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of application development stage. Costs which qualify for capitalization include both internal and external costs, but are limited to those that are directly related to a specific project. Developed technology and content is stated at cost less accumulated amortization. Amortization is computed based on the expected useful life of three to ten years.

Goodwill and other finite lived intangible assets

Carrying value of goodwill in each reporting unit is formally reviewed on an annual basis or whenever events or circumstances occur for possible impairment. We consider the following to be important factors that could trigger an impairment review and may result in an impairment charge: (a) significant and sustained underperformance relative to historical or projected future operating results; (b) identification of other impaired assets within a reporting unit; (c) significant and sustained adverse changes in business climate or regulations;

(d) significant negative changes in senior management; (e) significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; and (f) significant negative industry or economic trends. Other finite lived intangible assets are reviewed periodically whenever there is a triggering event that indicates the carrying amount may not be recoverable. Impairment reviews are performed using a discounted cash flow and market approach. The estimates and assumptions we use are consistent with the business plans and estimates we use to manage operations and to make acquisition and divestiture decisions. The use of different assumptions would increase or decrease the estimated value of future cash flows and would have increased or decreased any impairment charge taken. Future outcomes may also differ. If we fail to achieve estimated volume and pricing targets, experience unfavorable market conditions or achieve results that differ from our estimates, then revenue and cost forecasts may not be achieved and we may be required to recognize additional impairment charges.

The Company completed the impairment analysis relating to the goodwill of each reporting unit as of November 1, 2012 and concluded that there was no impairment. The resulting fair value of Payer, Hospital and Clinicians exceeded its respective carrying value by 7%, 16% and 10%, respectively. As of March 31, 2013, there are no triggering events that would lead us to believe that the goodwill needs to be impaired.

Impairment of long lived assets

We periodically re-evaluate carrying values and estimated useful lives of long lived assets whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. We use estimates of undiscounted cash flows from long lived assets to determine whether the book value of such assets is recoverable over the assets’ remaining useful lives. If an asset is determined to be impaired, the impairment is measured by the amount by which the carrying value of the asset exceeds its fair value. An impairment charge would have a negative impact on net income.

Income taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance, if necessary, based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made.

We assess our uncertain tax positions quarterly to determine if reserve is necessary based on the most recent facts and circumstances. If there is a significant change in the underlying facts and circumstances or applicable tax law modifications, we may be exposed to additional benefits or expense. We account for uncertain tax positions in accordance with ASC 740 relating to the accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in an entity’s income tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Our policy is to include interest and penalties in our provision for income taxes.

Other

We have made certain other estimates that, while not involving the same degree of judgment as the estimates described above, are important to understanding our financial statements. These estimates are in the areas of measuring our obligations related to our allowance for doubtful accounts, litigation accruals in the normal course of business, customers’ discounts, severance and other employee benefit accruals.

Recent accounting pronouncements

In February 2013, the FASB issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220) (“ASU 2013-02”). The amendments in ASU 2013-02 supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 and ASU 2011-12 for all public and private organizations. The amendments would require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. The amendments in ASU 2013-02 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2012. The Company adopted ASU 2013-02 effective January 1, 2013. The adoption of this standard has no impact on the Company’s condensed consolidated and combined financial statements.

Non-GAAP measures

Adjusted EBITDA Calculation

EBITDA is defined as net income before net interest (expense) income, provision for income taxes, and depreciation and amortization, and is used by management to measure the overall operating performance of the business at a consolidated and combined level. We also use EBITDA and Adjusted EBITDA as a measure to calculate certain financial covenants related to the Senior Credit Facility and as a factor in our tangible and intangible asset impairment testing. Adjusted EBITDA is calculated by adding to or subtracting from EBITDA items of expense and income as described below. EBITDA and Adjusted EBITDA are supplemental measures of our overall performance and our ability to service debt that are not required by, or presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management believes that the presentation of EBITDA and Adjusted EBITDA included in this prospectus provide useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect pension and post-retirement obligations;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following table is a reconciliation of our net income to EBITDA and Adjusted EBITDA for the periods presented:

	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
(Dollars in thousands)	Three months ended March 31, 2013	Three months ended March 31, 2012	April 20, 2012 to December 31, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Net (loss) income	$(17,630)	$293	$(54,112)	$(7,633)	$(61,745)	$14,881	$21,653
(Benefit from) provision for income tax	(10,426)	229	(29,993)	(4,803)	(34,796)	9,859	13,989
Interest income from Predecessor Parent	—	2	—	—	—	(134)	(156)
Net interest expense (income)	17,567	(46)	49,014	(3)	49,011	63	(60)
Unrealized foreign exchange loss	12	—	—	—	—	—	—
Depreciation	4,580	3,552	6,700	6,805	13,505	14,851	13,418
Amortization of developed technology and content	7,718	5,873	15,470	12,460	27,930	24,208	23,660
Amortization of other identifiable intangible assets	8,615	4,765	19,527	8,226	27,753	19,691	20,112

EBITDA	10,436	14,668	6,606	15,052	21,658	83,419	92,616
Acquisition related and other nonrecurring charges(1)	12,240	7,836	48,164	22,285	70,449	22,222	1,995
Allocation of costs from Predecessor Parent and Affiliates(2)	—	10,067	—	14,871	14,871	44,709	44,002
Estimated standalone costs(3)	—	(5,946)	—	(10,306)	(10,306)	(23,090)	(22,418)
Non-cash stock compensation expense	401	649	329	1,055	1,384	1,349	1,269
Deferred revenue adjustments(4)	4,834	—	43,484	—	43,484	—	—
Shared asset depreciation(5)	—	478	—	558	558	1,538	1,154
Other(6)	625	261	(4,129)	5,848	1,719	424	—

Adjusted EBITDA	$28,536	$28,013	$94,454	$49,363	$143,817	$130,571	$118,618

(1)	Includes transaction costs related to acquisitions and non-recurring fees pertaining to services rendered during the Acquisition (due diligence, legal, advisory fees, etc.), retention incentives to staff, accelerated vesting of stock compensation expense in the Predecessor fiscal period related to the Transactions, acquisition fees to the Sponsor in the Successor period and non-recurring costs as we transition to a standalone company. See Note 14 to the financial statements for the 2012 periods and Note 5 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus.
(2)	Includes allocation of costs from Predecessor Parent and Affiliates and cost of revenues and allocation of technology support administered by the Predecessor Parent relating to customer data. These allocations ceased following the completion of the Acquisition on June 6, 2012.
(3)	Company standalone estimates for shared services costs.
(4)	Amount of the reduction in deferred revenue as a result of the Acquisition that negatively impacted our revenue. We wrote down the value of our deferred revenue at the date of the Acquisition based on valuation analysis completed after the Acquisition.
(5)	Portion of allocated costs that are included in cost of revenues that represent depreciation.
(6)	Other includes the non-cash reversal of vacation accrual true-up charges incurred in connection with the Acquisition, and recurring management fees paid to the Sponsor.

Results of operations

The following discussion should be read in conjunction with our audited consolidated and combined financial statements as of December 31, 2012, and unaudited interim condensed consolidated and combined financial statements as of March 31, 2013 and the related notes thereto, included elsewhere in this prospectus. Detailed comparisons of revenue and results are presented in the discussions of the segments, which follow the combined results discussion for each period presented.

Successor three month period ended March 31, 2013 compared to Predecessor three month period ended March 31, 2012

The following table summarizes our condensed consolidated and combined results of operations for the periods indicated:

	Three months ended March 31,
(Dollars in thousands)	2013 (Successor)	% of revenue	2012 (Predecessor)	% of revenue	Change	% change
Revenues, net:	$112,890	100%	$120,148	100%	$(7,258)	(6)%

Operating costs and expenses
Cost of revenues, excluding depreciation and amortization(a)	(65,340)	(58)%	(62,316)	(52)%	(3,024)	5%
Selling and marketing, excluding depreciation and amortization(b)	(13,115)	(12)%	(14,314)	(12)%	1,199	(8)%
General and administrative, excluding depreciation and amortization(c)	(11,134)	(10)%	(14,394)	(12)%	3,260	(23)%
Allocation of costs from Predecessor Parent and affiliates(d)	—	—%	(7,453)	(6)%	7,453	(100)%
Depreciation	(4,580)	(4)%	(3,552)	(3)%	(1,028)	29%
Amortization of developed technology and content	(7,718)	(7)%	(5,873)	(5)%	(1,845)	31%
Amortization of other identifiable intangible assets(e)	(8,615)	(8)%	(4,765)	(4)%	(3,850)	81%
Other operating expenses(f)	(12,865)	(11)%	(7,003)	(6)%	(5,862)	84%

Total operating costs and expenses	(123,367)	(109)%	(119,670)	(100)%	(3,697)	3%

Operating (loss) income	(10,477)	(9)%	478	—%	(10,955)	(2,292)%
Interest (expense) income (to) from Predecessor Parent(g)	—	—%	(2)	—%	2	(100)%
Net interest (expense) income(h)	(17,567)	(16)%	46	—%	(17,613)	(38,289)%
Unrealized foreign exchange loss	(12)	—%	—	—%	(12)	n.m.

Income (loss) before income taxes	(28,056)	(25)%	522	—%	(28,578)	(5,475)%

Benefit from (provision for) income taxes	10,426	9%	(229)	—%	10,655	(4,653%)

Net (loss) income	$(17,630)	(16)%	$293	—%	$(17,923)	(6,117)%

(a)	Includes all personnel and other costs attributable to a revenue stream, including but not limited to, client support, client operations, product management, royalties, allocation of technology support costs administered by Thomson Reuters relating to market data and professional service costs.
(b)	Includes all personnel and other costs related to sales and marketing, including but not limited to, sales and marketing staff, commissions and marketing events.
(c)	Includes all personnel and other costs related to general administration as well as costs shared across the organization, including but not limited to technology, finance and strategy.
(d)	As described in Note 8 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus, our Predecessor historically engaged in intercompany transactions with Thomson Reuters relative to certain support services, including among others, finance, accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management.
(e)	Includes amortization of definite lived trade names, database content, publishing rights and acquired customer relationship assets.

(f)	Successor three month period ended March 31, 2013 includes costs incurred related to technology and other related costs as the Company transitions into a standalone business. These costs include Acquisition related costs, severance and retention bonuses and Sponsor advisory fees. Acquisition related costs include non-recurring expenses associated with the data center migration and separating the infrastructure from Predecessor Parent, costs related to the transitional services agreement with Thomson Reuters, and rebranding, consulting and professional fees. Predecessor period includes Predecessor’s disposal costs incurred as part of the Acquisition process (comprised of audit services, accounting and consulting services and legal fees), severance and retention bonuses relating to the Acquisition, and reserves for notes receivable. See Note 5 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus.
(g)	Prior to the Acquisition, certain of our Predecessor’s cash management transactions with Thomson Reuters were subject to written loan agreements specifying repayment terms and interest payments, under which Thomson Reuters was required to pay interest to our Predecessor equal to the average monthly rate earned by Thomson Reuters on its cash investments held with its primary U.S. banker. Interest on such loans is reflected in “Interest (expense) income (to) from Predecessor Parent” in the condensed combined statement of comprehensive income (loss). These loan agreements were satisfied upon completion of the Acquisition.
(h)	Interest earned or paid related to third party transactions.

Discussion of three month period ended March 31, 2013 (Successor) compared to three month period ended March 31, 2012 (Predecessor)

Revenues, net

Our net revenues were $112.9 million for the three month period ended March 31, 2013, as compared to $120.1 million for the three month period ended March 31, 2012, a decrease of $7.3 million or 6%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $4.8 million during the three month period ended March 31, 2013 in connection with the Acquisition and the decrease in revenue from our Payer segment. For a detailed explanation of the variations in revenue for each of our segments, see the individual segment discussions below.

Cost of revenues, excluding depreciation and amortization

Our cost of revenues, excluding depreciation and amortization, was $65.3 million for the three month period ended March 31, 2013, as compared to $62.3 million for the three month period ended March 31, 2012, an increase of $3.0 million, or 5%. This increase was primarily due to implementation costs related to new projects, particularly several large State Government contracts, for which substantial revenue is deferred and will be recognized in future periods.

Selling and marketing, excluding depreciation and amortization

Our selling and marketing expense, excluding depreciation and amortization, was $13.1 million for the three month period ended March 31, 2013, as compared to $14.3 million for the three month period ended March 31, 2012, a decrease of $1.2 million, or 1%. This decrease was primarily due to a decrease in commissions as a result of lower revenues and timing of sales closes.

General and administrative, excluding depreciation and amortization

Our general and administrative expense, excluding depreciation and amortization, was $11.1 million for the three month period ended March 31, 2013 as compared to $14.4 million for the three month period ended March 31, 2012, a decrease of $3.3 million, or 23%. The decrease in general and administrative expense, excluding depreciation and amortization, was primarily due to costs borne by our Predecessor Parent on behalf of Truven and other deal related expenses in 2012. These costs include salaries, retention bonuses and certain legal fees.

Allocation of costs from Predecessor Parent and affiliates

The allocation of costs from Predecessor Parent and affiliates was $7.5 million for the three month period ended March 31, 2012. Following the completion of the Acquisition on June 6, 2012, these cost allocations related to certain support services provided by Predecessor Parent and affiliates ceased. As a standalone company, similar costs and expenses were incurred which are now recorded directly as cost of revenues, selling and marketing, and general and administrative expenses.

Depreciation and amortization

Our depreciation and amortization expense was $20.9 million for the three month period ended March 31, 2013 as compared to $14.2 million for the three month period ended March 31, 2012, an increase of $6.7 million or 47%. This overall increase was primarily due to higher depreciation and amortization expense as a result of additional capital expenditures in 2013 and the impact of depreciation and amortization due to the fair value adjustments related to developed technology and content and other identifiable intangible assets such as customer relationships and trade names as a result of the Acquisition.

Other operating expenses

Our other operating expense was $12.9 million for the three month period ended March 31, 2013, as compared to $7.0 million for the three month period ended March 31, 2012, an increase of $5.9 million or 84%. This increase was primarily due to non-recurring expenses incurred related to technology and other related costs as the Company transitions into a standalone business. Other operating expenses in 2013 include $10.8 million of Acquisition related costs, $1.5 million of severance and retention bonuses and $0.6 million of Sponsor advisory fees. The $10.8 million of Acquisition related costs incurred in 2013 consist of $5.5 million of nonrecurring expenses associated with the data center migration and separating the infrastructure from Predecessor Parent, $4.2 million of costs related to the transitional services agreement with Thomson Reuters and $1.1 million related to rebranding, consulting and professional fees. Other operating expenses of our Predecessor in 2012 included $3.8 million of disposal related costs incurred as part of the Acquisition process (comprised of accounting and consulting services and legal fees), $1.9 million of severance and retention bonuses relating to the Acquisition and $1.2 million of reserves for notes receivable.

Operating (loss) income

Our operating loss was $10.5 million for the three month period ended March 31, 2013, as compared to operating income of $0.5 million for the three month period ended March 31, 2012, a decrease of $11.0 million from 2012. The decrease was primarily due to a $7.3 million decrease in revenue and an increase in total operating expenses of $3.7 million, as discussed above.

Interest (expense) income (to) from Predecessor Parent

Upon completion of the Acquisition, the loan agreements that our Predecessor historically entered into with Thomson Reuters relating to intercompany cash management arrangements were satisfied in full.

Net interest (expense) income

Our net interest expense was $17.6 million for the three month period ended March 31, 2013, as compared to a de minimis amount for the three month period ended March 31, 2012. This interest expense is primarily related to our issuance of long-term debt (including the $527.6 million under the Term Loan Facility and the $327.2 million of Senior Notes) to finance the Acquisition. Included in the interest expense were amortization of debt issue cost and deferred finance costs of $0.5 million and $0.7 million, respectively.

Benefit from (provision for) income taxes

Our combined income tax benefit was $10.4 million for the three month period ended March 31, 2013, as compared to $0.2 million of expense for the three month period ended March 31, 2012, an increase of $10.6 million. This increase was primarily due to our lower projected taxable income for the reasons described above.

Segment discussion

The following table summarizes our segment information for the three month period ended March 31, 2013 and 2012:

	Three months ended March 31,
(Dollars in thousands)	2013 (Successor)	% of revenue	2012 (Predecessor)	% of revenue	Change	% change
Payer
Revenues	$57,902	100%	$61,216	100%	$(3,314)	(5%)
Segment operating income	7,172	12%	9,326	15%	(2,154)	(23)%
Depreciation and amortization	6,323	11%	5,672	9%	651	11%
Hospitals
Revenues	28,603	100%	30,340	100%	(1,737)	(6%)
Segment operating income	2,417	8%	5,591	18%	(3,174)	(57)%
Depreciation and amortization	3,601	13%	2,108	7%	1,493	71%
Clinicians
Revenues	26,385	100%	28,630	100%	(2,245)	(8%)
Segment operating income	8,191	31%	9,267	32%	(1,076)	(12)%
Depreciation and amortization	2,244	9%	1,281	4%	963	75%

Cost of operations, depreciation and amortization and segment operating income for our segments are based on figures that reflect depreciation of hardware and other tangible assets and amortization of developed technology and content, but exclude amortization of other identifiable intangible assets and other operating expenses because our CODM during both the Predecessor and Successor periods did not consider these items when assessing performance. See Note 6 to the unaudited condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus.

See Note 6 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this prospectus, for a reconciliation of segment financial information.

Payer segment

Revenues, net

Our Payer segment revenues were $57.9 million for the three month period ended March 31, 2013, as compared to $61.2 million for the three month period ended March 31, 2012, a decrease of $3.3 million or 5%. This was primarily due to the negative impact of a $0.8 million adjustment that reduced deferred revenue in connection with the Acquisition, as well as to the higher subscription based revenue recognized in the three month period ended March 31, 2012.

Revenue in the Employers/Health Plans customer channel decreased from $34.6 million in the three month period ended March 31, 2012 to $30.6 million for the three month period ended March 31, 2013, or 12%, primarily due to the large installation contract in 2013. Revenue in the Federal Government customer channel was down from $9.9 million in the three month period ended March 31, 2012 to $8.3 million for the three month period ended March 31, 2013, or 16%, principally due to selling cycle delays, lower new sales and contract cancellations due to budget constraints. Revenue in the State Government customer channel increased from $8.1 million in the three month period ended March 31, 2012 to $9.6 million for the three month period ended March 31, 2013, or 19%, principally due to implementation revenue from a large contract signed in 2013. Revenue in the Pharma customer channel increased from $8.6 million in the three month period ended March 31, 2012, to $9.4 million for the three month period ended March 31, 2013, or 9%, principally due to strong sales of MarketScan solutions.

Segment Operating Income (Expense)

Our cost of operations, which includes depreciation and amortization expense, for our Payer segment was $50.7 million for the three month period ended March 31, 2013, as compared to $51.9 million for the three month period ended March 31, 2012, a decrease of $1.2 million. The decrease was primarily due to lower cost of revenue due to lower revenues discussed above, partially offset by an increase in depreciation and amortization expense.

Our depreciation and amortization expense for our Payer segment was $6.3 million for the three month period ended March 31, 2013, as compared to $5.7 million for the three month period ended March 31, 2012, an increase of $0.7 million, or 11%. This was primarily due to capital expenditures and the overall impact of the fair value adjustment of computer hardware and other property, and developed technology and content with estimated longer useful lives as a result of the Acquisition.

Our segment operating income for our Payer segment was $7.2 million for the three month period ended March 31, 2013, as compared to $9.3 million for the three month period ended March 31, 2012, a decrease of $2.2 million, or 23%. This decrease is due primarily to lower revenue and higher depreciation and amortization expense, as described above.

Hospitals segment

Revenues, net

Our Hospitals segment revenues were $28.6 million for the three month period ended March 31, 2013, as compared to $30.3 million for the three month period ended March 31, 2012, a decrease of $1.7 million, or 6%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $2.1 million in connection with the Acquisition.

Segment Operating Income (Expense)

Our cost of operations, which includes depreciation and amortization expense, for our Hospitals segment was $26.2 million for the three month period ended March 31, 2013, as compared to $24.7 million for the three month period ended March 31, 2012, an increase of $1.4 million, or 6%. This increase in cost of operations was primarily due to higher depreciation and amortization expense.

Our depreciation and amortization expense for our Hospitals segment was $3.6 million for the three month period ended March 31, 2013, as compared to $2.1 million for the three month period ended March 31, 2012, an increase of $1.5 million, or 71%. This was primarily due to capital expenditures related to Population Health solutions and the overall impact of the fair value adjustment of computer hardware and other property, and developed technology and content with estimated longer useful lives as a result of the Acquisition.

Our segment operating income for our Hospitals segment was $2.4 million for the three month period ended March 31, 2013, as compared to $5.6 million for the three month period ended March 31, 2012, a decrease of $3.2 million, or 57%. This decrease is due primarily to lower revenue and higher cost of operations and depreciation and amortization expense, as described above.

Clinicians segment

Revenues, net

Our Clinicians segment revenues were $26.4 million for the three month period ended March 31, 2013, as compared to $28.6 million for the three month period ended March 31, 2012, a decrease of $2.2 million or 8%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $2.0 million in connection with the Acquisition.

Segment Operating Income (Expense)

Our cost of operations, which includes depreciation and amortization expense, for our Clinicians segment was $18.2 million for the three month period ended March 31, 2013, as compared to $19.4 million for the three month period ended March 31, 2012, a decrease of $1.2 million, or 6%. The decrease in cost of operations was primarily due to cost savings initiatives, partially offset by an increase in depreciation and amortization expense discussed below.

Our depreciation and amortization expense for our Clinicians segment was $2.2 million for the three month period ended March 31, 2013, as compared to $1.3 million for the three month period ended March 31, 2012, an increase of $1.0 million, or 75%. This was primarily due to the overall impact of the fair value adjustment of computer hardware and other property, and developed technology and content with estimated longer useful lives as a result of the Acquisition.

Our segment operating income for our Clinicians segment was $8.2 million for the three month period ended March 31, 2013, as compared to $9.3 million for the three month period ended March 31, 2012, a decrease of $1.1 million, or 12%. The slight decrease in operating income was primarily due to the decrease in revenue, partially offset by a decrease in cost of operations, each as discussed above.

Fiscal year ended December 31, 2012 (Predecessor fiscal period from January 1, 2012 to June 6, 2012 and Successor fiscal period from April 20, 2012 to December 31, 2012) compared to Predecessor fiscal year ended December 31, 2011

In order to present a more clear description and meaningful discussion and analysis of our performance during fiscal 2012, our discussion of the 2012 fiscal year combines the results for the period January 1, 2012 to June 6, 2012 (Predecessor basis) and the period April 20, 2012 to December 31, 2012 (Successor basis). This combined basis does not purport to represent what our results of operations would have been for the year ended December 31, 2012 on a Predecessor basis or a Successor basis.

(Dollars in thousands)	Period from inception April 20— December 31, 2012 (Successor)	Period from January 1— June 6, 2012 (Predecessor)	Total year ended December 31, 2012 (combined)	% of revenue	Year ended December 31, 2011 (Predecessor)	% of revenue	Change	% Change
Revenues, net:	$241,786	$208,998	$450,784	100%	$483,207	100%	$(32,423)	(7)%

Operating costs and expenses
Cost of revenues, excluding depreciation and amortization(a)	(137,063)	(108,760)	(245,823)	55%	(238,291)	49%	(7,532)	3%
Selling and marketing, excluding depreciation and amortization(b)	(30,482)	(25,559)	(56,041)	12%	(53,991)	11%	(2,050)	4%
General and administrative, excluding depreciation and amortization(c)	(18,013)	(30,821)	(48,834)	11%	(53,008)	11%	4,174	(8)%
Allocation of costs from Predecessor Parent and affiliates(d)	—	(10,003)	(10,003)	2%	(34,496)	7%	24,493	(71)%
Depreciation	(6,700)	(6,805)	(13,505)	3%	(14,851)	3%	1,346	(9)%
Amortization of developed technology and content	(15,470)	(12,460)	(27,930)	6%	(24,208)	5%	(3,722)	15%
Amortization of other identifiable intangible assets(e)	(19,527)	(8,226)	(27,753)	6%	(19,691)	4%	(8,062)	41%
Other operating expenses(f)	(49,622)	(18,803)	(68,425)	15%	(20,002)	4%	(48,423)	242%

Total operating costs and expenses	(276,877)	(221,437)	(498,314)	111%	(458,538)	95%	(39,776)	9%

Operating (loss) income	(35,091)	(12,439)	(47,530)	11%	24,669	5%	(72,199)	(293)%
Interest income from Predecessor Parent(g)	—	—	—	—	134	—	(134)	(100)%
Net interest (expense) income(h)	(49,014)	3	(49,011)	11%	(63)	—	(48,948)	NM

Income (loss) before income taxes	(84,105)	(12,436)	(96,541)	21%	24,740	5%	(121,281)	(490)%
Benefit from (provision for) income taxes	29,993	4,803	34,796	8%	(9,859)	2%	44,655	(453)%

Net (loss) income	$(54,112)	$(7,633)	(61,745)	14%	$14,881	3%	$(76,626)	(515)%

(a)	Includes all personnel and other costs attributable to a revenue stream, including but not limited to, client support, client operations, product management, royalties, allocation of technology support costs administered by Thomson Reuters relating to market data and professional service costs.
(b)	Includes all personnel and other costs related to sales and marketing, including but not limited to, sales and marketing staff, commissions and marketing events.
(c)	Includes all personnel and other costs related to general administration as well as costs shared across the organization, including but not limited to technology, finance and strategy.
(d)	As described in Note 18 to the financial statements for the 2012 periods included elsewhere in this prospectus, our Predecessor historically engaged in intercompany transactions with Thomson Reuters relative to certain support services, including among others, finance, accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management.
(e)	Includes amortization of definite-lived trade names, database content, publishing rights and acquired customer relationship assets.
(f)	Includes disposal costs incurred as part of the Acquisition process (comprised of audit services, accounting and consulting services and legal fees), severance and retention bonuses relating to the Acquisition, costs relating to other acquisition activities in the Predecessor period (such as legal fees and due diligence costs) and efficiency and other costs which represent severance, consulting expenses and technology expenses as part of certain restructuring activities.
(g)	Prior to the Acquisition, certain of our Predecessor’s cash management transactions with Thomson Reuters were subject to written loan agreements specifying repayment terms and interest payments, under which Thomson Reuters was required to pay interest to our Predecessor equal to the average monthly rate earned by Thomson Reuters on its cash investments held with its primary U.S. banker. Interest on such loans is reflected in “Interest income from Predecessor Parent” in the combined statement of operations. These loan agreements were satisfied upon completion of the Acquisition.
(h)	Interest earned or paid related to third party transactions.

Discussion of Fiscal 2012 (Combined Successor and Predecessor periods) compared to Fiscal 2011 (Combined Predecessor)

Revenues, net

Our combined net revenues were $450.8 million for 2012, as compared to $483.2 million for 2011, a decrease of $32.4 million, or 7%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $43.5 million during 2012 in connection with the Acquisition. Offsetting the adjustment to deferred revenue, our combined net revenues increased by $11.1 million, or 2%, in 2012 as compared to 2011. The increase resulted from organic growth in all of our segments. Strong performance from the Payer segment’s revenue from the Employers/Health Plans and Pharma customer channels due to increased implementation revenue and sales of MarketScan solution, respectively, was partially offset by some unanticipated selling cycle delays and budget constraints among certain clients. Both the Hospital and Clinicians segments experienced an increase in revenue primarily coming from Population Health and Intelligent Evidence solutions due to higher demand. For a detailed explanation of the variations in revenue for each of our segments, see the individual segment discussions below.

Cost of revenues, excluding depreciation and amortization

Our combined cost of revenues, excluding depreciation and amortization, was $245.8 million for 2012, as compared to $238.3 million for 2011, an increase of $7.5 million, or 3%. This increase was due primarily to revenue growth, excluding the adjustment related to deferred revenue discussed above.

Selling and marketing, excluding depreciation and amortization

Our combined selling and marketing expense, excluding depreciation and amortization, was $56.0 million for 2012, as compared to $54.0 million for 2011, an increase of $2.0 million, or 4%. This was due primarily to an increase in sales and marketing efforts to improve sales on existing solutions and offer newly launched platform solutions such as Population Health and Payment Integrity.

General and administrative, excluding depreciation and amortization

Our combined general and administrative expense, excluding depreciation and amortization, was $48.8 million for 2012, as compared to $53.0 million for 2011, a decrease of $4.2 million, or 8%. The decrease was primarily due to a decrease in the bonus accrual of $8.9 million in 2012 compared to 2011 because of strong performance in 2011. The decrease was partially offset by higher costs of enterprise systems of $2.2 million.

Allocation of costs from Predecessor Parent and affiliates

The allocation of costs from Predecessor Parent and affiliates was $10.0 million for 2012, compared to $34.5 million for 2011, a decrease of $24.5 million, or 71%. Following the completion of the Acquisition on June 6, 2012, these costs allocations related to certain support services provided by Predecessor Parent and affiliates ceased. As a standalone company, similar costs and expenses were incurred which are now recorded directly as cost of revenues, selling and marketing, and general and administrative expenses.

Depreciation and amortization

Our combined depreciation and amortization expense was $69.2 million for 2012, as compared to $58.8 million for 2011, an increase of $10.4 million, or 18%. This overall increase was primarily due to higher depreciation and amortization expense as a result of $49.2 million of capitalized computer hardware and developed technology and content in 2012 as well as the impact of depreciation and amortization due to the fair value adjustments including the lengthening of useful lives of developed technology and content and other identifiable intangible assets such as customer relationships and trade names as a result of the Acquisition.

Other operating expenses

Our combined other operating expense was $68.4 million for 2012, as compared to $20.0 million for 2011, an increase of $48.4 million, or 242%. The increase was due to (1) a $11.1 million increase in severance and retention bonuses related to the Acquisition and the disposal of business activities of our Predecessor; (2) a $34.8 million increase in costs directly related to the Acquisition and related costs and non-recurring expenses incurred as we continue to operate as a standalone company; (3) a $1.5 million management fee payable to the Sponsor incurred after the Acquisition; and (4) a $1.2 million write off from discontinued product solutions by our Predecessor in 2012.

Operating income (loss)

Our combined operating loss was $47.5 million for 2012 as compared to a combined operating income of $24.7 million for 2011, a decrease of $72.2 million, or 292%. The decrease was primarily due to a $32.4 million decrease in revenue due to the negative impact of the adjustment in the fair value of deferred revenue as a result of the Acquisition and the $39.8 million increase in total operating expenses primarily due to an increase in costs directly related to the Acquisition and related costs, and non-recurring expenses incurred as we continue to operate as a standalone company as discussed above.

Without the negative impact of the adjustment in deferred revenue, costs of acquisition and disposal of business activities of our Predecessor and non-recurring expenses we incurred as we continue to be a standalone company, the operating income increased by $20.8 million or 44% in 2012 compared to 2011. The increase was primarily due to the $11.0 million increase in revenue across all segments, $24.5 million decrease in allocation of costs from Predecessor Parent and a combined $2.1 million decrease in selling and marketing, and general and administrative expenses, excluding depreciation expense. These were partially offset by a $10.4 million increase in depreciation and amortization, a $1.2 million increase in other operating expenses related to write-offs from a discontinued product solution by our Predecessor in 2012, and an increase in cost of revenues, excluding depreciation and amortization.

Interest income from Predecessor Parent

Upon completion of the Acquisition, the loan agreements that our Predecessor historically entered into with Thomson Reuters relating to intercompany cash management arrangements were satisfied in full.

Net interest (expense) income

Our net interest expense was $49.0 million for 2012, as compared to a de minimis amount for 2011. This interest expense is primarily related to our issuance of long-term debt (including the $527.6 million under the Term Loan

Facility and the $327.2 million of Senior Notes) to finance the Acquisition. Included in the interest expense were amortization of debt issue cost and deferred finance costs of $1.1 million and $1.6 million, respectively. In addition, on October 3, 2012, we refinanced our Senior Credit Facility, as a result of which the loans with certain lenders were determined to be extinguished. As a result, we recorded $6.7 million of loss on early extinguishment of long-term debt, which was included in Net interest (expense) income.

Benefit (Provision) for income taxes

Our combined income tax benefit was $34.8 million for 2012, as compared to a $9.9 million provision for 2011. This change was primarily due to our lower taxable income in 2012 compared to the prior year. The effective tax rate for 2012 was 36%, as compared to 40% for 2011. The decrease in effective rate was primarily due to the impact of certain Acquisition related expenses incurred in this period that were not deductible.

Segment Discussion

The following table summarizes our segment information for the fiscal years ended December 31, 2012 and 2011:

(Dollars in thousands)	April 20— December 31, 2012 (Successor)	January 1— June 6, 2012 (Predecessor)	Year ended December 31, 2012 (combined)	% of revenue	Year ended December 31, 2011 (Predecessor)	% of revenue	Change	% Change
Payer
Revenues	$136,922	$106,482	$243,404	100%	$245,065	100%	$(1,661)	(1)%
Segment operating income	27,762	16,701	44,463	18%	38,743	16%	5,720	15%
Depreciation and amortization	10,276	8,249	18,525	8%	22,430	9%	(3,905)	(17)%
Hospitals
Revenues	59,300	53,236	112,536	100%	124,980	100%	(12,444)	(10)%
Segment operating income	3,722	7,226	10,948	10%	30,019	24%	(19,071)	(64)%
Depreciation and amortization	6,983	6,516	13,499	12%	8,535	7%	4,964	58%
Clinicians
Revenues	45,563	49,277	94,840	100%	111,672	100%	(16,832)	(15)%
Segment operating income	4,493	15,073	19,566	21%	34,333	31%	(14,767)	(43)%
Depreciation and amortization	3,578	3,480	7,058	7%	5,354	5%	1,704	32%

Cost of operations, depreciation and amortization and operating income for our segments are based on figures that reflect depreciation of hardware and other tangible assets and amortization of developed technology and content, but exclude amortization of other identifiable intangible assets and other operating expenses because our CODM during both the Predecessor and Successor periods did not consider these items when assessing performance. See Note 18 to the financial statements for the 2012 periods included elsewhere in this prospectus.

See Note 18 to the financial statements for the 2012 periods included elsewhere in this prospectus, for a reconciliation of segment financial information.

Payer Segment:

Revenues, net

Our Payer segment revenues were $243.4 million for 2012, as compared to $245.1 million for 2011, a decrease of $1.7 million, or 1%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $9.0 million in connection with the Acquisition. Offsetting the adjustment to deferred revenue, the revenues increased by $7.3 million, or 3%, in 2012 as compared to 2011. The increase was primarily due to an overall increase in revenue in the Employers/Health Plans and Pharma customer channels, especially from Employers/Health Plans new contract implementation revenue.

Revenue in the Employers/Health Plans customer channel increased from $123.5 million in 2011 to $133.0 million in 2012, or 8%, primarily due to new contract implementation partially offset by lower revenue from our Early Retirement Reinsurance Program (a decrease of $6.8 million) due to lower demand. Revenue in the Federal and State Government customer channel decreased from $87.9 million in 2011 to $73.4 million in 2012, or 16%, due to lower new sales, unanticipated selling cycle delays and budget constraints partially offset by the signing of large State government contracts. Revenue in the Pharma customer channel increased from $33.7 million in 2011 to $37.0 million in 2012, or 10%, primarily due to strong sales in our MarketScan solutions.

Segment Operating Income (Expenses)

Our combined cost of operations, which includes depreciation and amortization expense, for the Payer segment was $198.9 million for 2012 as compared to $206.3 million for 2011, a decrease of $7.4 million, or 4%. The decrease in cost of operations was primarily due to lower depreciation and amortization as well as cost cutting initiatives related to underperforming contracts within the Federal and State Government customer channel.

Our combined depreciation and amortization expense for the Payer segment was $18.5 million for 2012 as compared to $22.4 million for 2011, a decrease of $3.9 million, or 17%. This was primarily due to lower capital expenditure and the overall impact of the fair value adjustment of computer hardware and other property, and developed technology and content with estimated longer useful lives as a result of the Acquisition.

Our Payer segment operating income was $44.5 million for 2012, as compared to $38.7 million for 2011, an increase of $5.7 million, or 15%. This increase is due primarily to lower cost of operations and decreased depreciation and amortization expense, which more than offset the decline in revenue described above.

Hospitals Segment:

Revenues, net

Our Hospitals segment revenues were $112.5 million for 2012, as compared to $125.0 million for 2011, a decrease of $12.5 million, or 10%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $15.8 million in connection with the Acquisition. Offsetting the adjustment to deferred revenue, the revenues increased by $3.3 million, or 3%, in 2012 as compared to 2011. The increase was primarily due to an increase in subscription revenue from Population Health solutions, which were recently launched.

Segment Operating Income (Expense)

Our combined cost of operations, which includes depreciation and amortization expense, for the Hospitals segment was $101.6 million for 2012 as compared to $95.0 million for 2011, an increase of $6.6 million, or 7%. The increase in cost of operations was primarily due to increased cost of revenues from the revenue growth, without the write down of deferred revenue and higher depreciation and amortization expense, as described below.

Our combined depreciation and amortization expense for the Hospitals segment was $13.5 million for 2012 as compared to $8.5 million for 2011, an increase of $5.0 million, or 59%. This was primarily due to new capital expenditure related to Population Health solutions partially offset by the overall impact of the fair value adjustment of computer hardware and other property, and developed technology and content with estimated longer useful lives as a result of the Acquisition.

Our Hospitals segment operating income was $10.9 million for 2012, as compared to $30.0 million for 2011, a decrease of $19.1 million, or 64%. The decrease in operating income was due primarily to the decrease in revenue and increase in operating expenses discussed above.

Clinicians Segment:

Revenues, net

Our Clinicians segment revenues were $94.8 million for 2012, as compared to $111.7 million for 2011, a decrease of $16.9 million, or 15%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $18.7 million in connection with the Acquisition. Offsetting the adjustment to deferred revenue, the revenues increased by $1.8 million, or 2%, in 2012 as compared to 2011. This increase was primarily due to an increase in subscription revenue from Intelligent Evidence solutions due to higher demand.

Segment Operating Income (Expense)

Our combined cost of operations, which includes depreciation and amortization expense, for the Clinicians segment was $75.3 million for 2012 as compared to $77.3 million for 2011, a decrease of $2.0 million, or 3%. The decrease in cost of operations was primarily due to cost savings initiatives.

Our combined depreciation and amortization expense for the Clinicians segment was $7.1 million for 2012 as compared to $5.4 million for 2011, an increase of $1.7 million, or 31%. This was primarily due to capital expenditures during the year, which were partially offset by the overall impact of the fair value adjustment of computer hardware and other property, and developed technology and content with estimated longer useful lives as a result of the Acquisition.

Our Clinicians segment operating income was $19.6 million for 2012, as compared to $34.3 million for 2011, a decrease of $14.7 million, or 43%. The decrease in operating income was primarily due to the decrease in revenue and offset by the decrease in operating expenses, each as discussed above.

Predecessor fiscal year ended December 31, 2011 compared to Predecessor fiscal year ended December 31, 2010

	Years ended December 31,
	2011	% of revenue	2010	% of revenue	Change	% of change
Revenues, net:	$483,207	100%	$450,008	100%	$33,199	7%

Operating costs and expenses
Cost of revenues, excluding depreciation and amortization(a)	(238,291)	49%	(226,176)	50%	(12,115)	5%

Selling and marketing, excluding depreciation and amortization(b)	(53,991)	11%	(55,148)	12%	1,157	(2)%
General and administrative, excluding depreciation and amortization(c)	(53,008)	11%	(40,715)	9%	(12,293)	30%
Allocation of costs from Predecessor Parent and affiliates(d)	(34,496)	7%	(33,358)	7%	(1,138)	3%
Depreciation	(14,851)	3%	(13,418)	3%	(1,433)	11%
Amortization of developed technology and contents	(24,208)	5%	(23,660)	5%	(548)	2%
Amortization of other identifiable intangible assets(e)	(19,691)	4%	(20,112)	4%	421	(2)%
Other operating expenses(f)	(20,002)	4%	(1,995)	—%	(18,007)	903%

Total operating costs and expenses	(458,538)	95%	(414,582)	92%	(43,956)	11%

Operating Income	24,669	5%	35,426	8%	(10,757)	(30)%
Interest income (expense) from Predecessor Parent(g)	134	—	156	—	(22)	(14)%
Net interest income (expense)(h)	(63)	—	60	—	(123)	(205)%

Income before income taxes	24,740	5%	35,642	8%	(10,902)	(31)%
Provision for income taxes	(9,859)	2%	(13,989)	3%	4,130	(30)%

Net income (loss)	$14,881	3%	$21,653	5%	$(6,772)	(31)%

(a)	Includes all personnel and other costs attributable to a revenue stream, including but not limited to, client support, client operations, product management, royalties, allocation of technology support costs administered by Thomson Reuters relating to market data and professional service costs.
(b)	Includes all personnel and other costs related to sales and marketing, including but not limited to, sales and marketing staff, commissions and marketing events.
(c)	Includes all personnel and other costs related to general administration as well as costs shared across the organization, including but not limited to technology, finance and strategy.
(d)	As described in Note 18 to the financial statements for 2012 periods included elsewhere in this prospectus, our Predecessor historically engaged in intercompany transactions with Thomson Reuters relative to certain support services, including among others, finance, accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management.
(e)	Includes amortization of definite-lived trade names, database content, publishing rights and acquired customer relationship assets.
(f)	Includes disposal costs incurred as part of the Acquisition process (comprised of audit services, accounting and consulting services and legal fees), severance and retention bonuses relating to the Acquisition, costs relating to other acquisition activities in the Predecessor Period (such as legal fees and due diligence costs) and efficiency and other costs which represent severance, consulting expenses and technology expenses as part of certain restructuring activities.
(g)

Prior to the Acquisition, certain of our Predecessor’s cash management transactions with Thomson Reuters were subject to written loan agreements specifying repayment terms and interest payments, under which

Thomson Reuters was required to pay interest to our Predecessor equal to the average monthly rate earned by Thomson Reuters on its cash investments held with its primary U.S. banker. Interest on such loans is reflected in “Interest income from Predecessor Parent” in our Predecessor’s combined statement of operations. These loan agreements were satisfied upon completion of the Acquisition.
(h)	Interest earned or paid related to third party transactions.

Discussion of Fiscal 2011 (Predecessor) compared to Fiscal 2010 (Predecessor)

Revenues, net

Our Predecessor’s combined net revenues were $483.2 million for 2011 as compared to $450.0 million for 2010, an increase of $33.2 million, or 7%. The primary driver of the increase of $27.3 million in the Payer segment revenue was due to strong sales in Analytic Consulting Research Services and Early Retirement Reinsurance Program services and an increase in revenue from new contracts with government clients such as a contract with the State of Indiana. In addition, the Hospitals segment experienced an increase of $8.3 million in revenue primarily from core measure business and consulting engagements. The increase in revenue was partially offset by a slight decline in revenue from the Clinicians segment of $0.1 million. For a detailed explanation of the variations in revenue for each of our segments, see the individual segment discussions below.

Cost of revenues, excluding depreciation and amortization

Our Predecessor’s combined cost of revenues, excluding depreciation and amortization, was $238.3 million for 2011 as compared to $226.2 million for 2010, an increase of $12.1 million, or 5%. This increase was primarily due to increased revenue related expenses in line with increased revenues, and was slightly offset by cost efficiency gains in technology due to process improvements and cost controls.

Selling and marketing, excluding depreciation and amortization

Our Predecessor’s combined selling and marketing expense, excluding depreciation and amortization, was $54.0 million for 2011 as compared to $55.1 million for 2010, a decrease of $1.1 million, or 2%. The decrease in selling and marketing expense, excluding depreciation and amortization was primarily related to efficiencies due to an internal restructuring of our Predecessor’s marketing department with respect to the split between the Healthcare and Science business.

General and administrative, excluding depreciation and amortization

Our Predecessor’s combined general and administrative expense, excluding depreciation and amortization, was $53.0 million for 2011 as compared to $40.7 million for 2010, an increase of $12.3 million, or 30%. The increase in general and administrative expense, excluding depreciation and amortization, was primarily due to a higher bonus accrual because of strong performance in 2011, and the split in 2011 with respect to Healthcare and Science of variable allocation expenses from Thomson Reuters.

Allocation of costs from Predecessor Parent and affiliates

The allocation of costs from Predecessor Parent and affiliates was $34.5 million for 2011 compared to $33.4 million for 2010, an increase of $1.1 million, or 3%. This increase was due to the increase in Predecessor Parent corporate expenses.

Depreciation and amortization

Our Predecessor’s combined depreciation and amortization expense was $58.8 million for 2011 as compared to $57.2 million for 2010, an increase of $1.6 million, or 3%. This increase was primarily due to increased capitalized development costs relating to investments in the Clinicians segment that resulted in a higher depreciation expense.

Other operating expenses

Our Predecessor’s combined other operating expense was $20.0 million for 2011 as compared to $2.0 million for 2010, an increase of $18.0 million. This increase was due to $12.6 million of costs related to our Predecessor’s disposal of business related to the Acquisition, and a $6.8 million increase in severance costs and retention bonuses, which were partially offset by a $0.5 million decrease in costs related to other acquisition of business of our Predecessor, a $1.3 million decrease in gain on sale of product line, and a $2.0 million decrease in the efficiency and other costs related to the acquisition of Healthcare Data Management in 2010.

Operating income (loss)

Our Predecessor’s combined operating income was $24.7 million for 2011 as compared to $35.4 million for 2010, a decrease of $10.7 million, or 30%. Without the costs associated with the Acquisition, the 2011 operating income increased by $9.0 million or 25% in 2011 compared to 2010, primarily due to the revenue growth described above.

Interest income (expense) from Predecessor Parent

Our Predecessor’s combined interest income from Predecessor Parent was $0.1 million for 2011 as compared to $0.2 million for 2010, a decrease of $0.1 million.

Net interest income (expense)

Our Predecessor’s combined net interest expense was not significant during the relevant periods.

Provision for income taxes

Our Predecessor’s combined income tax expense was $9.9 million for 2011 as compared to $14.0 million for 2010, a decrease of $4.1 million, or 29%. This decrease was primarily due to a lower tax expense in line with lower pre-tax income. The effective income tax rate was 40% for 2011 compared to 39% for 2010.

Segment discussion

The following table summarizes our Predecessor’s segment information for the fiscal years ended December 31, 2011 and 2010:

	Years ended December 31,
	2011	% of revenue	2010	% of revenue	Change	% of change
Payer
Revenues	$245,065	100%	$217,793	100%	$27,272	13%
Segment operating income	38,743	16%	31,395	14%	7,348	23%
Depreciation and amortization	22,430	9%	18,118	8%	4,312	24%
Hospitals
Revenues	$124,980	100%	$116,643	100%	$8,337	7%
Segment operating income	30,019	24%	20,744	18%	9,275	45%
Depreciation and amortization	8,535	7%	8,492	7%	43	1%
Clinicians
Revenues	$111,672	100%	$111,777	100%	$(105)	—
Segment operating income	34,333	31%	34,773	31%	(440)	(1)%
Depreciation and amortization	5,354	5%	6,427	6%	(1,073)	(17)%

Cost of operations, depreciation and amortization and operating income for our Predecessor’s segments are based on figures that reflect depreciation of hardware and other tangible assets and amortization of developed technology and content, but exclude amortization of other identifiable intangible assets and other operating expenses because our Predecessor’s CODM did not consider these items when assessing performance. See Note 18 to the financial statements for the 2012 periods included elsewhere in this prospectus.

See Note 18 to the financial statements for the 2012 periods included elsewhere in this prospectus, for a reconciliation of segment financial information.

Payer segment:

Revenues, net

Our Predecessor’s Payer segment revenues were $245.1 million for 2011 as compared to $217.8 million for 2010, an increase of $27.3 million, or 13%. This increase was primarily driven by the Federal and State Government customer channel. Revenue in the Employers/Health Plans customer channel increased from $115.7 million in 2010 to $123.5 million in 2011, or 7%, driven by aforementioned revenue increases in Analytic Consulting Research Services (“ACRS”) and Early Retirement Reinsurance Program solutions, as well as a full year of revenue from Healthcare Data Management, Inc., following its acquisition in August 2010, partially offset by a decrease in services revenue. Revenue in the Federal and State Government customer channel increased from $70.0 million in 2010 to $87.9 million in 2011, or 26%, primarily driven by growth in revenue from state government clients and the ACRS solution. Revenue in the Pharma customer channel increased from $32.1 million in 2010 to $33.7 million in 2011, or 5%, primarily due to new product offerings, and other services such as Economic Valuation and Market Access and Treatment Pathways.

Segment Operating Income (Expense)

Our Predecessor’s cost of operations, which includes depreciation and amortization expense, for the Payer segment was $206.3 million for 2011 as compared to $186.4 million for 2010, an increase of $19.9 million, or 11%. The increase in cost of operations was primarily due to increased revenue related costs due to the revenue initiatives discussed above.

Our Predecessor’s depreciation and amortization expense for the Payer segment was $22.4 million for 2011 as compared to $18.1 million for 2010, an increase of $4.3 million, or 24%. The increase in depreciation and amortization expense was primarily due to increased capital expenditures and capitalized costs incurred to roll out the Advantage Suite platform. Our Predecessor’s segment operating income for the Payer segment was $38.7 million for 2011 as compared to $31.4 million for 2010, an increase of $7.3 million, or 23%. The increase in operating income was primarily due to the revenue and operating expense drivers discussed above.

Hospitals segment:

Revenues, net

Our Predecessor’s Hospitals segment revenues were $125.0 million for 2011 as compared to $116.6 million for 2010, an increase of $8.4 million, or 7%. This increase includes growth in both subscription-based revenue, primarily in our Core Measures business, and services revenue from consulting engagements. This increase was also driven by subscription-based and services revenue growth in the Health Information Exchange solution.

Segment Operating Income (Expense)

Our Predecessor’s cost of operations, which includes depreciation and amortization expense, for the Hospitals segment was $95.0 million for 2011 as compared to $95.9 million for 2010, a decrease of $0.9 million, or 1%. The decrease in cost of operations was due to efficiencies within cost of operations offset by higher revenue related variable costs for professional services, principally employee and outside consulting costs.

Our Predecessor’s depreciation and amortization expense for the Hospitals segment in 2011 remained consistent with our Predecessor’s depreciation and amortization expense for the Hospitals segment in 2010 of $8.5 million.

Our Predecessor’s segment operating income for the Hospitals segment was $30.0 million for 2011 as compared to $20.7 million for 2010, an increase of $9.3 million, or 45%. The increase in operating income was primarily due to the revenue drivers and decrease in costs of operations due to efficiencies discussed above.

Clinicians segment:

Revenues, net

Our Predecessor’s Clinicians segment revenues, which are primarily subscription-based revenues, were $111.7 million for 2011 as compared to $111.8 million for 2010, a decrease of $0.1 million. The decrease was due to a minor decrease to core subscriptions in the aggregate, which was offset by an increase from subscription-based revenue related to the new Intelligent Evidence solution.

Segment Operating Income (Expense)

Our Predecessor’s cost of operations, which includes depreciation and amortization expense, for the Clinicians segment was $77.3 million for 2011 as compared to $77.0 million for 2010, an increase of $0.3 million, which is essentially flat year over year.

Our Predecessor’s depreciation and amortization expense for the Clinicians segment was $5.4 million for 2011 as compared to $6.4 million for 2010, a decrease of $1.0 million, or 16%. This decrease in depreciation and amortization expense was primarily due to lower capital spending in 2010, relating principally to lower capital expenditures in our Intelligent Evidence solution, which was rolled out in 2011.

Our Predecessor’s segment operating income for the Clinicians segment was $34.3 million for 2011 as compared to $34.8 million for 2010, a decrease of $0.5 million, or 1%. The decrease in operating income was primarily due to the increased operating expenses discussed above.

Liquidity and capital resources

Cash flows

The following table summarizes our cash activities:

	Three months ended March 31,
(In thousands)	2013 (Successor)	2012 (Predecessor)
Net cash provided by operating activities	$17,268	$14,520
Net cash used in investing activities	(19,378)	(9,513)
Net cash provided by (used in) financing activities	631	(5,004)

(In thousands)	Combined— Year ended December 31, 2012	From inception April 20- December 31, 2012 (Successor)	Period from January 1- June 6, 2012 (Predecessor)	Year ended December 31, 2011 (Predecessor)	Year ended December 31, 2010 (Predecessor)
Net cash provided by operating activities	$45,158	$27,352	$17,806	$85,017	$97,684
Net cash used in investing activities	(1,291,415)	(1,281,130)	(10,285)	(40,521)	(43,925)
Net cash provided by (used in) financing activities	1,269,612	1,277,125	(7,513)	(44,659)	(55,227)

Operating activities

Cash provided by operating activities for the three month period ended March 31, 2013 was $17.3 million, as compared to $14.5 million for the three month period ended March 31, 2012. This increase was mainly due to increased cash payments to suppliers and service providers of $5.7 million and an increase in cash receipts from customers of $4.4 million due to improved effort in collection. These increases were partially offset by $7.4 million of interest payments made in 2013 related to our debt used to partially fund the Acquisition.

Cash provided by operating activities for 2012 was $45.2 million as compared to $85.0 million for 2011. This decrease of $39.8 million was primarily related to a decrease in net income, driven by Acquisition related costs and activities and interest payments. Cash receipts from customers decreased by $2.9 million in 2012 compared to 2011 primarily due to lower revenues. We made interest cash payments of $36.3 million in 2012 related to our debt used to partially fund the Acquisition. The increase in cash payments of $22.0 million directly related to other operating costs, including acquisitions/disposal costs were more than offset by a $21.4 million decrease in cash payments to suppliers and service providers due to timing of payments.

Cash provided by operating activities for 2011 was $85.0 million as compared to $97.7 million for 2010. This decrease of $12.7 million was primarily due to our Predecessor’s disposal related costs associated with the Acquisition. Cash receipts from customers increased by $32.0 million in 2011 compared to 2010 as a result of improved collection efforts and higher revenues. The remaining decrease in cash payments of $44.7 million primarily relates to $12.6 million of our Predecessor’s cash payments directly related to the disposal of TRHI, and the remainder of the decrease relates to payments to suppliers and service providers.

Investing activities

Cash used in investing activities for the three month period ended March 31, 2013 was $19.4 million, as compared to $9.5 million for the three month period ended March 31, 2012. The increased cash used in investing activities has been used primarily for capital expenditures related to computer hardware and developed technology and content.

Cash used in investing activities for 2012 was $1,291.4 million as compared to $40.5 million for 2011. Cash used in investing activities in 2012 includes $1,249.9 million in cash used to pay the purchase price of the Acquisition and $41.6 million in capital expenditures primarily related to computer hardware and developed technology and content.

Cash used in investing activities for 2011 was $40.5 million as compared to $43.9 million for 2010. Cash used in investing activities for 2011 consists solely of capital expenditures. Cash used in investing activities for 2010 includes cash paid for acquisitions of $3.9 million and capital expenditures of $40.0 million. Our Predecessor’s cash paid for acquisitions declined to zero in 2011 because of a decreased level of acquisition activity due to the planned disposition of the business.

Financing activities

Cash provided by financing activities for the three month period ended March 31, 2013 was $0.6 million. This amount is comprised of $1.9 million of additional paid-in capital and $1.3 million of principal repayment of the Term Loan Facility.

Cash used in financing activities for the three month period ended March 31, 2012 was $5.0 million. During 2012, there was a decrease of $9.9 million in the net investment of the Predecessor Parent in our Predecessor and a $4.9 million decrease in notes receivable from the Predecessor Parent. Notes receivable from the Predecessor Parent refers to certain of our Predecessor’s cash transactions with the Predecessor Parent, which were subject to written loan agreements specifying repayment terms and interest payments. The term of the agreement was one year and was automatically renewed from year to year unless one of the parties notified the other in writing of termination. These loan agreements were satisfied on completion of the Acquisition.

Cash provided by financing activities for 2012 was $1,269.6 million as compared to cash used in financing activities of $44.7 million for 2011. Cash used in financing activities in 2012 includes $1,306.5 million in cash from equity contributions and issuance of debt (Term Loan Facility and Old Notes) that was used to pay the purchase price of the Acquisition, which was partially offset by $21.6 million of debt issuance costs, $2.6 million of principal repayment of the Term Loan Facility and $5.2 million of premium call fee paid to the lenders related to the refinancing of the Term Loan Facility in October 2012. Net cash used in 2011 represents the decrease in net investment and notes receivables from our Predecessor Parent.

The increase in cash provided by financing activities was due to the Acquisition, through the issuance of long-term debt and the issuance of new share capital. The cash used in financing activities during the Predecessor period relates to the notes receivable from and investment by the Predecessor Parent.

Cash used in financing activities for 2011 was $44.7 million as compared to $55.2 million for 2010. During 2011, there was a decrease of $53.0 million in the net investment of the Predecessor Parent in our Predecessor, as compared to a decrease in such investment in 2010 of $29.8 million. During 2011, there was a decrease in notes receivable from the Predecessor Parent of $8.4 million, as compared to an increase in notes receivable from the Predecessor Parent of $25.4 million in 2010.

Notes receivable from the Predecessor Parent refers to certain of our Predecessor’s cash transactions with the Predecessor Parent, which were subject to written loan agreements specifying repayment terms and interest payments. The term of the agreement was one year and was automatically renewed from year to year unless one of the parties notified the other in writing of termination. These loan agreements were satisfied on completion of the Acquisition.

Liquidity and capital resources following the Transactions

Pursuant to the Stock and Asset Purchase Agreement, the cash consideration paid to Thomson Reuters Corporation in connection with the Acquisition totaled $1.25 billion. Financing for the Acquisition came from the following sources:

•	$464.4 million issuance of share capital from affiliates of Veritas Capital and its co-investors

•	$527.6 million under the senior secured term loan facility (“Term Loan Facility”)

•	$327.2 million under the 10.625% Senior Notes Due 2020 (“Old Notes”)

As a result, we have been highly leveraged. Our liquidity requirements are significant, primarily due to debt service requirements. As of March 31, 2013, our principal outstanding indebtedness was $850.8 million, comprising $523.7 million from the Term Loan Facility and $327.2 million from the Old Notes. For ongoing liquidity purposes, we will utilize our existing cash and cash equivalents, cash generated from operations and borrowings under our $50 million Revolving Credit Facility. We have not yet drawn anything on the Revolving Credit Facility, although as of March 31, 2013, we had outstanding letters of credit of $0.3 million, which reduced the available line of credit to $49.7 million. Our principal uses of cash will be to fund capital expenditures, provide working capital, meet debt service requirements and finance our strategic plans, including possible acquisitions and our transition to a standalone company.

The following discussion provides a description of our outstanding indebtedness as of March 31, 2013:

Senior Credit Facility

The Senior Credit Facility is with a syndicate of banks and other financial institutions and, as of March 31, 2013, provided financing of up to approximately $577.6 million, consisting of the $527.6 million Term Loan Facility with a maturity of seven years and the $50.0 million Revolving Credit Facility with a maturity of five years. As of March 31, 2013, the outstanding letters of credit amounted to $0.3 million, which, while not drawn, reduced the available line of credit under the Revolving Credit Facility to $49.7 million.

Borrowings under the Senior Credit Facility, other than swing line loans, bear interest at a rate per annum equal to an applicable margin plus, at Truven’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds effective rate plus 0.50% and (3) the one month Eurodollar rate plus 1.00%; provided, that the base rate for the Term Loan Facility at any time shall not be less than 2.25%, or (b) a Eurodollar rate adjusted for statutory reserve requirements for a one, two, three or six month period (or a nine or twelve month interest period if agreed to by all applicable lenders); provided that the Eurodollar base rate used to calculate the Eurodollar rate for the Term Loan Facility at any time shall not be less than 1.25%. Swing line loans will bear interest at the interest rate applicable to base rate loans, plus an applicable margin. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees and certain other agency fees. Truven may voluntarily repay outstanding loans under the Senior Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to adjusted LIBOR loans. We are required to repay approximately $1.3 million of the Term Loan Facility quarterly, beginning September 30, 2012 through March 31, 2019, with any remaining balance due June 6, 2019.

All obligations under the Senior Credit Facility are guaranteed by Truven Holding and each of Truven’s future wholly-owned domestic subsidiaries (of which there are currently none). All obligations under the Senior Credit Facility and the guarantees of those obligations are secured by first priority security interests in substantially all of Truven’s assets as well as those of each guarantor (subject to certain limited exceptions).

The Senior Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Truven’s ability, and the ability of each of any restricted subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the Old Notes and the Exchange Notes); pay dividends and distributions or repurchase its capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

In addition, the Senior Credit Facility requires Truven, commencing with the fiscal quarter ended June 30, 2012, to comply with a quarterly maximum consolidated senior secured leverage ratio test as long as the commitments under the Revolving Credit Facility remain outstanding (subject to certain limited exceptions). The Senior Credit Facility also contains certain customary representations and warranties, affirmative covenants and events of default. We are in compliance with these credit facility covenants as of March 31, 2013, and expect to be in compliance over the next twelve months.

Refinancing

On October 3, 2012, we entered into the First Amendment to the Senior Credit Facility with a syndicate of banks and other financial institutions with no changes in the terms and conditions other than the reduction of the applicable margin by 1.00%.

On April 26, 2013, we entered into the Second Amendment to the Senior Credit Facility (referred to as the “April 2013 Refinancing”) with a syndicate of banks and other financial institutions to (i) increase the aggregate principal amount of the Term Loan Facility from $523.7 million to $535.0 million, (ii) reduce the applicable margin by 1.25%, (iii) with respect to the Term Loan Facility, determine the applicable margin in accordance with a pricing grid based on our consolidated total leverage ratio following delivery of financial statements at the end of each fiscal year or quarter, as applicable, after the second quarter of fiscal year 2013 and (iv) extend the 1% repricing call protection from June 6, 2013 to October 26, 2013. There were no other changes in the terms and conditions. Because the Second Amendment to the Senior Credit Facility was executed after the close of the three month period ended March 31, 2013, the disclosure contained herein as of March 31, 2013 does not reflect the changes implemented by the Second Amendment, including the upsize of the Term Loan Facility.

10.625% Senior Notes due 2020

The Old Notes were, and the Exchange Notes will be, issued under an indenture, dated June 6, 2012 (as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture referred to below, the “Indenture”), with The Bank of New York Mellon Trust Company, N.A. as trustee, bear interest at a rate of 10.625% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2012), and have a maturity date of June 1, 2020.

The Notes are general unsecured senior obligations of Truven, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Truven Holding and each of Truven’s existing and future wholly-owned domestic restricted subsidiaries (of which there currently are none) that is a borrower under or that guarantees the obligations under the Senior Credit Facility or any other indebtedness of Truven or any other guarantor.

Truven may redeem some or all of the Notes at any time prior to June 1, 2016 at 100% of the principal amount thereof, plus the applicable premium pursuant to the Indenture as of the applicable redemption date, plus accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. Truven may redeem some or all of the Notes at any time on or after June 1, 2016 at 105.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2018, plus, in each case, accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. In addition, at any time prior to June 1, 2015 Truven (subject to certain conditions) may redeem up to 35% of the aggregate principal amount of the Notes using net cash proceeds from certain equity offerings at 110.625% of the aggregate principal amount of the Notes plus accrued and unpaid interest and any additional interest, to, but excluding, the applicable redemption date. If Truven experiences a change of control (as defined in the Indenture), it will be required to make an offer to repurchase the Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, and any additional interest, to, but excluding, the date of purchase.

The Indenture contains covenants limiting Truven and its restricted subsidiaries with respect to other indebtedness, investments, liens, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. The Indenture also contains covenants limiting the ability of wholly-owned restricted subsidiaries to guarantee payment of any indebtedness of Truven or any subsidiary guarantor and limiting Truven Holding Corp.’s business and operations. We are in compliance with these covenants as of March 31, 2013 and expect to be in compliance over the next twelve months.

Pursuant to a registration rights agreement dated June 6, 2012, we have agreed (i) to use commercially reasonable efforts to file with the SEC an exchange offer registration statement pursuant to which we will exchange the Old Notes (and related guarantees) for a like aggregate principal amount of Exchange Notes (and related guarantees), which are identical in all material respects to the Old Notes, except for certain provisions, among others, relating to additional interest and transfer restrictions or (ii) under certain circumstances, to use commercially reasonable efforts to file a shelf registration statement with the SEC with respect to the Old Notes (and related guarantees), in each case, by March 3, 2013. We did not file the required registration statement for the Old Notes by March 3, 2013, and consequently we are required to pay additional penalty interest of 0.25% per annum for the 90-day period commencing March 4, 2013, and an additional 0.25% with respect to each subsequent 90 day period, in each case, until and including the date the exchange offer is completed, up to a maximum increase of 1.00% per annum. We paid a total of $197,653 in additional penalty interest on the June 1, 2013 interest payment date. Once the exchange offer is completed, the interest rate on any remaining outstanding Old Notes and the new Exchange Notes will revert to 10.625%.

On June 6, 2012, we entered into the first supplemental indenture (the “First Supplemental Indenture”), whereby Truven became a party to the Indenture as successor in interest to Wolverine. On June 5, 2013, we entered into the second supplemental indenture (the “Second Supplemental Indenture”), whereby the guarantee release provision in Section 10.2(d)(1)(B) of the Indenture, which allows guarantors to be released from their obligations under the Indenture upon the release or discharge of such guarantor’s guarantee of the Senior Credit Facility or the guarantee which resulted in the creation of the guarantee under the Indenture (subject to certain limitations), was amended to apply only to subsidiary guarantors and not to Truven Holding.

We believe that our cash flows from operations and our existing available cash, together with our other available external financing sources, will be adequate to meet our future liquidity needs for the next year. We expect to incur approximately $29 million in capital expenditures for the remainder of 2013 (excluding acquisitions); however, actual capital expenditures may differ. We also expect to incur cash outlays of approximately $8 million through 2013 as we transition to a standalone company.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that those future borrowings will be available to us under the Senior Credit Facility in amounts sufficient to enable us to repay our indebtedness, including the Old Notes or the Exchange Notes, or to fund other liquidity needs. Our ability to do so depends on prevailing economic conditions, many of which are beyond our control. In addition, upon the occurrence of certain events, such as a change in control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, including our Term Loan Facility and Revolving Credit Facility and the Old Notes or the Exchange Notes, on commercially reasonable terms or at all. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms or at all.

Summary disclosures about contractual obligations and commercial commitments

The following table sets forth our contractual obligations and other commitments as of March 31, 2013:

	Payments by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Old Notes(1)	$327,150	$—	$—	$—	$327,150
Other long-term obligations(2)	523,667	5,276	10,552	10,552	497,287
Interest on indebtedness(3)	443,028	65,230	128,684	127,486	121,628
Operating lease obligations(4)	53,168	10,186	19,620	12,376	10,986
Unconditional capital expenditure obligation	3,500	3,500	—	—	—

Total contractual obligations	$1,350,513	$84,192	$158,856	$150,414	$957,051

(1)	Represents the principal amount of indebtedness on the Old Notes.
(2)	Represents the principal amount of indebtedness under our Term Loan Facility and our Revolving Credit Facility.
(3)	Total interest payments consist of fixed and floating rate interest obligations and the cash flows associated with the Term Loan Facility, the Old Notes and additional penalty interest on the Old Notes payable under the Registration Rights Agreement. The interest rate on the floating rate Term Loan Facility and fixed rate Old Notes has been assumed to be the same as the applicable rates during the month of March 2013. The one month LIBOR rate on the Term Loan Facility during the month of March 2013 was below the floor rates established in accordance with the respective agreements. Interest on indebtedness was based on the assumed rate of 5.75% on the Term Loan Facility and 10.625% on the Old Notes.
(4)	Represents amounts due under existing operating leases related to our offices and other facilities. See the notes to our unaudited interim condensed consolidated and combined financial statements as of March 31, 2013 contained elsewhere in this prospectus for additional information related to our operating leases and other commitments and contingencies.

Off-balance sheet arrangements

As of March 31, 2013, we had no off-balance sheet arrangements or obligations.

QUANTITATIVE	AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Following the Transactions, we have been subject to interest rate risk in connection with our Term Loan Facility and our Revolving Credit Facility. As of March 31, 2013, we have $523.7 million of outstanding principal under our Term Loan Facility, bearing interest at variable rates with an established LIBOR floor of 1.25% per annum. We currently do not hedge this interest rate exposure. The underlying one month LIBOR rate as of March 31, 2013 was 0.20%. Based on a one-year time frame and all other variables, remaining constant, a 1% increase or decrease in interest rates would have no impact on the interest expense because the LIBOR floor under our Senior Credit Facility is higher than the prevailing interest rates.

In the future, in order to manage our interest rate risk, we may refinance our existing debt, enter into interest rate swaps, modify our existing interest rate swaps or make changes that may impact our ability to treat our interest rate swaps as a cash flow hedge. However, we do not intend or expect to enter into derivative or interest rate swap transactions for speculative purposes. We have adopted a hedging policy, which is consistent with the covenants under the Senior Credit Facility.

BUSINESS

Summary

We provide healthcare data and analytics solutions and services to key constituents in the U.S. healthcare system, including federal government agencies, state government agencies, employers and health plans, hospitals, clinicians and pharmaceutical companies. We are one of the largest independent healthcare data and analytics solutions and services providers. In a changing healthcare environment with increasing pressures for lower costs and higher performance, our solutions and services empower our customers to make decisions to improve the cost, performance and quality of healthcare through data and data analytics.

Through more than 30 years of operating history, we have assembled data content assets that consist of information from across the healthcare industry to create an extensive compilation of national healthcare utilization, performance, quality and cost data. Our content assets include some of the most significant aggregated data assets in the industry, such as one of the largest and most representative collections of commercially insured patient data, some of the largest databases of operational benchmarks and clinical performance data for hospitals and one of the most comprehensive databases of evidence-based clinical decision support content.

Our technology and data operations have been built over 30 years to harmonize disparate data streams through our rigorous and efficient data processing capacity. We process updates on a daily basis for databases with over 500 terabytes of data containing 40 billion data records on 170 million de-identified patient lives and review over 500,000 articles from over 10,000 journals every year. We continually refresh and transform this large and complex quantity of data into coherent and actionable information that enables our downstream analytics in the United States.

We integrate our significant content assets with expert designed methodologies and analytics into solution platforms that are designed to help our clients make better decisions, analyze data more effectively and deliver healthcare more efficiently and with higher quality.

Our solutions address various areas of industry need, including:

•	Cost and risk management: We help clients make better strategic, financial, operational and managerial decisions by analyzing cost data and treatment outcomes throughout the U.S. healthcare system;

•

Clinical and operational performance improvement: We enable clients to improve clinical and operational performance and quality through the application of highly refined benchmarks that isolate and identify specific areas for improvement along with solutions to achieve the desired performance; and

•

Care management: Our solutions and services enable clients to improve the effectiveness, coordination and transparency of care delivery for patients by providing better visibility into cost and outcomes data, and through provision of high quality clinical information linked to patient data.

We provide our data and service offerings across the full spectrum of healthcare constituents. Our diversified customer base includes more than 40% of Fortune 100 companies; over 100 health plans, third-party administrators (“TPAs”) and related organizations, including most of the top 10 U.S. health plans based on enrollment; over 25 state agencies; managers in over 1,900 hospitals in the United States; clinicians in 3,500 U.S. hospitals; and all of the top 25 pharmaceutical companies based on revenue. We believe our solutions drive substantial value for these clients resulting in long-term relationships as evidenced by an 88% customer retention rate (defined as the proportion of the bank of business at the start of the year that is carried forward via renewals and continuing multi-year contracts) in 2012, as well as average tenure of the top 25 clients in each customer channel of between nine and 13 years. In 2012, 86% of our revenues were “subscription-based” (which we define as data and analytics revenue, a significant portion of which is recurring under multi-year contracts).

Business overview

We create value for our clients by integrating and leveraging our extensive content assets with our deep industry domain expertise and analytics. We deploy these capabilities across solution and service platforms that meet the needs of different industry customer channels.

Our technology and data operations have been built over 30 years to harmonize disparate data streams through our rigorous and efficient data processing capacity. We process updates for databases containing over 500 terabytes of data on a daily basis, continually refreshing and transforming this large and complex quantity of data into coherent and actionable information that enables our downstream analytics in the United States.

The major solution platforms and services we provide for our clients include population health and cost analysis solutions, hospital performance management solutions, patient care solutions, research solutions, and payment integrity and compliance solutions. In each solution area, we augment our value proposition with highly tailored services offered either as an integral part of a recurring contract or as a separate but often repeated service engagement. Examples of our data driven services offerings include research activities carried out on behalf of government agencies, advisory work for hospitals in areas like bundled payments and audit, compliance and pharmacy benefit services on behalf of employers.

We organize our large and established customer base into reputable business segments and customer channels. Our Payer Segment is comprised of the Employers/Health Plans, Federal Government, State Government, and Pharma channels while our Hospital and Clinician Segments are each aligned with their respective channel—Hospitals and Clinicians.

Our industry

According to the Office of the Actuary of CMS, national health expenditures in the United States have increased from 13.8% of GDP in 2000 to 17.7% of GDP in 2011. As of 2012, they are projected to increase further at an average annual growth rate of 6.0% through 2020 to reach $4.5 trillion, or 19.2% of GDP. Compounding the fundamental problem of unsustainable costs are the clinical and operational complexity, waste and payment inefficiencies within the U.S. healthcare system.

We estimate that wasteful spending accounts for $600 billion to $850 billion of annual U.S. healthcare expenditures, which represents nearly one-third of total healthcare spending in the United States. This wasteful spending includes medical errors, fraud and abuse, avoidable care and payments for services with no evidence that they contribute to better health outcomes. Constituents look to a range of programs and solutions in transparency, quality and cost management, and payment integrity to reduce waste, all of which fundamentally require aggregating and analyzing data from multiple sources. This requires ever more sophisticated data and analytic tools and solutions that not only interpret historical trends, but predict the impact of program changes and interventions on future cost and quality. It also requires that hospitals and clinicians provide greater transparency through quality and outcomes measurement to justify their costs while simultaneously finding more cost-effective ways to deliver evidence-based care. Finally, pharmaceutical companies are increasingly required to demonstrate relative cost-effectiveness of new therapies in order to receive reimbursement.

These industry dynamics, underscored by increasing demand for value received from the U.S. healthcare system, are creating powerful drivers for change and are resulting in new models for healthcare delivery, payment and provider reimbursement. Addressing these cost challenges and industry changes has resulted in accelerated demand for a data driven approach to decision making, requiring sophisticated tools that enable constituents to measure and manage the value of the healthcare services that they are purchasing and delivering.

Our competition

Competition in the healthcare data and analytics solutions and services sector is largely based on the size and quality of the underlying datasets and benchmarks, analytical capabilities and healthcare industry expertise, ease of use and customer service. The sector includes a wide variety of competitors, including many small companies.

We also compete with health plans. Many of our customers value our independence from health plans and prefer to have access to more robust benchmarks based on data sourced across a diversity of health plans, employers and Medicaid programs. As the growth in healthcare spending and changes in government regulation draw increasing attention to the healthcare data and analytics sector, other competitors, such as consultants, technology companies and start-ups, are also participating in the sector. Additional competitive information is included within the Segment descriptions on the following pages.

Our business strategy

Our strategy is to grow our business as a leading provider of healthcare data and analytics to our customer channels within our segments by expanding and deepening our client relationships and expanding our products and services offerings.

Expand our services offerings

To complement our existing platform product investments, we have expanded our services capabilities. This enables us to realize incremental revenue opportunities that arise due to our customers using our analytics solutions. In addition, it enables us to increase our addressable market opportunity and create an additional avenue for new customer acquisition. Specific areas of services growth include:

•	program integrity and fraud investigation services for Medicaid and federal programs;

•	population health solutions and services for employers/health plans, federal government, state government and hospital channels; and

•	hospital provider services spanning clinical, operational and planning areas.

Expand solutions offerings

We introduce major new releases and enhancements to improve the ease of use and analytical capabilities of our solutions on an ongoing basis. We also invest in enhancements, features and new modules to drive incremental growth in our core business.

We have embarked on and continue to invest in a set of initiatives that complement our core investments and position the business for new industry models. These investments include:

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Consumer Advantage for Employers/Health Plans, Federal Government and State Government—Consumer Advantage is a fundamental new offering built off of our deep expertise and data assets included in our core population health and cost analysis integrated solution. This consumer solution addresses the fast emerging need for individual capabilities that deliver critical information to employers and employees to enable employees to make better healthcare decisions. A business to business to consumer solution, Consumer Advantage is targeted at our existing customer base.

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Intelligent Evidence Suite for Clinicians—Built on a common platform and integrating comprehensive real time patient data with authoritative evidence-based content, these solutions are designed to help users improve outcomes, reduce costs and manage risks.

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HIE Analytics for Hospitals, Federal Government and State Government—The HIE Analytics solution is designed to take advantage of the expanded availability of patient data resulting from the growth in health information exchanges. HIE Analytics will provide advanced reporting capabilities and healthcare analytic measures to assess the health outcomes and costs of populations covered by both State and private HIE implementations.

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Integrated Payment Integrity for Employers/Health Plans, Federal Government and State Government—Historically, industry payers have relied on retrospective “pay and chase” models. The demand for such services and solutions is expected to remain strong given the industry dynamics. In addition, clients are increasingly seeking predictive/pre-pay solutions to complement the traditional retrospective methods. We are currently in the planning phase for a suite of integrated retrospective/post-pay and predictive/pre-pay solutions and services that leverage our content and fraud investigation expertise to meet this emerging and increasing customer need.

Expand client relationships

Our strategy is to expand our client relationships in ways that elevate our strategic importance, provide us preferred access to opportunities in areas of growing need and underscore our position as a high value provider for new buyers in the market.

We intend to expand and deepen our client relationships by building on our information infrastructure to provide a progressively more comprehensive picture of the performance of customers’ healthcare programs to increase the relevance of our solutions to mission critical processes and decision making and create opportunities for an increased scope of data driven analytic consulting services. We apply our highly evolved customer relationship processes, long standing account relationships and customer channel specific industry domain expertise in order to accomplish this goal.

By building on, enhancing and connecting our existing solution platforms, we are developing new solutions that align with areas of growing market need, delivering our analytics further into additional points in our customer workflows and increasing the value of our analytic capabilities to our customers.

Our competitive strengths

A leading independent healthcare data and analytics solutions and services provider

We are a leading provider of independent healthcare data and analytics solutions and services to key constituents in the U.S. healthcare system. We have been able to build our position through our long term client relationships and reputation as a trusted and authoritative source of data and analytics. The breadth and depth of our comprehensive databases, benchmarks and content are key factors in attracting potential clients. This creates a virtuous cycle, as the addition of new clients increases our databases’ size and scope, thereby increasing our value-add to existing and new customers. Our independence from any health plan is also a key differentiator as many of our clients rely on our objectivity and credibility to make key financial, clinical and operational decisions.

Significant barriers to entry as a result of our difficult to replicate data assets coupled with 30 years of experience and domain expertise

While the U.S. healthcare system generates sizeable amounts of information on a daily basis, the highly fragmented nature and divergent interests of key constituents represent a barrier to both the aggregation of data and the provision of meaningful analytics. As a trusted source of high quality healthcare data and analytics for over three decades, we acquire data from across all market constituencies and have developed a database that would be difficult to replicate in size or breadth. Further, we have a proven and scaled capability to integrate data from disparate sources across care settings (e.g., plan, care management, inpatient, outpatient, lab and pharmacy). As a result, we believe that we are able to provide more comprehensive and meaningful assessments and comparisons of care risks, costs and outcomes than solutions that are limited to data sourced from only one domain, as is the case with several of our competitors. With the extension of these capabilities to incorporate the growing sources of clinical data through HIEs and EMRs, even deeper insights and more targeted solutions will be possible.

Our solutions and services are founded on a proprietary combination of core assets that are highly differentiated, relevant across key constituents in healthcare, extensible to new business models and difficult to replicate. These assets are our content and data management capabilities, domain expertise, analytics and methods and solutions and services. Each asset taken separately creates value, but through their integration, the assets further enhance and reinforce one another to create incremental value and industry differentiation.

Typically, deployment of our data aggregation and analytic capabilities involves very close operational relationships with our clients as well as integration of our solutions with their workflow. This core component of our business model creates barriers to entry and ensures that our relationships with our clients remain “sticky.”

High revenue visibility and cash flow generation driven by subscription-based business model

With a loyal customer base and the majority of our revenue recurring, we have an attractive business model with high revenue visibility and strong cash flow generation profile. Subscription-based revenue accounted for 88%, 85% and 89% of our revenues for the Predecessor period ended June 6, 2012, the Successor period ended December 31, 2012 and the Successor three month period ended March 31, 2013, respectively, and comes from annual or multi-year, subscription-based contracts with annual price escalations, with additional value-add services fees being incremental to subscription-based contract fees. Our attractive cash flow generation profile is driven by strong profit performance and low working capital requirements.

Renewal of contracts and additional services for clients are reinforced by our data exchange model that integrates data contributed by clients to an aggregated set of values, metrics and performance indicators that are delivered back to clients via our solutions and can be repurposed into other value added solutions. The persistent need by customers for current information that reflects the most recent data and results also supports our subscription-based revenue model, evidenced by our growing subscription-based revenue and renewal rates of over 78% in 2012. Including multi-year contracts, we retain over 88% of our business each year.

The stability of our revenue base and cash flow generation is further enhanced by the fact that our customer base is highly diversified with low customer revenue concentration, as data and analytics solutions and services are demanded across diverse customer channels.

Diversified, blue chip customer base

For over 30 years, we have provided high quality healthcare data and analytics solutions across the healthcare spectrum, including to more than 40% of Fortune 100 companies, nearly all of the top 10 U.S. health plans, more than half of U.S. hospitals, and all of the top 25 pharmaceutical companies. Over that time, we have successfully built a leading position across our various customer channels and have reached a scale that is noteworthy in the industry. Our revenue is well distributed among a large, diversified and loyal customer base of blue-chip customers. CMS, part of our largest customer group, accounted for 4.2% of our 2012 total revenue and our second largest customer accounted for 1.8% of our 2012 total revenue. However, the revenue from CMS is derived from multiple independently contracted relationships. For 2012, the top 10 customers made up 14% of our total revenue. The average tenure of the top 25 clients in each of our customer channels is between nine and 13 years.

Experienced management team with long company tenure

Our management team is led by Mike Boswood and supported by a skilled and experienced executive team. The team combines deep healthcare domain expertise with broad knowledge of the information industry and is dedicated to executing on the growth strategy it has initiated for our company.

Corporate history

Corporate history and information

As the healthcare business unit of Thomson Reuters, our Predecessor, the Thomson Reuters Healthcare business, was managed both separately and in conjunction with the Thomson Reuters Scientific segment during the 10 years preceding the Acquisition. Effective June 30, 2011 following the announcement by Thomson Reuters of its intention to dispose of the Thomson Reuters Healthcare business, until the closing of the Acquisition on June 6, 2012, it operated as a separate unit within Thomson Reuters. Veritas Capital announced that its newly formed subsidiary, VCPH Holding Corp. (now known as Truven Holding) had entered into an agreement to acquire 100% of the equity interests of TRHI and certain assets and liabilities of Thomson Reuters Healthcare on April 23, 2012. VCPH Holding Corp. assigned the Stock and Asset Purchase Agreement to Wolverine on May 24, 2012. Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding). TRHI subsequently changed its name to Truven Health Analytics Inc.

Truven Health Analytics Inc. is a Delaware corporation. Our principal executive offices are located at 777 E. Eisenhower Parkway, Ann Arbor, Michigan 48108. Our telephone number at that address is (734) 913-3000. Our corporate website address is www.truvenhealth.com. The website and the information contained on the website do not constitute a part of this prospectus. You should rely only on the information contained in this prospectus.

Our Segments

We operate and manage our business under three reportable segments. Each segment offers distinct integrated products and services related to data analytics and solution platforms to customers or groups of similar customers that are subject to different pricing, process and marketing strategies. The Company’s business segments, which primarily operate in the United States, are as follows:

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Payer – The Payer segment provides information and solutions to various customer channels, such as employers/health plans, pharmaceutical companies, federal government, and state government, to improve the cost and quality of healthcare. These solutions focus on care and risk management, which enhance benefit design, medical cost trend management, disease management, network design and quality management processes in healthcare payer and purchasing organizations.

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Hospitals – The Hospitals segment provides data, analytics, solutions and value added services to healthcare providers. These solutions benchmark customer data and evaluate the customer’s performance against peer organizations. Typical benchmarks include costs, operational efficiencies, clinical performance and re-admissions.

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Clinicians – The Clinicians segment delivers high value content, solutions and sophisticated decision support tools primarily to hospitals and health systems for use by nurses, physicians and pharmacists. These solutions and tools are aimed at improving patient care, reducing medication errors and enhancing disease and condition management.

For additional financial information regarding our segments, see Note 17 to our audited financial statements for the 2012 periods and Note 6 to the unaudited interim condensed consolidated and combined financial statements as of March 31, 2013, included elsewhere in this Prospectus.

Payer Segment

The continued projected increases in national healthcare expenditures, the availability and use of more expensive medical technology, new pharmaceuticals and biologic therapies, and the projected increases in an aging population have fueled payers’ focus on containing healthcare costs.

We estimate that wasteful spending accounts for $600 to $850 billion of annual U.S. healthcare expenditures, representing nearly one-third of total healthcare spending in the United States. The most prevalent waste can be described as unwarranted use, which makes up 40% of total waste. Examples include performing unnecessary medical procedures, performing high cost diagnostic procedures for patients with low risks and prescribing brand named drugs when generic or therapeutic alternatives are available. Fraud and abuse, along with administrative system inefficiencies, comprise a majority of the remaining waste. Common examples of fraud and abuse include billing for services never rendered, giving kickbacks for referrals and misrepresenting the cost of care by insurers to group plan sponsors.

We leverage our content, methods and tools across the healthcare industry to address the needs of payers managing their healthcare costs. Our Payer solutions and services focus on payers of healthcare services through four customer channels: Employers/Health Plans, Federal Government, State Government and Pharma.

Payer Solutions and Services

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Payer analytic consulting, research and strategic services: We deliver an extensive set of analytic consulting, research and strategic services, which, together with our data solutions, are intended to help healthcare customers reduce costs, improve individuals’ experiences, improve the health of populations and transform their programs and organizations to adapt to, and capitalize on, new delivery, payment and risk management models.

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Population health and cost analysis solutions: Our flagship Advantage Suite solution and Consumer Advantage products help our clients integrate and analyze healthcare data relating to utilization, patient characteristics and costs associated with a population receiving healthcare services. Consumer Advantage delivers a set of powerful tools that our customers provide to their members/employees to help inform better decisions about their healthcare, including health insurance enrollment and planning out-of-pocket expenses before undergoing treatment.

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Payment integrity and compliance solutions: Our payment integrity solutions support clients, including both Medicare and Medicaid, to fight fraud, waste and abuse by way of powerful applications, advanced analytic methods, an extensive algorithm library and a deeply experienced team that specializes in fraud analytics.

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Research solutions: Our market analysis/claims management and research solutions provide a broad, up-to-date picture of treatment patterns and costs by tracking detailed information about various aspects of care for millions of patients as they travel through the U.S. healthcare system. Our MarketScan solutions provide pharmaceutical, biotech and government researchers with the critical data needed to execute their studies in outcomes and comparative effectiveness research.

Payer Customer Channels

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Employers/Health Plans: We help our employer clients, many of whom are Fortune 500 employers, and our health plan clients to understand, manage and ultimately lower their healthcare costs and improve the health, productivity and quality of care for their employees and/or members. We currently serve over 40% of the Fortune 100 employers and over 100 health plans, TPAs and related organizations, including nearly all of the top 10 U.S. health plans based on enrollment. Our sophisticated and deeply embedded solutions are based on a web hosted, common platform approach. We sell our solutions and services directly to employers and health plans and through distribution agreements with leading benefits consultants. Our analytics help measure their healthcare costs, benchmark costs against other relevant companies, and analyze the characteristics and trends of employee/member populations. We assist employers in determining the most appropriate benefit designs, and allow employers to design and monitor programs that influence and track the behavior of their employees with the goal of optimizing the population’s health and wellness. Similarly, our analytics help inform health plans’ members of low cost provider options, benchmark physicians on performance and develop new, cost effective health plans based the plan’s client needs.

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Federal Government: We serve relevant federal healthcare agencies to help manage costs, quality and access in concert with their policy, management, care delivery and oversight responsibilities. Our solutions and services support fraud investigation and detection through a number of CMS contract programs. In addition to fraud investigation, our analytics help identify and manage high cost claimants and manage population health.

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State Government: We serve over 25 state Medicaid agencies as well as other related state healthcare agencies to help manage costs, quality and access in concert with their policy, management, care delivery and oversight responsibilities. Our solutions and services support fraud investigation and detection and our analytics help identify and manage high cost claimants, manage population health, and support the exchange of healthcare information within the state.

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Pharma: Our solutions and services are tailored to help pharmaceutical companies, including all of the top 25 pharmaceutical companies based on revenue, demonstrate the value and effectiveness of their products to their customers. We help them identify key market opportunities for products, as well as create portfolios of product value evidence to help pharmaceutical companies demonstrate the value and efficacy of their products to customers. Our analytics help pharmaceutical companies track usage and impact of their drugs, and provide market sizing analysis that helps make critical development decisions.

Payer Competition

Across the Payer segment, we compete against firms with broad offerings across the payer channels as well as smaller, narrowly focused solution providers who focus on a specific type of payer. In some channels we often both compete with and partner with the same set of competitors and in other channels some market competitors will license our core content or outsource work to us directly.

Employers/Health Plans Channel

In this channel, we compete with a range of companies, including large industry players, diversified healthcare companies with niche offerings and smaller, narrowly focused solutions providers. We compete primarily with OptumInsight (UnitedHealth Group), Benefitfocus, HDMS (Aetna), Verisk and McKesson to serve Employers. We compete with companies like OptumInsight (UnitedHealth Group), ViPS (General Dynamics), McKesson, Verisk, Hewlett Packard and Reed Elsevier to serve Health Plans, with offerings ranging from services to software and workflow tools.

State Government Channel

Many of the industry players noted throughout the Employers/Health Plans, Hospitals, Clinicians and Pharma channels are also represented in the State Government customer channel. In addition to this industry set, large and specialized system integrators compete for government contracts. We periodically bid against these companies, while they also seek us out as a sub-contractor or partner, given our specialized and domain expertise. Finally, selected government-focused companies such as ViPS (General Dynamics), Northrop Grumman, Lockheed Martin and HMS Holdings have established material positions in the industry.

Federal Government Channel

Many of the industry players noted throughout all our other channels are also represented in the Federal Government customer channel. Similar to our State Government channel, we will sometimes bid against these companies and also work directly with competitors as a sub-contractor or partner, given our specialized and domain expertise.

Pharma Channel

Pharmaceutical company research services and solutions is a large and diverse industry customer channel. Large enterprises as well as many niche data suppliers and consultancies operate in the space, and industry players also compete against their customers’ internal options and resources. In addition to us, OptumInsight (UnitedHealth Group) and IMS Health have historically provided data resources to the pharmaceutical industry. Competitive service providers include many smaller firms focused on a particular area, as well as larger diversified healthcare companies such as RTI and UBC, a division of Medco. These firms often license MarketScan content, partner with us or outsource work to us.

Payer Research and Development

Product investment has been focused on better reporting, including a new interface and dashboard/reporting engine. We have also invested in a new capability that provides customers with more flexible reporting. Additionally, we have invested in a solution that addresses the need for individual users to make better healthcare decisions.

We expended $15.6 million, $6.5 million, $3.7 million, and $10.0 million for R&D activities in 2010, 2011, Predecessor period ended June 6, 2012, and Successor period ended December 31, 2012, respectively, and we capitalized 92%, 85%, 92% and 96% of these expenses, respectively. We expended $1.8 million and $1.6 million for R&D activities and capitalized 85% and 84% of these expenses, for the three month period ended March 31, 2012 and 2013, respectively.

Hospitals Segment

Our hospitals performance management solutions and services address the needs of care delivery organizations to track, measure and improve performance across the operational/financial, marketing and planning and clinical/quality domains. We currently serve managers in over 1,900 hospitals in the United States in this segment and customer channel. Our analytic solutions help our clients compare costs and performance relative to other hospitals, project market demand for physicians and services and help hospitals grow through targeted marketing.

Recent government-driven healthcare information technology initiatives have highlighted the need for our product solutions and capabilities. HITECH, enacted as part of ARRA in 2009, earmarked over $20 billion for the implementation of healthcare information technology by physicians and hospitals. “Meaningful use” standards require that performance metrics are tracked and measured, leading to an increased need for the analytics we offer. New pay-for-performance initiatives and value based purchasing requirements, which assess hospital performance based on the achievement of a distinct set of quality and patient satisfaction measurement data, are driving increased demand for solutions to help hospitals measure and manage their performance.

Hospitals Solutions and Services

Hospitals performance management solutions

Our hospitals performance management solutions help managers in care delivery organizations to track, measure and improve performance across the core functions of the hospital, including operation/financial, marketing and planning and clinical/quality domains. Examples include:

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Solutions for clinical outcomes and process-of-care analytics and benchmarking: A solution which provides access to one of the largest comparative provider performance databases in the United States in order to facilitate comparisons and benchmarking. Our solutions also deliver transaction level drilldown capabilities, allowing users to mine and analyze more than 450 data elements for every patient with descriptive clinical and financial information, including pharmacy, lab, radiology and other services. Such patient level analysis allows users to:

•	Pinpoint opportunities to improve the quality, cost and process of care;

•	Isolate variations in utilization, cost and outcomes within the enterprise and compare them to external benchmarks; and

•	Connect high level performance targets to individual chart details to identify specific practice patterns by physician, service line and diagnosis.

We also support “Core Measure” reporting and other quality initiatives for hospitals. In 2003, CMS established a set of quality “core” measures for the measurement, reporting and comparison of performance relative to a number of specific, significant quality standards across hospitals (the “Core Measures”). Hospitals are required to submit Core Measure results to The Joint Commission (an independent, not for profit organization that accredits and certifies more than 19,000 healthcare organizations and programs in the United States) for accreditation and to CMS in order to qualify for full Medicare reimbursements. Core Measures reporting is a critical activity not only for hospital compliance, but also for quality improvement and reimbursement. Our Quality Measures solution provides a tool to aid hospitals in identifying quality of care issues and data collection problems prior to submission. Quality Measures further helps clients maintain compliance through on-time submission and our 99% acceptance rate by CMS.

We also enable clients to interface directly with health information systems (“HIS”) to populate Core Measure data automatically and in real-time.

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Solutions for operational and financial data benchmarking: With operational and financial data from more than 750 hospitals, we have one of the largest comparative data and analytics solutions in the United States. The content included in Action OI, along with the program’s analytic and reporting capabilities, is intended to allow clients to:

•	Reduce operating costs by evaluating their costs of operations against “best in class” organizations or peers of similar size, payer mix, geography and/or patient population;

•	Understand existing gaps and identify specific areas with the greatest potential cost savings;

•	Review performance improvement opportunities across all departments; and

•	Guide operational change across their organizations.

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Solutions for planning and marketing: Our planning solutions combine customer and third party data sources and use localized, continuously updated and proprietary forecasting information to project the impact of expected changes in practice patterns, technology adoption and other drivers of healthcare utilization. Our marketing solutions utilize many of the same data assets as our planning solutions, which enable providers to more effectively segment and target customers.

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Hospitals services and consulting: Our Hospitals services experts provide a wide range of offerings that help providers develop deliberate, actionable initiatives to appropriately respond to rapid changes in technology, reimbursement, care delivery settings, and consumerism.

Hospitals Competition

Notable solution providers in the provider market include The Advisory Board Company, Premier, Inc. and other focused customer channel participants. Premier offers similar solutions in the operational and clinical customer channels. The Advisory Board is a consulting and research firm focused on the hospital market. It maintains strong relationships with its hospital clients and has expanded its traditionally service oriented business model to include a select number of analytics solutions. Hospital customer channel participants also include other specialized and focused businesses such as Quantros, Sg2, and CPM HealthGrades.

Hospitals Research and Development

Product investment has been focused on improving data management processes for hospitals and improving the timing of information to better fit into the patient and provider workflows. Additional investment has been made in the collection of additional data types related to certain health reform provisions.

We expended $5.5 million, $12.0 million, $5.4 million and $5.9 million for R&D activities in 2010, 2011, Predecessor period ended June 6, 2012, and Successor period ended December 31, 2012, respectively, and we capitalized 69%, 83%, 86% and 96% of these expenses, respectively. We expended $2.8 million and $3.2 million for R&D activities and capitalized 80% and 90% of these expenses for the three month period ended March 31, 2012 and 2013, respectively.

Clinicians Segment

Our patient management offerings address the needs of the clinical environment and provide hospitals and other care delivery organizations with highly reliable, trusted, evidence based clinical reference tools. We currently serve clinicians in over 3,500 U.S. hospitals and over 1,800 facilities in 80 other countries in this segment. Our solutions provide clinicians with evidence based tools before administering drugs to patients as well as act as a guide to physicians when addressing unique diseases.

We anticipate that the unsustainable growth in healthcare costs in the United States, coupled with the inevitable market changes already in progress, will drive increased demand for healthcare data and analytics. Constituents across the U.S. healthcare system, including clinicians, require a trusted source of intelligent and actionable information that helps them aggregate, analyze and interpret healthcare data to drive results and create value.

Clinicians Solutions and Services

Patient care solutions

Our clinical and intelligent evidence solutions help our clients make point of care decisions. These solutions include a leading evidence based reference for drug, disease, toxicology, patient education and neonatology and intelligent evidence solutions that combine real time patient data with reference information.

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Clinical Evidence: We deliver evidence based reference information to clinicians for drug, disease, toxicology, patient education and neonatology. This integrated solution includes the following modules:

•	Medication safety: comprehensive reference drug information.

•	Health and disease management: up to date, evidence based answers to support disease management and treatment decisions.

•	Patient education: patient tools to answer health related questions.

•	Toxicology solutions: instant access to evidence based resources for the identification, management and treatment of toxicological exposures.

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Intelligent Evidence: We provide integrated delivery solutions with direct access to clinical content, including patient education and referential content for drugs and diseases, via a hospital’s HIS, EMR, computerized physician order entry or pharmacy system. Specific intelligent evidence solutions include:

•	Pharmacy: integrates real time patient data with evidence based content to help pharmacists improve outcomes, reduce costs and manage risks.

•	Infection: delivers a real time clinical surveillance and reporting solution to help infection prevention staff prevent infections, treat them earlier and avoid non-reimbursement.

Clinicians Competition

The Clinicians customer channel solutions are typically categorized within the Clinical Decision Support industry, which encompasses a wide variety of electronic and print referential content offerings utilized by physicians, nurses, and pharmacists. Established publishers, including Reed Elsevier, Wolters Kluwer and Hearst (Zynx Health), offer numerous separate and discrete products. Wolters Kluwer has entered the pharmacist space with its recent acquisition of Pharmacy OneSource and Lexi-Comp.

Clinicians Research and Development

Product investment has been focused on a common platform and integrating comprehensive, real-time patient data with evidence based content. Investment has also been made in a new, advanced search and user interface that enables users to better leverage and access evidence data, as well as mobile applications for point-of-care.

We expended $4.7 million, $6.2 million, $2.5 million and $3.4 million for R&D activities in 2010, 2011, Predecessor period ended June 6, 2012, and Successor period ended December 31, 2012, respectively, and we capitalized 77%, 87%, 88% and 100% of these expenses, respectively. We expended $1.5 million and $0.7 million for R&D activities and capitalized 86% and 89% of these expenses, for the three month period ended March 31, 2012 and 2013, respectively.

Regulation and legislation

Introduction

The healthcare industry is highly regulated and subject to changing political, legislative, regulatory and other influences. In March 2010, the President signed the Patient Protection and Affordable Care Act (“PPACA”) into law. As enacted, PPACA is changing how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced Medicare program spending and substantial insurance market reforms. PPACA also imposes significant Medicare Advantage funding cuts and material reductions to Medicare and Medicaid program spending. PPACA provides additional resources to combat healthcare fraud, waste and abuse and also requires HHS to adopt standards for electronic transactions, in addition to those required under HIPAA, and to establish operating rules to promote uniformity in the implementation of each standardized electronic transaction.

While many of the provisions of PPACA will not be directly applicable to us, PPACA, as enacted, affects the businesses of our customers. PPACA’s complexity, lack of implementing regulations or interpretive guidance, former court challenges and political debate makes it difficult to predict the ways in which PPACA would impact us or the business of our customers.

In addition to PPACA, the healthcare industry is faced with other challenges. HITECH, passed as part of the ARRA, offers incentives for certain healthcare providers to adopt “meaningful use” health information technology and provides penalties in later years if they are unable to do so. The upcoming mandated adoption of a new medical classification system, also known as ICD-10 is impacting both payers and providers. The healthcare industry is also required to comply with extensive and complex laws and regulations at the federal and state levels.

Although many regulatory and governmental requirements do not directly apply to our operations, our customers are required to comply with a variety of laws and we may be impacted by these laws as a result of our contractual obligations. We have attempted to structure our operations to comply with applicable legal requirements, but there can be no assurance that our operations will not be challenged or adversely impacted by enforcement initiatives. See “Risk factors—Risks related to our business—Government regulation creates risks and challenges with respect to our compliance efforts and our business strategies.”

Requirements regarding the confidentiality, privacy and security of personal information

HIPAA Privacy Standards and Security Standards. Prior to HITECH, the standards contained in the HIPAA Privacy Standards and the Security Standards applied to us indirectly as a result of our contractual obligations to our customers. Effective February 2010, ARRA extended the direct application of some provisions of the Privacy Standards and Security Standards to us when we are functioning as a Business Associate of our Covered Entity customers. The Privacy Standards extensively regulate the use and disclosure of individually identifiable health information by Covered Entities and their Business Associates. For example, the Privacy Standards permit Covered Entities and their Business Associates to use and disclose individually identifiable health information for treatment and to process claims for payment, but other uses and disclosures, such as marketing communications, require written authorization from the individual or must meet an exception specified under the Privacy Standards. The Privacy Standards also provide patients with rights related to understanding and controlling how their health information is used and disclosed. ARRA imposes stricter limitations on certain types of uses and disclosures, such as additional restrictions on marketing communications and the sale of individually identifiable health information. To the extent permitted by the Privacy Standards, ARRA and our contracts with our customers, we may use and disclose individually identifiable health information to perform our services and for other limited purposes, such as creating de-identified information. Determining whether data has been sufficiently de-identified to comply with the Privacy Standards and our contractual obligations may require complex factual and statistical analyses and may be subject to interpretation. The Security Standards require Covered Entities and their Business Associates to implement and maintain administrative, physical and technical safeguards to protect the security of individually identifiable health information that is electronically transmitted or electronically stored. ARRA required HHS to issue regulations implementing HITECH. The Final Rule aligning the HIPAA Privacy Standards, Security Standards and enforcement rules with HITECH’s statutory changes was released at the end of January 2013. Along with changes in breach notification standards which could lead to more reportable breaches, the rule extends Business Associate status to subcontractors of Business Associates, making us a Business Associate in some contexts where we previously had only contractual liability.

We will have to replace a substantial number of our Business Associate agreements to comply with the Final Rule; some by September 2013 and the rest by September 2014. We will also have to execute Business Associate agreements with organizations which are now our subcontractors.

If we are unable to properly protect the privacy and security of health information entrusted to us, we could be found to have breached our contracts with our customers. Further, HIPAA, as amended by ARRA, includes civil and criminal penalties for Covered Entities and Business Associates that violate the Privacy Standards or the Security Standards. ARRA significantly increased the amount of the civil penalties, with penalties of up to $50,000 per violation for a maximum civil penalty of $1.5 million in a calendar year for violations of the same requirement. Recently, the HHS Office for Civil Rights, which enforces the Security Standards and Privacy Standards, appears to have increased its enforcement activities. ARRA also strengthened the enforcement provisions of HIPAA, which may result in further increases in enforcement activity. For example, ARRA requires HHS to conduct periodic compliance audits of Covered Entities and their Business Associates and authorizes state attorneys general to bring civil actions seeking either injunctions or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents.

We have implemented and maintain policies and processes to assist us in complying with the Privacy Standards, the Security Standards and our contractual obligations. We cannot provide assurance regarding how these standards will be interpreted, enforced or applied to our operations.

Data breaches. In recent years, there have been a number of well publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Many states, as well as the federal government through HIPAA, have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals. In many cases, these laws are limited to electronic data, but states are increasingly enacting or considering stricter and broader requirements. Effective August 2009, Covered Entities must report breaches of unsecured individually identifiable health information to affected individuals without unreasonable delay but not to exceed 60 days of discovery of the breach by a Covered Entity or its agents. Notification must also be made to HHS and, in certain circumstances involving large breaches, to the media. Business Associates must report breaches of unsecured individually identifiable health information to Covered Entities within 60 days of discovery of the breach by the Business Associate or its agents. In addition, the Federal Trade Commission has prosecuted some data breach cases as unfair and deceptive acts or practices under the Federal Trade Commission Act. We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with all applicable laws and regulations regarding the protection of this data and properly responding to any security breaches or incidents.

Other requirements. In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and healthcare provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information. In many cases, these state laws are not preempted by the Privacy Standards and may be subject to interpretation by various courts and other governmental authorities. Further, the U.S. Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

False claims laws and other fraud, waste and abuse restrictions

We provide solutions to health plan sponsors and other customers that relate to the reimbursement of health services covered by Medicare, Medicaid, other federal healthcare programs and private payers. As a result of these aspects of our business, we may be subject to, or contractually required to comply with, state and federal laws that govern various aspects of the submission of healthcare claims for reimbursement and the receipt of payments for healthcare items or services. These laws generally prohibit an individual or entity from knowingly presenting or causing to be presented claims for payment to Medicare, Medicaid or other third party payers that are false or fraudulent. False or fraudulent claims include, but are not limited to, billing for services not rendered, failing to refund known overpayments, misrepresenting actual services rendered in order to obtain higher reimbursement and improper coding and billing for medically unnecessary goods and services. Further, providers may not contract with individuals or entities excluded from participation in any federal healthcare program. Like the federal Anti-Kickback Statute, these provisions are very broad.

Some of these laws, including restrictions contained in amendments to the Social Security Act, commonly known as the federal civil monetary penalty laws (“CMPL”), require a lower burden of proof than other fraud, waste and abuse laws. Federal and state governments increasingly use the federal CMPL, especially where they believe they cannot meet the higher burden of proof requirements under the various criminal healthcare fraud provisions. Many of these laws provide significant civil and criminal penalties for noncompliance and can be enforced by private individuals through “whistleblower” or qui tam actions. For example, the federal CMPL provides for penalties ranging from $10,000 to $50,000 per prohibited act and assessments of up to three times the amount claimed or received. Further, violations of the federal False Claims Act (the “FCA”) are punishable by treble damages and penalties of up to $11,000 per false claim, and whistleblowers may receive a share of amounts recovered. Under PPACA, civil penalties also may now be imposed for the failure to report and return an overpayment made by the federal government within 60 days of identifying the overpayment and may also result in liability under the FCA. Whistleblowers, the federal government and some courts have taken the position that entities that have violated other statutes, such as the federal Anti-Kickback Statute, have thereby submitted false claims under the FCA. PPACA clarifies this issue with respect to the federal Anti-Kickback Statute by providing that submission of a claim for an item or service generated in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the FCA.

From time to time, constituents in the healthcare industry, including us, may be subject to actions under the FCA or other fraud, waste and abuse provisions, such as the federal CMPL. We cannot predict the impact of any enforcement actions under the various false claims and fraud, waste and abuse laws applicable to our operations. Even an unsuccessful challenge of our practices could cause adverse publicity and cause us to incur significant legal and related costs.

Our intellectual property

We rely upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, nondisclosure agreements and technical measures to protect the intellectual property used across our segments and customer channels. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers. We also seek to control access to, and distribution of, our technology, documentation and other proprietary information.

We use numerous trademarks, trade names and service marks for our solutions across our segments and customer channels. We also rely on a variety of intellectual property rights that we license from third parties. Although we believe that alternative technologies are generally available to replace such licensed intellectual property, these third party technologies may not continue to be available to us on commercially reasonable terms or at all.

We also have several patents and patent applications covering solutions we provide, including software applications. Due to the nature of our applications, we believe that patent protection is a less significant factor than our ability to further develop, enhance and modify our current solutions in order to remain competitive.

The steps we have taken to protect our copyrights, trademarks, servicemarks and other intellectual property may not be adequate, and third parties could infringe, misappropriate or misuse our intellectual property. If this were to occur, it could harm our reputation and adversely affect our competitive position or results of operations.

As required by the terms of the Stock and Asset Purchase Agreement, we ceased the use of the Thomson Reuters name and transitioned to a new name when TRHI changed its name to Truven Health Analytics Inc. after the closing of the Transactions. The adoption of a new brand name may result in market confusion despite our efforts to inform our current and prospective customers of our pending name and ownership change. In addition, we continue to invest significant resources in our rebranding efforts and there can be no assurance that the new brand will be successful or that our rebranding strategy will timely gain market awareness or acceptance.

Our employees

As of March 31, 2013, we had approximately 2,200 employees. None of our employees are represented by a labor union. We consider our relationship with our employees to be good.

Our team of experts includes:

•	a Chief Medical Officer who adds clinical insight to solution development and client interactions;

•	over 200 researchers and thought leaders (made up of clinicians, statisticians, epidemiologists and other healthcare administration and policy experts);

•	over 450 product managers, software engineers and user design professionals;

•	over 200 technologists expert in a broad spectrum of disciplines, including complex healthcare data systems;

•	over 300 analytic consulting and client services resources; and

•	over 80 clinicians, clinical pharmacists, nurses and other allied health and editorial professionals.

Legal proceedings

The following matters are the significant pending legal proceedings against us.

We have been named as a defendant in approximately 225 separate pharmaceutical tort lawsuits relating to the use of Reglan or its generic version, the first of which was filed in June 2010 and the most recent of which was filed in March 2012. All of these actions are pending in the Court of Common Pleas in Philadelphia County, Pennsylvania. In these matters, the plaintiffs complain that they sustained various injuries (including neurological disorders) as a result of their ingestion of Reglan. While a host of drug manufacturers and pharmacies are named as defendants in each of the suits, claims have also been asserted against so-called “Patient Education Monograph” (“PEM”) defendants, including us. It is generally alleged in all of the actions that certain PEM defendants provided Reglan “patient drug information” to pharmacies which, in turn, provided that drug information to the pharmacies’ customers, the plaintiffs in these actions. Plaintiffs further allege that the PEM defendants’ patient drug information did not provide adequate warning information about the use of Reglan. Other PEM defendants have also been named in these and other similar actions. In general, the lawsuits have been procedurally consolidated in Philadelphia as mass tort actions. To date none of the actions against us specifically identifies us as the author of a PEM that was supplied to a plaintiff. Instead, plaintiffs in these cases allege only that they read an unnamed PEM and, in effect, that it must have been published by at least one of the PEM defendants named in the action.

Along with other PEM defendants, we made one dispositive motion to dismiss all the actions. While that motion to dismiss has been denied, it was without prejudice, permitting us to renew at a later stage in the litigation.

All of these actions have been stayed pending the resolution of an appeal by the co-defendant generic drug company defendants, the resolution of which will not affect the continuation of the actions against us. At this time, we believe that we have meritorious defenses to the claims in each of these actions.

On December 15, 2011, Midwest Health Initiative, a client of our research business, requested arbitration of a dispute relating to our performance under a client services agreement. The arbitration proceedings are expected to be held in St. Louis in July 2013. Each party has alleged claims against the other. We believe we have meritorious defenses to the claims asserted against us.

Pacific Alliance Medical Center (“PAMC”) claimed in 2007 that we failed to properly submit some of PAMC’s data, resulting in denial of Medicare reimbursement to PAMC in the approximate amount of $600,000. PAMC was denied relief by administrative agencies and appealed to the U.S. District Court in the Central District of California for judicial review, which was denied. PAMC later appealed to the United States Court of Appeals for the Ninth Circuit and that appeal is currently pending. The parties have entered into a tolling agreement pending the outcome of PAMC’s appeal. If a claim is filed against us, we expect to defend it.

MANAGEMENT

Information concerning our directors

The following is information about those individuals who currently serve as directors of Truven Holding and Truven. Each of these directors has served in such capacity since the closing of the Transactions on June 6, 2012, except for Benjamin M. Polk, who has served in such capacity since October of 2012. In accordance with the by-laws, each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The age of each individual in the table below is as of May 31, 2013:

Name	Age	Position
Ramzi M. Musallam	44	Chairman of the Boards of Directors
Mike Boswood	62	Director, President and Chief Executive Officer
Hugh D. Evans	44	Director
John M. Curtis	56	Director
Jeffrey P. Kelly	38	Director
Benjamin M. Polk	62	Director

Biographical information concerning our directors is set forth below.

Ramzi M. Musallam serves as the Chairman of our boards of directors. Mr. Musallam is the Managing Partner of Veritas Capital, which he has been associated with since 1997. Prior to joining Veritas Capital, Mr. Musallam worked at the private equity firms Pritzker & Pritzker and Berkshire Partners. He is a member of the boards of directors of Aeroflex Holding Corp. and CPI International, Inc., as well as a member of the boards of directors of several private companies, and was a member of the boards of directors of Vangent, Inc. from February 2007 to September 2011 and DynCorp International Inc. from February 2005 to July 2010. Mr. Musallam holds a B.A. from Colgate University with a major in Economics and Mathematics and an M.B.A. from the University of Chicago Booth School of Business. Mr. Musallam was chosen to serve on our boards of directors because of his position as the Managing Partner of Veritas Capital, his experience on other public and private company boards and his extensive experience in finance and private equity investment.

Mike Boswood serves as our President and Chief Executive Officer, and as a member of our boards of directors. Mr. Boswood joined Thomson Reuters in 1997 and served until 2008 as President and Chief Executive Officer of Thomson International Legal & Regulatory, where he led development and execution strategies designed to grow Thomson Reuters’ legal and regulatory businesses outside of North America, particularly through investment in online services, most notably local Westlaw services. From 2008 until the closing of the Transactions, Mr. Boswood served as President and Chief Executive Officer of Thomson Reuters Healthcare (2008 and 2011-2012) and President and Chief Executive Officer of the combined Healthcare & Science business of Thomson Reuters (2009-2010). Prior to joining Thomson Reuters, Mr. Boswood held a number of senior positions at Reed Elsevier in the United Kingdom, The Netherlands and the United States. At Reed Elsevier, Mr. Boswood served as Managing Director of Elsevier Science Ltd., as Joint Managing Director of Elsevier Science Publishers BV and as President of Elsevier Science Inc. Mr. Boswood received a Bachelor’s degree in history and philosophy from the University of Kent at Canterbury. He is a past president of the UK Publishers Association, served on the board of the Copyright Clearance Center Inc. from 1988-1995 and was non-executive chairman of the Institute of Physics Publishing from 2004-2007.

Hugh D. Evans serves as a member of our boards of directors. Mr. Evans is a Partner at Veritas Capital. Prior to joining Veritas Capital in 2005, Mr. Evans was a Partner at Falconhead Capital, a middle market private equity firm. Prior to Falconhead, Mr. Evans was a Principal at Stonington Partners. Mr. Evans began his private equity career in 1992 at Merrill Lynch Capital Partners, the predecessor firm of Stonington, which was a wholly-owned subsidiary of Merrill Lynch. Mr. Evans holds an A.B. from Harvard University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Evans is the Chairman of the boards of directors of Aeroflex Holding Corp. and CPI International, Inc., as well as a member of the boards of directors of several private companies. Mr. Evans was chosen to serve on our boards of directors because of his position as a Partner of Veritas Capital, his experience on other public and private company boards and his extensive experience in finance and private equity investment.

John M. Curtis serves as a member of our boards of directors. Mr. Curtis is an operating executive at Veritas Capital, which he joined in 2012. Prior to joining Veritas Capital, Mr. Curtis was President and Chief Executive Officer of Vangent Inc. and its parent company, Vangent Holding Corp. He had joined a predecessor of Vangent in 1999 as Vice President and General Manager of its Government Services division. He became President and Chief Executive Officer in 2002 upon the acquisition of a predecessor company of Vangent by Pearson PLC. Prior to joining Pearson, Mr. Curtis had served seven years as Senior Vice President of the Information & Enterprise Technology Group of DynCorp. He holds a Bachelor’s degree in Civil Engineering from the Virginia Military Institute. He was chosen to serve on our boards of directors because of his position as an executive of Veritas Capital, his experience on other public and private company boards and his extensive experience in the healthcare technology market.

Jeffrey P. Kelly serves as a member of our boards of directors. Mr. Kelly is a Principal at Veritas Capital. Prior to joining Veritas Capital in 2008, Mr. Kelly was a Vice President in the Leveraged Finance Group at Goldman Sachs & Co., where he structured and executed loan and high yield bond financings for leveraged buyouts and strategic acquisitions across a variety of industries. Mr. Kelly currently serves as a member of the boards of directors of CPI International, Inc., as well as a member of the boards of directors of several private companies. Mr. Kelly holds a B.S. in Finance from Washington University and an M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Kelly was chosen to serve on our boards of directors because of his experience and familiarity with Truven and his extensive experience in finance, capital markets and private equity investment.

Benjamin M. Polk serves as a member of our boards of directors. Mr. Polk is a Partner at Veritas Capital. Prior to joining Veritas Capital in 2011, Mr. Polk was a partner with the law firm of Schulte Roth and Zabel LLP from May 2004 to July 2011 and prior to that, a partner with the law firm of Winston & Strawn LLP, where Mr. Polk practiced law with that firm and its predecessor firm, from August 1976 to May 2004. During his legal career, Mr. Polk worked with Veritas Capital as its lead outside legal counsel on virtually every major transaction Veritas Capital has been involved in since its founding. Mr. Polk is a member of the boards of directors of Monster Beverage Corporation, Aeroflex Holding Corp. and CPI International, Inc., as well as a member of the boards of directors of several private companies. He holds a B.A. from Hobart College and a J.D. from Cornell Law School. Mr. Polk was chosen to serve on our boards of directors because of his extensive experience in finance and private equity investment.

Information concerning our executive officers

With the exception of Mr. Boswood, our President and Chief Executive Officer, whose information is presented above with the information about our directors, the following is information about our executive officers. Each of these executive officers has served in such capacity since the closing of the Transactions on June 6, 2012, except for Dr. Michael Taylor, who has served in such capacity since February 2013. The age of each individual in the table below is as of May 31, 2013:

Name	Age	Position
Philip Buckingham	57	Executive Vice President and Chief Financial Officer
Tony Donofrio	49	Senior Vice President of Technology and Chief Technology Officer
Jon Newpol	55	Executive Vice President, Healthcare
Anita Brown	44	Senior Vice President, Strategy and Marketing
Courtney Morris	44	Senior Vice President, Product Management
Andra Heller	53	General Counsel
Andrea Degutis	59	Senior Vice President, HR & Communications
Dr. Michael Taylor	59	Chief Medical Officer

Biographical information of our executive officers:

Philip Buckingham serves as our Executive Vice President and Chief Financial Officer. Mr. Buckingham joined our Predecessor in 2006 and has focused on portfolio optimization, including the divestiture of over $200 million of non-strategic annual revenue, and on improving business processes and efficiencies. Mr. Buckingham served at Thomson Reuters for over 15 years and held various additional senior finance positions across Thomson Reuters business units, including Thomson Financial and Thomson Learning. Prior to joining Thomson Reuters, Mr. Buckingham held various positions with The McGraw-Hill Companies and Deloitte, Haskins & Sells. He has 30 years of finance experience. Mr. Buckingham received his Bachelor’s degree in accounting from Rutgers University and is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

Tony Donofrio serves as our Chief Technology Officer and Senior Vice President of Technology, in which capacity he is responsible for deployment and availability of products and internal systems, and for data acquisition and processing for Truven. Mr. Donofrio had been with Thomson Reuters for 11 years and had various responsibilities in both development and technical operations. He has 25 years of experience in information technology, with a focus on infrastructure and operations as well as software and product development. Mr. Donofrio has worked extensively in the scientific and healthcare arena, having developed clinical laboratory information systems and infrastructure services for Corning Life Sciences, and having worked with the Thomson Reuters businesses in software development, business systems and technology operations roles. He also has experience in the banking and financial industries, having worked with Chase Manhattan and having developed products for deep historical financial and econometrics analysis using proprietary time series database technology. Mr. Donofrio holds a Bachelor of Arts from New York University.

Jon Newpol serves as our Executive Vice President, Healthcare (the customer facing channels of the company), in which capacity he is responsible for the strategic vision, leadership and operational execution as the company works with customer channels to better manage cost and quality. Mr. Newpol held a variety of leadership positions within Thomson Reuters from the time he joined the company in 1995 until the closing of the Transactions. He has over 25 years of experience in employee benefits and healthcare management. Prior to joining Thomson Reuters, Mr. Newpol was a health and welfare benefits consultant with two consulting firms—Aon and Foster Higgins. Before that, he held various positions with Prudential, most notably as founder and Executive Director of its northeastern Ohio health plan. Mr. Newpol received a Bachelor of Business Administration in corporate risk management and insurance from the University of Georgia, a Master of Business Administration from the College of William and Mary and a Master of Public Health in health policy management from Emory University. He holds the CEBS, CLU and ChFC designations.

Anita Brown serves as our Senior Vice President, Strategy and Marketing, in which capacity she is responsible for defining and driving Truven’s business strategy. Ms. Brown is also responsible for analyzing industry, customer, technology and competitive trends and overseeing our Emerging Business Opportunities program. Prior to joining our Predecessor in 2006, she developed significant experience in market strategy, product management and software product development at Telcordia Technologies, a telecommunications software product and consulting business. At Telcordia, she served as Executive Director of the Product Management and Development divisions for eight years, most recently having led a 180 person product development and services team responsible for a real time services delivery platform. Ms. Brown received an undergraduate degree in mathematics and computer science from Manhattan College, a Master of Science degree in computer science from Columbia University, and a Master of Business Administration degree from Columbia Business School.

Courtney Morris serves as our Senior Vice President, Product Management, in which capacity he oversees the development and implementation of strategic marketing and communications programs to support Truven’s growth. Mr. Morris held a variety of senior business development, general management and strategy roles within Thomson Reuters, including Thomson Learning. He recently served as Chief Strategy Officer for our Predecessor, where he helped define the business’ growth strategy. Mr. Morris has significant experience across a number of industries with both Fortune 500 companies and early stage startups. Prior to joining Thomson Reuters, he was a strategy consultant, first with McKinsey & Company, based in Helsinki, Finland, and then with The Parthenon Group, a consultancy based in Boston. Mr. Morris received his Bachelor of Arts degree and a Master of Business Administration from the University of Utah.

Andra Heller serves as our General Counsel. Ms. Heller joined Solucient LLC in 2000, as General Counsel. Solucient LLC was ultimately acquired by Thomson Reuters in 2006. She previously served as a partner with the corporate practice group of Freeborn & Peters, a commercial law firm in Chicago. Ms. Heller received a Bachelor of Arts in English from Iowa State University and a J.D. from the University of Iowa College of Law. She also served as a law clerk to the Judge of the U.S. Bankruptcy Court for the Northern District of Iowa.

Andrea Degutis serves as our Senior Vice President, HR & Communications, in which capacity she is responsible for global HR strategy, talent development and organization effectiveness, as well as internal communications. Ms. Degutis joined Thomson Reuters in July 2002 as Senior Vice President, HR & Communications for the scientific group of businesses. She has extensive human resources experience in the information publishing industry, having held senior human resources positions with the Wolters Kluwer International Health & Science business for 12 years and, earlier in her career, with W.B. Saunders Company/CBS. She also has directed human resources planning in the banking and diversified services management industries. Ms. Degutis holds a Bachelor of Arts in Languages from Temple University.

Dr. Michael Taylor serves as our Chief Medical Officer. Dr. Taylor is responsible for developing, evaluating, and maintaining health and wellness efforts as well as thought leadership, strategy, and expertise in innovation and product development across the healthcare spectrum. Dr. Taylor joined our Predecessor in 2011 as Vice President and National Business Medical Leader within the employer market. He remained with us in that role following the closing of the Transactions on June 6, 2012, until he was appointed as our Chief Medical Officer in February 2013. Prior to joining our Predecessor, Dr. Taylor served as the Medical Director for health promotion and disease management for Caterpillar Inc. from 2000 to 2011. Dr. Taylor was a co-owner of a five person medical group for 14 years, practicing outpatient and hospital-based primary care in Pekin, Illinois. He was Chief of Medicine and Chief of Staff at that hospital. He later served for 3 years as the Chief Medical Officer for Pekin Hospital and Progressive Health Systems, involved in quality improvement, developing and implementing a hospitalist program, and served as Medical Director for the Pharmacy/Therapeutics committee for the hospital and health plan. Dr. Taylor has served on the boards of the Integrated Benefits Institute (IBI) and the Midwest Business Group on Health (MBGH), and as the Chairman of the Board for The Center for Health Value Innovation. Dr. Taylor graduated from the University Of Illinois College Of Medicine in 1980, and completed an Internal Medicine residency at the University Of Illinois College Of Medicine in Peoria in 1983. Dr. Taylor is a board-certified internist and is a Fellow in the American College of Physicians and a member of the American College of Occupational and Environmental Medicine.

EXECUTIVE AND DIRECTOR COMPENSATION

Prior to the Acquisition, the executives and employees of Truven participated in the compensation programs and policies of Predecessor Parent, but we transitioned our executives and employees to Truven-sponsored compensation programs and policies when Truven became a standalone company. The information in this Executive Compensation section reflects our compensation structure and policies as of December 31, 2012 and the post-Acquisition compensation packages provided by us to the named executive officers. The following individuals are our named executive officers for our post-Acquisition fiscal year 2012 (such post-Acquisition period referred to herein as our “fiscal year 2012”):

Mike Boswood	President and Chief Executive Officer
Philip Buckingham	Executive Vice President and Chief Financial Officer
Jon Newpol	Executive Vice President, Healthcare

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the cash and other compensation we have paid to our named executive officers for our fiscal year 2012.

Summary Compensation Table for Fiscal Year 2012

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[5] ($)	Total ($)
Mike Boswood, President and CEO	FY 2012	299,178	0	102,687	256,545	0	0	658,410

Philip Buckingham, Executive Vice President and CFO	FY 2012	219,682	0	35,717	96,942	0	4,548	356,889

Jon Newpol, Executive Vice President, Healthcare	FY 2012	207,430	12,000	35,717	84,494	0	343	339,984

Footnotes

[1]

Amounts in this column represent salary that will actually be paid by us to each named executive officer in our fiscal year 2012 and does not represent annualized figures. The named executive officers’ annualized 2012 base salaries are as follows: Mr. Boswood—$525,000, Mr. Buckingham—$385,500 and Mr. Newpol—$364,000.

[2]

The named executive officers are eligible to receive performance and retention bonuses from Thomson Reuters as a result of the successful closing of the Acquisition and their continued employment with Truven through September 4, 2012 (90 days after the closing of the Acquisition). Although payment of the performance and retention bonuses was subject to the named executive officers’ continued employment with Truven following the Acquisition, these amounts are not reflected in the “Summary Compensation Table for Fiscal Year 2012” because they were awarded by, and were paid by, Thomson Reuters. See “Thomson Reuters Performance and Retention Bonuses” below for more information relating to the performance and retention bonuses.

Mr. Newpol received a one-time bonus of $12,000 paid in March 2013 for his outstanding contributions during the quarter ended December 31, 2012.

[3]

Amounts in this column include the grant date fair value of Class B Membership Interests in Holdings LLC that were granted to each of the named executive officers on October 18, 2012. The Class B Membership Interests are non-transferable and twenty percent of each named executive officer’s outstanding Class B Membership Interests vests on each of the first five anniversaries of June 6, 2012 (the closing of the Acquisition), so that 100% of each named executive officer’s outstanding Class B Membership Interest will become vested on June 6, 2017 subject to his continued employment with Truven. The fair value at the date of grant was based upon the value of the Class B Membership Interests of Holdings LLC less a 30% marketability discount. The value was determined as of December 31, 2012 based upon a number of factors, including the amount of investment made in exchange for Class A Membership Interests of Holdings LLC by Veritas Capital and certain members of management of the Company. The Class B Membership Interests are not publicly listed and therefore market value information is not readily available. The Company believes that the fair value of the Class B Membership Interests did not change materially between October 18, 2012 (the date of grant) and December 31, 2012 (the date of valuation). Accordingly, the table sets forth the fair value of the Class B Membership Interests as of December 31, 2012. The amount represents the estimate of compensation costs to be recognized over the period from the date of grant through December 31, 2012, excluding the effect of forfeiture and using the fair value of the awards as determined on the grant date. See “Class B Membership Interests” below for more information regarding the Class B Membership Interests.
[4]

The named executive officers’ 2012 target annual incentive awards (as a percentage of their annual base salaries) were as follows: Mr. Boswood—125%, Mr. Buckingham—65% and Mr. Newpol—60%. Based on revenues, EBITDA and free cash flows for 2012, annual incentive awards were paid out in cash in March 2013 at 68.6% of target under Truven’s 2012 Annual Incentive Plan. The amounts in this column represent the portion of the annual incentive awards earned during our fiscal year 2012 and do not represent the full annual incentive awards. The named executive officers’ annualized 2012 annual incentive awards are as follows: Mr. Boswood—$450,188, Mr. Buckingham—$170,114, and Mr. Newpol—$148,271. See “Annual Incentive Plan” below for more information relating to the named executive officer’s annual incentive awards.

[5]

Amounts in this column include the employer contributions made by Truven during our fiscal year 2012 under the Truven Health Analytics Inc. 401(k) Savings Plan (the “401(k) Plan”) on behalf of each named executive officer, as follows: Mr. Buckingham—$1,048 and Mr. Newpol—$343. Mr. Boswood does not participate in the 401(k) Plan. See “401(k) Plan” below for more information relating to the 401(k) Plan. The amount for Mr. Buckingham also includes $3,500, which was the aggregate amount paid by Truven to Mr. Buckingham during our fiscal year 2012 for a $500 monthly automobile allowance. Mr. Buckingham received this automobile allowance when he was working under the Thomson Reuters umbrella and Truven agreed to continue to provide him with the allowance after the Acquisition.

Outstanding Equity Awards

The table below provides information concerning the Class B Membership Interests that have not vested for each named executive officer outstanding as of December 31, 2012.

Outstanding Equity Awards Table for 2012 Fiscal Year End

Name	Class B Membership Interests That Have Not Vested (%)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]
Mike Boswood	1.15	1,602,752
Philip Buckingham	0.40	557,479
Jon Newpol	0.40	557,479

Footnotes

[1]

Amounts in this column represent the Class B Membership Interests in Holdings LLC (as a percentage of the total Class A Membership Interests and Class B Membership Interests that may be issued) that were granted to each of the named executive officers on October 18, 2012. None of the named executive officers’ Class B Membership Interests will be vested as of December 31, 2012. Twenty percent of each named executive officer’s Class B Membership Interests will vest on each of the first five anniversaries of June 6, 2012 (the closing of the Acquisition) and 100% of each Class B Membership Interest will vest in certain circumstances in connection with a “change in control”. See “Class B Membership Interests” below for more information regarding the terms of the Class B Membership Interests.

[2]

The Class B Membership Interests are not publicly listed and therefore market value information is not readily available. Amounts in this column include the fair value as of December 31, 2012 of the Class B Membership Interests in Holdings LLC. The amount represents the estimate of compensation costs to be recognized over the service period, excluding the effect of forfeiture and using the fair value of the awards as determined on the grant date. See footnote 3 to the “Summary Compensation Table for Fiscal Year 2012” for more information regarding the valuation of the Class B Membership Interests and “Class B Membership Interests” below for more information regarding the terms of the Class B Membership Interests.

Offer Letters

Philip Buckingham. Mr. Buckingham’s offer letter from Truven, dated August 27, 2012 and revised on March 13, 2013, offers him the position of Executive Vice President and Chief Financial Officer, with an annual base salary of $385,500. The letter provides him with a target annual incentive award of 65% of his base salary, full eligibility in Truven’s health and welfare programs, eligibility for participation in the 401(k) Plan, a monthly automobile allowance, and severance in the form of base salary continuation for 2 years if Mr. Buckingham is involuntarily terminated other than for cause and he executes a standard Truven separation agreement.

Jon Newpol. Mr. Newpol’s offer letter from Truven, dated August 27, 2012 and revised on October 1, 2012, offers him the position of Executive Vice President, Healthcare, with an annual base salary of $364,000. The letter provides him with a target annual incentive award of 60% of his base salary, full eligibility in Truven’s health and welfare programs, eligibility for participation in the 401(k) Plan and severance in the form of base salary continuation for 78 weeks if Mr. Newpol is involuntarily terminated other than for cause and he executes a standard Truven separation agreement.

Thomson Reuters Performance and Retention Bonuses

Mike Boswood. Mr. Boswood has an agreement with Thomson Reuters, dated April 19, 2012, which provided Mr. Boswood with the opportunity to earn performance bonuses of $393,750 and $984,375, each payable on March 31, 2013, subject to his continued employment with Truven for 90 days following the closing of the Acquisition and successful achievement of certain performance criteria. These bonuses were paid on March 29, 2013. The agreement provides Mr. Boswood other incentives, benefits and severance rights, none of which are obligations of Truven or conditioned upon Mr. Boswood’s employment with Truven. In addition, Mr. Boswood has a letter from Thomson Reuters, dated March, 2012, providing for payment of $1,000,000 on or about July 6, 2013, subject to his continued employment with Truven for one year following the closing of the Acquisition.

Philip Buckingham. Mr. Buckingham has a retention agreement with Thomson Reuters, dated April 16, 2012. The retention agreement provided Mr. Buckingham with the opportunity to earn a retention bonus of $250,575 and a performance bonus of $539,700 subject to the successful achievement of certain performance criteria, each payable on March 31, 2013, subject to his continued employment with Truven for 90 days following the closing of the Acquisition. These bonuses were paid on March 29, 2013. The retention agreement provides Mr. Buckingham other incentives, benefits and severance rights, none of which are obligations of Truven or conditioned upon Mr. Buckingham’s employment with Truven. In addition, Mr. Buckingham has a letter from Thomson Reuters, dated March, 2012, providing for payment of $150,000 on or about July 6, 2013, subject to his continued employment with Truven for one year following the closing of the Acquisition.

Jon Newpol. Mr. Newpol has a retention agreement with Thomson Reuters, dated March 29, 2012. The retention agreement provided Mr. Newpol with the opportunity to earn a retention bonus of $236,600 and a performance bonus of $509,600 subject to the successful achievement of certain performance criteria, each payable on March 31, 2013, subject to his continued employment with Truven for 90 days following the closing of the Acquisition. These bonuses were paid on March 29, 2013. The retention agreement provides Mr. Newpol other incentives, benefits and severance rights, none of which are obligations of Truven or conditioned upon Mr. Newpol’s employment with Truven. In addition, Mr. Newpol has a letter from Thomson Reuters, dated March, 2012, providing for payment of $1,000,000 on or about July 6, 2013, subject to his continued employment with Truven for one year following the closing of the Acquisition.

Class B Membership Interests

On October 18, 2012, each of the named executive officers received Class B Membership Interests of Holdings LLC. The Class B Membership Interests are considered to be profits interests, representing the right to receive a percentage of the distributions when made by Holdings LLC if such distributions exceed specified internal rates of return thresholds. Class B Membership Interests do not entitle the holder to any portion of the fair value of Holdings LLC as of the date of issuance.

Class B Membership Interests may not exceed 6.25% in the aggregate. If the issuance of any additional Class B Membership Interests causes the aggregate Class B Membership Interests of outstanding Class B members to exceed 6.25%, the Class B Membership Interests of all outstanding Class B members (including our named executive officers) will be reduced on a pro rata basis, based on their respective Class B Membership Interests, so that the aggregate Class B Membership Interests held by all Class B members does not exceed 6.25%. If the employment duties of any of our named executive officers are changed, the percentage of his Class B Membership Interest may be increased or decreased by Holdings LLC.

Subject to continued employment with Truven, twenty percent of each named executive officer’s outstanding Class B Membership Interests vests on each of the first five anniversaries of June 6, 2012 (the closing of the Acquisition), so that 100% of each named executive officer’s outstanding Class B Membership Interest will become vested on June 6, 2017. The Class B Membership Interests would also become fully vested six months following a change in control or upon the named executive officer’s employment being terminated without cause or as a result of his death or disability within the six-month period following a change in control.

If a named executive officer’s employment with us terminates for any reason or he engages in competitive activity, that named executive officer will forfeit any unvested portion of his Class B Membership Interest and Holdings LLC will have the right, within 180 days of that termination, to repurchase for its fair value the vested portion of his Class B Membership Interest. If the named executive officer’s employment terminates as a result of his commission of an act of fraud, theft or financial dishonesty, his indictment or conviction of a felony or his engaging in competitive activity, he will forfeit for no consideration all of his Class Membership Interests, whether vested or unvested.

Class B Membership Interests generally may not be transferred, with very limited exceptions. Under certain circumstances, the named executive officers may be required to transfer their Class B Membership Interests if more than 50% of the outstanding Class A Membership Interests are transferred.

As of December 31, 2012, none of the Class B Membership Interests of the named executive officers had vested. Therefore, the named executive officers would forfeit for no consideration their Class B Membership Interests if their employment had terminated for any reason on December 31, 2012.

Annual Incentive Plan

Truven’s Annual Incentive Plan links compensation of participants with the financial performance of Truven. Each participant’s target annual incentive award is expressed as a percentage of his or her base salary based on the participant’s position within Truven. Annual incentive award payouts may be higher or lower than the target annual incentive awards, based on Truven’s financial performance. Financial performance is determined in Truven’s discretion and was weighted for 2012 for revenues (45%), EBITDA (45%), and free cash flow (10%), subject to exceeding certain performance thresholds. Participants generally must be Truven employees on the date that awards are paid in order to receive their annual incentive awards; however, a participant may be entitled to receive all or a portion of his or her annual incentive award if a participant’s employment is terminated without cause prior to the payment date, depending on the participant’s date of termination. The named executive officers’ target annual incentives for 2012 (as a percentage of their base salaries) were as follows: Mr. Boswood—125%, Mr. Buckingham—65% and Mr. Newpol—60%. Based on revenues, EBITDA and free cash flows for 2012, annual incentive awards were paid out at 68.6% of target under Truven’s 2012 Annual Incentive Plan. In 2013, financial performance will be weighted for revenues (35%), EBITDA (45%), and free cash flow (20%), subject to exceeding certain performance thresholds.

401(k) Plan

The 401(k) Plan, effective as of July 1, 2012, is a tax-qualified defined contribution savings plan for the benefit of all eligible employees of Truven. There are no age or service requirements for an employee to participate in the 401(k) Plan. Employee contributions, including after-tax contributions, are permitted by means of pay reduction subject to a minimum of 1% and a maximum of 25% of plan compensation per payroll period. The 401(k) Plan also provides for regular employer matching contributions up to a maximum of 100% of employee contributions (other than catch-up contributions) up to 4% of a participant’s plan compensation. All employee contributions and earnings on employee contributions are at all times fully vested. Employer matching contributions are vested at a rate of 25% per year of service and are completely vested after four years of service. The employer contributions made by Truven during our fiscal year 2012 under the 401(k) Plan on behalf of each named executive officer, are as follows: Mr. Buckingham—$1,048 and Mr. Newpol—$343. Mr. Boswood does not participate in the 401(k) Plan.

Health and Welfare Plans

During our fiscal year 2012, our named executive officers participated in Truven-sponsored health and welfare programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees. Basic health, life, accidental death and dismemberment, disability benefits and similar programs are provided to give employees access to healthcare and income protection for themselves and their family members. Mr. Boswood was classified as a home pay inpatriate through December 31, 2012 and, therefore, was ineligible for accidental death and dismemberment insurance and life insurance, although he participated in Truven’s health benefit programs.

COMPENSATION OF DIRECTORS

During our fiscal year 2012, Mr. Boswood was the only member of the board of directors of Truven who was also an executive of Truven. Mr. Boswood did not receive any additional compensation for the services he provided to Truven as a member of its board of directors during our fiscal year 2012. The non-executive directors of Truven include Ramzi M. Musallam, who serves as the chairman of the board, John M. Curtis, Hugh D. Evans, Jeffrey P. Kelly and Benjamin M. Polk. During our fiscal year 2012, the non-executive directors of Truven did not receive any compensation for their service on the board of directors of Truven.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our fiscal year 2012, Ramzi M. Musallam, John M. Curtis, Hugh D. Evans, Jeffrey P. Kelly and Benjamin M. Polk participated in discussions regarding the compensation packages of the named executive officers, none of whom have any relationships that would create a compensation committee interlock as defined under applicable SEC regulation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

All of Truven’s issued and outstanding stock is held by Truven Holding. Holdings LLC directly owns all of the issued and outstanding capital stock of Truven Holding. The Sponsor, through its affiliated investment funds, and certain co-investors, through an entity managed by Veritas Capital, collectively own almost all of the issued and outstanding membership interests of Holdings LLC. The remainder of the issued and outstanding membership interests of Holdings LLC are owned by certain members of management, including our President and Chief Executive Officer, Mike Boswood, who is also a member of our boards of directors. In connection with the Acquisition, certain members of management, including Mr. Boswood, purchased Class A Membership Interests in Holdings LLC equaling approximately 0.40% of the total issued and outstanding membership interests of Holdings LLC. In addition, on October 18, 2012, certain members of management received Class B Membership Interests in Holdings LLC, equaling approximately 4.10% of the total issued and outstanding membership interests of Holdings LLC, which Class B Membership Interests are considered to be profits interests, representing the right to receive a percentage of the distributions when made by Holdings LLC if such distributions exceed specified internal rates of return thresholds.

Securities Authorized for Issuance Under Equity Compensation Plans

Please see the discussion in “Compensation of Named Executive Officers—Class B Membership Interests.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory agreement

At the closing of the Acquisition, we entered into an advisory agreement with the Sponsor under which the Sponsor provides certain advisory services to us. As compensation for these services, we paid a transaction fee at the closing of the Acquisition. We will also continue to pay an annual advisory fee which will be equal to an aggregate amount equal to the greater of (i) $2.5 million, and (ii) 2.0% of consolidated EBITDA (as defined in the credit agreement governing our Senior Credit Facility), as well as transaction fees on future acquisitions, divestitures, financings and liquidity events, which will be determined based upon aggregate equity investments at the time of such future events or on the value of the transaction. In addition to the fees described above, we will also pay or reimburse the Sponsor or any of its affiliates for its out of pocket costs incurred in connection with activities under the advisory agreement, as well as the reasonable costs and expenses of its counsel and any advisers in connection with the monitoring of its investments in us, any requested amendment or waiver of any investment document and the sale or disposition of their respective interests in us.

Limited liability company agreement

At the closing of the Acquisition, The Veritas Capital Fund IV, L.P., The Veritas Capital Fund III, L.P., CIPH Holdings LLC (an entity managed by the Sponsor and owned by certain co-investors) and VCPH Investments LLC entered into the limited liability company agreement of Holdings LLC that sets forth provisions relating to the management and ownership of Holdings LLC, including rights to manage Holdings LLC. In addition, the limited liability company agreement provides for, among other things, restrictions on the transferability of equity of Holdings LLC, tag along rights, drag along rights, rights of first refusal, preemptive rights and information rights. The limited liability company agreement of Holdings LLC has been amended several times following the closing of the Acquisition, primarily in connection with the issuance of Class B Membership Interests.

Registration rights agreement

At the closing of the Acquisition, Holdings LLC and VCPH Holding Corp. (now known as Truven Holding) entered into a registration rights agreement with us. The registration rights agreement grants Holdings LLC customary demand and piggyback registration rights for the benefit of The Veritas Capital Fund IV, L.P., The Veritas Capital Fund III, L.P. and certain co-investors and piggyback registration rights for the benefit of certain members of our management.

Agreements with Thomson Reuters

In connection with the Transactions, we entered into several transactions with affiliates of Thomson Reuters:

Transitional services agreement.    We entered into a transitional services agreement with Stock Seller upon the closing of the Acquisition, which covers the provision of office space and services for certain operating areas, including facilities management, human resources, finance and accounting operations (including accounts payable and payroll processing), treasury, sourcing and procurement and IT services, among other services necessary for the conduct of our business. Pursuant to the agreement, Stock Seller and its affiliates are required to perform these services for certain pre-determined periods ranging from 30 days to one year (with the option to extend certain IT services), with most of the services being performed for periods between 90 days and nine months. We have the option to terminate any individual service prior to expiration of the time period for such service upon 30 days’ written notice to Stock Seller. While certain of these services have been fully performed, others are still being performed as provided in the agreement or through extension. In addition to the services specified in the agreement, in the event we request that certain other services be made available by Stock Seller, Stock Seller will consider such request in good faith, but shall have no obligation to provide any other services to us. We are restricted from reselling, subcontracting, licensing, sublicensing or otherwise transferring any of the services.

Stock Seller is entitled to fees for each of the services it provides pursuant to the transitional services agreement and is entitled to additional fees representing costs associated with any service changes made at our request, as well as any additional costs associated with the termination of the respective services provided. The fees to be paid vary according to the type of service being provided.

Reverse transitional services agreement. We entered into a reverse transitional services agreement with Stock Seller upon the closing of the Acquisition, pursuant to which we provide Stock Seller with office space and facilities management services at several locations in the United States. Pursuant to the agreement, we will provide these services for certain pre-determined periods ranging from one year to approximately 22 months, with all such services to end by March 31, 2014.

We are entitled to fees for each of the services we provide pursuant to the reverse transitional services agreement and we are entitled to additional fees representing costs associated with any service changes made at Stock Seller’s request, as well as any additional costs associated with the termination of the respective services provided. The fees to be paid vary according to the type of service being provided.

India services agreement. We entered into a transitional services agreement with Stock Seller upon the closing of the Acquisition, which covers the provision of services including certain data management, analytics, support, audit and compliance services and software development, among other services. Such services are provided by Stock Seller from its locations in Bangalore, Chennai and Hyderabad, India and were being offered under the agreement for an initial period of up to five months, with a mutual option for a three month extension and further options to extend on a month by month basis if we and Stock Seller so agree. While certain of these services have been fully performed, others have been extended and are still being performed.

Other arrangements. In addition, we will continue to provide services to and purchase services from Thomson Reuters and its affiliates under normal commercial terms.

DESCRIPTION OF SENIOR CREDIT FACILITY

In connection with the Transactions, we and VCPH Holding Corp. (now known as Truven Holding) entered into the Senior Credit Facility, together with a guarantee and collateral agreement and other agreements, with JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC as arrangers and the several lenders party thereto from time to time. The following is a summary of the terms of the Senior Credit Facility, as amended by the First Amendment and the Second Amendment thereto, which we entered into on October 3, 2012 and April 26, 2013, respectively.

The Senior Credit Facility, as amended, provides for senior secured financing of up to approximately $585.0 million, consisting of:

•	a $535.0 million term loan with a maturity of seven years (the “Term Loan Facility”); and

•	a $50.0 million revolving credit facility with a maturity of five years (the “Revolving Credit Facility”).

We drew the full amount of the original Term Loan Facility ($527.6 million) at the closing of the Transactions. In addition to borrowings upon prior notice, the Revolving Credit Facility includes a sub-facility for letters of credit and a sub-facility for borrowings on same day notice, referred to as the swing line loans. We utilized approximately $0.3 million of the letter of credit sub-facility at the closing of the Transactions by issuing letters of credit, which, while not drawn, reduce the available balance under the Revolving Credit Facility.

Under the Senior Credit Facility, we have the right to request increases in the commitments under the Senior Credit Facility in an aggregate principal amount up to (1) $75.0 million plus (2) up to an additional $75.0 million, subject in the case of clause (2) to our consolidated senior secured leverage ratio (as calculated pursuant to the Senior Credit Facility) not exceeding 4.0:1.0 (giving pro forma effect to such incremental loans and/or commitments and assuming the full drawing of such increased commitments in respect of the Revolving Credit Facility). Availability of such additional tranches and/or increased commitments is subject to, among other conditions, the absence of an event of default under the Senior Credit Facility and the receipt of commitments by existing or additional financial institutions. The lenders under the Senior Credit Facility are not under any obligation to provide any such additional commitments, and any increase in, or replacement or extension of, commitments is subject to several conditions precedent and limitations.

Proceeds of the original Term Loan Facility, together with the proceeds from the issuance of the Old Notes and the equity contribution made by entities affiliated with the Sponsor and certain co-investors, were used to finance the Transactions and pay related fees and expenses. Proceeds of loans and letters of credit under the Revolving Credit Facility were available to finance the Transactions (although we did not draw any amount under the Revolving Credit Facility at the closing of the Transactions, with the exception of the issuance of approximately $0.3 million of letters of credit, which, while not drawn, reduce the available balance under the Revolving Credit Facility) and continue to be available to provide financing for working capital and general corporate purposes. Ongoing extensions of credit under the Senior Credit Facility are subject to customary conditions.

Interest rate and fees

Borrowings under the Senior Credit Facility, other than swing line loans, will bear interest at a rate per annum equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds effective rate plus 0.50% and (3) the one month Eurodollar rate plus 1.00%; provided, that the base rate for the Term Loan Facility at any time shall not be less than 2.25% or (b) a Eurodollar rate adjusted for statutory reserve requirements for a one, two, three or six month interest period (or a nine or twelve month interest period if agreed to by all applicable lenders); provided that the Eurodollar base rate used to calculate the Eurodollar rate for the Term Loan Facility at any time shall not be less than 1.25%. Swing line loans will bear interest at the interest rate applicable to base rate loans, plus an applicable margin.

The applicable margin for borrowings under the Senior Credit Facility was initially (a) 4.50% for base rate loans and swing line loans and (b) 5.50% for adjusted Eurodollar loans. Following delivery of financial statements for each full fiscal quarter after the closing date, and for so long as no event of default is in existence under the Senior Credit Facility, the applicable margin under the Revolving Credit Facility and swing line loans will be determined in accordance with a pricing grid based on our consolidated senior secured leverage ratio at the end of the relevant fiscal quarter. The applicable margin was initially (a) for term loans, 4.50% for base rate loans or 5.50% for Eurodollar loans, (b) for Eurodollar revolving loans, 5.00% to 5.50% and (c) for base rate revolving loans and swing line loans, 4.00% to 4.50%.

On the last day of each calendar quarter and the termination date of the Revolving Credit Facility, we are required to pay a commitment fee in respect of any unused commitments under the Revolving Credit Facility, which was 0.50% per annum at March 31, 2013. Following delivery of financial statements for each full fiscal quarter after the closing date, and for so long as no event of default is in existence under the Senior Credit Facility, the commitment fee under the Revolving Credit Facility will be subject to reduction based on our consolidated senior secured leverage ratio at the end of the relevant fiscal quarter and will range from 0.375% to 0.50%. We are also required to pay customary letter of credit fees and certain other agency fees.

On October 3, 2012, we entered into the First Amendment to the Senior Credit Facility with a syndicate of banks and other financial institutions with no changes in the terms and conditions other than the reduction of the applicable margin by 1.0%. The new applicable margin for borrowings under the Senior Credit Facility was (a) 3.50% for base rate loans and swing line loans and (b) 4.50% for adjusted Eurodollar loans. The applicable margin under the Revolving Credit Facility and swing line loans based on our consolidated senior secured leverage ratio at the end of the relevant fiscal quarter was (a) for Eurodollar revolving loans, 4.00% to 4.50% and (b) for base rate revolving loans and swing line loans, 3.00% to 3.50%. The applicable margin for term loans was 3.50% for base rate loans or 4.50% for Eurodollar loans.

On April 26, 2013, we entered into the Second Amendment to the Senior Credit Facility (referred to as the “April 2013 Refinancing”) with a syndicate of banks and other financial institutions to (i) increase the aggregate principal amount of the Term Loan Facility from $523.7 million to $535.0 million, (ii) reduce the applicable margin by 1.25%, (iii) with respect to the Term Loan Facility, determine the applicable margin in accordance with a pricing grid based on our consolidated total leverage ratio following delivery of financial statements at the end of each fiscal year or quarter, as applicable, after the second quarter of fiscal year 2013 and (iv) extend the 1% repricing call protection from June 6, 2013 to October 26, 2013. There were no other changes in the terms and conditions. The new applicable margin for borrowings under the Senior Credit Facility is (a) 2.25% for base rate loans and swing line loans and (b) 3.25% for adjusted Eurodollar loans. The applicable margin under the Revolving Credit Facility and swing line loans based on our consolidated senior secured leverage ratio at the end of the relevant fiscal quarter is (a) for Eurodollar revolving loans, 2.75% to 3.25% and (b) for base rate revolving loans and swing line loans, 1.75% to 2.25%. The applicable margin under the Term Loan Facility based on our consolidated total leverage ratio at the end of the relevant fiscal quarter is (a) for Eurodollar term loans, 3.00% to 3.25% and (b) for base rate term loans, 2.00% to 2.25%.

Prepayments

We are required to prepay outstanding term loans, subject to certain exceptions, with:

•

50% (with stepdowns to 25% and 0% based on our consolidated senior secured leverage ratio) of our annual consolidated excess cash flow (as defined in the Senior Credit Facility), subject to certain exceptions;

•	100% of the net proceeds of certain asset sales (including as a result of casualty or condemnation), subject to reinvestment rights and certain other exceptions; and

•	100% of the net proceeds of any incurrence or issuance of debt, excluding permitted debt issuances.

In addition, commitment reductions of the Revolving Credit Facility, and voluntary prepayments of the term loans and loans under the Revolving Credit Facility, are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR loans, except that any such commitment reduction and voluntary prepayment in connection with a repricing transaction on or prior to October 26, 2013 will be subject to a call premium of 1.0%.

Amortization of principal

The Senior Credit Facility requires scheduled quarterly payments on the term loans each equal to 0.25% of the principal amount of the term loans for the first six years and three quarters following the closing of the Transactions, with the balance paid at maturity on June 6, 2019. The amount of these scheduled quarterly payments has increased slightly pursuant to the Second Amendment as a result of the increased principal amount of the Term Loan Facility.

Guarantees and collateral

The obligations under the Senior Credit Facility are guaranteed by Truven Holding and each of our restricted subsidiaries, if any (other than any (i) foreign subsidiary that is a “controlled foreign corporation” (“CFC”), (ii) domestic subsidiary that is a subsidiary of a CFC, (iii) domestic subsidiary that is a disregarded entity for U.S. federal income tax purposes and has no material assets other than the capital stock of one or more CFCs (“CFC Holdco”), (iv) immaterial subsidiary and (v) non-wholly-owned subsidiary in which the borrower does not directly or indirectly own at least 90% of the voting or economic interest). The obligations under the Senior Credit Facility and the guarantees are secured by first priority security interests in substantially all of our assets and the assets of the guarantors (subject to certain limited exceptions), in each case, now owned or later acquired, including a pledge of all of our capital stock, the capital stock of substantially all of our domestic and foreign subsidiaries (other than CFCs) and 66% of the voting capital stock of each CFC, CFC Holdco and domestic subsidiary that is a subsidiary of a CFC.

As of the date of this prospectus, our only subsidiaries are two foreign subsidiaries, neither of which guarantees our obligations under the Senior Credit Facility. These foreign subsidiaries are insignificant and account for less than 3% of each of our consolidated revenues, operating income and total assets. Accordingly, as of the date of this prospectus, Truven Holding is the only guarantor. However, in the future, we may choose to acquire or form one or more subsidiaries in connection with the operation of our business that will be a restricted subsidiary. Any such future direct or indirect subsidiary that is a borrower under or that guarantees obligations under our Senior Credit Facility or that guarantees our other indebtedness or indebtedness of any future subsidiary guarantors will guarantee the Exchange Notes.

Restrictive covenants and other matters

The Revolving Credit Facility requires us, for so long as any loans or letters of credit (unless fully cash collateralized on terms reasonably satisfactory to the lenders) are outstanding under the Revolving Credit Facility, to comply with a quarterly maximum consolidated senior secured leverage ratio test. In addition, the Senior Credit Facility includes negative covenants that will, subject to significant exceptions, limit our ability and the ability of any restricted subsidiaries, to, among other things:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans, investments and acquisitions;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into sale-leaseback transactions;

•	enter into certain swap agreements;

•	change our fiscal year;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends and incur liens; and

•	consolidate, merge or sell all or substantially all of our assets.

The Senior Credit Facility also contains certain customary representations and warranties and affirmative covenants. Under the Senior Credit Facility, certain specified changes in the control of Truven Holding and any other specified change of control (as defined in the Senior Credit Facility) constitute an event of default. The Senior Credit Facility also contains customary default provisions, including a cross-default provision with respect to Truven Holding’s, Truven’s or certain of their subsidiaries’ debt with an outstanding principal amount of $30 million or more. If any such event of default occurs, the lenders under the Senior Credit Facility will be entitled to take various actions, including the termination of the Senior Credit Facility, acceleration of amounts due under the Senior Credit Facility and all actions permitted to be taken by a secured creditor.

THE EXCHANGE OFFER

This section of the prospectus describes the exchange offer. Although we believe that the description describes the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the exchange offer.

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Old Notes were originally issued and sold on June 6, 2012 to the initial purchasers, pursuant to the Purchase Agreement, dated May 24, 2012. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon Rule 144A and Regulation S under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our any of our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) to an institutional accredited investor (within the meaning of the Securities Act) that is not a qualified institutional buyer and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of $250,000, (iv) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or under any other available exemption from the registration requirements of the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to use commercially reasonable efforts to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act, offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes and use commercially reasonable efforts to complete the exchange offer not later than 60 days after the date on which the exchange offer registration statement is declared effective by the SEC.

We did not file the exchange offer registration statement for the Old Notes by March 3, 2013 and consequently have been required to pay additional interest on the Old Notes beginning on March 4, 2013, pursuant to the Registration Rights Agreement. We paid a total of $197,653 in additional penalty interest on the June 1, 2013 interest payment date. Once the exchange offer is completed, the interest rate on any remaining outstanding Old Notes and the new Exchange Notes will revert to 10.625%.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market- making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $2,000 principal amount of Exchange Notes in exchange for each $2,000 principal amount of Old Notes accepted in the exchange offer, and any integral multiple of $1,000 in excess thereof. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

(1) the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the Exchange Notes will not contain the registration rights and additional interest provisions contained in the outstanding Old Notes;

(3) the Exchange Notes will bear a different CUSIP number than the Old Notes; and

(4) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture that governs the Notes.

Holders of Old Notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the indenture that governs the Notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

We will pay all registration expenses (as defined in the Registration Rights Agreement) in connection with this exchange offer. Each holder must pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of such holder’s Old Notes. See “—Fees and Expenses” and “—Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on July 26, 2013, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2) mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement, which notice shall include disclosure of the appropriate number of securities deposited to such date, before such expiration date.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the heading “—Conditions to the Exchange Offer” shall have not been satisfied;

(a) to delay accepting any Old Notes;

(b) to extend the exchange offer; or

(c) to terminate the exchange offer; or

(2) to amend the terms of the exchange offer in any manner; provided, however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Old Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes Through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON JULY 26, 2013.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1) you or any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is acquiring them in the ordinary course of business;

(2) if you are not a broker-dealer, neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(4) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our “affiliate” as defined under Rule 405 under the Securities Act; and

(5) if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in minimal denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular Old Note not properly tendered;

(2) refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to item (3) above with respect to a holder, we will extend the same waiver to all holders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes, you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such Old Notes;

(2) Account number of the beneficial owner tendering such Old Notes;

(3) Principal amount of Old Notes tendered by such beneficial owner; and

(4) A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of outstanding Old Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Old Notes to be withdrawn;

(2) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; and

(3) specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

A holder can also withdraw its election to participate in the exchange offer by sending to the institution and at the address specified in the notice, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of Old Notes delivered for exchange, such other information as may be reasonably required to identify the Old Notes to be withdrawn and a statement that such holder is withdrawing its election to have such securities exchanged.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer; or

(3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2) any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes, which makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the following address and telephone number:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations – Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Dacia Brown-Jones

Tel: (315) 414-3360

Fax: (732) 667-9408

Additionally, any questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent. Holders of outstanding Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

The principal solicitation is being made by us through DTC. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with state securities or blue sky laws, preparation, word processing, printing and distribution fees, rating agency fees, fees and disbursements relating to the qualification of the indenture that governs the Notes under applicable securities laws and the Trust Indenture Act, fees and disbursements of the Trustee and its counsel, fees and disbursements to our counsel, and any fees and disbursements to our independent registered public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

We will not pay any fees and expenses of counsel to the Underwriters (other than fees relating to compliance with state securities or blue sky laws) or the holders, or any underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Old Notes by a holder.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers employees and by persons so engaged by us.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the indenture governing the Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered Old Notes will not continue to be entitled to any increase in interest rate that the indenture governing the Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(1) to us or any of our affiliates, upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a non-U.S. person in a transaction meeting the requirements of Regulation S under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

(1) we cannot file a registration statement for the exchange offer or the exchange offer cannot be completed as soon as practicable after the expiration date because the exchange offer would violate any applicable law or applicable staff interpretations;

(2) the exchange offer is not for any other reason completed by March 3, 2013; or

(3) upon receipt of a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in the exchange offer.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2) a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker-dealer on or before the sale;

(3) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Old Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “—Certain definitions” below. In this description, (i) the terms “we,” “our,” “us” and “Issuer” each refer to Truven Healthcare Analytics Inc. and not any of its Subsidiaries. “Parent” refers only to Truven Holding Corp. and not any of its Subsidiaries.

For purposes of this “Description of Exchange Notes,” the term “Notes” refers to the initial notes issued on the Issue Date (as defined below) (the “Initial Notes”), the registered notes to be exchanged for the Initial Notes pursuant to this prospectus (the “Exchange Notes”), and any Additional Notes (as defined below). We issued the Initial Notes and will issue the Exchange Notes under an indenture dated as of June 6, 2012, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture referred to below (the “Indenture”) among the Issuer (as successor in interest to Wolverine Healthcare Analytics, Inc. (“Wolverine”)), Parent, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 6, 2012 among Wolverine, the Issuer, and the Trustee and the Second Supplemental Indenture, dated as of June 5, 2013, among the Issuer, Parent, and the Trustee. Except as set forth herein, the terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions thereof, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Exchange Notes. You may request a copy of the Indenture at our address set forth under the heading “Summary—Corporate history and information.”

Old Notes and Exchange Notes Will Represent Same Debt

The Exchange Notes will be issued solely in exchange for an equal principal amount of Initial Notes pursuant to the Exchange Offer. The Exchange Notes will evidence the same debt as the Initial Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Initial Notes except that the Exchange Notes are registered under the Securities Act and there are certain differences relating to transfer restrictions, registration rights and payment of additional interest in case of non-registration.

If the Exchange Offer is consummated, holders of the Initial Notes who do not exchange their Initial Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. All references herein to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Initial Notes and the Exchange Notes then outstanding.

Brief description of Exchange Notes

The Exchange Notes will be:

•	general unsecured senior obligations of the Issuer;

•	pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facility) of the Issuer;

•	effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any existing or future Subordinated Indebtedness (as defined with respect to the Notes);

•	guaranteed on a senior unsecured basis by Parent and each future Restricted Subsidiary of the Issuer that guarantees the Senior Credit Facility; and

•	structurally subordinated to all Indebtedness and other liabilities, including preferred stock, of Non-Guarantor Subsidiaries.

Guarantees

As more fully described below under “—Certain covenants—Limitation on guarantees of indebtedness by restricted subsidiaries,” the Indenture requires that each of the Issuer’s Wholly-Owned Restricted Subsidiaries that guarantees the obligations under the Senior Credit Facility or any other Indebtedness of the Issuer or any other Guarantor, shall also be a Guarantor of the Notes. As a result, not all of the Subsidiaries of the Issuer will Guarantee the Notes in the future. As of the date of this prospectus, our only Subsidiaries are two foreign Subsidiaries, which do not guarantee the obligations of the Issuer under the Senior Credit Facility or the Notes. Parent will initially be the only Guarantor of the Notes.

The Guarantors, as primary obligors and not merely as sureties, will jointly and severally, irrevocably, fully and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on or Additional Interest, if any, in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Each of the Guarantees of the Notes will be a general unsecured obligation of each Guarantor and will be pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, will be effectively subordinated to all Secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity.

The Notes will be structurally subordinated to Indebtedness and other liabilities of Non-Guarantor Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As of March 31, 2013, on a pro forma basis after giving effect to the Transactions, the Non-Guarantor Subsidiaries represented less than 3.0% of Indebtedness and other liabilities.

Under the circumstances described below under the subheading “—Certain covenants—Limitation on restricted payments,” the Issuer will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. The Issuer’s Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. The Issuer’s Unrestricted Subsidiaries will not guarantee the Notes.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Indenture provides that each Guarantor may consolidate with or merge with or into or sell its assets to the Issuer or another Guarantor without limitation or with other Persons upon the terms and conditions set forth in the Indenture. See “—Repurchase at the option of holders—Change of control” and “—Certain covenants—Merger, consolidation or sale of all or substantially all assets.”

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the relevant Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk factors—Risks related to the notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees thereof and, if that occurs, you may not receive any payments on the notes.”

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) in the case of a Subsidiary Guarantor, any sale, exchange, disposition or transfer (by merger or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Subsidiary Guarantor, which sale, exchange, disposition or transfer in each case is made in compliance with the applicable provisions of the Indenture;

(b) in the case of a Subsidiary Guarantor, the release or discharge of the guarantee by such Subsidiary Guarantor of the Senior Credit Facility or the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “—Legal defeasance and covenant defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with. Upon request, the Trustee shall execute an instrument evidencing the release of such Guarantor.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facility.

The Notes will be effectively subordinated in right of payment to all of the Issuer’s and each Guarantor’s existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness, including the obligations of the Issuer and such Guarantor under the Senior Credit Facility. As of March 31, 2013, the Issuer had $523.7 million of outstanding Secured Indebtedness (excluding an additional $0.3 million represented by letters of credit under the revolving credit facility), consisting entirely of Secured Indebtedness under the Senior Credit Facility, and the Issuer would have had the ability to borrow up to $49.7 million of additional Secured Indebtedness using the revolving credit facility under the Senior Credit Facility (after giving effect to approximately $0.3 million of outstanding letters of credit).We have the right to request incremental increases in the commitments under the Senior Credit Facility in an aggregate principal amount up to (x) $75.0 million plus (y) up to an additional $75.0 million if the consolidated senior secured leverage ratio is less than or equal to 4.0:1.0, subject to certain conditions.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

Paying agent and registrar for the notes

The Issuer will maintain one or more paying agents (each, a “paying agent”) for the Notes. The initial paying agent for the Notes will be the Trustee (the “Paying Agent”).

The Issuer will also maintain one or more registrars (each, a “registrar”) with offices in the United States. The Issuer will also maintain a transfer agent. The initial registrar will be the Trustee. The initial transfer agent will be the Trustee. The registrar and the transfer agent will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfers of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, maturity and interest

The Issuer issued $327.15 million in aggregate principal amount of Initial Notes. The Notes will mature on June 1, 2020. Subject to compliance with the covenant described below under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Initial Notes, Exchange Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Exchange Notes” include any Additional Notes that are actually issued.

The Issuer will issue the Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Interest on the Notes will accrue at the rate of 10.625% per annum and will be payable semi-annually in arrears on each June 1 and December 1 to the Holders of record of the Notes on the immediately preceding May 15 and November 15. The first interest payment date with respect to the Exchange Notes will be December 1, 2013. Interest on the Notes will accrue from the most recent date to which interest has been paid with respect to such Notes or, if no interest has been paid with respect to such Notes, from the date of the Indenture. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the corporate trust office of the Trustee maintained for such purpose.

Mandatory redemption; offers to purchase; open market purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the option of holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional redemption

Except as set forth below, the Issuer will not be entitled to redeem Notes at its option prior to June 1, 2016.

At any time prior to June 1, 2016, the Issuer may redeem all or a part of the Notes, on a pro rata basis, upon notice as described under the heading “—Repurchase at the option of holders—Selection and notice,” at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after June 1, 2016, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “—Repurchase at the option of holders—Selection and notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on June 1 of each of the years indicated below:

Year	Dollar Notes
2016	105.313%
2017	102.656%
2018 and thereafter	100.00%

In addition, until June 1, 2015, the Issuer may, at its option, upon notice as described under the heading “—Repurchase at the option of holders—Selection and notice,” on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 110.625% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon and Additional Interest, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that (a) at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes of the relevant series that are issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Any redemption or notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction or event. In addition, we may provide in any notice of redemption for the Notes that payment of the redemption price and the performance of our obligations with respect to such redemption may be performed by another person; provided, however, that the Issuer shall remain obligated to pay the redemption price and perform its obligations with respect to such redemption in the event such other person fails to do so. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof.

The Trustee shall select the Notes to be redeemed in the manner described under “—Repurchase at the option of holders—Selection and notice.”

Repurchase at the option of holders

Change of control

The Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed (or otherwise transmitted in accordance with DTC procedures) a redemption notice with respect to all the outstanding Notes as described under “—Optional redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date; provided that to the extent any transmitted redemption notice includes a condition that is not satisfied or waived and the redemption referenced therein does not occur, the obligation to make a Change of Control Offer will be reinstated. If the Issuer is obligated to make a Change of Control Offer, then within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant titled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form titled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) any other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Issuer of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facility places limitations on the ability of, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes after any applicable notice and lapse of time would constitute an Event of Default under the Indenture.

The Senior Credit Facility provides, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facility, we could seek a waiver of such default or seek to refinance our Senior Credit Facility. In the event we do not obtain such a waiver or refinance the Senior Credit Facility, such default could result in amounts outstanding under our Senior Credit Facility being declared due and payable, which may in turn constitute an Event of Default under the Indenture.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk factors—Risks related to the notes—We may not be able to repurchase the notes upon a change of control.”

The Change of Control purchase feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations described below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Certain covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries or Parent and its Subsidiaries, in each case taken as a whole, to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in Good Faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in Good Faith by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(b) any securities or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale (the “Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to reduce or repay:

(a) Obligations under the Senior Credit Facility, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Indebtedness (other than Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto); provided that, to the extent the Issuer elects to reduce Obligations under such Indebtedness, the Issuer shall reduce Obligations under the Notes (x) as provided under “—Optional redemption,” (y) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (z) by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, and Additional Interest, if any, in each case on a pro rata basis and, in the aggregate, not to exceed the amount that would equally and ratably reduce the Obligations under the Notes; or

(d) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (and correspondingly reduce commitments with respect thereto);

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other properties or assets (other than working capital assets), in the case of each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or properties (other than working capital assets) or (c) acquisitions of other assets (other than working capital assets) that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of (x) 180 days after the date such commitment is entered into and (y) the expiration of the Application Period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is equal to $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuer may satisfy the foregoing obligations with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the Application Period.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise use such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facility places limitations on the ability of, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sale covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Selection and notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee or the applicable registrar will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) by lot or such other similar method in accordance with the procedures of DTC. No Notes of $2,000 or less can be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of record of Notes at such Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note, as applicable. Notes called for redemption, unless such redemption is conditioned on the happening of a future event, become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

For Notes that are represented by global certificates held on behalf of DTC, notices may be given by delivery of the relevant notices to DTC for communication to entitled account holders in substitution of the aforementioned mailing.

Certain covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Effectiveness of covenants

Following the first day:

(a) the Notes have an Investment Grade Rating from two of the Rating Agencies; and

(b) no Default has occurred and is continuing under the Indenture;

the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants” and such date shall be the “Suspension Date”):

•	“—Repurchase at the option of holders—Asset sales,”

•	“—Limitation on restricted payments,”

•	“—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,”

•	Clause (4) of the first paragraph of “—Merger, consolidation or sale of all or substantially all assets,”

•	“—Transactions with affiliates,”

•	“—Dividend and other payment restrictions affecting restricted subsidiaries,” and

•

“—Limitation on guarantees of indebtedness by restricted subsidiaries” (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date and prior to the related Reinstatement Date (as defined below)).

If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of Parent, the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.” The Issuer will notify the Trustee of the commencement or termination of any Suspension Period.

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” or one of the clauses set forth in the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” such

Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on restricted payments.”

During any period when the Suspended Covenants are suspended, the board of directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on restricted payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Equity Interests on a pro rata basis) so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation involving the Issuer;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) commencing on the Issue Date, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in Good Faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in Good Faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, members of the board of directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

provided, however, that in addition to clauses (x) and (y) referred to above, this clause (b) shall not include the proceeds from (V) the sale of Equity Interests used to incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock pursuant to clause 12(a) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer, in either case, sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in Good Faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than contributions in connection with the Transactions and net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash or Cash Equivalents and the fair market value, as determined in Good Faith by the Issuer, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (11) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in Good Faith by the Issuer or, if such fair market value exceeds $30.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (11) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, which is incurred in compliance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired for value, plus the amount of any premium (including any tender premiums), defeasance costs and any fees and expenses incurred in connection with such redemption, repurchase, defeasance, exchange, acquisition or retirement and the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so repurchased, defeased, exchanged, redeemed, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the earlier of the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired, and the maturity date of the Notes; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, member of the board of directors or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies (permitted transferees, assigns, estates or heirs of such employee, director or consultant), pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any employee, member of the board of directors or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this covenant; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any employee, member of the board of directors or consultant of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends and distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Issuer from the sale of such Designated Preferred Stock;

(b) the declaration and payment of dividends and distributions to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends and distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $15.0 million and (y) 1.00% of Total Assets;

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends and distributions on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity of the Issuer to fund a payment of dividends on such entity’s common stock), following the consummation of the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions, other than any Excluded Contributions made on or before the Issue Date and Excluded Contributions in connection with the Transactions;

(11) other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (11), that are at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities) not to exceed $35.0 million at the time made;

(12) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including as a result of the cancellation or vesting of outstanding options and other equity-based awards, in connection therewith) in each case, as described in the offering memorandum for the Initial Notes dated May 24, 2012 and to the extent permitted by the covenant described under “—Transactions with affiliates”; provided that payments to Affiliates due to the termination of agreements with the Sponsor described under “Certain relationships and related party transactions” or similar agreements shall be permitted by this clause (13) only to the extent such termination is attributable to an underwritten registered public offering of common stock of the Issuer or any direct or indirect parent of the Issuer or to a Change of Control;

(14) the repurchase, redemption or other acquisition or retirement for value of any Preferred Stock or Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “—Repurchase at the option of holders—Change of control” and “—Repurchase at the option of holders—Asset sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent company in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence in an aggregate amount not to exceed $500,000 in any fiscal year;

(b) for any taxable period in which the Issuer or any of its Subsidiaries is a member of a consolidated, combined, or similar income tax group of which Parent is the common parent (the “Tax Group”), to pay federal, state and local income taxes of the Tax Group that are directly attributable to the income of the Issuer or any of its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Issuer and its Subsidiaries would have been required to pay had the Issuer been the common parent of a separate standalone tax group that included the Issuer and its Subsidiaries, reduced by any portion of such income taxes directly paid by the Issuer or any of its Subsidiaries; provided further that the amount of any such dividends under this paragraph (b) attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries for such purpose and in determining the standalone income tax liability of the Issuer and its Subsidiaries for purposes of the preceding sentence, any interest expense of Parent shall be treated as an interest expense of the Issuer);

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) amounts required for any direct or indirect parent company of the Issuer to pay fees and expenses incurred by any direct or indirect parent company of the Issuer related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) any unsuccessful equity or debt offering of such parent company;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); and

(17) cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of the Issuer or any direct or indirect parent company of the Issuer; provided that any such cash payment shall not be for the purpose of evading the limitation of this covenant;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (9), (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value (as determined in Good Faith by the Issuer) on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $35.0 million of Indebtedness or Disqualified Stock or Preferred Stock of such Non-Guarantor Subsidiaries would be outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Debt Facilities by the Issuer or any of the Subsidiary Guarantors and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount equal to the greater of (x) $650.0 million and (y) the amount such that at the time of incurrence, and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (1) shall not exceed $725.0 million; and provided further that any Indebtedness incurred by the Issuer or any Subsidiary Guarantor pursuant to clause (y) above shall be deemed to be secured by Liens for the purpose of calculating the Consolidated Secured Debt Ratio;

(2) the incurrence by the Issuer and any Subsidiary Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes) and the Exchange Notes and any Guarantee thereof;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations) incurred or, Disqualified Stock and Preferred Stock issued by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), when aggregated with the outstanding amount of Indebtedness, Disqualified Stock and Preferred Stock under clause (13) incurred to refinance Indebtedness, Disqualified Stock and Preferred Stock initially incurred in reliance on this clause (4), does not exceed the greater of (x) $25.0 million and (y) 1.50% of Total Assets at any one time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) with respect to a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(8) Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary

Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk or exchange rate risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees or obligations in respect of letters of credit related thereto provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer equal to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than contributions in connection with the Transactions and Excluded Contributions or proceeds of Disqualified Stock or Designated Preferred Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries or amounts applied to make a Restricted Payment in accordance with clause (2) of the second paragraph of “—Limitation on restricted payments”) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on restricted payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on restricted payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (together with amounts applied under clause (13) to refinance Indebtedness or Disqualified Stock initially incurred in reliance on this clause 12(a)) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (x) $40.0 million and (y) 2.50% of Total Assets;

(13) the incurrence or issuance by the Issuer of Indebtedness or Disqualified Stock or the incurrence or issuance by a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(d) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on and related fees and expenses (including tender premiums) of, the Indebtedness being refunded or refinanced, and

(e) shall not have a Stated Maturity date prior to the earlier of the Stated Maturity of the Indebtedness being so refunded or refinanced or the Stated Maturity of the Notes;

and provided further that subclauses (a) and (e) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facility;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition, merger or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Senior Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Subsidiary Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Guarantee of such Restricted Subsidiary, any such guarantee of the Issuer or such Subsidiary Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Subsidiary Guarantors’ Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Guarantee of such Restricted Subsidiary, as applicable;

(b) any guarantee by a Subsidiary Guarantor of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on guarantees of indebtedness by restricted subsidiaries”; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Subsidiary Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantors’ Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes, as applicable or

(c) any guarantee by a Non-Guarantor Subsidiary of Indebtedness of another Non-Guarantor Subsidiary incurred in accordance with the terms of the Indenture;

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(19) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, members of the board of directors and employees and consultants thereof, their respective estates, spouses or former spouses, in each case to finance, either directly or through promissory notes issued to such persons, the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on restricted payments;”

(20) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for products, goods and services purchased by customers in the ordinary course of business; and

(21) Indebtedness of Foreign Subsidiaries of the Issuer not to exceed the greater of (x) $15.0 million and (y) 1.00% of Total Assets at any one time outstanding.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or the first paragraph of this covenant. Additionally, all or any portion of any item of Indebtedness may later be classified as having been incurred pursuant to any category of permitted Indebtedness described in clauses (1) through (21) above or pursuant to the first paragraph of this covenant so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, all Indebtedness outstanding under the Senior Credit Facility on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph and may not later be reclassified; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Liens

The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Subsidiary Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Subsidiary Guarantees are equally and ratably secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to so secure the Notes and Guarantees.

Merger, consolidation or sale of all or substantially all assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. The foregoing clauses (3), (4), (5) and (6) did not apply to the transaction contemplated by the Purchase Agreement. Notwithstanding the foregoing clauses (3) and (4),

(1) any Non-Guarantor Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or another Restricted Subsidiary,

(2) the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor, as applicable, and

(3) the Issuer may consolidate or merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in any state of the United States, the District of Columbia or any territory thereof.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or a Guarantor, which properties and assets, if held by the Issuer or such Guarantor, as the case may be, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or such Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Guarantor, as the case may be.

The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

No Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

provided that this clause (1) shall be inapplicable to a Restricted Subsidiary that previously was a Subsidiary Guarantor if such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company after giving effect to such transaction; and

(2) the transaction is made in compliance with the covenant described under “—Repurchase at the option of holders—Asset sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge into or with or wind up into or transfer all or part of its properties and assets to a Subsidiary Guarantor or the Issuer or (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof. Parent may merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing Parent in the United States, any state thereof, the District of Columbia or any territory thereof. Notwithstanding the foregoing, any Restricted Subsidiary may liquidate or dissolve if the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer and is not materially disadvantageous to the Holders.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a majority of the board of directors of the Issuer adopts a resolution approving such Affiliate Transaction and concluding that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on restricted payments” (other than clause (7) of the second paragraph thereof) and the definition of “Permitted Investments” (other than pursuant to clauses (3) and (12) thereof);

(3) the payment of management, consulting, monitoring, transaction and advisory fees and related expenses to the Sponsor pursuant to the Sponsor Management Agreement and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not materially disadvantageous, in the good faith judgment of the board of directors of the Issuer, to the Holders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Issue Date);

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided for the benefit of, former, current or future officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, as determined in Good Faith by the Issuer;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement as in effect as of the Issue Date (other than the Sponsor Management Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions), or any amendment thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or any such similar agreement are not otherwise materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement in effect on the Issue Date;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as contemplated in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) if otherwise permitted under the Indenture, the issuance or transfer of Equity Interests of the Issuer (other than Disqualified Stock) to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith or any contribution to the capital of direct or indirect parent companies, the Issuer or any Restricted Subsidiary;

(11) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(12) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans, restricted stock plans, bonus programs and other similar arrangements with such employees or consultants which, in each case, are approved in Good Faith by the Issuer and in accordance with applicable law;

(14) investments in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; and

(15) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary of the Issuer owns an equity interest in or otherwise controls such Person.

Dividend and other payment restrictions affecting restricted subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facility and the related documentation and related Hedging Obligations and Cash Management Obligations;

(b) the Indenture, the Notes and the Guarantees (including any exchange notes and related guarantees);

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (or at the time it merges with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(j) customary provisions in joint venture agreements or arrangements and other similar agreements relating solely to such joint venture; provided that with respect to any joint venture agreement relating to a Restricted Subsidiary, such provisions will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in Good Faith by the Issuer);

(k) customary provisions contained in leases, subleases, licenses, sublicenses or other agreements, in each case, entered into in the ordinary course of business;

(l) any agreement or instrument (A) relating to any Indebtedness or preferred stock of a Restricted Subsidiary permitted to be incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” if the encumbrances and restrictions are not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by the Issuer) and (B) either (x) the Issuer determines that such encumbrance or restriction will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(m) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(n) restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility.

Limitation on guarantees of indebtedness by restricted subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Restricted Subsidiary or guarantee all or a portion of the Senior Credit Facility), other than a Subsidiary Guarantor, to guarantee the payment of any Indebtedness of the Issuer or any other Subsidiary Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture and joinder or supplement to the Registration Rights Agreement to the Indenture providing for a senior Guarantee by such Restricted Subsidiary, except that:

(a) with respect to a guarantee of Indebtedness of the Issuer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Subsidiary Guarantor’s Guarantee; and

(b) if the Notes or such Subsidiary Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or the Subsidiary Guarantor’s Guarantee are subordinated to such Indebtedness; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under the Indenture; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described above.

Reports and other information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC and furnish or make available to the Trustee within 15 days after the dates set forth below:

(1) within 90 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC;

(3) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form. Notwithstanding the foregoing, the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, so long as if clause (i) or (ii) is applicable, the Issuer makes available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case, at the Issuer’s expense and by the applicable date the Issuer would be required to file such information pursuant to the immediately preceding sentence. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of default and remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the immediately preceding paragraph, the Issuer shall also post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts and market making financial institutions that are reasonably satisfactory to the Issuer. The Issuer shall hold quarterly conference calls that are publicly accessible after the Issuer’s financial statements for the prior fiscal period have been made available; provided that such conference calls shall be held no later than five Business Days after the date that such financial statements are required to be made available. No fewer than three Business Days prior to the date of the conference call required to be held in accordance with the preceding sentence the Issuer shall issue a press release to the appropriate U.S. wire services announcing the time and the date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts to contact an individual at the Issuer (for whom contact information shall be provided in such press release) to obtain information on how to access such conference call.

The Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to Parent or any other direct or indirect parent company of the Issuer that becomes a guarantor of the Notes; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand, in the form prescribed in the first paragraph of this covenant.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of any registration statement or other filing, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Limitation on activities of Parent

Parent shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than (a) its direct ownership of all of the Equity Interests in, and its management of, the Issuer, (b) the Transactions and the other transactions contemplated by the Purchase Agreement and the other agreements contemplated thereby, (c) performance of its obligations under the Senior Credit Facility, the Indenture and the other agreements contemplated thereby (collectively, the “Transaction Documents”) and other activities to the extent permitted by and in compliance with the Transaction Documents, (d) the provision of administrative, legal, accounting, tax and management services to, or on behalf of, any of its Subsidiaries, (e) the entry into, and exercise of rights and performance of obligations in respect of (A) any other agreement to which it is a party on the Issue Date and described in this prospectus; in each case as amended, supplemented, waived or otherwise modified from time to time, and any refinancings, refundings, renewals or extensions thereof in accordance with such Transaction Documents, (B) contracts and agreements with officers, directors and employees of Parent or any of its Subsidiaries relating to their employment or directorships, (C) insurance policies and related contracts and agreements, and (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or the equity securities of any Subsidiaries or any offering, issuance or sale thereof, (f) the offering, issuance, sale and repurchase or redemption of, and dividends or distributions on its equity securities, (g) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (h) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (i) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents and underwriters with respect to equity securities and, counsel, accountants and other advisors and consultants, (j) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (k) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (l) the incurrence, repayment and redemption of Indebtedness and (m) other activities incidental or related to the foregoing.

Payments for consent

Neither the Issuer nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, who, upon request, confirm that they are “qualified institutional buyers,” consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default and remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal period end provided as required under “—Certain covenants—Reports and other information”) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $30.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal period end provided as required under “—Certain covenants—Reports and other information”) would constitute a Significant Subsidiary); or

(7) the Guarantee of Parent or any Significant Subsidiary (or group of Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal period end provided as required under “—Certain covenants—Reports and other information”) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Parent or any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that, taken together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal period end provided as required under “—Certain covenants—Reports and other information”) would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its or their Guarantee(s) or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the Notes, provided such rescission would not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 10 Business Days, after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal defeasance and covenant defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facility or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which, the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal period end provided as required under “—Certain covenants—Reports and other information”) would constitute a Significant Subsidiary), in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in a transaction that complies with the Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes, each as evidenced by an Opinion of Counsel.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

The Indenture contains certain limitations provided in the Trust Indenture Act on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign as provided in the Indenture.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use under the circumstances, the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Purchase Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at June 1, 2016 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on such Note through June 1, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the principal amount of such Note.

The Issuer shall calculate the Applicable Premium.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer (other than Equity Interests of the Issuer) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain covenants—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain covenants—Limitation on restricted payments” and the making of any Permitted Investments;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986 on a tax-free basis, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sublicense of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets;

(j) any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable or note receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k) the granting of a Lien that is permitted under the covenant described above under “—Certain covenants—Liens”;

(l) the sale or issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under the caption “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(m) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by the Indenture;

(n) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; and

(o) the abandonment of intellectual property rights in the ordinary course of business, which in the good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

“Asset Sale Offer” has the meaning set forth in the third paragraph under “—Repurchase at the option of holders—Asset sales.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of a Foreign Subsidiary, any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks, and in each case in a currency permitted under clause (1) above;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above, and in each case in a currency permitted under clause (1) above;

(5) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, and in each case in a currency permitted under clause (1) above;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in a currency permitted under clause (1) above;

(7) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in a currency permitted under clause (1) above;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in a currency permitted under clause (1) above; and

(11) credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Issuer’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Issuer and its Subsidiaries or Parent, taken as a whole, to any Person other than to (i) one or more Permitted Holders or (ii) any Subsidiary Guarantor;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer; or

(3) the Issuer ceases to be a Wholly-Owned Subsidiary of Parent (except in a transaction consummated in accordance with the covenant described under the heading “—Certain covenants—Merger, consolidation or sale of all or substantially all assets”).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) annual agency fees paid to the administrative agents and collateral agents under any Debt Facilities, (v) penalties and interest related to taxes, (w) any Additional

Interest with respect to the Notes, (x) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(2) any net after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(3) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions (including sales or other dispositions of assets under a Securitization Facility) other than in the ordinary course of business, as determined in Good Faith by the Issuer, shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period (without duplication for purposes of the covenant described under “—Certain covenants—Limitation on restricted payments” of any amounts included under clause (3)(d)(i) of the first paragraph of such covenant);

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain covenants—Limitation on restricted payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(6) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in such Person’s consolidated financial statements, including adjustments to the inventory, property and equipment, software and other intangible assets (including favorable and unfavorable leases and contracts), deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(7) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(8) any impairment charge, asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles and other assets arising pursuant to GAAP shall be excluded;

(9) any (i) non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(10) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction shall be excluded;

(11) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions or the other transactions required by the Senior Credit Facility in accordance with GAAP, shall be excluded;

(12) any net unrealized gain or loss resulting from currency translation and gains or losses related to currency remeasurements of Indebtedness (including any unrealized net loss or gain resulting from hedge agreements for currency exchange risk) shall be excluded;

(13) any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded; and

(14) any net after-tax effect of extraordinary gains or losses during such period in accordance with GAAP shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain covenants—Limitation on restricted payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarterly period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations relating to Qualified Securitization Financings) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (excluding the impact on Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition). For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in Good Faith by the Issuer. Consolidated Total Indebtedness shall be calculated net of all cash and Cash Equivalents of the Company and its Restricted Subsidiaries to the extent that (i) the use of such cash and Cash Equivalents for application to payment of the obligations under the Notes is not prohibited by any contract or requirement of law and (ii) such cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Notes and Liens permitted by clauses (2), (3), (23) and (33) of the definition of Permitted Liens); provided, that the amount of such cash and Cash Equivalents shall not exceed $25.0 million.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Debt Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refunding thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain covenants—Limitation on restricted payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income, profits or capital, including, without limitation, state, local, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including costs of surety bonds in connection with financing activities), plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(u) through (1)(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization, restructuring, reorganization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including

(i) such fees, expenses or charges related to the Transactions and any Securitization Fees, and

(ii) any amendment or other modification of the Notes, the Senior Credit Facility and any Securitization Fees, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period or any such charges, expenses or losses related to the Transactions, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(f) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor to the extent otherwise permitted under “—Certain covenants—Transactions with affiliates”; plus

(g) the amount of “run-rate” cost savings and synergies projected by the Issuer in good faith and certified by the chief financial officer of the Issuer to be realized as a result of (I) specified actions taken during such period or (II) specified actions to be taken, which have been approved by the board of directors of the Issuer (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) the chief financial officer of the Issuer shall have certified that (x) such cost savings and synergies are reasonably identifiable, factually supportable and reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been or will be taken and the benefits resulting therefrom are anticipated by the Issuer to be realized within 12 months of the Issue Date, (B) no cost savings or synergies shall be added pursuant to this clause (g) to the extent duplicative of any expenses or charges relating to such cost savings or synergies that are included elsewhere in this definition with respect to such period or duplicative of any pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio” and (C) the aggregate amount of cost savings and synergies added pursuant to this clause (g) shall not exceed 12.5% of EBITDA for any period of four consecutive fiscal quarters; plus

(h) the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(i) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain covenants—Limitation on restricted payments”; plus

(j) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(k) any net loss included in the consolidated financial statements with respect to noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation (“ASC 810”); plus

(l) rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(m) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus

(n) net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 (“ASC 815”) and related pronouncements; plus

(o) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a change in law or regulation (including the amortization of the consideration for any non-competition agreements entered into in connection with the Transactions);

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus

(c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of ASC 815 and related pronouncements; plus

(d) any net income included in the consolidated financial statements due to the application of ASC 810; plus

(e) rent expense actually paid in cash during such period (net of rent expense paid in cash during such period in an amount equal to rent expense determined in accordance with GAAP); and

(3) increased or decreased by (without duplication), as applicable:

(a) any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation;

(b) any net after-tax effect of non-recurring or unusual gains or losses, costs, charges or expenses (less all fees and expenses relating thereto) (including any such amounts relating to the Transactions to the extent incurred on or prior to the date that is the one year anniversary of the Issue Date), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; and

(c) any gains or losses attributable to the extinguishment of any (1) Indebtedness or (2) Hedging Obligations or other derivative instruments of the Issuer or any Restricted Subsidiary.

For the avoidance of doubt, EBITDA shall be calculated without regard to effects of adjustments pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any acquisition permitted under the Indenture, including, without limitation, write-offs of acquired in-process research and development, amortization of inventory write-ups and amortization of acquisition-related intangibles, write-offs of deferred revenue, any gain or loss attributable to the extinguishment of any (1) Indebtedness or (2) Hedging Obligations or other derivative instruments of the Issuer or any Restricted Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Event of Default” has the meaning set forth under “—Events of default and remedies.”

“Excess Proceeds” has the meaning set forth in the third paragraph under “—Repurchase at the option of holders—Asset sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain covenants—Limitation on restricted payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operations that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be (x) made in good faith by the chief financial officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transactions) or discontinued operations which is being given pro forma effect that have been or are expected to be realized or (y) determined in accordance with Regulation S-X. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of Non-Guarantor Subsidiaries during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Good Faith by the Issuer” means the decision in good faith by a responsible financial officer of the Issuer; provided that (a) if such decision involves a determination of fair market value in excess of $2.0 million, the decision is made in good faith by the Senior Management of the Issuer and (b) if such decision involves a determination of fair market value in excess of $15.0 million, the decision is made in good faith by the board of directors of the Issuer.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Guarantor” means Parent and each Restricted Subsidiary of the Issuer that provides a Guarantee of the Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance of the deferred and unpaid purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business (and with respect to commercial letters of credit repaid in a timely manner) and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d) representing any net obligations under Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business. For the avoidance of doubt, Indebtedness does not include Cash Management Services.

“Independent Financial Advisor” means an independent accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means J.P. Morgan, BofA Merrill Lynch, Morgan Stanley and UBS Investment Bank.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB—(or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain covenants—Limitation on restricted payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in Good Faith by the Issuer.

“Issue Date” means June 6, 2012.

“Issuer” has the meaning set forth in the first paragraph under “—General” and its permitted successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof; taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness secured by a Lien on the assets disposed of required (other than required by clause (1) of the second paragraph of “—Repurchase at the option of holders—Asset sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or such other Person, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee and that meets the requirements set forth in the Indenture. The counsel may be an employee of or counsel to the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalent received must be applied in accordance with the “—Repurchase at the option of holders—Asset sales” covenant.

“Permitted Holders” means the Sponsor and members of management of the Issuer (or its direct parent) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor and such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies held by such group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the option of holders—Asset sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any extension, modification, replacement or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders of the Notes in any material respect);

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the second paragraph of the covenant described in “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain covenants—Limitation on restricted payments”;

(9) guarantees of Indebtedness permitted under the covenant described in “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain covenants—Transactions with affiliates” (except transactions described in clauses (2), (5), (9), (11) and (15) of such paragraph);

(11) Investments consisting of purchases, acquisitions or licensing of inventory, supplies, material, software, intellectual property or equipment;

(12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $25.0 million and (y) 1.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) Investments relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Financing;

(14) advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $6.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(16) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) contributions to a “rabbi” trust for the benefit of employees within the meaning of Revenue Procedure 92-64 or other grantor trust subject to the claims of creditors in the case of a bankruptcy of the Issuer;

(18) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer; and

(19) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claims is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (21) of the second paragraph under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (21) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date (with the exception of Liens securing the Senior Credit Facility, on the Issue Date, which will be deemed incurred pursuant to clause (33) of this definition);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(11) Liens securing Hedging Obligations and Cash Management Services so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Subsidiary Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $15.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of default and remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(28) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(29) restrictive covenants affecting the use to which real property may be put; provided, however, that the covenants are complied with;

(30) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(31) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(33) Liens securing Indebtedness permitted to be incurred under Debt Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Agreement” means the Stock and Asset Purchase Agreement, dated as of April 23, 2012, among Thomson Reuters U.S. Inc., Thomson Reuters Global Resources and VCPH Holding Corp., as the same may be amended prior to the Issue Date.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined in Good Faith by the Issuer.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the board of managers or directors of the Issuer shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in Good Faith by the Issuer), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings and (iv) the Obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary). The grant of a security interest in any Securitization Assets of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Senior Credit Facility shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Debt Facility under the Credit Agreement entered into as of the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Subsidiary Guarantor outstanding under the Senior Credit Facility or the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Subsidiary Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facility) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Subsidiary Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clause (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Management” means the Chief Executive Officer and the Chief Financial Officer of the Issuer.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor” means The Veritas Capital Fund IV, L.P., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Subsidiary Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transactions” means the Acquisition, the issuance of Notes on the Issue Date and borrowings under the Senior Credit Facility as in effect on the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 1, 2016; provided, however, that if the period from the Redemption Date to June 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenant described under “—Certain covenants—Limitation on restricted payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and the Issuer or the relevant Restricted Subsidiary would be able to incur such Indebtedness pursuant to the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified and preferred stock,” on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors that are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor that owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, wash sale, constructive sale or conversion transaction or a straddle or other risk reduction transaction for tax purposes;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold Notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

The exchange of your Old Notes for Exchange Notes in the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Old Notes for Exchange Notes. For purposes of determining gain or loss upon the subsequent sale of Exchange Notes, your basis in the Exchange Notes will be the same as your basis in the Old Notes exchanged. Your holding period for the Exchange Notes will include the holding period for the Old Notes exchanged. The issue price and other U.S. federal income tax characteristics of the Exchange Notes will be identical to the issue price and other U.S. federal income tax characteristics of the Old Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes will be the same as those applicable to your Old Notes.

The preceding discussion of the material United States federal income tax considerations of the exchange offer is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or non-United States tax laws, and of any proposed changes in applicable laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, collectively “Similar Laws,” and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving Plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the issuer, the initial purchasers, or the guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, (“PTCEs”) that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975 of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of Old Notes for Exchange Notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of Notes each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Exchange Notes constitutes assets of any Plan or (ii) the acquisition and holding of the Notes (and the exchange of Old Notes for Exchange Notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale until the earlier of 180 days after the date the exchange offer registration statement becomes effective and the date on which such broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•

any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period of time described above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than any underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of such holder’s Old Notes. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

VALIDITY OF SECURITIES

The validity of the Exchange Notes and the guarantees offered in this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2012 (Successor) and December 31, 2011 (Predecessor) and for the period April 20, 2012 to December 31, 2012 (Successor), the period January 1, 2012 to June 6, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor) included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us or the Exchange Notes, we refer you to the registration statement. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

We are not currently subject to the informational requirements of the Exchange Act. However, as a result of the exchange offer, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will be required to file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). The registration statement, and our periodic and current reports will also be available free of charge on our website at www.truvenhealth.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website and on the SEC’s website is not a part of this prospectus. You can also request a copy of the registration statement, and our periodic and current reports by making a written or oral request to us. Any such request should be directed to Truven Health Analytics Inc., 777 E. Eisenhower Parkway, Ann Arbor, Michigan 48108, Attention: Legal Department. Our telephone number is (734) 913-3000.

Under the terms of the indenture governing the Notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding, we will furnish to the trustee and holders of the Notes the information specified therein in the manner specified therein. See “Description of Exchange Notes.”

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated and Combined Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated and Combined Balance Sheets—As of December 31, 2012 (Successor) and December 31, 2011 (Predecessor)	F-4

Consolidated and Combined Statements of Operations—From inception (April 20, 2012) to December  31, 2012 (Successor), January 1, 2012 to June 6, 2012 (Predecessor), and for the years ended December 31, 2011 and 2010 (Predecessor)

F-5

Consolidated and Combined Statements of Cash Flows—From inception (April 20, 2012) to December  31, 2012 (Successor), January 1, 2012 to June 6, 2012 (Predecessor), and for the years ended December 31, 2011 and 2010 (Predecessor)

F-6

Consolidated and Combined Statements of Equity—As of December 31, 2012 (Successor), June 6, 2012 (Predecessor), December 31, 2011 (Predecessor) and December 31, 2010 (Predecessor).	F-8

Notes to consolidated and combined financial statements	F-9

Unaudited Interim Condensed Consolidated and Combined Financial Statements

Unaudited Condensed Consolidated Balance Sheets—As of March 31, 2013 (Successor) and December 31, 2012 (Successor)	F-42

Unaudited Condensed Consolidated and Combined Statements of Comprehensive Income (Loss)—For the three months ended March 31, 2013 (Successor) and 2012 (Predecessor)	F-43

Unaudited Condensed Consolidated and Combined Statements of Cash Flows—For the three months ended March 31, 2013 (Successor) and 2012 (Predecessor)	F-44

Unaudited Condensed Consolidated Statement of Equity—For the three months ended March 31, 2013 (Successor)	F-45

Notes to Unaudited Condensed Consolidated and Combined Financial Statements	F-46

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Truven Holding Corp.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows, and of equity present fairly, in all material respects, the financial position of Truven Holding Corp. and its subsidiaries (the “Successor”) at December 31, 2012, and the results of their operations and their cash flows for the period from April 20, 2012 (date of inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 1, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Truven Holding Corp.:

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of cash flows, and of equity present fairly, in all material respects, the financial position of Thomson Reuters Healthcare (the “Predecessor”), a business of Thomson Reuters Corporation, at December 31, 2011, and the results of its operations and its cash flows for the period from January 1, 2012 through June 6, 2012 and each of the two years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 1, 2013

ITEM 1.	FINANCIAL STATEMENTS

Truven Holding Corp.

Consolidated and Combined Balance Sheets

December 31, 2012 and 2011

(in thousands of dollars, unless otherwise indicated)

	Successor	Predecessor
	2012	2011
Assets
Current assets
Cash and cash equivalents	$23,347	$70
Trade and other receivables (less allowances of $1,865 and $1,319, respectively)	105,141	111,179
Prepaid expenses and other current assets	18,409	25,635
Deferred tax assets	10,598	7,285

Total current assets	157,495	144,169
Computer hardware and other property, net	40,071	27,665
Developed technology and content, net	160,335	48,022
Goodwill	824,922	318,029
Other identifiable intangible assets, net	396,473	41,660
Other noncurrent assets	17,786	131
Notes receivable from Predecessor Parent	—	9,247
Deferred tax assets	—	1,952

Total assets	$1,597,082	$590,875

Liabilities and Equity
Current liabilities
Book overdrafts	$—	$3,316
Accounts payable and accrued expenses	92,507	66,095
Deferred revenue	122,319	148,526
Current portion of long-term debt	5,276	—
Income taxes payable	82	1,643

Total current liabilities	220,184	219,580
Deferred revenue	5,354	10,525
Long-term debt	832,696	—
Deferred tax liabilities	118,630	—
Other noncurrent liabilities	966	6,471

Total liabilities	1,177,830	236,576
Equity
Successor
Common stock—$ 0.01 par value; 1,000 shares authorized, 1 share issued and outstanding at December 31, 2012	—	—
Additional paid in capital	473,364	—
Accumulated deficit	(54,112)	—
Predecessor
Net investment of Predecessor Parent	—	354,299

Total equity	419,252	354,299

Total liabilities and equity	$1,597,082	$590,875

The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.

Consolidated and Combined Statements of Operations

(in thousands of dollars, unless otherwise indicated)

	Successor	Predecessor
	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Revenues, net	$241,786	$208,998	$483,207	$450,008
Operating costs and expenses
Cost of revenues, excluding depreciation and amortization	(137,063)	(108,760)	(238,291)	(226,176)
Selling and marketing, excluding depreciation and amortization	(30,482)	(25,559)	(53,991)	(55,148)
General and administrative, excluding depreciation and amortization	(18,013)	(30,821)	(53,008)	(40,715)
Allocation of costs from Predecessor Parent and affiliates	—	(10,003)	(34,496)	(33,358)
Depreciation	(6,700)	(6,805)	(14,851)	(13,418)
Amortization of developed technology and content	(15,470)	(12,460)	(24,208)	(23,660)
Amortization of other identifiable intangible assets	(19,527)	(8,226)	(19,691)	(20,112)
Other operating expenses	(49,622)	(18,803)	(20,002)	(1,995)

Total operating costs and expenses	(276,877)	$(221,437)	(458,538)	(414,582)

Operating (loss) income	(35,091)	(12,439)	24,669	35,426
Interest income from Predecessor Parent	—	—	134	156
Interest income	—	3	—	60
Interest expense	(49,014)	—	(63)	—

(Loss) income before income taxes	(84,105)	(12,436)	24,740	35,642
Benefit from (Provision for) income taxes	29,993	4,803	(9,859)	(13,989)

Net (loss) income	$(54,112)	$(7,633)	$14,881	$21,653

The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.

Consolidated and Combined Statements of Cash Flows

(in thousands of dollars, unless otherwise indicated)

	Successor	Predecessor
	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Operating activities
Net (loss) income	$(54,112)	$(7,633)	$14,881	$21,653
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	6,700	6,805	14,851	13,418
Amortization of developed technology and content	15,470	12,460	24,208	23,660
Amortization of other identifiable intangible assets	19,527	8,226	19,691	20,112
Amortization of debt issuance costs	1,626	—	—	—
Amortization of debt discount	1,101	—	—	—
Amortization of unfavorable leasehold interest	(60)	—	—	—
Loss on early extinguishment of debt	5,110	—	—	—
Deferred income tax (benefit) provision	(30,075)	543	5,884	4,540
Share-based compensation expense	329	2,519	1,349	1,269
Retention bonus in conjunction with the Acquisition	8,635	5,800	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other receivables	(27,544)	32,869	3,914	(1,003)
Prepaid expenses and other current assets	(6,436)	388	(5,289)	2,821
Accounts payable and accrued expenses	39,593	(21,582)	10,499	12,814
Book overdrafts	—	(2,630)	(55)	(3,896)
Deferred revenue	47,433	(19,739)	(6,315)	2,003
Income taxes	—	(514)	1,450	1,749
Other	55	294	(51)	(1,456)

Net cash provided by operating activities	27,352	17,806	85,017	97,684

Investing activities
Acquisitions, net of cash acquired	(1,249,860)	—	—	(2,502)
Payments for contingent consideration related to acquisitions	—	—	—	(1,365)
Capital expenditures	(31,270)	(10,285)	(40,521)	(40,058)

Net cash used in investing activities	(1,281,130)	(10,285)	(40,521)	(43,925)

The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.

Consolidated and Combined Statements of Cash Flows

(in thousands of dollars, unless otherwise indicated)

	Successor	Predecessor
	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Financing activities
Issuance of common stock	464,400	—	—	—
Proceeds from senior term loan, net of original issue discount	517,125	—	—	—
Proceeds from senior notes, net of original issue discount	325,007	—	—	—
Principal repayment of senior term loan	(2,638)	—	—	—
Payment of debt issuance costs	(21,616)	—	—	—
Proceeds from senior term loan related to refinancing	166,995	—	—	—
Principal repayment of senior term loan related to refinancing	(166,995)	—	—	—
Premium payment for refinancing the credit facility	(5,153)	—	—	—
Decrease in net investment of Predecessor Parent	—	(16,760)	(53,020)	(29,782)
Decrease (increase) in notes receivable from Predecessor Parent	—	9,247	8,361	(25,445)

Net cash provided by (used in) financing activities	1,277,125	(7,513)	(44,659)	(55,227)

Increase (decrease) in cash and cash equivalents	23,347	8	(163)	(1,468)
Cash and cash equivalents
Beginning of period	—	70	233	1,701

End of period	$23,347	$78	$70	$233

Supplemental cash flow disclosures
Interest paid	$36,299	$—	$111	$12
Income taxes paid	—	129	53	294
Income tax refunds	—	—	702	524
Noncash dividend received	—	—	177	—

The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.

Consolidated and Combined Statements of Equity

(in thousands of dollars, unless otherwise indicated)

Net investment of Predecessor Parent
Predecessor
Balance at December 31, 2009	$574,949
Decrease in net investment of Predecessor Parent	(28,513)
Net income	21,653

Balance at December 31, 2010	568,089
Decrease in net investment of Predecessor Parent	(228,671)
Net income	14,881

Balance at December 31, 2011	354,299
Decrease in net investment of Predecessor Parent	(8,440)
Net loss	(7,633)

Balance at June 6, 2012	$338,226

	Common stock	Additional paid-in capital	Accumulated Deficit	Total equity
Successor, April 20, 2012 to December 31, 2012
Equity contribution	$—	$464,400	$—	$464,400
Retention bonus in conjunction with the Acquisition	—	8,635	—	8,635
Share-based compensation expense	—	329	—	329
Net loss	—	—	(54,112)	(54,112)

Balance at December 31, 2012	$—	$473,364	$(54,112)	$419,252

The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.

Notes to Consolidated and Combined Financial Statements

(in thousands of dollars, unless otherwise indicated)

1.	Description of the business and basis of presentation

Description of the business

On April 23, 2012, VCPH Holding Corp. (now known as Truven Holding Corp., the “Company”), an affiliate of Veritas Capital Fund Management, L.L.C. (“Veritas Capital” or the “Sponsor”), entered into the Stock and Asset Purchase Agreement with Thomson Reuters U.S. Inc. (“TRUSI”) and Thomson Reuters Global Resources (“TRGR”), both affiliates of the Thomson Reuters Corporation (“the Stock and Asset Purchase Agreement”), which VCPH Holding Corp. assigned to Wolverine Healthcare Analytics, Inc. (“Wolverine”) on May 24, 2012. Wolverine is an affiliate of The Veritas Fund IV, L.P., a fund managed by Veritas Capital. Pursuant to the Stock and Asset Purchase Agreement, on June 6, 2012, Wolverine acquired 100% of the equity interests of Thomson Reuters (Healthcare) Inc. (“TRHI”) from TRUSI and certain other assets and liabilities of the Thomson Reuters Healthcare business from TRGR and its affiliates (the “Acquisition”). Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the merger (the “Merger”) as a direct wholly-owned subsidiary of the Company, and subsequently changed its name to Truven Health Analytics Inc. (“Truven”). Following the Merger, the assets acquired and liabilities assumed are now held by Truven, which remains a direct wholly-owned subsidiary of the Company.

Truven provides healthcare data and analytics solutions and services to key constituents in the healthcare system, including employers, health plans, federal and state government agencies, hospitals, clinicians and pharmaceutical companies. Truven operates and manages its business under three reportable segments: Payer, Hospitals and Clinicians.

Truven Holding Corp. was formed on April 20, 2012 by Veritas Capital for the purpose of consummating the Acquisition and has had no operations from inception other than its investment in Truven.

Basis of presentation

The consolidated and combined financial statements of Successor and combined financial statements of our Predecessor have been prepared in conformity with generally accepted accounting principles in the Unites States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated in the consolidated and combined financial statements.

Successor—The consolidated financial statements as of December 31, 2012 and for the period from April 20, 2012 through December 31, 2012 include the accounts of Truven Holding Corp. from inception and its subsidiaries subsequent to the closing of the Acquisition on June 6, 2012. The consolidated financial statements of the Successor reflect the Acquisition under the acquisition method of accounting, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Predecessor—The accompanying combined financial statements of the Thomson Reuters Healthcare business (our “Predecessor”) prior to the Acquisition, include the combined financial statements of TRHI and certain assets owned by subsidiaries of Thomson Reuters Corporation (“Thomson Reuters” or the “Predecessor Parent”).

Before the Acquisition, our Predecessor operated as a business unit of Thomson Reuters and not as a standalone company. TRHI was a wholly-owned indirect subsidiary of Thomson Reuters, and certain of the company’s assets were owned by subsidiaries of Thomson Reuters. During the Predecessor period, TRHI engaged in extensive intercompany transactions with Thomson Reuters and its subsidiaries related to certain support services, and Thomson Reuters allocated the cost of these services as “Allocation of costs from Predecessor Parent and affiliates” (see Note 18). For the Predecessor period, the accompanying combined financial statements reflect the assets, liabilities, revenues and expenses directly attributed to the Thomson Reuters Healthcare business as well as certain allocations by the Predecessor Parent. All significant transactions in the Predecessor period between TRHI and other Thomson Reuters entities were included in our Predecessor’s combined financial statements. The expense and cost allocations were determined on bases that were deemed reasonable by management in order to reflect the utilization of services provided or the benefit received by TRHI during the periods presented. The combined financial information included herein does not necessarily reflect the results of operations, financial position, changes in equity and cash flows of the Company in the future or what would have been reflected had we operated as a separate, standalone entity during the periods presented. The income tax benefits and provisions, related tax payments and deferred tax balances were prepared as if the Predecessor had operated as a standalone taxpayer for the Predecessor periods presented.

From January 1, 2009 to June 30, 2011, our Predecessor was reported on a combined basis with Thomson Reuters’ former Scientific segment to form the Healthcare and Science segment of the Predecessor Parent. Effective June 30, 2011, our Predecessor was reported separately following the Predecessor Parent’s announcement of its intention to dispose of our Predecessor. Reflecting the manner in which the business was managed in each period, certain shared costs of the combined Healthcare and Science segment incurred prior to June 30, 2011, were allocated to our Predecessor and are reported within “Allocation of costs from Predecessor Parent and affiliates.” Subsequent to June 30, 2011, these costs are included within “General and administrative, excluding depreciation and amortization” in the combined statement of operations.

“Notes receivable from Predecessor Parent” is separately identified on the combined balance sheet, as it relates to a specific agreement between TRHI and the Predecessor Parent. All other intercompany activity with the Predecessor Parent or affiliates, which was not subject to written loan agreements, was included in “Net investment of Predecessor Parent” in the combined balance sheet. All transactions recorded through the “Net investment of Predecessor Parent,” with the exception of the noncash dividend discussed in Note 18, are reflected as financing activities in the accompanying combined statements of cash flows.

Truven Holding Corp. is a wholly-owned subsidiary of VCPH Holdings LLC (“Holdings LLC”) and has no operations other than its investment in Truven. Therefore, the consolidated and combined financial statements of Truven Holding Corp. reflect the financial position and results of operations of Truven.

Exclusive of net income, the Company did not have any elements of other comprehensive income for any of the periods presented. Therefore, comprehensive income has not been presented separately.

Reclassifications

Certain reclassifications had been made to conform the prior year classification of purchased software and developed technology and content with the current year presentation.

2.	Summary of significant accounting policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. These estimates include, but are not limited to, allowance for doubtful accounts, realization of deferred tax assets, the determination of fair values used in the assessment of the realizability of long lived assets, goodwill and identifiable intangible assets, purchase accounting and the allocation of certain expenses to TRHI by TRUSI with respect to the Predecessor combined financial statements.

Acquisitions

Acquisitions are accounted for using the acquisition method in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations, which requires that the total cost of an acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The excess of the cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination is recognized as goodwill. The results of acquired businesses are included in the consolidated and combined financial statements from the dates of acquisition.

Transaction costs that the Company incurs in connection with an acquisition are expensed as incurred. During the measurement period the Company reports provisional information for a business combination if by the end of the reporting period in which the combination occurs the accounting is incomplete. The measurement period, however, ends at the earlier of when the acquirer has received all of the necessary information to determine the fair values or one year from the date of the acquisition. The finalization of the valuations may result in the refinement of assumptions that impact not only the recognized value of such assets, but also amortization and depreciation expense. In accordance with ASC 805 and the Company’s policy, any adjustments on finalization of the preliminary purchase accounting are recognized retrospectively from the date of acquisition.

Revenue recognition

The Company recognizes revenue when all of the following four criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the fee is fixed or determinable; and

•	collectability is reasonably assured.

Subscription based products

Subscription revenues from sales of products and services that are delivered under a contract over a period of time are recognized on a straight line basis over the term of the subscription. Where applicable, usage fees above a base period fee are recognized as services are delivered. Subscription revenue received or receivable in advance of the delivery of services or publications is included in deferred revenue.

Multiple element arrangements

The Company’s hosting arrangements are typically comprised of two deliverables: (1) the design, production, testing and installation of the customer’s database and (2) the provision of ongoing data management and support services in conjunction with licensed data and software. Such deliverables are accounted for as separate units of accounting if the following criteria are met:

•

For contracts entered into prior to January 1, 2011, revenue is allocated to a deliverable if vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) for that deliverable is available. The amount allocated to each deliverable is then recognized as revenue when delivery has occurred or services have been rendered with respect to that deliverable, provided that all other relevant revenue recognition criteria are met. VSOE generally exists only when the Company sells the deliverables separately and is the price actually charged by the Company for that deliverable. For contracts entered into prior to January 1, 2011, the Company is not able to establish VSOE or TPE for the deliverables in its hosting arrangements. As a result, such deliverables are treated as one unit of accounting, and the revenue is recognized over the ongoing service period.

•

For contracts entered into or materially modified on or after January 1, 2011, revenue is allocated to deliverables based upon the following hierarchy: (i) VSOE, (ii) TPE and (iii) best estimate of selling price (“ESP”). The objective of ESP is to determine the price at which the Company would offer each unit of accounting to customers if each unit were sold regularly on a standalone basis. The Company uses a cost plus a reasonable margin approach to determine ESP for each deliverable. Revenue related to database production is recognized using a proportional performance model, with reference to labor hours. Revenue related to ongoing services is recognized on a straight line basis over the applicable service period, provided that all other relevant criteria are met. For contracts entered into on or after January 1, 2011, the Company was able to separate the production of the database installation deliverable and the ongoing services deliverable into two separate units of accounting given that the deliverables have value to the customer on a standalone basis. The revenue is allocated to these units of accounting based upon relative ESP.

Software-related products and services

Certain arrangements include implementation services as well as term licenses to software and other software related elements, such as post contract customer support. Revenues from implementation services associated with installed software arrangements are accounted for separately from software and subscription revenues using the proportional performance model, with reference to labor hours, if VSOE is available for the elements of the arrangement. If the implementation services do not qualify for separate accounting, they are recognized together with the related software and subscription revenues on a straight line basis over the term of service.

Advertising costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expenses were $2,153 for the Successor period ended December 31, 2012, $1,018 for the Predecessor period ended June 6, 2012, $3,313 for the year ended December 31, 2011 and $3,482 for the year ended December 31, 2010.

Research and development costs

Research and development (“R&D”) costs are expensed as incurred. The R&D costs expensed were $534 for the Successor period ended December 31, 2012, $1,586 for the Predecessor period ended June 6, 2012, $6,605 for the year ended December 31, 2011 and $7,071 for the year ended December 31, 2010.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash on deposit in banks. Cash equivalents have original maturities of less than 90 days. During the Predecessor period, TRHI and the Predecessor Parent had an agreement whereby the Predecessor Parent periodically swept TRHI’s cash receipts and funded TRHI’s cash disbursements. With the exception of activity associated with “Notes receivable from Predecessor Parent,” described below, such activity is included in “Net investment of Predecessor Parent” on the combined balance sheet.

Trade receivables and concentration of credit risk

Trade receivables are classified as current assets and are reported net of an allowance for doubtful accounts. The Company assesses the allowance for doubtful accounts periodically, evaluating general factors such as the length of time individual receivables are past due, historical collection experience, and the economic and competitive environment. Management believes that the allowances at December 31, 2012 and 2011 are adequate to cover potential credit loss.

No single customer or group of related customers accounted for more than 10% of the Company’s trade receivables as of December 31, 2012 and 2011. There was no revenue from a single customer or group of related customers that accounted for 10% or more of the Company’s revenues in Successor period ended December 31, 2012 and Predecessor period ended June 6, 2012. Revenue from one customer from the Payer segment amounted to 10% or more of the Company’s revenues in 2011 and 2010. Revenues from that customer amounted to $52,985 in the year ended December 31, 2011 and $46,234 in the year ended December 31, 2010.

Notes receivable from predecessor parent

During the Predecessor period, certain of TRHI’s cash transactions with the Predecessor Parent were subjected to written loan agreements specifying repayment terms and interest payments. The term of the agreements was one year, which was automatically renewed from year to year unless one of the parties notified the other in writing of termination. These notes are reflected separately in noncurrent assets in the combined balance sheet. As the notes were part of the Predecessor Parent’s overall capitalization of TRHI, changes in the receivables, with the exception of the noncash dividend discussed in Note 18, are reflected as financing activities in the statements of cash flows. An agreement existed between TRHI and the Predecessor Parent whereby the Predecessor Parent was required to pay interest to TRHI equal to the average monthly rate earned by the Predecessor Parent on its cash investments held with its primary US banker. TRHI paid interest to the Predecessor Parent at the rate earned by the Predecessor Parent on its cash investments plus 75 basis points. Interest on these notes is reflected in “Interest income from Predecessor Parent” in the statement of operations.

Computer hardware and other property

Computer Hardware and Other Property are stated at cost less accumulated depreciation. Depreciation is computed on a straight line basis over the following estimated useful lives:

Computer hardware	3-5 years
Furniture, fixtures and equipment	5-7 years
Leasehold improvements	Lesser of lease term or estimated useful life

Developed technology and content

Certain costs incurred in connection with software to be used internally are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of application development stage. Costs that qualify for capitalization include both internal and external costs, but are limited to those that are directly related to a specific project. The capitalized amounts, net of accumulated amortization, are included in “Developed technology and content, net” on the balance sheets.

Developed technology and content is stated at cost less accumulated amortization. Amortization is computed based on the expected useful life of three to ten years.

Goodwill and other identifiable intangible assets

Goodwill is tested for impairment annually on November 1 of each year, or more frequently if indications of potential impairment exist. The Company performs a qualitative assessment (Step zero analysis) by identifying relevant events and circumstances such as industry specific trends, performance against forecasts and other indicators on a reporting unit level to determine whether it is necessary to perform the two step goodwill impairment test. For purposes of the goodwill impairment test, the reporting units of the Company, after considering the requirements of ASC 350, and the relevant provisions of the Segment Reporting Topic of the Codification, ASC 280, and related interpretive literature, represents the three reportable segments: Payer, Hospitals and Clinicians. Under the two step approach, the first step is to determine the fair value of the reporting unit. Fair value is determined considering the income approach (discounted cash flow) and market approach. If the fair value of a reporting unit is less than its carrying value, this is an indicator that the goodwill assigned to that reporting unit may be impaired. In this case, the second step is to allocate the fair value of the reporting unit to the assets and liabilities of the reporting unit, as if they had just been acquired in a business combination for the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts allocated to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the actual carrying value of goodwill. If the implied fair value is less than the carrying value, an impairment loss is recognized for that excess.

Identifiable intangible assets with finite lives are amortized over their estimated useful lives. The carrying values of identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The estimated useful lives for these identifiable intangible assets are as follows:

Trade names	15 years
Customer relationships	11-12 years

Impairment of long lived assets

Management evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The initial test for impairment compares the carrying amounts with the sum of undiscounted cash flows related to the asset. If the carrying value is greater than the undiscounted cash flows of the asset, the asset is written down to its estimated fair value.

Deferred Financing Costs

Deferred financing costs are incurred to obtain long-term financing and are amortized over the terms of the related debt. The amortization of deferred financing costs is classified as interest expense in the statement of operations and totaled $1,626 for the Successor period ended December 31, 2012. The unamortized portion of deferred financing costs as of December 31, 2012 amounted to $17,409.

Debt and original issue discounts

On initial recognition, debts are measured at face value less original issue discount. Subsequent to initial recognition, interest bearing debts are measured at amortized cost. Original issue discount is amortized based on an effective interest rate method over the term of the debt. Original issue discount is presented net of debt in the Company’s consolidated balance sheet.

Fair value Measurement

Fair value is defined under the Fair Value Measurements and Disclosures Topic of the Codification, ASC 820, as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

•

Level 2—Inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly. These are typically obtained from readily-available pricing sources for comparable instruments.

•

Level 3—Unobservable inputs, where there is little or no market activity for the asset or liability. These inputs reflect the reporting entity’s own assumptions of the data that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.

For purposes of financial reporting, the Company has determined that the fair value of financial instruments including accounts receivable and accounts payable approximates carrying value at December 31, 2012 and 2011.

At December 31, 2012, the carrying amounts and fair values of the Term Loan Facility and 10.625% Senior Notes (the “Notes”) were as follows:

	Carrying amounts	Fair values
		Level 1	Level 2	Level 3
Senior Term Loan	$512,813	—	$528,242	—
10.625% Senior Notes	$325,159	—	$348,415	—

Our level 2 inputs are determined based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves.

Under the Financial Instruments Topic of the Codification, ASC 825, entities are permitted to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value measurement option under ASC 825 for any of its financial assets or liabilities.

Share-based compensation plans

The Predecessor Parent administered all share based compensation plans on behalf of TRHI and applied the fair value recognition provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), to calculate the effect of such compensation on our Predecessor’s net income in the Predecessor period.

Following the Acquisition, the Company’s immediate parent, Holdings LLC, established a compensation award in accordance with the Amended and Restated Limited Liability Company Operating Agreement of Holdings LLC to provide Class B Membership Interests in Holdings LLC (the “Operating Agreement”) to certain executive officers of the Company. The equity awards are accounted for by applying the fair value recognition provisions of ASC 718, to calculate the effect of such compensation on the Company’s net income in the Successor period.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”).

For the Predecessor period, income taxes are presented as if the Company operated as a separate standalone taxpaying entity (separate return basis). Income taxes payable by subsidiaries that file separate returns are included in “Income taxes payable” on the combined balance sheet. The Predecessor Parent files individual and combined tax returns that include TRHI as required within each jurisdiction.

In the consolidated Successor financial statements, the Company utilizes the asset and liability method of accounting for income taxes, which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities. A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 also provides guidance for how an uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. ASC 740 requires evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax position are “more likely than not” to be sustained by the applicable tax authority. Interest and penalties arising from uncertain income tax position is included in our provision for income taxes. The Company did not have any material uncertain tax positions.

Recent accounting pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820)—Fair Value Measurement (“ASU 2011-04”), to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards. This ASU provides clarification on how to measure fair value, but it does not require additional fair value measurement, nor is it intended to affect current valuation practices outside of financial reporting. The Company adopted ASU 2011-04 as of January 1, 2012 and the revised guidance, which relates to disclosure, has not had a significant impact on the Company’s financial statements.

In the first quarter of 2012, the Company adopted Accounting Standards Update No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). This standard provides an entity with the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of the goodwill impairment loss to be recognized for that reporting unit (if any). The adoption of ASU 2011-08 has not had a significant impact on the Company’s financial statements.

3.	Acquisition

On June 6, 2012, as fully described in Note 1, Description of the business and basis of presentation, the Company completed the Acquisition of the Thomson Reuters Healthcare business (subsequently renamed Truven Health Analytics Inc. (“Truven”) from subsidiaries of the Thomson Reuters Corporation for net cash consideration of $1,249,860. The direct costs associated with the Acquisition amounted to $26,734 and are recorded as period costs under the Other operating expenses in the Company’s consolidated and combined statements of operations.

There were no pre-closing or post-closing purchase price adjustments. The Company financed the Acquisition and paid related costs and expenses associated with the Acquisition and the financing as follows: (i) $464,400 in common equity was contributed by entities affiliated with the Sponsor and certain co-investors; (ii) $527,625 principal amount was borrowed under the Term Loan Facility; and (iii) $327,150 aggregated principal amount of Notes were issued.

The following is a summary of the allocation of the purchase price of the Acquisition to the estimated fair values of assets acquired and liabilities assumed in the Acquisition. The allocation of the purchase price is based on management’s judgment after evaluating several factors, including a valuation assessment prepared by a third party valuation firm:

Values recognized at acquisition date
Trade and other receivables	$77,598
Prepaid assets and other current assets	11,973
Computer hardware and other property	24,573
Developed technology and content	159,622
Other identifiable intangible assets	416,000
Other noncurrent assets	106
Current deferred tax assets	11,212
Current liabilities	(46,588)
Deferred revenue	(80,239)
Noncurrent deferred tax liabilities	(149,319)

Net assets acquired	424,938
Goodwill on acquisition	824,922

Net consideration paid in cash	1,249,860

The fair values of computer hardware and other property, developed technology and contents, other identifiable assets, deferred revenues and its related deferred income tax effect were adjusted following the preliminary valuations by third party valuation firms. Current liabilities were adjusted based on the management’s review of underlying reconciliation and supporting data in respect of certain account balances.

Accounts receivable, accounts payable, and other current assets and liabilities were stated at historical carrying values, given their short-term nature. Other noncurrent assets and liabilities outstanding as of the effective date of the Acquisition have been attributed based on management’s judgments and estimates.

The Company engaged a third party valuation firm to assist in determining the fair values of computer hardware and other property, developed technology and content, and other identifiable intangible assets acquired, including trademarks and trade names, customer relationships and deferred revenue.

Computer hardware and other property have been valued using a cost approach based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional, and economic factors.

Developed technology and content have been valued using the relief from royalty method under the income approach to determine the estimated reasonable royalty rates for each reporting unit based on the comparable royalty agreements. The royalty rates, net of tax, were applied to projected revenues to determine the after-tax royalty cash savings discounted to present value.

Trademarks and trade names have been valued using the relief from royalty method under the income approach to estimate the cost savings that accrue to the Company which would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. Using this approach, trademarks and trade names were valued at $86.2 million, with the estimated useful lives of the Payer, Hospitals and Clinicians trademarks and trade names estimated to be 15 years each.

Customer relationships were determined using an income approach, taking into account the expected revenue growth and attrition rates of the customers and the estimated capital charges for the use of other net tangible and identifiable net intangible assets. Using this approach, customer relationships were assigned a value of $329.8 million, with the estimated useful lives of the Payer, Hospitals and Clinicians customer relationships estimated to be 11 to 12 years each. Deferred revenue has been valued using a cost build-up approach and is calculated as the cost to fulfill the legal performance obligation plus a reasonable profit margin.

Deferred income tax assets and liabilities as of the acquisition date represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax bases.

The goodwill recognized upon closing of the Acquisition is attributable mainly to the skill of the acquired work force and Truven’s position as a provider of healthcare data and analytics solutions and services to key constituents of the U.S. Healthcare system. The total non tax deductible goodwill relating to the Acquisition is $466.2 million. The total tax deductible goodwill relating to the Acquisition is $358.7 million, which comprises $129.9 million related to the asset purchase and $228.8 million attributable to historical basis of Thomson Reuters Healthcare.

The following unaudited pro forma financial data summarizes the Company’s results of operations for the years ended December 31, 2012 and 2011 had the Acquisition occurred as of the beginning of the comparable prior year:

	For the period ended December 31,
	2012	2011
	(Unaudited)
Revenues, net	$490,625	$435,918
Net loss	(11,173)	(52,462)

TRHI did not make any acquisitions in 2011. TRHI acquired one business in 2010 for a cash consideration of $2,502. The acquired business provides healthcare data audit and decision support solutions for employers and government agencies. The purchase price approximates the net asset acquired and liabilities assumed. There was no goodwill as a result of the acquisition. The details of the acquisition are as follows:

Predecessor
2010
Trade and other receivables	$430
Prepaid expenses and other current assets	173
Computer software	368
Other identifiable intangible assets	1,821
Accounts payable and accrued expenses	(241)
Current deferred revenue	(49)

Net assets acquired	$2,502

Unaudited pro forma financial information for this 2010 acquisition by our Predecessor has not been presented due to immateriality.

4.	Trade and other receivables

Trade and other receivables consisted of the following:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Trade receivables, gross	$106,699	$111,397
Less: Allowance for doubtful accounts	(1,865)	(1,319)

Trade receivables, net	104,834	110,078
Other receivables	307	1,101

Trade and other receivables, net	$105,141	$111,179

5.	Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Royalties	$3,559	$3,203
Commissions	5,618	13,638
Services	1,252	646
Rent	412	1,869
Other	7,568	6,279

Prepaid expenses and other current assets	$18,409	$25,635

6.	Computer hardware and other property

Computer hardware and other property, net, consisted of the following:

	December 31, 2012 (Successor)
	Computer hardware	Building and leasehold improvements	Furniture, fixtures and equipment	Total
Computer hardware and other property, gross	$40,374	$3,106	$3,425	$46,905
Accumulated depreciation	(5,929)	(393)	(512)	(6,834)

Computer hardware and other property, net	$34,445	$2,713	$2,913	$40,071

	December 31, 2011 (Predecessor)
	Computer hardware	Building and leasehold improvements	Furniture, fixtures and equipment	Total
Computer hardware and other property, gross	$106,299	$9,833	$12,677	$128,809
Accumulated depreciation	(84,186)	(6,185)	(10,773)	(101,144)

Computer hardware and other property, net	$22,113	$3,648	$1,904	$27,665

7.	Developed technology and content

Developed technology and content, net, consisted of the following:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Developed technology and content, gross	$175,828	$186,597
Accumulated amortization	(15,493)	(138,575)

Developed technology and content, net	$160,335	$48,022

8.	Goodwill

Balances and changes in the carrying amount of goodwill for the Successor period ended December 31, 2012, and the Predecessor periods ended June 6, 2012 (date of the Acquisition) and December 31, 2011 were as follows:

	Payer	Hospitals	Clinicians	Total
Predecessor
Balance as of December 31, 2011 and June 6, 2012	$63,498	$45,421	$209,110	$318,029

Successor
Balance as of April 20, 2012	$—	$—	$—	$—
Acquisition (see Note 3)	415,285	206,459	203,178	824,922

Balance as of December 31, 2012	$415,285	$206,459	$203,178	$824,922

Goodwill is not amortized. Instead, goodwill is tested for impairment annually as well as whenever there is an indication that the carrying amount may not be recoverable. Following the closing of the Acquisition, the goodwill arising from the Acquisition (see Note 3) has been allocated to the Company’s reporting units which also represents the Company’s operating and reportable segments. The Company completed the impairment analysis relating to the goodwill of each reporting unit as of November 1, 2012 and concluded that there was no impairment.

9.	Other identifiable intangible assets

Other identifiable intangible assets, net, consisted of the following:

	December 31, 2012 (Successor)
	Average life (years)	Cost	Accumulated amortization	Net
Customer relationships	11.5	$329,800	$(16,270)	$313,530
Trademarks and trade names	15	86,200	(3,257)	82,943

		$416,000	$(19,527)	$396,473

	December 31, 2011 (Predecessor)
	Average life (years)	Cost	Accumulated amortization	Net
Customer relationships	14.6	$236,967	$(201,392)	$35,575
Trade names	16.1	26,625	(21,072)	5,553
Others	5.3	20,227	(19,695)	532

		$283,819	$(242,159)	$41,660

Customer relationships represents corporate customer contracts and customer relationships arising from such contracts with majority of revenues recurring year over year.

Trade names principally consist of Advantage Suite, Care Discovery, Micromedex, among many of the Company’s product names and brand logos recognized in the U.S. market.

At December 31, 2012, estimated future amortization expense for each of the next five years is $34,460.

10.	Accounts payable and accrued expenses

Accounts payable and accrued expenses consisted of the following:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Accounts payable-trade	$48,691	$17,181
Accrued employee compensation	23,953	34,997
Accrued royalties	3,793	5,041
Accrued professional fees	8,658	4,499
Accrued interest	3,367	—
Customer deposits	806	2,090
Other accrued expenses	3,239	2,287

Accounts payable and accrued expenses	$92,507	$66,095

11.	Long-term Debt

The Company’s long-term debt consists of the following:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Senior Credit Facility
Term Loan Facility (net of $12,174 discount)	$512,813	$—
Revolving Credit Facility	—	—

10.625% Senior Notes (”the Notes”) (net of $1,991 discount)	325,159	—

	837,972	—
Less: current portion of long-term debt	5,276	—

Long term debt	$832,696	$—

In connection with the Acquisition, on June 6, 2012, Truven entered into the Senior Credit Facility and issued the Notes in a private offering.

Senior Credit Facility

The Senior Credit Facility is with a syndicate of banks and other financial institutions and provides financing of up to approximately $577.6 million, consisting of a $527.6 million term loan facility with a maturity of seven years (the “Term Loan Facility”) and a $50.0 million revolving credit facility with a maturity of five years (the “Revolving Credit Facility”). As of December 31, 2012, the outstanding letters of credit amounted to $0.3 million, which, while not drawn, reduced the available line of credit under the Revolving Credit Facility to $49.7 million.

Borrowings under the Senior Credit Facility, other than swing line loans, bear interest at a rate per annum equal to an applicable margin plus, at Truven’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds effective rate plus 0.50% and (3) the one month Eurodollar rate plus 1.00%; provided, that the base rate for the Term Loan Facility at any time shall not be less than 2.25%, or (b) a Eurodollar rate adjusted for statutory reserve requirements for a one, two, three or six month period (or a nine or twelve month interest period if agreed to by all applicable lenders); provided that the Eurodollar base rate used to calculate the Eurodollar rate for the Term Loan Facility at any time shall not be less than 1.25%. Swing line loans will bear interest at the interest rate applicable to base rate loans, plus an applicable margin. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees and certain other agency fees. Truven may voluntarily repay outstanding loans under the Senior Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to adjusted LIBOR loans. We are required to repay $1,319 of the Term Loan Facility quarterly, beginning September 30, 2012 through March 31, 2019, with any remaining balance due June 6, 2019.

All obligations under the Senior Credit Facility are guaranteed by Truven Holding Corp. and each of Truven’s future wholly-owned domestic subsidiaries (of which there are currently none). All obligations under the Senior Credit Facility and the guarantees of those obligations are secured by first priority security interests in substantially all of Truven’s assets as well as those of each guarantor (subject to certain limited exceptions).

The Senior Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Truven’s ability and the ability of each of any restricted subsidiaries to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase its capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

In addition, the Senior Credit Facility requires Truven, commencing with the fiscal quarter ended June 30, 2012, to maintain a maximum consolidated senior secured leverage ratio of 4.0:1.0 as long as the commitments under the Revolving Credit Facility remain outstanding (subject to certain limited exceptions). The Senior Credit Facility also contains certain customary representations and warranties, affirmative covenants and events of default. As of December 31, 2012, the Company is in compliance with these credit facility covenants.

Refinancing

On October 3, 2012, we entered into a First Amendment to the Senior Credit Facility with a syndicate of banks and other financial institutions with no changes in the terms and conditions other than the calculation of the applicable margin. The loans with certain lenders had been determined to be extinguished under ASC 470-50, Modification or Extinguishment of debt. As a result, the Company recorded a loss on early extinguishment on certain debt amounting to $6,697 in 2012, representing unamortized debt discount, unamortized debt issue costs and certain costs related to the extinguished debt. The loss on early extinguishment of debt is included in interest expense in the consolidated and combined statement of operations.

Truven incurred lenders fees of $6,740, which mainly consist of call or premium fees in connection with this transaction. Of the $6,740, $5,153 had been recorded as part of original issue discount and was presented as net of debt in the consolidated balance sheet of the Company. The remaining lenders fee of $1,587 related to the debt extinguished has been expensed as part of interest expense in the consolidated and combined statement of operations and was presented under cash flows from operating activities in the Company’s consolidated and combined statement of cash flows.

10.625% Senior Notes due 2020

The Notes were issued under an indenture, dated June 6, 2012 (the “Indenture”), with The Bank of New York Mellon Trust Company, N.A. as trustee, bear interest at a rate of 10.625% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2012), and have a maturity date of June 1, 2020.

The Notes are general unsecured senior obligations of Truven, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Truven Holding Corp. and each of Truven’s existing and future wholly-owned domestic restricted subsidiaries (of which there currently are none) that is a borrower under or that guarantees the obligations under the Senior Credit Facility or any other indebtedness of Truven’s or any other guarantor.

Truven may redeem some or all of the Notes at any time prior to June 1, 2016 at 100% of the principal amount thereof plus the applicable premium pursuant to the Indenture as of the applicable redemption date, plus accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. Truven may redeem some or all of the Notes at any time on or after June 1, 2016 at 105.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2018, plus, in each case, accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. In addition, at any time prior to June 1, 2015, Truven (subject to certain conditions) may redeem up to 35% of the aggregate principal amount of the Notes using net cash proceeds from certain equity offerings at 110.625% of the aggregate principal amount of the Notes plus accrued and unpaid interest and any additional interest, to, but excluding, the applicable redemption date. If Truven experiences a change of control (as defined in the Indenture), it will be required to make an offer to repurchase the Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, and any additional interest, to, but excluding, the date of purchase.

The Indenture contains covenants limiting Truven and its restricted subsidiaries with respect to other indebtedness, investments, liens, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. The Indenture also contains covenants limiting the ability of wholly-owned restricted subsidiaries to guarantee payment of any indebtedness of Truven or any subsidiary guarantor and limiting the Company’s business and operations. We are in compliance with these covenants as of December 31, 2012.

Pursuant to a registration rights agreement dated June 6, 2012, we have agreed (i) to use commercially reasonable efforts to file with the SEC an exchange offer registration statement pursuant to which we will exchange the Notes (and related guarantees) for a like aggregate principal amount of new registered notes, which are identical in all material respects to the Notes, except for certain provisions, among others, relating to additional interest and transfer restrictions (the “Exchange Notes”) (and related guarantees) or (ii) under certain circumstances, to use commercially reasonable efforts to file a shelf registration statement with the SEC with respect to the Notes (and related guarantees), in each case by March 3, 2013. We did not file the required registration statement for the Notes by March 3, 2013, and consequently we are required to pay additional penalty interest of 0.25% per annum for the 90 day period commencing March 4, 2013, and an additional 0.25% with respect to each subsequent 90 day period, in each case until and including the date the exchange offer is completed, up to a maximum increase of 1.00% per annum. Once the exchange offer is completed, the interest rate on any remaining outstanding Notes and the new Exchange Notes will revert to 10.625%.

As of December, 2012, annual principal maturities of long-term debt for the next five years and thereafter consist of:

2013	$5,276
2014	5,276
2015	5,276
2016	5,276
2017	5,276
Thereafter	825,757

$852,137

12.	Employee benefit plans

Predecessor

Prior to the Acquisition, TRHI’s employees participated in various employee benefit plans under the Predecessor Parent as follows:

Defined contribution plan

Certain employees of TRHI participated in a defined contribution savings plan administered by the Predecessor Parent under Section 401(k) of the Internal Revenue Code. The plan covered substantially all employees based in the United States of America who met minimum age and service requirements and allowed participants to defer a portion of their annual compensation on a pre-tax basis. TRHI matched a certain portion of employee contributions, which vest based upon an employee’s years of service and become fully vested after four years of service. Matching contribution expense directly attributable to TRHI’s employees was $3,091 for the Predecessor period ended June 6, 2012, $5,747 for the year ended December 31, 2011 and $3,895 for the year ended December 31, 2010.

Defined benefit pension plan

Certain employees of TRHI participated in a defined benefit pension plan sponsored and administered by the Predecessor Parent. The pension plan required benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. The expense for TRHI employees who participated in this plan was $159 for the Predecessor period ended June 6, 2012, $364 for the year ended December 31, 2011, and $164 for the year ended December 31, 2010.

All of the TRHI employees benefit plans’ assets and liabilities are accounted for in the Predecessor Parent’s financial statements. No assets or liabilities are reflected on the Company’s consolidated balance sheets, and pension and other postretirement expenses for the Company have been determined on a multi-employer plan basis. The Predecessor’s combined financial statements for the Predecessor period ended June 6, 2012, and for the years ended December 31, 2011 and 2010 include the employee benefit expense allocated to it by the Predecessor Parent for TRHI employees who participated in the benefit plans. The expenses are included in the “Allocation of costs from Predecessor Parent and affiliates” in the combined statements of operations. Further detail is included in Note 18. Upon consummation of the Acquisition, TRHI employees ceased to participate in the Predecessor Parent’s benefit plans. These employees are still entitled to the benefits that have vested under the plans; however, any subsequent costs or liability of these plans will be borne by the Predecessor Parent.

Successor

Following the closing of the Acquisition on June 6, 2012, the Company’s employees became eligible to participate in new 401(K) defined contribution plan sponsored by the Company. Under the plan, employees may contribute a percentage of compensation and the Company will match a portion of the employees’ contribution. The Company’s contribution to the plan for the successor period ended December 31, 2012 amounted to $3,294. The Company does not offer any defined benefit plan, post-retirement healthcare benefit plan or deferred compensation plan.

13.	Share-based compensation

Predecessor

The Predecessor Parent maintained a number of equity-settled share-based compensation awards under which it receives services from employees as consideration for equity instruments of the Predecessor Parent. Certain of TRHI’s employees held and participated in the Predecessor Parent’s share-based compensation awards. Each plan is described below.

Stock incentive plan

Under its stock incentive plan, the Predecessor Parent may grant stock options, Time-Based Restricted Share Units (“TRSUs”), Performance Restricted Share Units (“PRSUs”) and other awards to certain employees up to a maximum of 50,000,000 common shares. The Predecessor Parent had 19,292,115 and 20,265,608 awards available for grant in 2011 and 2010, respectively.

Apart from allocated share-based expenses as discussed in Note 18, TRHI recognized share-based compensation expense on its stock incentive plan of $2,519 for the Predecessor period ended June 6, 2012, $1,105 for the year ended December 31, 2011, and $739 for the year ended December 31, 2010. The total associated tax benefits recognized were $972 for the Predecessor period ended June 6, 2012, $441 for the year ended December 31, 2011, and $290 for the year ended December 31, 2010.

In connection with the Acquisition, any unvested share-based payments held by TRHI employees became fully vested or had vested on a pro-rata basis in proportion to the performance period that ended at the date of the Acquisition. TRHI employees were given six months from the date of the closing of the Acquisition during which to exercise the options. The compensation expense of $2,519 includes $1,464 to accelerate vesting. Therefore, as of June 6, 2012, all outstanding options held by TRHI employees were exercisable.

For all share-based payment awards, the expense recognized was adjusted for estimated forfeitures where the service was not expected to be provided. Estimated forfeiture rates were developed based on the analysis of historical forfeiture data. The estimated forfeitures are adjusted to income when the share-based payment awards are fully vested.

The following table summarizes the valuation methods used to measure fair value for each type of award and the related vesting period over which compensation expense is recognized:

Type of award	Vesting period	Fair value measure	Compensation expense based on
Stock options	Up to four years	Black-Scholes option pricing model	Fair value on business day prior to grant date
TRSUs	Up to seven years	Closing Common share price	Fair value on business day prior to grant date
PRSUs	Three year performance period	Closing Common share price	Fair value on business day prior to grant date

Stock options

The maximum term of an option is 10 years from the date of grant. Under the plan, options were granted by reference to the Predecessor Parent’s common share price on the NYSE or TSX, respectively.

The weighted average fair value of options granted and principal assumptions used in applying the Black-Scholes option pricing model were as follows:

	Predecessor
	January 1, 2012 to June 6, 2012	2011	2010
Weighted average grant date fair value	$5.21	$8.42	$8.92
Weighted average of key assumptions
Exercise price	$28.42	$38.98	$35.22
Risk-free interest rate	1.2%	2.7%	2.8%
Dividend yield	3.4%	3.3%	3.1%
Volatility factor	28%	29%	33%
Expected life (in years)	6	6	6

The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions. The model requires the use of subjective assumptions, including expected stock price volatility; historical data has been considered in setting the assumptions.

During the Predecessor period ended June 6, 2012, no options were exercised. There were 4,230 options exercised in 2011. The amount of cash received by the Predecessor Parent from the exercise in 2011was $113. The total fair value of options vested was approximately $2,725, $85 and $35 as of June 6, 2012, December 31, 2011 and December 31, 2010, respectively.

Transactions related to the Predecessor Parent’s stock options in the predecessor period ended June 6, 2012 and the year ended December 31, 2011 are summarized as follows:

	Shares	Weighted average exercise price	Weighted average remaining term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at January 1, 2011	40,850	$31.71	8.61	$212
Granted	23,900	38.98	—	—
Exercised	(4,230)	26.62	—	—
Forfeited or expired	(5,000)	48.40	—	—
Transfers in(1)	215,233	34.28	7.47	820

Outstanding at December 31, 2011	270,753	$34.16	7.38	$182
Granted	90,520	28.42	—	—

Outstanding and exercisable at June 6, 2012	361,273	$32.71	—	$280

(1)	Transfers relate to employees who became direct employees of TRHI upon the separation of the Healthcare and Scientific Segments of Thomson Reuters on June 30, 2011. See Note 1.

Time-based restricted share units

TRSUs gave the holder the right to receive one common share of the Predecessor Parent’s stock for each unit that vested on the vesting date. The holders of TRSUs had no voting rights, but accumulate additional units based on notional dividends paid by the Predecessor Parent on its common shares at each dividend payment date, which were reinvested as additional TRSUs. The total fair value of TRSUs vested was approximately $1,061, $2,381 and $33 as of June 6, 2012, December 31, 2011 and December 31, 2010, respectively.

In connection with the Acquisition, TRSUs held by TRHI employees became vested.

Performance restricted share units

PRSUs gave the holder the right to receive one common share of the Predecessor Parent’s stock for each unit that vested on the vesting date. The holders of PRSUs had no voting rights, but accumulated additional units based on notional dividends paid by the Predecessor Parent on its common shares at each dividend payment date, which were reinvested as additional PRSUs. The percentage of PRSUs initially granted that vested depended upon the Predecessor Parent’s performance over a three-year performance period as measured against pre-established performance goals. Between 0% and 200% of the initial amounts may vest for grants made from 2009 through 2011. The total fair value of PRSUs vested was approximately $3,220, $231 and $101 as of June 6, 2012, December 31, 2011 and December 31, 2010, respectively.

In connection with the Acquisition, PRSUs held by TRHI employees became vested in proportion to the performance period that ended.

Transactions related to TRSUs and PRSUs in 2012 and 2011 are summarized as follows:

	TRSU		PRSU
	Shares	Weighted average grant-date fair value	Shares	Weighted average grant-date fair value
Outstanding at January 1, 2011	30,392	$33.54	39,529	$32.11
Dividends accrued	1,608	—	3,791	—
Granted	—	—	15,870	38.98
Vested	(71,043)	33.52	(6,599)	37.15
Forfeited or expired	—	—	(11,593)	36.99
Transfers in(1)	67,791	34.85	107,951	31.46

Outstanding at December 31, 2011	28,748	$36.75	148,949	$31.77

Dividends accrued	110	$—	1,138	$—
Granted	—	—	67,740	28.42
Vested	(24,829)	36.48	(41,016)	23.46
Vested (accelerated)	(4,029)	38.55	(63,834)	35.37
Forfeited or expired	—	—	(112,977)	31.13

Outstanding at June 6, 2012	—	$—	—	$—

(1)	Transfers relate to employees who became direct employees of TRHI upon the separation of the Healthcare and Scientific Segments of Thomson Reuters on June 30, 2011. See Note 1.

Employee stock purchase plan (“ESPP”)

The Predecessor Parent maintained an employee stock purchase plan whereby eligible employees could purchase common shares of the Predecessor Parent at a 15% discount up to a specified limit utilizing after-tax payroll deductions. The discount was expensed as incurred was $139, for the Predecessor period ended June 6, 2012, $298 for the year ended 2011 and $222 for the year ended December 31, 2010.

Successor

Following the closing of the Acquisition on June 6, 2012, Truven has no share-based payment plan related to stock options, TRSUs, PRSUs and ESPP.

In October 2012, the Company’s immediate parent, Holdings LLC, established a compensation award in accordance with the Operating Agreement to provide Class B Membership Interests in Holdings LLC to certain executive officers of the Company. The membership interest will vest 20% on each of the first five anniversaries of June 6, 2012, so that 100% of each awardees’ outstanding Class B Membership Interests will become vested on June 6, 2017. In addition, 100% of each Class B Membership Interests may vest in certain circumstances in connection with a change in control as defined in the Operating Agreement.

Each Class B Membership Interest represents the right to receive a percentage of the distribution made by Holdings LLC when such distributions are actually made and such distributions exceed specified internal rates of return thresholds. There are transfer restrictions on the Class B Membership Interests and the executive officers would forfeit for no consideration their entire Class B Membership Interests if their employment terminated on December 31, 2012. As of December 31, 2012, 4.1% of Class B Membership Interests was granted to certain executive officers and the estimated fair value is $5,714. The fair value at the date of grant was based upon the value of the Class B Membership Interests of Holdings LLC less a 30% marketability discount since there is no active market to trade Class B Membership Interests. The marketability discount was determined using a geometric average rate put option model and a Black Scholes put option model using the expected term, risk-free rate, and volatility for liquidity terms. The value was determined as of the grant date based upon a number of factors, including the amount of investment made in exchange for Class A Membership Interests of Holdings LLC by Veritas Capital and certain members of management of the Company. The Company recognized compensation expense against additional paid in capital of $329, net of an estimated forfeiture rate of 10%, for the successor period ended December 31, 2012, which is recorded in General and administrative expense in the Company’s consolidated statement of operations. None of the Class B Membership Interests was vested as of December 31, 2012.

14.	Other operating expenses

The components of other operating expenses include the following:

	Successor	Predecessor
	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Disposal related costs	$—	$9,818	$12,560	$—
Direct acquisition costs	26,734	—	—	—
Severance and retention bonuses	10,184	7,741	6,768	—
Acquisition related costs	11,246	—	460	1,084
Sponsor’s advisory fee (see Note 18)	1,458	—	—	—
Other	—	1,244	214	911

Total other operating expenses	$49,622	18,803	$20,002	$1,995

Predecessor

Disposal related costs in the Predecessor period are primarily comprised of audit services, accounting and consulting services and legal fees related to TRUSI’s disposal of Thomson Reuters Healthcare business. Acquisition related costs include legal fees and due diligence costs associated with the TRHI’s potential acquisitions.

Severance and retention bonuses primarily relate to the disposal of TRHI. Prior to the Acquisition, on March 31, 2012, the Predecessor Parent entered into a retention agreement (the “Retention Agreement”) with key TRHI employees in conjunction with the disposal of the business. Pursuant to the Retention Agreement, the Predecessor Parent will provide for retention and bonus payment to certain employees based on a percentage of salary and targeted transaction price, respectively. The payment is contingent upon the employees continuing services to the buyer after the Acquisition for periods ranging from 90 days to one year. After the Acquisition, Truven determined that the retention and bonus for the duration of the performance period of certain employees subject to the Retention Agreement amounted to $14,435. Although the Predecessor Parent retains the legal and contractual obligation to pay the employees, the compensation expense was recorded in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor periods. As a result, for the period from Predecessor period ended June 6, 2012, TRHI recorded $5,800 of retention and bonus expense against Net Investment of Predecessor Parent. The compensation which was paid by Predecessor Parent was deemed an investment contribution.

Other costs primarily related to consulting expenses and technology initiatives.

Successor

Direct acquisition costs in the Successor period include legal fees, due diligence costs, financing fees and the Sponsor transaction fee. Acquisition related costs include costs incurred to transition the Company to a standalone business. The Sponsor’s advisory fees represent fees paid to the Sponsor under the advisory agreement the Company entered into with the Sponsor in connection with the Acquisition (see Note 18).

Severance and retention bonuses primarily relate to the Acquisition of TRHI. As discussed above, prior to the Acquisition, on March 31, 2012, the Predecessor Parent entered into the Retention Agreement with key TRHI employees in conjunction with the disposal of the business. The compensation expense was recorded in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor periods. As a result, for the successor period ended December 31, 2012, Truven recorded $8,635 of retention and bonus expense against Additional paid In Capital in the Equity section of the consolidated balance sheet. The compensation paid by Predecessor Parent on behalf of Truven was deemed a capital contribution.

15.	Income taxes

For income tax purposes, the Predecessor’s income or loss was included in the Predecessor Parent’s individual and combined tax returns that include the Thomson Reuters Healthcare business as required within each jurisdiction. For the period subsequent to the Acquisition, the Company will file a consolidated federal tax return. The provision for income taxes in the consolidated and combined statements of operations reflects income taxes as if the businesses were standalone entities and filed separate income tax returns.

The components of income tax expense are as follows:

	Successor	Predecessor
	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Current
Federal	$—	$(4,807)	$3,174	$7,931
State	82	(539)	801	1,518

	82	(5,346)	3,975	9,449

Deferred
Federal	(26,188)	477	5,353	4,161
State	(3,887)	66	531	379

	(30,075)	543	5,884	4,540

Total (benefit from) provision for income taxes	$(29,993)	$(4,803)	$9,859	$13,989

The tax effects of the significant components of temporary differences giving rise to the Company’s deferred income tax assets and liabilities are as follows:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Allowance for doubtful accounts and other reserves	$713	$507
Other identifiable intangible assets	—	3,541
Transaction costs	468	—
Step-up on related party asset purchase	—	49,085
Net operating loss and tax credit carry-forwards	33,942	—
Prepaid expenses	2,618	—
Accrued expenses	4,738	6,778
Deferred revenue	4,002	—
Other	575	307

Total deferred tax assets	47,056	60,218

Other identifiable intangible assets	(134,097)	—
Goodwill	(7,049)	(33,588)
Trade and other receivables	(1,478)	—
Other long-lived assets	(12,464)	(17,393)

Total deferred tax liabilities	(155,088)	(50,981)

Net deferred tax asset (liabilities)	$(108,032)	$9,237

The deferred tax assets and liabilities are classified in the consolidated and combined balance sheets based on the balance sheet classification of the related assets and liabilities. Deferred tax assets and liabilities are shown net of one another if they are in the same jurisdiction. The components of the net deferred tax liabilities as reported on the consolidated and combined balance sheets are as follows:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Current deferred tax asset	$10,598	$7,285
Noncurrent deferred tax asset (liabilities)	(118,630)	1,952

Net deferred tax asset (liabilities)	$(108,032)	$9,237

Pursuant to the Stock and Asset Purchase Agreement, the Predecessor Parent has provided an indemnity for all tax liabilities that relate to periods prior to June 7, 2012, including any taxes assessed that are directly attributable to cash received by the Predecessor Parent, but only if and to the extent such taxes result in an increase in cash taxes actually paid by Truven in any Successor tax period.

The Company is required to assess the realization of its deferred tax assets and the need for a valuation allowance on a standalone basis. The assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. As of December 31, 2012, the Company determined that it is more likely than not to realize its deferred tax assets. Federal and state net operating loss (“NOL”) carry forwards at December 31, 2012 were $86.9 million and $74.3 million, respectively. The federal NOL carry forward starts to expire in 2032. The state NOL carry forwards start to expire in 2014. Certain state NOL’s are subject to the limitation rule in accordance with Section 382 of the Internal Revenue Code.

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate is as follows:

	Successor	Predecessor
	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Years ended December 31,
			2011	2010
Statutory rate	35%	35%	35.0%	35.0%
State and local tax	3.0	3.2	4.0	3.8
Non-deductible transaction expenses	(2.0)	—	—	—
Research tax credit	—	—	(0.7)	(0.5)
Other permanent items	(0.3)	0.4	1.6	0.9

Effective rate	35.7%	38.6%	39.9%	39.2%

16.	Commitments and contingencies

Leases

The Company occupies certain facilities and uses operating equipment under noncancelable operating lease arrangements expiring at various dates through 2018. Future minimum lease payments under these leases are as follows:

Year ending December 31,
2013	$10,031
2014	8,188
2015	7,163
2016	6,388
2017	2,371
Thereafter	2,071

$36,212

Rent expense exclusive of allocated rent from the Predecessor period discussed in Note 18 was $5,949 for the Successor period ended December 31, 2012, $4,202 for the Predecessor period ended June 6, 2012, $9,499 for the year ended December 31, 2011, and $10,636 for the year ended December 31, 2010. Rental income attributable to subleasing activities was $180 for the Successor period ended December 31, 2012, $109 for the Predecessor period ended June 6, 2012, $246 for the year ended December 31, 2011, and $351 for the year ended December 31, 2010.

Litigation and legal proceedings

Truven has been named as a defendant in approximately 225 separate pharmaceutical tort lawsuits relating to the use of Reglan or its generic version, the first of which was filed in June 2010 and the rest of which were filed in March 2012. All of these actions are pending in the Court of Common Pleas in Philadelphia County, Pennsylvania. In these matters, the plaintiffs complain that they sustained various injuries (including neurological disorders) as a result of their ingestion of Reglan. While a host of drug manufacturers and pharmacies are named as defendants in each of the suits, claims have also been asserted against so-called “Patient Education Monograph” (“PEM”) defendants, including us. It is generally alleged in all of the actions that certain PEM defendants provided Reglan “patient drug information” to pharmacies which, in turn, provided that drug information to the pharmacies’ customers, the plaintiffs in these actions. Plaintiffs further allege that the PEM defendants’ patient drug information did not provide adequate warning information about the use of Reglan. Other PEM defendants have also been named in these and other similar actions. In general, the lawsuits have been procedurally consolidated in Philadelphia as mass tort actions. To date none of the actions against Truven specifically identifies Truven as the author of a PEM that was supplied to a plaintiff. Instead, plaintiffs in these cases allege only that they read an unnamed PEM and, in effect, that it must have been published by at least one of the PEM defendants named in the action.

Along with other PEM defendants, Truven made one dispositive motion to dismiss all the actions. While that motion to dismiss has been denied, it was without prejudice, permitting Truven to renew at a later stage in the litigation.

All of these actions have been stayed pending the resolution of an appeal by the co-defendant generic drug company defendants, the resolution of which will not affect the continuation of the actions against us. At this time, management believes that Truven has meritorious defenses to the claims in each of these actions.

The Company is also a party to certain legal proceedings arising from the normal course of its operations. Related reserves are recorded when it is probable that liabilities exist and where reasonable estimates of such liabilities can be made. While it is not possible to predict the outcome of any of these proceedings, the Company’s management, based on its assessment of the facts and circumstances now known, does not believe that any of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations and cash flows.

Security and guarantee agreements

The Company has entered into guarantee and security arrangements in respect of its indebtedness as described in Note 11.

17.	Segment information

The Company operates and manages its business through three reportable segments: Payer, Hospitals, and Clinicians. The determination of reportable segments was based on the discrete financial information about the operating segment that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in order to allocate resources to the segment and to assess its performance. Each segment also offers distinct integrated products and services related to data analytics and solution platforms offered to customers or group of similar customers.

The Chief Executive Officer has the authority for resource allocation and assessment of the Company’s performance and is therefore the CODM. The CODM evaluates the performance of its segments based on segment operating income.

The accounting policies for the three reportable segments are the same as those for the Company. The Company’s operations and customers are based primarily in the United States. Results from operating activities represent the profit earned by each segment without allocation of central administrative revenues and expenses, financial income and expenses and income tax benefit and expense. The Company’s segments are as follows:

Payer

The Payer segment provides information and solutions to various customer channels, such as health plans, employers, pharmaceutical companies, federal and state government, to improve the cost and quality of healthcare. These solutions focus on care and risk management, which enhance benefit design, medical cost trend management, disease management, network design and quality management processes in healthcare payer and purchasing organizations.

Hospitals

The Hospitals segment provides data, analytics, solutions and value added services to healthcare providers. These solutions benchmark customer data and evaluate the customer’s performance against peer organizations. Typical benchmarks include costs, operational efficiencies, clinical performance and re-admissions.

Clinicians

The Clinicians segment delivers high value content, solutions and sophisticated decision support tools to nurses, physicians and pharmacists. These solutions and tools are aimed at improving patient care, reducing medication errors and enhancing disease and condition management.

The following table sets forth certain segment information:

Successor
	From inception (April 20, 2012) to December 31, 2012
	Revenues	Depreciation and amortization(1)	Segment operating income/ (expense)
Payer	$136,922	$10,276	$27,762
Hospitals	59,300	6,983	3,722
Clinicians	45,563	3,578	4,493

Segment totals	241,785	20,837	35,977
Center/Other(2)	1	1,333	(1,919)

	$241,786	$22,170	$34,058

Predecessor
	For the period January 1, 2012 to June 6, 2012
	Revenues	Depreciation and amortization(1)	Segment operating income/ (expense)
Payer	$106,482	$8,249	$16,701
Hospitals	53,236	6,516	7,226
Clinicians	49,277	3,480	15,073

Segment totals	208,995	18,245	39,000
Center/Other(2)	3	1,020	(24,410)

	$208,998	$19,265	$14,590

Predecessor
	For the years ended December 31, 2011
	Revenues	Depreciation and amortization(1)	Segment operating income/ (expense)
Payer	$245,065	$22,430	$38,743
Hospitals	124,980	8,535	30,019
Clinicians	111,672	5,354	34,333

Segment totals	481,717	36,319	103,095
Center/Other(2)	1,490	2,740	(38,733)

	$483,207	$39,059	$64,362

Predecessor
	For the Years ended December 31, 2010
	Revenues	Depreciation and amortization(1)	Segment operating income/ (expense)
Payer	$217,793	$18,118	$31,395
Hospitals	116,643	8,492	20,744
Clinicians	111,777	6,427	34,773

Segment totals	446,213	33,037	86,912
Center/Other(2)	3,795	4,041	(29,379)

	$450,008	$37,078	$57,533

The following table reconciles segment operating income per the reportable segment information to operating income per the combined statement of operations:

	Successor	Predecessor
	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Segment operating income	$34,058	$14,590	$64,362	$57,533
Amortization of other identifiable intangible assets	(19,527)	(8,226)	(19,691)	(20,112)
Other operating expenses	(49,622)	(18,803)	(20,002)	(1,995)

Operating (loss) income	(35,091)	(12,439)	24,669	35,426
Interest income from Predecessor Parent	—	—	134	156
Net interest (expense) income	(49,014)	3	(63)	60

(Loss) income before taxes	$(84,105)	$(12,436)	$24,740	$35,642

(1)	Depreciation and amortization expense includes the depreciation of hardware and other tangible assets and the amortization of software, but excludes the amortization of other identifiable intangible assets because the CODM does not consider this item when allocating resources and assessing performance.
(2)	Center/Other costs consist of items that are not directly attributable to reportable segments, such as marketing, technical support, executive, and administrative costs and allocations from the Predecessor Parent. Additionally, revenues and expenses related to discontinued products are presented as part of Center/Other.

Reportable segment asset information is not disclosed because it is not reviewed by the CODM for purposes of evaluating performance and allocating resources.

18.	Related party transactions

Predecessor

Our Predecessor utilized various wholly-owned affiliates of Thomson Reuters to provide administrative services and to finance its operations. In accordance with Securities and Exchange Commission Staff Accounting Bulletin 1-B, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity,” the combined financial statements include an allocation of the Predecessor Parent’s corporate expenses to our Predecessor, which principally consisted of personnel costs, including salaries, employee benefits and share-based compensation expenses. These costs relate to the corporate executive offices, audit fees, legal services, treasury, communications, human resources, tax services, risk management, technology support, rent and other costs incurred by the Predecessor Parent and its subsidiaries on behalf of our Predecessor. Reflecting the manner in which the business was managed in each period as discussed in Note 1, certain costs were reported as “Allocations of costs from Predecessor Parent and affiliates” from January 1, 2010 to June 30, 2011, but were recorded within “General and administrative, excluding depreciation and amortization” in the combined statement of operations subsequent to June 30, 2011. Costs were generally allocated to our Predecessor based primarily on the proportional revenue. The amounts allocated to our Predecessor for the Predecessor period ended June 6, 2012, and for the years ended December 31, 2011 and 2010 are presented in the combined statements of operations as follows:

	Predecessor
	January 1, 2012 to June 6, 2012	Years ended December 31,
		2011	2010
Cost of revenues, excluding depreciation and amortization	$4,868	$10,213	$10,644
Allocation of costs from Predecessor Parent and affiliates	10,003	34,496	33,358

	$14,871	$44,709	$44,002

The allocations included within “Cost of revenues, excluding depreciation and amortization” comprised technology support administered by the Predecessor Parent related to customer data. Allocations were generally computed based on usage metrics.

The “Allocation of costs from Predecessor Parent and affiliates” included allocated rent from shared facilities and stock compensation expense on shared employees with other subsidiaries of the Predecessor Parent. The allocated rent was $0, $2,260 and $261, in the Predecessor period ended June 6, 2012, and years ended December 31, 2011 and 2012, respectively. The allocated stock compensation expense related to employees shared with other subsidiaries of the Predecessor Parent was $0, $244 and $530 in the Predecessor period ended June 6, 2012, and years ended December 31, 2011 and 2012, respectively. These allocated expenses were primarily general and administrative in nature.

The Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from the Predecessor Parent were reasonable. However, such expenses may not be indicative of the actual expenses that would have been or will be incurred by TRHI or Truven operating as an independent company. As a result, the financial information herein may not necessarily reflect the combined financial position, results or operations and cash flows of the Company in the future or what it would have been if TRHI or Truven had been an independent company during the periods presented.

Notes receivable from Predecessor Parent of $9,247 in the balance sheet as of December 31, 2011, relate to the cash management agreement between the TRHI and the Predecessor Parent. In 2011, the Predecessor Parent received a noncash dividend of $177,000 from TRHI. Accordingly, changes in (Decrease) increase in net investment of Predecessor Parent and Decrease (increase) in notes receivable from Predecessor Parent in the combined statement of cash flows for the year ended December 31, 2011, excluded this noncash activity.

As of December 31, 2011, TRHI had $1,101 of receivables from employees.

Immediately prior to the Acquisition, a related legal entity, Thomson Reuters Applications, Inc. (“TR Apps”), legally transferred certain fixed assets to TRHI for consideration of $15,975, which was settled via our net intercompany position. Pursuant to the applicable tax law, while TRHI and TR Apps are part of the same consolidated tax return, no gain/loss or step-up in tax basis was recognized at the time of transfer. At the close of the Acquisition on June 6, 2012, TRHI ceased to be part of the consolidated tax return group, which resulted in a step up in tax basis for the TR Apps assets.

Successor

In connection with the Acquisition, the Company incurred $12,000 of transaction fees with the Sponsor which is included as part of direct acquisition costs within other operating expenses in the Company’s consolidated and combined statement of operations. In addition, the Company entered into an advisory agreement with the

Sponsor, under which the Sponsor provides certain advisory services to the Company. As compensation for the services, the Company paid a transaction fee at the closing of the Acquisition and will continue to pay the Sponsor an annual advisory fee which will be equal to an aggregate amount equal to the greater of (i) $2.5 million and (ii) 2.0% of consolidated EBITDA (as defined in the credit agreement governing our Senior Credit Facility), as well as transaction fees on future acquisitions, divestitures, financings and liquidity events, which will be determined based upon aggregate equity investments at the time of such future events or on the value of the transaction. For the successor period ended December 31, 2012, the Company recorded an expense of $1,458, which represented the Sponsor advisory fee and is presented within other operating expenses in the Company’s consolidated and combined statement of operations. As of December 31, 2012, accounts payable to the Sponsor included in the Accounts payable and accrued expenses account amounted to $2,000.

After the Acquisition, the Company continued to receive certain administrative services (including facilities management, human resource management, finance and accounting operations, treasury, sourcing and procurement and IT services, among other services necessary for the conduct of the business) from Thomson Reuters under the terms of a transitional services agreement. Such services are reflected as third-party activity in the Successor’s financial statements. The expense incurred under this service agreement for the Successor period ended December 31, 2012 totaled $12,275.

The Company also entered into a reverse transitional services agreement with TRUSI pursuant to which we provide TRUSI with office space and facilities management services at several locations in the United States. Pursuant to the agreement, we will provide these services for certain pre-determined periods ranging from one year to approximately 22 months, with all such services to end by March 31, 2014. The Company is entitled to fees for each of the services provided for any services requested by the Stock Seller. The income recognized under this service agreement for the Successor period ended December 31, 2012 totaled $515, which is recorded in General and administrative expense in the Company’s consolidated and combined statement of operations.

The Company had no receivables from Predecessor Parent and employees as of December 31, 2012.

19.	Subsequent events

There have been no events subsequent to December 31, 2012, which would require accrual or disclosure in these financial statements.

20.	Supplemental guarantor financial information

In connection with the Acquisition, what is now Truven issued the Notes, as further described in Note 11. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Truven Holding Corp. and each of Truven’s existing and future wholly-owned domestic restricted subsidiaries (of which there currently are none) that is a borrower under or that guarantees the obligations under the Senior Credit Facility or any other indebtedness of Truven or any other guarantor. All obligations under the Senior Credit Facility are also guaranteed by Truven Holding Corp. and each of Truven’s wholly-owned domestic subsidiaries (of which there are currently none). All obligations under the Senior Credit Facility and the guarantees of those are secured by first priority security interests in substantially all of Truven’s assets, as well as those of each guarantor (subject to certain limited exceptions).

The separate financial statements and the condensed consolidating combining financial information about the results of operations, financial position and cash flows of the Parent, the Issuer, the Guarantors, the non-Guarantors, and eliminations are not presented due to the following:

•	Truven (the Issuer) is 100% owned by Truven Holding Corp. (the parent company guarantor)

•	The Guarantee is full and unconditional and there are no subsidiary guarantors

•	Truven Holding Corp. has no independent assets or operations.

•

The transaction costs related to the Acquisition of $26,734 were incurred and paid for by Wolverine, which was merged with and into TRHI, with TRHI surviving the merger upon closing of the Acquisition as a 100% owned direct subsidiary of Truven Holding Corp. and subsequently changed its name to Truven Health Analytics Inc.

•

The subsidiaries of Truven Holding Corp. other than Truven, which were newly formed in the fourth quarter of 2012, are minor (as defined in Section 3-10(h)(6) of Regulation S-X of the Securities Act), having total assets, stockholders’ equity, revenues, operating income (before income taxes) and cash flows from operating activities of less than 1.0% of the Company’s corresponding consolidated amounts.

21.	Supplemental condensed financial information of the Parent Company

Truven Holding Corp.

SCHEDULE I—Condensed Financial Information of Parent Company

Parent Company Condensed Balance Sheet

(in thousands of dollars, unless otherwise indicated)

As of December 31, 2012
Asset
Investments in Truven Health Analytics Inc.	$419,252

Total assets	$419,252

Liabilities and Equity
Total liabilities	$—
Equity
Common stock—$0.01 par value; 1,000 shares authorized, 1 share issued and outstanding at December 31, 2012	—
Additional paid in capital	473,364
Accumulated deficit	(54,112)

Total liabilities and stockholders’ equity	$419,252

The accompanying notes are an integral part of these condensed financial statements.

Truven Holding Corp.

Parent Company Condensed Statement of Operations

(in thousands of dollars, unless otherwise indicated)

From Inception (April 20, 2012) to December 31, 2012
Revenues, net	$—
Operating costs and expenses	—

(Loss) income before income taxes	—
Benefit from (provision for) income taxes	—

Income before share in net loss from subsidiaries	—
Share of net loss from subsidiaries	(54,112)

Net loss	$(54,112)

The accompanying notes are an integral part of these condensed financial statements.

Truven Holding Corp.

Parent Company Condensed Statement of Cash Flows

(in thousands of dollars, unless otherwise indicated)

From inception (April 20, 2012) to December 31, 2012
Net cash provided by operating activities	$—
Cash flows from investing activities:
Investment in Truven Health Analytics, Inc.	(464,400)

Net cash used in investing activities	(464,400)
Cash flows from financing activities:
Issuance of common stock	464,400

Net cash provided by financing activities	464,400

Change in cash and cash equivalents	—
Cash and cash equivalents at April 20, 2012	—

Cash and cash equivalents at December 31, 2012	$—

The accompanying notes are an integral part of these condensed financial statements.

Truven Holding Corp.

Notes to Parent Company Condensed Financial Statements

(in thousands of dollars, unless otherwise indicated)

Basis of Presentation

The financial statements for Truven Holding Corp. (the “Parent Company”) summarize the results of operations and cash flows of the Parent Company from inception (April 20, 2012) to December 31, 2012 and its financial position at December 31, 2012.

The separate condensed financial statements of Truven Holding Corp. as presented have been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04 and present the Parent Company’s investment in its subsidiaries under the equity method of accounting. Such investment is presented on a separate condensed balance sheet of the Parent Company as “Investment in Truven Health Analytics Inc.” and the Parent Company’s shares of profit or loss of subsidiaries are presented as “Share of net loss from subsidiaries” in the condensed statement of operations.

The Senior Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Truven’s ability and the ability of each of any restricted subsidiaries to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase its capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, change the business conducted by Truven and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries. These restrictions have resulted in restricted net assets (as defined in Rule 4-08(e)(3) of Regulation S-X) of Truven and its subsidiaries totaling $419,252 as of December 31, 2012, which exceeded 25% of the consolidated net assets of Truven Holding Corp., and its subsidiaries.

Capital Contribution

Truven Holding Corp. was formed on April 20, 2012 for the purpose of consummating the Acquisition and has had no operations from inception. Truven Holding Corp. has 1,000 shares authorized, and issued 1 share with $ 0.01 par value for $464,400.

Prior to the Acquisition, on March 31, 2012, Thomson Reuters Corporation, the Predecessor Parent, entered into a retention agreement (Retention Agreement) with key employees of Thomson Reuters (Healthcare) Inc. (TRHI) in conjunction with the disposal of the business. Pursuant to the Retention Agreement, the Predecessor Parent will provide for retention and bonus payment to certain employees based on a percentage of salary and targeted transaction price, respectively. The payment is contingent upon the employees continuing services to the buyer after the Acquisition for periods ranging from 90 days to one year. After the Acquisition, Truven determined that the retention and bonus for the duration of the performance period of certain employees subject to the Retention Agreement amounted to $14,435. Although the Predecessor Parent retains the legal and contractual obligation to pay the employees, the compensation expense was recorded by Truven in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor periods. As a result, for the Predecessor period ended June 6, 2012, TRHI recorded $5,800 of retention and bonus expense against Net Investment of Predecessor Parent and Truven recorded $8,635 of retention and bonus expenses against Additional Paid in capital. The retention and bonus expense which was paid by Predecessor Parent was deemed an investment/capital contribution.

Contingencies

As of December 31, 2012, there were no material contingencies, significant provisions for long-term debt obligations, or guarantees of the Parent Company, except for those, if any, which have been separately disclosed in the consolidated and combined financial statements.

Truven Holding Corp.

Unaudited Condensed Consolidated Balance Sheets

March 31, 2013 and December 31, 2012

(in thousands of dollars, unless otherwise indicated)

	March 31, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$21,836	$23,347
Trade and other receivables (less allowances of $1,662 and $1,865, respectively)	83,492	105,141
Prepaid expenses and other current assets	23,233	18,409
Deferred tax assets	6,050	10,598

Total current assets	134,611	157,495
Computer hardware and other property, net	44,903	40,071
Developed technology and content, net	156,686	160,335
Goodwill	824,922	824,922
Other identifiable intangible assets, net	387,858	396,473
Other noncurrent assets	17,804	17,786

Total assets	$1,566,784	$1,597,082

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$88,983	$92,507
Deferred revenue	128,542	122,319
Current portion of long-term debt	5,276	5,276
Income taxes payable	429	82

Total current liabilities	223,230	220,184
Deferred revenue	2,501	5,354
Long-term debt	831,918	832,696
Deferred tax liabilities	103,270	118,630
Other noncurrent liabilities	958	966

Total liabilities	1,161,877	1,177,830
Equity
Common stock—$ 0.01 par value; 1,000 shares authorized, 1 share issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Additional paid-in capital	476,681	473,364
Accumulated deficit	(71,742)	(54,112)
Foreign currency translation adjustment	(32)	—

Total equity	404,907	419,252

Total liabilities and equity	$1,566,784	$1,597,082

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

Truven Holding Corp.

Unaudited Condensed Consolidated and Combined Statements of Comprehensive Income (Loss)

Three Months Ended March 31, 2013 and 2012

(in thousands of dollars, unless otherwise indicated)

	Three months ended March 31,
	2013 (Successor)	2012 (Predecessor)
Revenues, net	$112,890	$120,148
Operating costs and expenses
Cost of revenues, excluding depreciation and amortization	(65,340)	(62,316)
Selling and marketing, excluding depreciation and amortization	(13,115)	(14,314)
General and administrative, excluding depreciation and amortization	(11,134)	(14,394)
Allocation of costs from Predecessor Parent and affiliates	—	(7,453)
Depreciation	(4,580)	(3,552)
Amortization of developed technology and content	(7,718)	(5,873)
Amortization of other identifiable intangible assets	(8,615)	(4,765)
Other operating expenses	(12,865)	(7,003)

Total operating costs and expenses	(123,367)	(119,670)

Operating (loss) income	(10,477)	478
Net interest (expense) income (to) from Predecessor Parent	—	(2)
Interest income	—	46
Interest expense	(17,567)	—
Unrealized foreign exchange loss	(12)	—

Income (loss) before income taxes	(28,056)	522
Benefit from (provision for) income taxes	10,426	(229)

Net (loss) income	$(17,630)	$293

Other comprehensive loss:
Foreign currency translation adjustments	$(32)	$—

Total comprehensive (loss) income	$(17,662)	$293

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

Truven Holding Corp.

Unaudited Condensed Consolidated and Combined Statements of Cash Flows

Three months ended March 31, 2013 and 2012

(in thousands of dollars, unless otherwise indicated)

	Three months ended March 31,
	2013 (Successor)	2012 (Predecessor)
Operating activities
Net (loss) income	$(17,630)	$293
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	4,580	3,552
Amortization of developed technology and content	7,718	5,873
Amortization of other identifiable intangible assets	8,615	4,765
Amortization of debt issuance costs	665	—
Amortization of debt discount	541	—
Amortization of unfavorable leasehold interest	(47)	—
Deferred income tax (benefit) provision	(10,812)	(82)
Share-based compensation expense	401	649
Other	322	1,385
Changes in operating assets and liabilities:
Trade and other receivables	21,649	26,158
Prepaid expenses and other current assets	(4,824)	(99)
Accounts payable and accrued expenses	2,372	(18,191)
Bank overdrafts	—	(1,991)
Deferred revenue	3,371	(7,976)
Income taxes	347	184

Net cash provided by operating activities	17,268	14,520

Investing activities
Capital expenditures	(19,378)	(9,513)

Net cash used in investing activities	(19,378)	(9,513)

Financing activities
Principal repayment of senior term loan	(1,319)	—
Additional capital contribution	1,950	—
Decrease in net investment of Predecessor Parent	—	(9,916)
Decrease in notes receivable from Predecessor Parent	—	4,912

Net cash provided by (used in) financing activities	631	(5,004)
Effect of exchange rate changes in cash	(32)	—

Increase (decrease) in cash and cash equivalents	(1,511)	3
Cash and cash equivalents
Beginning of period	23,347	70

End of period	$21,836	$73

Supplemental cash flow disclosures
Interest paid	$7,360	$—

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

Truven Holding Corp.

Unaudited Condensed Consolidated Statement of Equity

Three months ended March 31, 2013

(in thousands of dollars, unless otherwise indicated)

	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total equity
Balance at December 31, 2012	$—	$473,364	$(54,112)	$—	$419,252
Additional capital contribution	—	1,950	—	—	1,950
Retention bonus in conjunction with the Acquisition	—	966	—	—	966
Share-based compensation expense	—	401	—	—	401
Foreign currency translation adjustment	—	—	—	(32)	(32)
Net loss	—	—	(17,630)	—	(17,630)

Balance at March 31, 2013	$—	$476,681	$(71,742)	$(32)	$404,907

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

Truven Holding Corp.

Notes to Unaudited Condensed Consolidated and Combined

Financial Statements

(in thousands of dollars, unless otherwise indicated)

1.	Description of business and basis of presentation

Description of the business

On April 23, 2012, VCPH Holding Corp. (now known as Truven Holding Corp., the “Company”), an affiliate of Veritas Capital Fund Management, L.L.C. (“Veritas Capital” or the “Sponsor”), entered into the Stock and Asset Purchase Agreement with Thomson Reuters U.S. Inc. (“TRUSI”) and Thomson Reuters Global Resources (“TRGR”), both affiliates of the Thomson Reuters Corporation (“the Stock and Asset Purchase Agreement”), which VCPH Holding Corp. assigned to Wolverine Healthcare Analytics, Inc. (“Wolverine”) on May 24, 2012. Wolverine is an affiliate of The Veritas Fund IV, L.P., a fund managed by Veritas Capital. Pursuant to the Stock and Asset Purchase Agreement, on June 6, 2012, Wolverine acquired 100% of the equity interests of Thomson Reuters (Healthcare) Inc. (“TRHI”) from TRUSI and certain other assets and liabilities of the Thomson Reuters Healthcare business from TRGR and its affiliates (the “Acquisition”). Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the merger (the “Merger”) as a direct wholly-owned subsidiary of the Company, and subsequently changed its name to Truven Health Analytics Inc. (“Truven”). Following the Merger, the assets acquired and liabilities assumed are now held by Truven, which remains a direct wholly-owned owned subsidiary of the Company.

Truven provides healthcare data and analytics solutions and services to key constituents in the U.S. healthcare system, including employers and health plans, federal government agencies, state government agencies, hospitals, clinicians and pharmaceutical companies. Truven operates and manages its business under three reportable segments: Payer, Hospitals and Clinicians.

Truven Holding Corp. was formed on April 20, 2012 by Veritas Capital for the purpose of consummating the Acquisition and has had no operations from inception other than its investment in Truven.

Basis of presentation

These unaudited interim condensed consolidated and combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting and using accounting policies and methods consistent with those applied in preparation of the Company’s consolidated and combined financial statements as of December 31, 2012 and for the 2012 periods and consistent with the rules of the United States Securities and Exchange Commission (“SEC”), specifically, Article 10 of Regulation S-X. The preparation of interim condensed consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the interim condensed consolidated and combined financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been recorded. These financial statements should be read in conjunction with, and have been prepared in conformity with, the accounting principles reflected in the Company’s financial statements and the notes thereto for the 2012 periods. The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2013.

Successor—The accompanying condensed consolidated balance sheets as of March 31, 2013 and December 31, 2012, and condensed consolidated statements of comprehensive income (loss), equity, and cash flows for the three month period ended March 31, 2013 include the accounts of Truven Holding Corp. from January 1, 2013 to March 31, 2013.

Predecessor—The accompanying condensed consolidated combined financial statements of the Thomson Reuters Healthcare business (our “Predecessor”) prior to the Acquisition on June 6, 2012, include the condensed combined financial statements of TRHI and certain assets owned by subsidiaries of Thomson Reuters Corporation (“Thomson Reuters” or the “Predecessor Parent”).

Before the Acquisition, our Predecessor operated as a business unit of Thomson Reuters and not as a standalone company. TRHI was a wholly-owned owned indirect subsidiary of Thomson Reuters, and certain of the company’s assets were owned by subsidiaries of Thomson Reuters. During the Predecessor period, TRHI engaged in extensive intercompany transactions with Thomson Reuters and its subsidiaries related to certain support services, and Thomson Reuters allocated the cost of these services as “Allocation of costs from Predecessor Parent and affiliates” in the condensed consolidated and combined statement of comprehensive income (loss) (see Note 8). For the Predecessor period, the accompanying condensed combined financial statements reflect the assets, liabilities, revenues and expenses directly attributed to the Thomson Reuters Healthcare business as well as certain allocations by the Predecessor Parent. All significant transactions in the Predecessor period between TRHI and other Thomson Reuters entities were included in our Predecessor’s condensed combined financial statements. The expense and cost allocations were determined on bases that were deemed reasonable by management in order to reflect the utilization of services provided or the benefit received by TRHI during the periods presented. The combined financial information included herein does not necessarily reflect the results of operations, financial position, changes in equity and cash flows of the Company in the future or what would have been reflected had we operated as a separate, standalone entity during the periods presented. The income tax benefits and provisions, related tax payments and deferred tax balances were prepared as if the Predecessor had operated as a standalone taxpayer for the Predecessor periods presented.

Truven Holding Corp. is a wholly-owned subsidiary of Holdings LLC and has no operations other than its investment in Truven. Therefore, the condensed consolidated and combined financial statements of Truven Holding Corp. reflect the financial position and results of operations of Truven.

2.	Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220) (“ASU 2013-02”). The amendments in ASU 2013-02 supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 and ASU 2011-12 for all public and private organizations. The amendments would require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. The amendments in ASU 2013-02 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2012. The Company adopted ASU 2013-02 effective January 1, 2013. The adoption of this standard has no impact on the Company’s condensed consolidated financial statements.

3.	Acquisition

On June 6, 2012, as fully described in Note 1, the Company completed the Acquisition of the Thomson Reuters Healthcare business (subsequently renamed Truven Health Analytics Inc. (“Truven”) from subsidiaries of the Thomson Reuters Corporation for net cash consideration of $1,249,860. The direct costs associated with the Acquisition amounted to $26,734 and are recorded as period costs.

There were no pre-closing or post-closing purchase price adjustments. The Company financed the Acquisition and paid related costs and expenses associated with the Acquisition and the financing as follows: (i) approximately $464,400 in common equity was contributed by entities affiliated with the Sponsor and certain co-investors; (ii) $527,625 principal amount was borrowed under the Term Loan Facility; and (iii) $327,150 aggregated principal amount of Notes (as defined below) were issued.

The following is a summary of the final allocation of the purchase price of the Acquisition to the estimated fair values of assets acquired and liabilities assumed in the Acquisition. The final allocation of the purchase price is based on management’s judgment after evaluating several factors, including a valuation assessment prepared by a third party valuation firm:

Final values recognized at acquisition date
Trade and other receivables	$77,598
Prepaid assets and other current assets	11,973
Computer hardware and other property	24,573
Developed technology and content	159,622
Other identifiable intangible assets	416,000
Other noncurrent assets	106
Current deferred tax assets	11,212
Current liabilities	(46,588)
Deferred revenue	(80,239)
Noncurrent deferred tax liabilities	(149,319)

Net assets acquired	424,938
Goodwill on acquisition	824,922

Net consideration paid in cash	$1,249,860

The following unaudited pro forma financial data summarizes the Company’s results of operations for the three month period ended March 31, 2012 had the Acquisition occurred on January 1, 2011:

Three months ended March 31, 2012 (Predecessor)
Revenues, net	$119,406
Net loss	(27,760)

4.	Long-Term Debt

The Company’s long-term debt consists of the following:

	March 31, 2013	December 31, 2012
Senior Credit Facility
Term Loan Facility (net of $11,700 and $12,174 discount, respectively)	$511,968	$512,813
Revolving Credit Facility	—	—
10.625% Senior Notes (“the Notes”) (net of $1,924 and $1,991 discount, respectively)	325,226	325,159

	837,194	837,972
Less: current portion of long-term debt	5,276	5,276

Long-term debt	$831,918	$832,696

In connection with the Acquisition, on June 6, 2012, Truven entered into the Senior Credit Facility and issued the Notes in a private offering.

Senior Credit Facility

The Senior Credit Facility is with a syndicate of banks and other financial institutions and, as of March 31, 2013, provided financing of up to approximately $577.6 million, consisting of a $527.6 million term loan facility with a maturity of seven years (the “Term Loan Facility”) and a $50.0 million revolving credit facility with a maturity of five years (the “Revolving Credit Facility”). As of March 31, 2013, the outstanding letters of credit amounted to $0.3 million, which, while not drawn, reduced the available line of credit under the Revolving Credit Facility to $49.7 million.

Borrowings under the Senior Credit Facility, other than swing line loans, bear interest at a rate per annum equal to an applicable margin plus, at Truven’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds effective rate plus 0.50% and (3) the one month Eurodollar rate plus 1.00%; provided, that the base rate for the Term Loan Facility at any time shall not be less than 2.25%, or (b) a Eurodollar rate adjusted for statutory reserve requirements for a one, two, three or six month period (or a nine or twelve month interest period if agreed to by all applicable lenders); provided that the Eurodollar base rate used to calculate the Eurodollar rate for the Term Loan Facility at any time shall not be less than 1.25%. Swing line loans will bear interest at the interest rate applicable to base rate loans, plus an applicable margin. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees and certain other agency fees. Truven may voluntarily repay outstanding loans under the Senior Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to adjusted LIBOR loans. As of March 31, 2013, we were required to repay $1,319 of the Term Loan Facility quarterly, beginning September 30, 2012 through March 31, 2019, with any remaining balance due June 6, 2019.

All obligations under the Senior Credit Facility are guaranteed by Truven Holding Corp. and each of Truven’s future wholly-owned domestic subsidiaries (of which there are currently none). All obligations under the Senior Credit Facility and the guarantees of those obligations are secured by first priority security interests in substantially all of Truven’s assets as well as those of each guarantor (subject to certain limited exceptions).

The Senior Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Truven’s ability and the ability of each of any restricted subsidiaries to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase its capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

In addition, the Senior Credit Facility requires Truven, commencing with the fiscal quarter ended June 30, 2012, to comply with a quarterly maximum consolidated senior secured leverage ratio test as long as the commitments under the Revolving Credit Facility remain outstanding (subject to certain limited exceptions). The Senior Credit Facility also contains certain customary representations and warranties, affirmative covenants and events of default. As of March 31, 2013, the Company is in compliance with these credit facility covenants.

Refinancing

On October 3, 2012, we entered into the First Amendment to the Senior Credit Facility with a syndicate of banks and other financial institutions with no changes in the terms and conditions other than the reduction of the applicable margin by 1.00%.

On April 26, 2013, we entered into the Second Amendment to the Senior Credit Facility (referred to as the “April 2013 Refinancing”) with a syndicate of banks and other financial institutions to (i) increase the aggregate principal amount of the Term Loan Facility from $523.7 million to $535.0 million, (ii) reduce the applicable margin by 1.25%, (iii) with respect to the Term Loan Facility, determine the applicable margin in accordance with a pricing grid based on our consolidated total leverage ratio following delivery of financial statements at the end of each fiscal year or quarter, as applicable, after the second quarter of fiscal year 2013 and (iv) extend the 1% repricing call protection from June 6, 2013 to October 26, 2013. There were no other changes in the terms and conditions. Because the Second Amendment to the Senior Credit Facility was executed after the close of the three month period ended March 31, 2013, the disclosure contained herein as of March 31, 2013 does not reflect the changes implemented by the Second Amendment, including the upsize of the Term Loan Facility. (See Note 12.)

10.625% Senior Notes due 2020

The Notes were issued under an indenture, dated June 6, 2012 (as supplemented by the First Supplemental Indenture referred to below, the “Indenture”), with The Bank of New York Mellon Trust Company, N.A. as trustee, bear interest at a rate of 10.625% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2012), and have a maturity date of June 1, 2020.

The Notes are general unsecured senior obligations of Truven, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Truven Holding Corp. and each of Truven’s existing and future wholly-owned domestic restricted subsidiaries (of which there currently are none) that is a borrower under or that guarantees the obligations under the Senior Credit Facility or any other indebtedness of Truven or any other guarantor.

Truven may redeem some or all of the Notes at any time prior to June 1, 2016 at 100% of the principal amount thereof plus the applicable premium pursuant to the Indenture as of the applicable redemption date, plus accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. Truven may redeem some or all of the Notes at any time on or after June 1, 2016 at 105.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2018, plus, in each case, accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. In addition, at any time prior to June 1, 2015, Truven (subject to certain conditions) may redeem up to 35% of the aggregate principal amount of the Notes using net cash proceeds from certain equity offerings at 110.625% of the aggregate principal amount of the Notes plus accrued and unpaid interest and any additional interest, to, but excluding, the applicable redemption date. If Truven experiences a change of control (as defined in the Indenture), it will be required to make an offer to repurchase the Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, and any additional interest, to, but excluding, the date of purchase.

The Indenture contains covenants limiting Truven and its restricted subsidiaries with respect to other indebtedness, investments, liens, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. The Indenture also contains covenants limiting the ability of wholly-owned restricted subsidiaries to guarantee payment of any indebtedness of Truven or any subsidiary guarantor and limiting the Company’s business and operations. We are in compliance with these covenants as of March 31, 2013.

Pursuant to a registration rights agreement dated June 6, 2012, we have agreed (i) to use commercially reasonable efforts to file with the SEC an exchange offer registration statement pursuant to which we will exchange the Notes (and related guarantees) for a like aggregate principal amount of new registered notes, which are identical in all material respects to the Notes, except for certain provisions, among others, relating to additional interest and transfer restrictions (the “Exchange Notes”) (and related guarantees) or (ii) under certain circumstances, to use commercially reasonable efforts to file a shelf registration statement with the SEC with respect to the Notes (and related guarantees), in each case by March 3, 2013. We did not file the required registration statement for the Notes by March 3, 2013, and consequently we are required to pay additional penalty interest of 0.25% per annum for the 90 day period commencing March 4, 2013, and an additional 0.25% with respect to each subsequent 90 day period, in each case until and including the date the exchange offer is completed, up to a maximum increase of 1.00% per annum. Once the exchange offer is completed, the interest rate on any remaining outstanding Notes and the new Exchange Notes will revert to 10.625%.

On June 6, 2012, we entered into the first supplemental indenture (the “First Supplemental Indenture”), whereby Truven became a party to the Indenture as successor in interest to Wolverine.

As of March 31, 2013, principal maturities of long-term debt for the next five years and thereafter consist of:

2014	$5,276
2015	5,276
2016	5,276
2017	5,276
2018	5,276
Thereafter	824,438

$850,818

5.	Other operating expenses

The components of other operating expenses include the following:

	Three months ended March 31,
	2013 (Successor)	2012 (Predecessor)
Acquisition related costs	$10,765	$—
Disposal related costs	—	3,854
Severance and retention bonuses	1,475	1,941
Note receivable reserve	—	1,208
Sponsor advisory fees	625	—

Total other operating expenses	$12,865	$7,003

Predecessor

Disposal related costs in the Predecessor period are primarily comprised of audit services, accounting and consulting services and legal fees related to TRUSI’s disposal of the Thomson Reuters Healthcare business. Severance and retention bonuses in the Predecessor period include severances of employees in connection with the planned disposal of TRHI. Prior to the Acquisition, on March 31, 2012, the Predecessor Parent entered into a retention agreement (the “Retention Agreement”) with key TRHI employees in conjunction with the disposal of the business. Pursuant to the Retention Agreement, the Predecessor Parent will provide for retention and bonus payment to certain employees based on a percentage of salary and targeted transaction price, respectively. The payment is contingent upon the employees continuing services to the buyer after the Acquisition for periods ranging from 90 days to one year. Although the Predecessor Parent retains the legal and contractual obligation to pay the employees, the compensation expense was recorded in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor periods.

Successor

Acquisition related costs include costs incurred related to technology and other related costs as the Company transitions into a standalone business. These costs include $5.5 million of nonrecurring expenses associated with data center migration and separating the infrastructure from Predecessor Parent, $4.2 million of costs related to the transitional services agreement with Thomson Reuters and $1.1 million related to rebranding, and consulting and professional fees.

Severance and retention bonuses primarily relate to the Acquisition of TRHI. As discussed above, prior to the Acquisition, on March 31, 2012, the Predecessor Parent entered into the Retention Agreement with key TRHI employees in conjunction with the disposal of the business. The compensation expense was recorded in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor periods. For the period ended March 31, 2013, Truven recorded $966 of retention and bonus expense against Additional Paid In Capital in the Equity section of the condensed consolidated balance sheet. The compensation paid by Predecessor Parent on behalf of Truven was deemed a capital contribution.

The Sponsor advisory fees represent fees paid to the Sponsor under the advisory agreement the Company entered into with the Sponsor in connection with the Acquisition (see Note 8).

6.	Segment information

The Company operates and manages its business through three reportable segments: Payer, Hospitals and Clinicians. The determination of reportable segments was based on the discrete financial information provided to the Chief Operating Decision Maker (“CODM”). The Chief Executive Officer has the authority for resource allocation and assessment of the Company’s performance and is, therefore, the CODM. The accounting policies for the reportable segments are the same as those for the combined Company. The Company’s operations and customers are based primarily in the United States. Each segment also offers distinct integrated products and services related to data analytics and solution platforms offered to customers or groups of similar customers. Results from operating activities represent the profit earned by each segment without allocation of central administrative revenues and expenses, financial income and expenses and income tax benefit and expense. The Company’s segments are as follows:

Payer

The Payer segment provides information and solutions to various customer channels, such as employers/health plans, pharmaceutical companies, federal government, and state government, to improve the cost and quality of healthcare. These solutions focus on care and risk management, which enhance benefit design, medical cost trend management, disease management, network design and quality management processes in healthcare payer and purchasing organizations.

Hospitals

The Hospitals segment provides data, analytics, solutions and value-added services to healthcare providers. These solutions benchmark customer data and evaluate customers’ performance against peer organizations. Typical benchmarks include costs, operational efficiencies, clinical performance and re-admissions.

Clinicians

The Clinicians segment delivers high value content, solutions and sophisticated decision support tools to nurses, physicians and pharmacists. These solutions and tools are aimed at improving patient care, reducing medication errors and enhancing disease and condition management.

Segment information for the three months ended March 31, 2013 and 2012 is as follows:

Successor
	Three months ended March 31, 2013
	Revenues	Depreciation and Amortization(1)	Segment Operating Income (Expense)
Payer	$57,902	$6,323	$7,172
Hospitals	28,603	3,601	2,417
Clinicians	26,385	2,244	8,191

Segment totals	112,890	12,168	17,780
Center/Other(2)	—	130	(6,777)

	$112,890	$12,298	$11,003

Predecessor
	Three months ended March 31, 2012
	Revenues	Depreciation and Amortization(1)	Segment Operating Income (Expense)
Payer	$61,216	$5,672	$9,326
Hospitals	30,340	2,108	5,591
Clinicians	28,630	1,281	9,267

Segment totals	120,186	9,061	24,184
Center/Other(2)	(38)	364	(11,938)

	$120,148	$9,425	$12,246

The following table reconciles segment operating income per the reportable segment information to income (loss) before income taxes per the condensed consolidated and combined statements of comprehensive income (loss).

	Three months ended March 31,
	2013 (Successor)	2012 (Predecessor)
Segment operating income	$11,003	$12,246
Amortization of other identifiable intangible assets	(8,615)	(4,765)
Other operating expenses	(12,865)	(7,003)

Operating (loss) income	(10,477)	478
Interest (expense) income (to) from Predecessor Parent	—	(2)
Interest expense	(17,567)	—
Interest income	—	46
Unrealized foreign exchange loss	(12)	—

Income (loss) before income taxes	$(28,056)	$522

(1)	Depreciation and amortization expense includes the depreciation of hardware and other tangible assets and the amortization of developed technology and content, but excludes the amortization of other identifiable intangible assets because the CODM during both the Predecessor and Successor periods did not consider this item when allocating resources and assessing performance.
(2)	Center/Other costs consist of items that are not directly attributable to reportable segments, such as marketing, technical support, executive, administrative costs and allocations from the Predecessor Parent. Center/Other includes the elimination of intercompany transactions.

Reportable segment asset information is not disclosed because it is not reviewed by the CODM for purposes of evaluating performance and allocating resources.

7.	Share-based compensation

Share-based compensation expense amounted to $401 and $649 for the periods ended March 31, 2013 and 2012, respectively. Following the closing of the Acquisition on June 6, 2012, Truven has no share-based payment plan related to the plans administered by our Predecessor.

In October 2012, the Company’s immediate parent, Holdings LLC, established a compensation award in accordance with the Operating Agreement to provide Class B Membership Interests in Holdings LLC to certain executive officers of the Company. The membership interest will vest 20% on each of the first five anniversaries of June 6, 2012, so that 100% of each awardees’ outstanding Class B Membership Interests will become vested on June 6, 2017. In addition, 100% of each Class B Membership Interests may vest in certain circumstances in connection with a change in control as defined in the Operating Agreement.

Each Class B Membership Interest represents the right to receive a percentage of the distribution made by Holdings LLC when such distributions are actually made and such distributions exceed specified internal rates of return thresholds. There are transfer restrictions on the Class B Membership Interests and the executive officers would forfeit for no consideration their entire Class B Membership Interests if their employment terminated on December 31, 2012. As of March 31, 2013, 4.1% of Class B Membership Interests was granted to certain executive officers and the estimated fair value is $5,714. The fair value at the date of grant was based upon the value of the Class B Membership Interests of Holdings LLC less a 30% marketability discount since there is no active market to trade Class B Membership Interests. The marketability discount was determined using a geometric average rate put option model and a Black Scholes put option model using the expected term, risk-free rate, and volatility for liquidity terms. The value was determined as of the grant date based upon a number of factors, including the amount of investment made in exchange for Class A Membership Interests of Holdings LLC by Veritas Capital and certain members of management of the Company. The Company recognized compensation expense against additional paid in capital of $401, net of an estimated forfeiture rate of 10%, for the three months ended March 31, 2013, which is recorded in General and administrative expense in the Company’s condensed consolidated and combined statement of comprehensive income (loss). None of the Class B Membership Interests was vested as of March 31, 2013.

8.	Related party transactions

Predecessor

Our Predecessor utilized various wholly-owned affiliates of Thomson Reuters to provide administrative services and to finance its operations. In accordance with Securities and Exchange Commission Staff Accounting Bulletin 1-B, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity,” the condensed consolidated and combined financial statements include an allocation of the Predecessor Parent’s corporate expenses to our Predecessor, which principally consisted of personnel costs, including salaries, employee benefits and share-based compensation expenses. These costs relate to the corporate executive offices, audit fees, legal services, treasury, communications, human resources, tax services, risk management, technology support, rent and other costs incurred by the Predecessor Parent and its subsidiaries on behalf of our Predecessor. Costs were allocated to our Predecessor based primarily on the proportional revenue. The amounts allocated to our Predecessor for the three months ended March 31, 2012, are presented in the condensed combined statement of comprehensive income (loss) as follows:

Three months ended March 31, 2012 (Predecessor)
Cost of revenues, excluding depreciation and amortization	$2,614
Allocation of costs from Predecessor Parent and affiliates	7,453

$10,067

The allocations included within “Cost of revenues, excluding depreciation and amortization” comprised technology support administered by the Predecessor Parent related to customer data. Allocations were generally computed based on usage metrics.

The Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from Predecessor Parent were reasonable. However, such expenses may not be indicative of the actual expenses that would have been or will be incurred by TRHI or Truven operating as an independent company. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been if TRHI or Truven had been an independent company during the periods presented.

If TRHI or Truven had operated independently of the Predecessor Parent, it is possible that the terms and conditions of these related party transactions, and the resulting amounts recorded, would have been different from those presented in these interim condensed consolidated and combined financial statements.

Immediately prior to the Acquisition, a related legal entity, Thomson Reuters Applications, Inc. (“TR Apps”), legally transferred certain fixed assets to TRHI for consideration of $15,975, which was settled via our net intercompany position. Pursuant to the applicable tax law, while TRHI and TR Apps are part of the same consolidated tax return, no gain/loss or step-up in tax basis was recognized at the time of transfer. At the close of the Acquisition on June 6, 2012, TRHI ceased to be part of the consolidated tax return group, which resulted in a step up in tax basis for the TR Apps assets.

Successor

The Company entered into an advisory agreement with the Sponsor, under which the Sponsor provides certain advisory services to the Company. As compensation for the services, the Company paid a transaction fee at the closing of the Acquisition and will continue to pay the Sponsor an annual advisory fee which will be equal to an aggregate amount equal to the greater of (i) $2.5 million and (ii) 2.0% of consolidated EBITDA (as defined in the credit agreement governing our Senior Credit Facility), as well as transaction fees on future acquisitions, divestitures, financings and liquidity events, which will be determined based upon aggregate equity investments at the time of such future events or on the value of the transaction. For the three months ended March 31, 2013, the Company recorded an expense of $0.6 million, which represented the Sponsor advisory fee and is presented within other operating expenses in the Company’s condensed consolidated and combined statement of comprehensive income (loss). As of March 31, 2013, accounts payable to the Sponsor included in the accounts payable and accrued expenses account amounted to $0.

After the Acquisition, the Company continued to receive certain administrative services (including facilities management, human resource management, finance and accounting operations, treasury, sourcing and procurement and IT services, among other services necessary for the conduct of the business) from Thomson Reuters under the terms of a transitional services agreement. Such services are reflected as third-party activity in the Successor’s financial statements. The expense incurred under this service agreement for the three months ended March 31, 2013 totaled $4.2 million, which is included in Other operating expenses in the condensed consolidated statement of comprehensive income (loss).

The Company also entered into a reverse transitional services agreement with TRUSI pursuant to which we provide TRUSI with office space and facilities management services at several locations in the United States. Pursuant to the agreement, we will provide these services for certain pre-determined periods ranging from one year to approximately 22 months, with all such services to end by March 31, 2014. The Company is entitled to fees for each of the services provided for any services requested by the Stock Seller. The income recognized under this service agreement for the three months ended March 31, 2013 totaled $0.2 million, which is recorded as a reduction to General and administrative expense in the Company’s condensed consolidated statement of comprehensive income (loss).

9.	Income Taxes

In the Predecessor period ended March 31, 2012, the provision for income taxes for the interim period is based on annual estimated tax rates as if the businesses were standalone entities and filed separate income tax returns.

Following the Acquisition, income tax provisions for interim periods are based on estimated annual income tax rates, adjusted to reflect the effects of any significant infrequent or unusual items which are required to be discretely recognized within the current interim period. The Company’s intention is to permanently reinvest its foreign earnings outside of the United States. As a result, the effective tax rates in the periods presented are largely based upon the projected annual pre-tax earnings by jurisdiction and the allocation of certain expenses in various taxing jurisdictions where the Company conducts its business. These taxing jurisdictions apply a broad range of statutory income tax rates.

Income tax benefit (expense) for the three months ended March 31, 2013 and 2012, is different from the amount derived by applying the federal statutory tax rate of 35%, mainly due to the impact of certain state income taxes. The Company and its subsidiaries are subject to U.S. federal income tax as well as income taxes of multiple states and foreign jurisdictions.

10.	Commitments and Contingencies

Leases

The Company occupies certain facilities and uses operating equipment under noncancelable operating lease arrangements expiring at various dates through 2021. Future minimum lease payments under these leases are as follows:

For the period ending March 31,
2014	$10,186
2015	10,290
2016	9,330
2017	8,273
2018	4,103
Thereafter	10,986

$53,168

Rent expense was $2.8 million for the three months ended March 31, 2013, and $2.5 million for the three months ended March 31, 2012.

Litigation and legal proceedings

Truven has been named as a defendant in approximately 225 separate pharmaceutical tort lawsuits relating to the use of Reglan or its generic version, the first of which was filed in June 2010 and the rest of which were filed in March 2012. All of these actions are pending in the Court of Common Pleas in Philadelphia County, Pennsylvania. In these matters, the plaintiffs complain that they sustained various injuries (including neurological disorders) as a result of their ingestion of Reglan. While a host of drug manufacturers and pharmacies are named as defendants in each of the suits, claims have also been asserted against so-called “Patient Education Monograph” (“PEM”) defendants, including us. It is generally alleged in all of the actions that certain PEM defendants provided Reglan “patient drug information” to pharmacies which, in turn, provided that drug information to the pharmacies’ customers, the plaintiffs in these actions. Plaintiffs further allege that the PEM defendants’ patient drug information did not provide adequate warning information about the use of Reglan. Other PEM defendants have also been named in these and other similar actions. In general, the lawsuits have been procedurally consolidated in Philadelphia as mass tort actions. To date, none of the actions against Truven specifically identifies Truven as the author of a PEM that was supplied to a plaintiff. Instead, plaintiffs in these cases allege only that they read an unnamed PEM and, in effect, that it must have been published by at least one of the PEM defendants named in the action.

Along with other PEM defendants, Truven made one dispositive motion to dismiss all the actions. While that motion to dismiss has been denied, it was without prejudice, permitting Truven to renew at a later stage in the litigation.

All of these actions have been stayed pending the resolution of an appeal by the co-defendant generic drug company defendants, the resolution of which will not affect the continuation of the actions against us. At this time, management believes that Truven has meritorious defenses to the claims in each of these actions.

The Company is also a party to certain legal proceedings arising from the normal course of its operations. Related reserves are recorded when it is probable that liabilities exist and where reasonable estimates of such liabilities can be made. While it is not possible to predict the outcome of any of these proceedings, the Company’s management, based on its assessment of the facts and circumstances now known, does not believe that any of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations and cash flows.

Security and guarantee agreements

The Company has entered into guarantee and security arrangements in respect of its indebtedness as described in Note 4.

11.	Fair Value measurement

Fair value is defined under the Fair Value Measurements and Disclosures Topic of the Codification, ASC 820, as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

•

Level 2—Inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly. These are typically obtained from readily-available pricing sources for comparable instruments.

•

Level 3—Unobservable inputs, where there is little or no market activity for the asset or liability. These inputs reflect the reporting entity’s own assumptions of the data that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.

For purposes of financial reporting, the Company has determined that the fair value of financial instruments including accounts receivable and accounts payable approximates carrying value at March 31, 2013 and December 31, 2012.

At March 31, 2013, the carrying amounts and fair values of the Term Loan Facility and 10.625% Senior Notes were as follows:

	Carrying amounts	Fair values
		Level 1	Level 2	Level 3
Senior Term Loan	$511,968	$—	$535,450	$—
10.625% Senior Notes	325,226	—	372,951	—

At December 31, 2012, the carrying amounts and fair values of the Term Loan Facility and 10.625% Senior Notes were as follows:

	Carrying amounts	Fair values
		Level 1	Level 2	Level 3
Senior Term Loan	$512,813	$—	$528,242	$—
10.625% Senior Notes	325,159	—	348,415	—

Our level 2 inputs are determined based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves.

12.	Subsequent events

On April 26, 2013, we entered into the Second Amendment to the Senior Credit Facility (referred to as the “April 2013 Refinancing”) with a syndicate of banks and other financial institutions to (i) increase the aggregate principal amount of the Term Loan Facility from $523.7 million to $535.0 million, (ii) reduce the applicable margin by 1.25%, (iii) with respect to the Term Loan Facility, determine the applicable margin in accordance with a pricing grid based on our consolidated total leverage ratio following delivery of financial statements at the end of each fiscal year or quarter, as applicable, after the second quarter of fiscal year 2013 and (iv) extend the 1% repricing call protection from June 6, 2013 to October 26, 2013. There were no other changes in the terms and conditions. Because the Second Amendment to the Senior Credit Facility was executed after the close of the three month period ended March 31, 2013, the disclosure contained herein as of March 31, 2013 does not reflect the changes implemented by the Second Amendment, including the upsize of the Term Loan Facility.

In connection with the April 2013 Refinancing, the Company incurred lenders fees of $6.8 million, which mainly consist of a call premium. We are currently evaluating the impact of the April 2013 Refinancing on our second quarter financial position, comprehensive income (loss) and cash flows.

On June 5, 2013, we entered into the second supplemental indenture (the “Second Supplemental Indenture”), whereby the guarantee release provision in Section 10.2(d)(1)(B) of the Indenture, which allows guarantors to be released from their obligations under the Indenture upon the release or discharge of such guarantor’s guarantee of the Senior Credit Facility or the guarantee which resulted in the creation of the guarantee under the Indenture (subject to certain limitations), was amended to apply only to subsidiary guarantors and not to the Company.

Other than the matters discussed above, there have been no events subsequent to March 31, 2013 that would require accrual or disclosure in these condensed consolidated and combined financial statements.

13.	Unaudited supplemental guarantor financial information

In connection with the Acquisition, what is now Truven issued the Notes as further described in Note 4. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Truven Holding Corp. and each of Truven’s existing and future wholly-owned domestic restricted subsidiaries (of which there currently are none) that is a borrower under or that guarantees the obligations under the Senior Credit Facility or any other indebtedness of Truven or any other guarantor. All obligations under the Senior Credit Facility are also guaranteed by Truven Holding Corp. and each of Truven’s wholly-owned domestic subsidiaries (of which there are currently none). All obligations under the Senior Credit Facility and the guarantees of those are secured by first priority security interests in substantially all of Truven’s assets, as well as those of each guarantor (subject to certain limited exceptions).

The separate condensed consolidated and combined financial statements and the condensed consolidating combining financial information about the results of operations, financial position and cash flows of the Parent, the Issuer, the Guarantors, the non-Guarantors, and eliminations are not presented due to the following:

•	Truven (the Issuer) is 100% owned by Truven Holding Corp. (the parent company guarantor).

•	The Guarantee is full and unconditional and there are no subsidiary guarantors.

•	Truven Holding Corp. has no independent assets or operations.

•

The transaction costs related to the Acquisition of $26,734 were incurred and paid for by Wolverine, which was merged with and into TRHI, with TRHI surviving the merger upon closing of the Acquisition as a 100% owned direct subsidiary of Truven Holding Corp. and subsequently changed its name to Truven Health Analytics Inc.

•

The subsidiaries of Truven Holding Corp. other than Truven, which were newly formed in the fourth quarter of 2012, are minor (as defined in Section 3-10(h)(6) of Regulation S-X of the Securities Act), having total assets, stockholders’ equity, revenues, operating income (before income taxes) and cash flows from operating activities of less than 3% of the Company’s corresponding consolidated amounts.

14.	Unaudited supplemental condensed financial information of the Parent Company

Truven Holding Corp.

SCHEDULE I—Unaudited Condensed Financial Information of Parent Company

Parent Company Unaudited Condensed Balance Sheet

(in thousands of dollars, unless otherwise indicated)

	As of March 31, 2013	As of December 31, 2012
Asset
Investments in Truven Health Analytics Inc.	$404,907	$419,252

Total assets	$404,907	$419,252

Liabilities and Equity
Total liabilities	$—	$—
Equity
Common stock—$0.01 par value; 1,000 shares authorized, 1 share issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Additional paid in capital	476,681	473,364
Accumulated deficit	(71,742)	(54,112)
Share in foreign currency translation adjustment	(32)	—

Total liabilities and equity	$404,907	$419,252

The accompanying notes are an integral part of these unaudited condensed financial statements.

Truven Holding Corp.

Parent Company Unaudited Condensed Statement of Comprehensive Loss

(in thousands of dollars, unless otherwise indicated)

Three months ended March 31, 2013
Revenues, net	$—
Operating costs and expenses	—

(Loss) income before income taxes	—
Benefit from (provision for) income taxes	—

Income before share in net loss from subsidiaries	—
Share of net loss from subsidiaries	(17,630)

Net loss	$(17,630)
Other comprehensive loss:
Share in foreign currency translation adjustments	$(32)

Total comprehensive (loss) income	$(17,662)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Truven Holding Corp.

Parent Company Unaudited Condensed Statement of Cash Flows

(in thousands of dollars, unless otherwise indicated)

Three months ended March 31, 2013
Net cash provided by operating activities	$—
Cash flows from investing activities:
Investment in Truven Health Analytics Inc.	(1,950)

Net cash used in investing activities	(1,950)
Cash flows from financing activities:
Additional capital contribution	1,950

Net cash provided by financing activities	1,950
Change in cash and cash equivalents	—
Cash and cash equivalents at December 31, 2012	—

Cash and cash equivalents at March 31, 2013	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

Truven Holding Corp.

Notes to Parent Company Unaudited Condensed Financial Statements

(in thousands of dollars, unless otherwise indicated)

Basis of Presentation

The condensed financial statements for Truven Holding Corp. (the “Parent Company”) summarize the results of operations and cash flows of the Parent Company for the three months ended March 31, 2013 and its financial position at March 31, 2013.

The separate condensed financial statements of Truven Holding Corp. as presented have been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04 and present the Parent Company’s investment in its subsidiaries under the equity method of accounting. Such investment is presented on a separate condensed balance sheet of the Parent Company as “Investment in Truven Health Analytics Inc.” and the Parent Company’s shares of profit or loss of subsidiaries are presented as “Share of net loss from subsidiaries” in the condensed statement of comprehensive loss.

The Senior Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Truven’s ability and the ability of each of any restricted subsidiaries to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase its capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, change the business conducted by Truven and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries. These restrictions have resulted in restricted net assets (as defined in Rule 4-08(e)(3) of Regulation S-X) of Truven and its subsidiaries totaling $404,907 as of March 31, 2013, which exceeded 25% of the consolidated net assets of Truven Holding Corp. and its subsidiaries.

Capital Contribution

Truven Holding Corp. was formed on April 20, 2012 for the purpose of consummating the Acquisition and has had no operations from inception. Truven Holding Corp. has 1,000 shares authorized, and issued 1 share with $ 0.01 par value for $464,400. During the first quarter of 2013, the Parent Company received additional paid-in capital of $1,950 from VCPH Holdings LLC, its direct parent company.

Prior to the Acquisition, on March 31, 2012, Thomson Reuters Corporation, the Predecessor Parent, entered into a retention agreement (Retention Agreement) with key employees of Thomson Reuters (Healthcare) Inc. (TRHI) in conjunction with the disposal of the business. Pursuant to the Retention Agreement, the Predecessor Parent will provide for retention and bonus payment to certain employees based on a percentage of salary and targeted transaction price, respectively. The payment is contingent upon the employees continuing services to the buyer after the Acquisition for periods ranging from 90 days to one year. After the Acquisition, Truven determined the retention and bonus for the duration of the performance period of certain employees subject to the Retention Agreement. These retention bonuses were recorded as additional equity. For the period ended March 31, 2013, retention bonuses deemed capital contributions amounted to $966. Although the Predecessor Parent retains the legal and contractual obligation to pay the employees, the compensation expense was recorded by Truven in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor periods.

Contingencies

As of March 31, 2013, there were no material contingencies, significant provisions for long-term debt obligations, or guarantees of the Parent Company, except for those, if any, which have been separately disclosed in the condensed consolidated financial statements.

$327,150,000

Truven Health Analytics Inc.

Truven Holding Corp.

Offer to Exchange

Exchange Offer for 10.625% Senior Notes due 2020

PROSPECTUS

June 26, 2013

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until September 25, 2013, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.